      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 3, 2003



                                                     REGISTRATION NO. 333-106269

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------


                         PRE-EFFECTIVE AMENDMENT NO. 1


                                       TO

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                                PEOPLESOFT, INC.
             (Exact Name of Registrant as Specified in its Charter)

               DELAWARE                               7372                            68-0137069
   (State or Other Jurisdiction of        (Primary Standard Industrial             (I.R.S. Employer
    Incorporation or Organization)         Classification Code Number)          Identification Number)

                                PEOPLESOFT, INC.
                              4460 HACIENDA DRIVE
                       PLEASANTON, CALIFORNIA 94588-8618
                                 (925) 225-3000
  (Address, including Zip Code, and Telephone Number, including Area Code, of
                   Registrant's Principal Executive Offices)

                             ---------------------

                                CRAIG A. CONWAY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                PEOPLESOFT, INC.
                              4460 HACIENDA DRIVE
                       PLEASANTON, CALIFORNIA 94588-8618
                                 (925) 225-3000
  (Address, including Zip Code, and Telephone Number, including Area Code, of
                               Agent for Service)

                             ---------------------

                                   COPIES TO:

                      DOUGLAS D. SMITH                                            HERBERT P. FOCKLER
                      LISA A. FONTENOT                                            STEVE L. CAMAHORT
                     MEG L. FITZPATRICK                                             JOSE F. MACIAS
                GIBSON, DUNN & CRUTCHER LLP                                          JON C. AVINA
                   ONE MONTGOMERY STREET                                  WILSON SONSINI GOODRICH & ROSATI,
              SAN FRANCISCO, CALIFORNIA 94104                                  PROFESSIONAL CORPORATION
                       (415) 393-8200                                             650 PAGE MILL ROAD
                                                                             PALO ALTO, CALIFORNIA 94304
                                                                                    (650) 493-9300

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective and upon consummation of the transactions described in the enclosed prospectus.

    If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________



                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS MAY CHANGE. WE MAY NOT COMPLETE THE EXCHANGE OFFER AND ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

                               [PEOPLESOFT LOGO]

                               OFFER TO EXCHANGE
                         CASH OR SHARES OF COMMON STOCK
                                       OF

                                   PEOPLESOFT
                             WITH A VALUE EQUAL TO
             $7.05 PLUS 0.43 OF A SHARE OF PEOPLESOFT COMMON STOCK,
                   AT YOUR ELECTION AND SUBJECT TO PRORATION
                                      FOR

                     EACH OUTSTANDING SHARE OF COMMON STOCK
                                       OF

                             J.D. EDWARDS & COMPANY

         THE OFFER COMMENCED ON THURSDAY, JUNE 19, 2003. THE OFFER AND
      WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
                  ON THURSDAY, JULY 17, 2003 UNLESS EXTENDED.

    On June 16, 2003, we entered into an Amended and Restated Agreement and Plan of Merger and Reorganization with J.D. Edwards & Company and Jersey Acquisition Corporation, which we refer to as the merger agreement.

    We are offering to exchange cash and a fraction of a share of our common stock for each outstanding share of J.D. Edwards common stock (including the associated stock purchase right pursuant to J.D. Edwards' rights agreement) that is validly tendered and not properly withdrawn. You may make an election to receive the offer consideration all in cash or all in stock, and you will receive cash, a fraction of a share of our common stock or a combination of cash and stock, in each case having a value, on a per share basis, of $7.05 plus 0.43 of a share of PeopleSoft common stock, allocated by prorating the cash and shares available in the offer among the elections made. Holders of J.D. Edwards common stock who tender but do not make an election will receive an allocation of the remaining cash and stock, or a combination of cash and stock, after allocating the cash and stock among the elections made in the offer. The election and proration procedures are described in this prospectus. Holders of J.D. Edwards common stock who do not tender in the offer will receive $7.05 plus
0.43 of a share of PeopleSoft common stock for each share of J.D. Edwards common stock in the merger following completion of the offer. The value of the cash and stock consideration to be paid to tendering holders will be determined based upon the average closing price of PeopleSoft common stock during the five trading days ending before the second trading day prior to the expiration of the offer. Two trading days prior to expiration of the offer, we will issue a press release announcing the value of the cash and stock consideration. You may also call our information agent, Georgeson Shareholder Communications, toll-free at
(800) 248-2681 if you are in North America and at (866) 324-5899 if you are outside of North America for information about the offer.


    Our obligation to pay for and to exchange our common stock for J.D. Edwards common stock is subject to the conditions listed under "The Offer -- Conditions of Our Offer". Our common stock is traded on the Nasdaq National Market under the symbol "PSFT" and J.D. Edwards' common stock is traded on the Nasdaq National Market under the symbol "JDEC".



                 THE DATE OF THIS PROSPECTUS IS JULY   , 2003.


      IN CONNECTION WITH THE OFFER, YOU SHOULD CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" COMMENCING ON PAGE 18 OF THE ENCLOSED PROSPECTUS. Please carefully review the entire prospectus, including the merger agreement, which is attached as Appendix A.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                      The Dealer Manager for the Offer is:
                                   CITIGROUP

                      REFERENCES TO ADDITIONAL INFORMATION

     This document incorporates important business and financial information about PeopleSoft and J.D. Edwards from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You may read and copy any reports, statements or information that the companies file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the public reference room. PeopleSoft's and J.D. Edwards' SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at www.sec.gov.

     You may also request copies of these documents from us, without charge, excluding all exhibits, unless we have specifically incorporated by reference an exhibit in this prospectus. Stockholders may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from our information agent at the address set forth below. You can also contact our information agent for answers to your questions regarding the offer.

                   Georgeson Shareholder Communications Inc.
                         17 State Street -- 10th Floor
                               New York, NY 10004
                      Banks and Brokers Call: 212-440-9800
             Outside of North America Call Toll-Free: 866-324-5899
                    All Others Call Toll-Free: 800-248-2681

     PeopleSoft, the PeopleSoft logo and PeopleTools are registered trademarks of, and Pure Internet Architecture is a trademark of, PeopleSoft, Inc. J.D. Edwards is a registered trademark of J.D. Edwards & Company. All other products and service names used are trademarks or registered trademarks of their respective owners.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
SUMMARY.....................................................     1
SUMMARY SELECTED FINANCIAL DATA.............................    10
  PeopleSoft Summary Selected Consolidated Historical
     Financial Data.........................................    11
  J.D. Edwards Summary Selected Consolidated Historical
     Financial Data.........................................    12
  Selected Unaudited Pro Forma Condensed Combined Financial
     Information............................................    14
COMPARATIVE PER COMMON SHARE DATA...........................    15
Comparative Per Share Data of PeopleSoft and J.D. Edwards...    15
COMPARATIVE PER SHARE MARKET PRICE DATA.....................    17

RISK FACTORS................................................    18

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...    27

INFORMATION ABOUT PEOPLESOFT, INC...........................    28
  Recent Developments.......................................    28
INFORMATION ABOUT J.D. EDWARDS & COMPANY....................    32
  Recent Developments.......................................    32

THE OFFER AND THE MERGER....................................    34

PEOPLESOFT'S REASONS FOR THE OFFER AND THE MERGER...........    35
  Opinion of PeopleSoft's Financial Advisor.................    37

J.D. EDWARDS' REASONS FOR THE OFFER AND THE MERGER..........    44
  Opinion of J.D. Edwards' Financial Advisor................    47

BACKGROUND OF THE OFFER AND THE MERGER......................    56
  Interests of Certain Persons in the Merger................    61

THE OFFER...................................................    65
  Stockholders List.........................................    66
  Timing of Our Offer.......................................    66
  Extension, Termination and Amendment......................    66
  Making the Election.......................................    67
  Exchange of J.D. Edwards Common Stock; Delivery of Cash
     and PeopleSoft Common Stock............................    67
  The Proration Rules.......................................    68
  Unvested Restricted Stock.................................    72
  Cash Instead of Fractional Shares of PeopleSoft Common
     Stock..................................................    73
  Procedures for Tendering..................................    73
  Withdrawal Rights.........................................    74
  Guaranteed Delivery.......................................    75
  Purpose of Our Offer; The Merger; Appraisal Rights........    76
  Conditions of Our Offer...................................    80
  Regulatory Clearances and Approvals.......................    82
  Certain Effects of Our Offer and the Merger...............    82
  Fees and Expenses.........................................    84
  Accounting Treatment of the Transactions..................    85
  Material Federal Income Tax Consequences..................    85

                                                              PAGE
                                                              ----
THE MERGER AGREEMENT........................................    89
  The Agreement.............................................    89
  The Offer.................................................    89
  The Merger................................................    90
  Effective Time and Timing of Closing......................    91
  The Second Merger.........................................    91
  The Alternative Double Merger.............................    91
  What J.D. Edwards Stockholders Will Receive in the
     Merger.................................................    92
  Treatment of J.D. Edwards Stock Options...................    93
  Representations and Warranties............................    93
  Conduct of Business Pending the Merger....................    95
  Preparation of Registration Statement and Prospectus and
     Offer Documents........................................    98
  Offers for Alternative Transactions.......................    99
  J.D. Edwards Board of Directors' Recommendation...........   100
  Indemnification and Insurance.............................   101
  Employee Benefits.........................................   101
  J.D. Edwards Stockholder Rights Plan......................   102
  Other Covenants...........................................   102
  Conditions to Completion of the Merger....................   103
  Termination...............................................   104
  Termination Fee...........................................   105
  Amendment and Waiver......................................   106
  Costs and Expenses........................................   106

AGREEMENTS RELATED TO THE MERGER............................   107
  J.D. Edwards Stockholder Voting Agreements................   107
  PeopleSoft Stockholder Voting Agreements..................   107
  J.D. Edwards Affiliate Agreements.........................   108

COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS OF PEOPLESOFT
  AND COMMON STOCKHOLDERS OF J.D. EDWARDS...................   109
  Capitalization............................................   109
  Common Stock..............................................   109
  Preferred Stock...........................................   110
  Number, Election, Vacancy and Removal of Directors........   111
  Amendments to Charter and By-Laws.........................   111
  Stockholder Action........................................   112
  Stockholder Proposals.....................................   112
  Special Stockholder Meetings..............................   113
  Limitation of Personal Liability of Directors and
     Indemnification........................................   114
  Anti-Takeover Provisions..................................   115
  Rights Plan...............................................   116
  Appraisal Rights..........................................   119

                                                              PAGE
                                                              ----
ADDITIONAL INFORMATION......................................   120
  Legal Matters.............................................   120
  Experts...................................................   120
  Where You Can Find Additional Information.................   120

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  STATEMENTS................................................   123

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
  FINANCIAL STATEMENTS......................................   127

APPENDIX A -- Amended and Restated Agreement and Plan of
  Merger and Reorganization.................................   A-1
APPENDIX B -- Section 262 of the Delaware General
  Corporation Law...........................................   B-1
APPENDIX C -- Opinion of PeopleSoft's Financial Advisor,
  Citigroup Global Markets, Inc.............................   C-1
APPENDIX D -- Opinion of J.D. Edwards' Financial Advisor,
  Morgan Stanley & Co. Incorporated.........................   D-1
APPENDIX E -- Directors and Executive Officers of
  PeopleSoft, Inc. and Jersey Acquisition Corporation.......   E-1

                                    SUMMARY


     This brief summary highlights selected information from this document. It does not contain all of the information that is important to you. We urge you to read carefully this entire prospectus and the other documents referred to and incorporated by reference in this prospectus to fully understand the offer. IN PARTICULAR, YOU SHOULD READ THE DOCUMENTS ATTACHED TO THIS PROSPECTUS, INCLUDING THE MERGER AGREEMENT, WHICH IS ATTACHED AS APPENDIX A, SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW, WHICH IS ATTACHED AS APPENDIX B, THE OPINION OF CITIGROUP GLOBAL MARKETS, PEOPLESOFT'S FINANCIAL ADVISOR, WHICH IS ATTACHED AS APPENDIX C, THE OPINION OF MORGAN STANLEY & CO. INCORPORATED, J.D. EDWARDS' FINANCIAL ADVISOR, WHICH IS ATTACHED AS APPENDIX D, AND THE FORMS OF IRREVOCABLE PROXY AND VOTING AGREEMENT ENTERED INTO IN CONNECTION WITH THE ORIGINAL MERGER AGREEMENT, WHICH ARE ATTACHED AS EXHIBITS C AND D TO THE MERGER AGREEMENT. For a guide as to where you can obtain more information on PeopleSoft and J.D. Edwards, see "Additional Information -- Where You Can Find Additional Information".



THE OFFER (PAGE 34)



     PeopleSoft, J.D. Edwards and Jersey Acquisition entered into an Agreement and Plan of Merger on June 1, 2003, which we refer to as the original merger agreement. The parties agreed to amend and restate the original merger agreement to provide for the offer. On June 16, 2003, PeopleSoft, J.D. Edwards and Jersey Acquisition entered into the Amended and Restated Agreement and Plan of Merger and Reorganization, which we refer to as the merger agreement. We are making the offer pursuant to the merger agreement. The merger agreement is attached to this prospectus as Appendix A.



     We propose to acquire J.D. Edwards. We are offering to exchange cash and a fraction of a share of our common stock for each of your shares of J.D. Edwards common stock, including the associated stock purchase right pursuant to J.D. Edwards' rights agreement, validly tendered and not properly withdrawn. You may make an election to receive the offer consideration all in cash or all in stock. In exchange for each J.D. Edwards share, you may receive cash, a fraction of a share of our common stock, or a combination of cash and stock, in each case having a value of $7.05 plus 0.43 of a share of PeopleSoft common stock, allocated by prorating the cash and shares available in the offer among the elections made. If you tender but do not make an election to receive the offer consideration all in cash or stock, you will receive an allocation of the remaining cash or stock, or a combination of cash and stock, after allocating the cash and stock among the elections made in the offer, in each case having a value of $7.05 plus 0.43 of a share of PeopleSoft common stock. The cash and/or shares of our common stock that you will receive in exchange for your shares of J.D. Edwards common stock in the offer will be allocated in accordance with the election and proration procedures described later in this prospectus.


     If you have a preference for receiving cash or shares of our common stock in exchange for your shares of J.D. Edwards common stock, indicate your preference when you complete the letter of transmittal. The certificates representing your shares of J.D. Edwards common stock must accompany the letter of transmittal in accordance with the instructions therein.


     If you receive shares of our common stock in the offer, you will not receive any fractional shares of our common stock. Instead, you will receive cash in an amount equal to the market value, determined on the first date on which J.D. Edwards common stock is accepted in the offer, of any fractional share you would otherwise have been entitled to receive.



THE MERGER (PAGE 34)



     We intend, promptly after completion of the offer, for Jersey Acquisition, our wholly-owned subsidiary, to merge with and into J.D. Edwards. Each share of J.D. Edwards common stock which has not been exchanged or accepted for exchange in the offer will be converted in the merger into $7.05 plus 0.43 of a share of our common stock, without interest, unless you choose to demand appraisal. After this merger, J.D. Edwards will be merged with and into PeopleSoft or a direct wholly-owned subsidiary of PeopleSoft in the second merger. In certain circumstances the offer and the merger would be effected by means of the alternative double merger structure described in

"The Merger Agreement -- The Alternative Double Merger".



     We hope to complete the offer and the merger in the third quarter of 2003. If we acquire 90% or more of the J.D. Edwards common stock in the offer, we expect to complete the merger shortly after we complete the offer. If we acquire at least a majority but less than 90% of the shares in the offer, then the first merger will require J.D. Edwards stockholder approval, and we will complete the first merger shortly after a special meeting of J.D. Edwards stockholders to approve the merger or after the J.D. Edwards stockholders act by written consent to approve the merger, which approval may be obtained by providing our consent as the majority stockholder of J.D. Edwards. We must also obtain regulatory clearances prior to completion of the offer and the merger.



     We will assume outstanding J.D. Edwards options in the merger. Each option for a share of J.D. Edwards common stock will become exerciseable for $7.05 plus
0.43 of a share of PeopleSoft common stock. In connection with the merger, J.D. Edwards stockholders have a right under Delaware law to demand appraisal of their J.D. Edwards common stock.



THE COMPANIES (PAGES 28 AND 32)


PEOPLESOFT, INC.
4460 Hacienda Drive
Pleasanton, California 94588-8618
(925) 225-3000

     We design, develop, market and support a family of enterprise application software products for use by large and medium-sized organizations worldwide. These organizations include corporations, educational institutions and national, state, provincial and local government agencies. We provide enterprise application software for customer relationship management, human capital management, financial management and supply chain management, along with a range of industry-specific products. Within each application suite, we offer embedded analytics and portal applications. In addition, we offer a suite of products for application integration and analytic capability, including portal applications, an integration broker and enterprise warehouse products. Our applications offer a high degree of flexibility, rapid implementation and scalability across multiple databases and operating systems. In addition to enterprise application software, we offer a variety of consulting and training services to our customers focused on implementing, optimizing and upgrading our software. Today more than 5,100 organizations in 140 countries run our applications.


     Incorporated in Delaware in 1987, we had approximately 8,000 employees worldwide at May 31, 2003. We had revenues of $1.95 billion for the fiscal year ended December 31, 2002 and revenues of $460 million for the three months ended March 31, 2003.


     Our common stock is traded on the Nasdaq National Market (symbol: PSFT).

J.D. EDWARDS & COMPANY
One Technology Way
Denver, Colorado 80237
(303) 334-4000

     J.D. Edwards develops and markets collaborative enterprise software and provides consulting, education, and support services to organizations worldwide. J.D. Edwards' Web-enabled applications are designed to help large and medium-sized businesses improve their performance. These applications help customers integrate various aspects of their businesses-from managing relationships with suppliers, employees, and customers to processing transactions and analyzing internal business information. Product lines include enterprise resource planning, customer relationship management, supply chain management, supplier relationship management, business intelligence, tools and technology, and collaboration and integration. Customers are in a variety of industries including manufacturing and distribution, asset-intensive, and project and service industries. Customers can operate the software on a variety of computing platforms and databases. J.D. Edwards' consultants use a flexible implementation methodology and tools to help customers adapt J.D. Edwards' applications to their operations.

     Founded in 1977 as a Colorado corporation and reincorporated in Delaware in 1997, J.D. Edwards develops software that is used by approximately 6,700 mid-market and large customers in more than 110 countries. J.D. Edwards had nearly 5,000 employees as of April 30, 2003. J.D. Edwards had revenues of $904.5 million for the fiscal year ended October 31, 2002 and revenues of $203.5 million for the three months ended April 30, 2003.


     J.D. Edwards common stock is traded on the Nasdaq National Market (symbol:
JDEC).



JERSEY ACQUISITION CORPORATION


4460 Hacienda Drive


Pleasanton, California 94588-8618


(925) 225-3000



     Jersey Acquisition is a wholly-owned subsidiary of PeopleSoft recently formed solely for the purpose of effecting the offer and the merger. It has no business operations.



RECENT DEVELOPMENTS (PAGES 28 AND 32)



     On June 9, 2003, Oracle Corporation commenced a tender offer to purchase all of our outstanding shares for $16.00 per share which we refer to as the Oracle Offer. On June 18, 2003, Oracle announced that it had amended its offer by increasing the purchase price to $19.50 per share. Our board of directors unanimously rejected both the original offer and amended offer. On June 18, 2003, Oracle also filed a lawsuit against PeopleSoft, the members of its Board of Directors and J.D. Edwards in the Delaware Chancery Court. Oracle seeks injunctive, declaratory and rescissory relief. The parties are scheduled to confer with the court on July 25, 2003 about further scheduling a hearing date, if necessary. PeopleSoft is therefore not prevented from closing the offer or the merger prior to July 25, 2003 if the respective regulatory and other conditions are met.



CONDITIONS OF OUR OFFER (PAGE 80)



     Our obligation to pay cash and exchange shares of our common stock for J.D. Edwards shares pursuant to the offer is subject to several conditions, including among others:



     - no law or court order prohibiting or restricting the completion of the offer or the merger;



     - any necessary governmental approvals or requirements having been obtained or complied with, except where the failure to obtain the approvals would not have a material adverse effect on us or J.D. Edwards;



     - the absence of any obligation on the part of PeopleSoft to sell or to divest any of its assets or business or to restrict any business operations to comply with law (including any antitrust or related requirements regarding the offer), and the absence of any prohibition against PeopleSoft owning any portion of J.D. Edwards' business or assets;


     - at least a majority of the outstanding J.D. Edwards common stock, on a modified fully diluted basis, having been validly tendered and not properly withdrawn;

     - waiting periods under applicable antitrust laws having expired or been terminated;

     - the registration statement of which this prospectus is a part having been declared effective by the SEC;


     - J.D. Edwards and PeopleSoft not having breached any representation or warranty in a manner that would, individually or in the aggregate, have a material adverse effect on J.D. Edwards or PeopleSoft, as applicable;


     - the receipt by PeopleSoft and J.D. Edwards of tax opinions from legal counsel to the effect that the offer, together with related transactions, will constitute a reorganization under Section 368(a) of the Internal Revenue Code, which we refer to as the Code, and/or an exchange under
       Section 351 of the Code;

     - the shares of our common stock to be issued in the offer being approved for listing on the Nasdaq National Market;


     - J.D. Edwards and PeopleSoft having complied with their respective covenants and obligations in the merger agreement in all material respects; and



     - no material adverse effect on us or J.D. Edwards (excluding changes arising from or in connection with, among other things, the Oracle Offer).



In addition, we may not complete the offer if we have received notice from J.D. Edwards (that has not been waived or withdrawn) that certain conditions, including some of the conditions above, as are more fully set forth in this prospec-tus, have occurred or are continuing at the scheduled expiration of the offer.



TIMING OF OUR OFFER (PAGE 66)



     Effectiveness of the registration statement is not necessary for the offer to commence. The SEC rules permit exchange offers to begin before the related registration statement has become effective, and we are taking advantage of those rules with the goal of acquiring J.D. Edwards as quickly as possible. We cannot, however, accept for exchange any shares tendered in the offer until our registration statement is declared effective by the SEC and the other conditions to our offer have been satisfied or, where permissible, waived. The offer will commence when we mail this prospectus and the related letter of transmittal to J.D. Edwards stockholders.



     Our offer is currently scheduled to expire on July 17, 2003; however, we will extend our offer from time to time in accordance with the merger agreement as necessary until all the conditions to the offer have been satisfied or, where permissible, waived. See "The Offer -- Extension, Termination and Amendment".



EXTENSION, TERMINATION AND AMENDMENT (PAGE 66)


     If the conditions to the offer are not satisfied or waived on any scheduled expiration date of the offer, we will extend the offer at any time for the shortest time periods we reasonably believe are necessary; provided, that (1) no single extension may exceed ten business days and (2) we will not be required to extend the offer beyond November 30, 2003 (which shall be extended to February 28, 2004 in certain circumstances).

     During any such extension, all J.D. Edwards common stock previously tendered and not properly withdrawn will remain subject to the offer, subject to your right to withdraw your J.D. Edwards common stock.

     We reserve the right, in our sole discretion, subject to the provisions of the merger agreement, at any time or from time to time, to extend the offer for one or more periods of not more than ten business days as required by any rule or regulation of the SEC applicable to the offer.

     Without the prior written consent of J.D. Edwards, we may not decrease the total value of the consideration to be paid per share in the offer, change the form of consideration to be paid, decrease the number of shares of J.D. Edwards common stock sought in the offer, amend the conditions of the offer set forth in the merger agreement, impose conditions to the offer in addition to those set forth in the merger agreement or otherwise amend any material term of the offer in a manner adverse to the J.D. Edwards stockholders.


     We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law, including Rules 14d-4(d) and 14d-6(c) under the Securities Exchange Act of 1934, or the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of such change, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.



EXCHANGE OF SHARES; DELIVERY OF CASH AND PEOPLESOFT COMMON STOCK (PAGE 67)



     On the terms and subject to the conditions of the offer, we will accept for payment and will pay cash, our common stock or a combination of both for all J.D. Edwards common stock validly tendered and not properly withdrawn as soon as we are legally permitted to do so.



WITHDRAWAL RIGHTS (PAGE 74)



     Your tender of J.D. Edwards common stock pursuant to the offer is irrevocable except that J.D. Edwards common stock tendered in the offer may be withdrawn at any time prior to the expiration date and, unless we previously accepted and paid for your stock pursuant to the offer, may also be withdrawn at any time after August 18, 2003.

PROCEDURE FOR TENDERING SHARES (PAGE 73)



     For you to validly tender J.D. Edwards common stock pursuant to our offer, you must either (a) send a letter of transmittal with your shares or other documents to the exchange agent, or (b) follow the procedures for guaranteed delivery. The letter of transmittal or a manually executed facsimile of that document must be properly completed and duly executed, along with any required signature guarantees, or an agent's message in connection with a book-entry transfer, which is explained below, and any other required documents, must be transmitted to and received by the exchange agent at one of its addresses set forth on the back cover of this prospectus, and certificates for tendered J.D. Edwards common stock must be received by the exchange agent at such address, or the J.D. Edwards common stock must be tendered pursuant to the procedures for book-entry tender set forth in "The Offer" and a confirmation of receipt of such tender must be received, in each case before the expiration date. If you are unable to comply with the requirements for a letter of transmittal, you must follow the guaranteed delivery procedures set forth in "The Offer -- Guaranteed Delivery".



APPROVAL OF THE MERGER (PAGE 76)



     If at the end of the offer we have received at least a majority on a modified fully diluted basis, but less than 90%, of the outstanding J.D. Edwards common stock, we will acquire the remaining outstanding J.D. Edwards stock by effecting a long-form merger as permitted under Delaware law. This would require notice to and approval by the J.D. Edwards stockholders, which approval may be obtained by providing our consent as the majority stockholder of J.D. Edwards. If at the end of the offer, however, we have received 90% or more of the then-outstanding J.D. Edwards common stock, we will effect a short-form merger as permitted under Delaware law, which would not require approval by any other J.D. Edwards stockholders.



APPRAISAL RIGHTS (PAGE 77)



     Holders of J.D. Edwards common stock will not be entitled to appraisal rights in connection with the offer. They will be entitled to such rights in connection with the merger following completion of the offer under Section 262 of the General Corporation Law of the State of Delaware. The requirements and procedures for exercising appraisal rights are described in detail in the section of this prospectus captioned "The Offer --Purpose of Our Offer; the Merger; Appraisal Rights" beginning on page 76. A copy of the appraisal rights provisions of the Delaware statute is attached as Appendix B to this prospectus.


     Holders of PeopleSoft common stock are not entitled to appraisal rights in connection with the merger.


COMPARATIVE PER SHARE MARKET PRICE INFORMATION (PAGE 17)



     Shares of our common stock are listed on the Nasdaq National Market. On May 30, 2003, the last trading day before PeopleSoft and J.D. Edwards announced the original merger agreement, our common stock closed at $16.39 per share. Shares of J.D. Edwards common stock are listed on the Nasdaq National Market. On May 30, 2003, J.D. Edwards common stock closed at $11.81 per share. On June 13, 2003, the last trading day before the merger agreement was entered into and announced, our common stock closed at $16.92 per share and J.D. Edwards common stock closed at $13.04 per share. On June 18, 2003, our common stock closed at $17.93 per share, and J.D. Edwards common stock closed at $14.10 per share. We urge you to obtain current market quotations.


     Since all or a portion of each share of J.D. Edwards common stock accepted in the offer may be exchanged for shares of our common stock, you should consider our financial condition before you decide to become one of our stockholders through the offer. In considering our financial condition, you should review the documents incorporated by reference in this prospectus because they contain detailed business, financial and other information about us.

OWNERSHIP OF THE COMBINED COMPANY AFTER THE MERGER

     Based on the maximum number of shares to be issued in the offer and the merger, the number of shares of our common stock that may be issued to J.D. Edwards stockholders in the offer and the merger will constitute up to approximately 14.3% of the outstanding common stock of the combined company after the merger on a fully diluted basis.


CONDITIONS TO THE COMPLETION OF THE MERGER (PAGE 103)


     We will complete the merger when all of the conditions to completion of the merger are satisfied or waived. The obligation of PeopleSoft and Jersey Acquisition or J.D. Edwards to complete the merger depends on the satisfaction or waiver of a number of conditions, including, but not limited to, the following:


     - if required by law and by J.D. Edwards' certificate of incorporation, J.D. Edwards stockholder approval of the merger and merger agreement;


     - the absence of any law, injunction or other order issued by a court that has the effect of restricting or otherwise prohibiting the merger;


     - the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, referred to as the HSR Act, and any other material antitrust laws;


     - giving, obtaining or complying with any other necessary governmental or regulatory notices, approvals or other requirements the absence of which would have a material adverse effect; and


     - the purchase by us of the validly tendered shares of J.D. Edwards common stock pursuant to the offer.


     Where the law permits, either party may choose to waive any of the conditions.


TERMINATION OF THE MERGER AGREEMENT (PAGE 104)


     PeopleSoft, J.D. Edwards and Jersey Acquisition may terminate the merger agreement by mutual written consent.

     Either PeopleSoft and Jersey Acquisition or J.D. Edwards may terminate the merger agreement, subject to various conditions, if:

     - any governmental entity or court issues a nonappealable final order permanently restraining, enjoining or otherwise prohibiting the offer or the merger;

     - the offer has expired, terminated or been withdrawn without any J.D. Edwards shares being purchased, and the terminating party's failure to perform any of its obligations under the merger agreement is not a principal reason for the failure of PeopleSoft or Jersey Acquisition to purchase the shares; or


     - the offer is not consummated on or before November 30, 2003, which date will be extended to February 28, 2004 in certain circumstances, and the failure of the offer to be consummated by such date is not due to the terminating party's failure to perform any of its obligations under the merger agreement.

     J.D. Edwards may terminate the merger agreement if:


     - PeopleSoft, Jersey Acquisition or one of their affiliates fails to commence the offer on or before the tenth business day following the date of the initial public announcement of the offer, and J.D. Edwards is not in breach of certain of its obligations under the merger agreement in a manner that affects PeopleSoft's or Jersey Acquisition's ability to commence the offer;



     - PeopleSoft or Jersey Acquisition breaches any of its representations or warranties in the merger agreement, or such representations and warranties have become untrue, in such a manner that PeopleSoft or Jersey Acquisition would be incapable of satisfying the condition to the offer relating to the accuracy of its representations and warranties by November 30, 2003, which date will be extended to February 28, 2004 in certain circumstances;



     - PeopleSoft or Jersey Acquisition breaches any of its covenants or obligations contained in the merger agreement in a manner that has a material adverse effect on us or materially adversely affects or materially delays the completion of the offer or the merger, and the breach has not been cured within 20 business days after receipt by PeopleSoft or Jersey Acquisition of written notice of the breach; or

     - on a scheduled expiration date, (i) the board of J.D. Edwards shall have changed its recommendation that the J.D. Edwards stockholders accept the offer, tender their shares and adopt the merger agreement and the merger because of a superior proposal and (ii) a majority of the outstanding J.D. Edwards common stock, on a modified fully diluted basis, shall not have been validly tendered; provided that (A) the failure of J.D. Edwards to fulfill its obligations under the merger agreement shall not have been a principal reason that a majority of the outstanding J.D. Edwards common stock, on a modified fully diluted basis, shall not have been validly tendered and (B) J.D. Edwards shall have permitted PeopleSoft to effect certain extensions of the offer.


     PeopleSoft and Jersey Acquisition may terminate the merger agreement if:


     - J.D. Edwards breaches any of its representations or warranties in the merger agreement, or such representations and warranties have become untrue, in such a manner that it would be incapable of satisfying the condition to the offer relating to the accuracy of its representations and warranties by November 30, 2003, which date will be extended to February 28, 2004 in certain circumstances;


     - J.D. Edwards breaches any of its covenants or obligations contained in the merger agreement in a manner that has a material adverse effect on J.D. Edwards or materially adversely affects or materially delays the completion of the offer or the merger, and such breach has not been cured within 20 business days after receipt by J.D. Edwards of written notice of the breach;


     - prior to the date of acceptance of shares of J.D. Edwards stock pursuant to the offer, the J.D. Edwards board of directors withdraws, modifies or fails to make or reconfirm its recommendation to the J.D. Edwards stockholders that they accept the offer, tender their shares of J.D. Edwards common stock to Jersey Acquisition and approve the merger agreement and the merger; or



     - J.D. Edwards willfully and materially breaches its non-solicitation provisions in the merger agreement.



TERMINATION FEES (PAGE 105)



     Termination of the offer or the merger under specified circumstances could result in J.D. Edwards being required to pay us a termination fee in the amount of $57 million. Under certain other circumstances, J.D. Edwards or PeopleSoft may be required to pay the other party $5 million as reimbursement for costs and expenses incurred in connection with the offer or the merger if the merger is not completed.



RESTRICTION ON SOLICITATION OF ALTERNATIVE PROPOSALS (PAGE 99)



     J.D. Edwards has agreed that it will not solicit or encourage the initiation of any inquiries regarding any acquisition proposals by third parties. J.D. Edwards may respond to unsolicited superior acquisition proposals if required by the J.D. Edwards board of directors' fiduciary duties. J.D. Edwards must promptly notify us if J.D. Edwards receives any other acquisition proposals.



PEOPLESOFT'S REASONS FOR THE OFFER AND THE MERGER (PAGE 35)



     Our board of directors has unanimously approved the offer, the merger agreement and the merger for the reasons set forth under the caption "PeopleSoft's Reasons for the Offer and the Merger".



J.D. EDWARDS BOARD RECOMMENDATION (PAGE 100)



     The J.D. Edwards board of directors unanimously approved the merger agreement and recommends that J.D. Edwards stockholders accept the offer, tender their shares in the offer and approve the merger agreement and the merger.



J.D. EDWARDS' REASONS FOR THE OFFER AND THE MERGER (PAGE 44)



     J.D. Edwards board of directors has approved the offer, the merger agreement and the merger for the reasons set forth under the caption

"J.D. Edwards' Reasons for the Offer and the Merger".


MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGE 85)


     Completion of the proposed transactions is conditioned upon receipt of opinions that the transactions will qualify as either a reorganization within the meaning of Section 368(a) of the Code or a transaction governed by Section 351 of the Code. As a result of such qualification, the tax consequences of the proposed transactions to the J.D. Edwards stockholders will be as follows:

     - J.D. Edwards stockholders who exchange their shares of J.D. Edwards common stock solely for cash will recognize gain or loss for federal income tax purposes.


     - J.D. Edwards stockholders who exchange their shares of J.D. Edwards common stock and receive a combination of cash or shares of our common stock may recognize gain, but not loss, in the exchange.



     - J.D. Edwards stockholders who exchange their shares of J.D. Edwards stock solely for shares of our common stock will not recognize gain or loss for federal income tax purposes, other than gain or loss attributable to the receipt of cash in lieu of fractional shares.



     If we and J.D. Edwards do not receive opinions that the transactions will qualify as a reorganization within Section 368(a) of the Code prior to our acceptance of the shares of J.D. Edwards common stock pursuant to the offer, then, subject to the receipt of tax opinions that the transactions are governed by Section 351 of the Code, we will use a structure that we refer to as the alternative double merger to effect our acquisition of J.D. Edwards. The alternative double merger would preserve the economic and financial terms set forth in the merger agreement and is intended to preserve the tax-free treatment of the stock consideration to be issued in the offer and the merger. For a more detailed discussion of the alternative double merger structure, see "The Merger Agreement -- The Alternative Double Merger".



     You should read the summary under the caption "The Offer -- Material Federal Income Tax Consequences" for a more complete discussion of the federal income tax consequences of the proposed transactions. You should also consult your own tax advisor with respect to other tax consequences of the proposed transactions or any special circumstances that may affect the tax treatment to you of the cash or shares of our common stock that you receive pursuant to the proposed transactions.



ACCOUNTING TREATMENT (PAGE 85)


     We will use the purchase method of accounting for the offer and the merger with J.D. Edwards under generally accepted accounting principles in the United States of America.


MANAGEMENT AFTER THE MERGER (PAGES 61, 103 AND 111)


     The composition of our current executive management is not expected to change as a result of the merger, except that Michael J. Maples, a current director of J.D. Edwards, will be appointed as a Class I director of PeopleSoft and a member of the board's Corporate Governance/Nominating Committee.


     Simultaneous with our entry into the original merger agreement, members of J.D. Edwards current management signed employment agreements which include certain incentives for them to remain at J.D. Edwards, as part of PeopleSoft, after the merger.



CERTAIN EFFECTS OF THE OFFER AND THE MERGER (PAGE 82)



     If the merger is completed, J.D. Edwards will no longer be publicly owned. Even if the merger does not occur, if we purchase all the tendered shares, there may be so few remaining J.D. Edwards stockholders and publicly held shares of J.D. Edwards common stock that the J.D. Edwards common stock will no longer be eligible for quotation on Nasdaq or other securities markets. As a result, there may not be a public trading market for the shares and J.D. Edwards may cease making filings with the SEC or otherwise cease to be required to comply with SEC rules relating to publicly held companies.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 61)



     Certain J.D. Edwards directors, officers and employee stockholders have interests in the merger that are different from, or are in addition to, those of other stockholders. These interests include: current and future employment arrangements; retention payments upon the closing of the merger; certain severance benefits; acceleration of the vesting period of certain stock options held by J.D. Edwards employees if their employment is terminated after the merger; the post-merger membership on our board of directors of one of the current directors of J.D. Edwards; and the indemnification of J.D. Edwards directors and officers against certain liabilities both before and after the merger. In connection with the original merger agreement, certain amendments to employment agreements and J.D. Edwards management change in control plan were completed. The members of the boards of directors of J.D. Edwards and PeopleSoft knew about these interests and considered them, among other matters, when they approved the original merger agreement and the merger, and subsequently in approving the merger agreement.



REGULATORY CLEARANCES AND APPROVALS (PAGE 82)



     Our acceptance of the tendered shares of J.D. Edwards common stock in the offer and completion of the merger is subject to the expiration or termination of the waiting period under the HSR Act.


TRADING OF COMMON STOCK (PAGE 17)


     Our common stock is traded on the Nasdaq National Market under the symbol "PSFT". J.D. Edwards common stock is traded on the Nasdaq National Market under the symbol "JDEC". The shares of our common stock issued in connection with the offer and the merger will be listed on the Nasdaq National Market.



COMPARISON OF RIGHTS OF J.D. EDWARDS STOCKHOLDERS AND PEOPLESOFT STOCKHOLDERS (PAGE 109)



     After acceptance of the shares in the offer and the merger, J.D. Edwards stockholders will become PeopleSoft stockholders and their rights as stockholders will be governed by the PeopleSoft certificate of incorporation, bylaws and rights plan. There are a number of differences between the PeopleSoft certificate of incorporation, bylaws and rights plan and the J.D. Edwards certificate of incorporation, bylaws and rights plan described in detail in the section entitled "Comparison of Rights of Common Stockholders of PeopleSoft and Common Stockholders of J.D. Edwards."



RISK FACTORS (PAGE 18)



     In evaluating whether to tender your shares of J.D. Edwards common stock pursuant to the offer, you should carefully read this prospectus and, in particular, you should consider the factors discussed in the section entitled "Risk Factors" beginning on page 18.

                        SUMMARY SELECTED FINANCIAL DATA


     The information in the following tables is based on the PeopleSoft and J.D. Edwards historical financial information that PeopleSoft and J.D. Edwards have presented in their prior Securities and Exchange Commission filings which are incorporated by reference into this prospectus. You should read the selected financial information in the following tables in connection with the historical financial information. See "Additional Information -- Where You Can Find Additional Information".

     Our fiscal year ends on December 31 and J.D. Edwards' fiscal year ends on October 31. Our selected consolidated balance sheet data as of March 31, 2003 and the selected consolidated statement of operations data for the three months ended March 31, 2003 and 2002 and J.D. Edwards' selected consolidated balance sheet data as of April 30, 2003 and the selected consolidated statement of operations data for the three and six-month periods ended April 30, 2003 and 2002 have been derived from unaudited financial statements which are incorporated by reference in this prospectus and which were prepared in accordance with accounting principles generally accepted in the United States of America and with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management of PeopleSoft, as to PeopleSoft data presented, and in the opinion of management of J.D. Edwards, as to the J.D. Edwards data presented, all adjustments, consisting of normal recurring accruals necessary for a fair presentation, are included. The results for interim periods presented are not necessarily indicative of results for the full fiscal year or any future period. Selected consolidated statement of operations data of J.D. Edwards for the three months ended April 30, 2003 and 2002 are presented in the following tables in order to provide for a better comparison to the results of operations of PeopleSoft's three months ended March 31, 2003 and 2002. Our selected consolidated balance sheet data as of December 31, 2002 and 2001 and the selected consolidated statement of operations data for the fiscal years ended December 31, 2002, 2001 and 2000 and J.D. Edwards' selected consolidated balance sheet data as of October 31, 2002 and 2001 and the selected consolidated statement of operations data for the fiscal years ended October 31, 2002, 2001 and 2000 have been derived from audited financial statements incorporated by reference in this prospectus. Our selected consolidated balance sheet data as of December 31, 2000, 1999 and 1998 and the selected consolidated statement of operations data for the fiscal years ended December 31, 1999 and 1998 and J.D. Edwards' selected consolidated balance sheet data as of October 31, 2000, 1999 and 1998 and the selected consolidated statement of operations data for the fiscal years ended October 31, 1999 and 1998 have been derived from audited financial statements not incorporated by reference in this prospectus.


     Our audited historical financial statements for the year ended December 31, 2002 were audited by KPMG LLP, independent auditors, and for the years ended December 31, 2001 and 2000 were audited by Arthur Andersen LLP, independent auditors, and for the years ended December 31, 1999 and 1998 were audited by Ernst & Young LLP, independent auditors. See "Additional
Information -- Experts".



     J.D. Edwards' audited historical financial statements were audited by PricewaterhouseCoopers LLP, independent auditors. See "Additional
Information -- Experts".

           SUMMARY SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA(1)

                                PEOPLESOFT, INC.

                                                    FOR THE YEAR                             FOR THE THREE MONTHS
                                                 ENDED DECEMBER 31,                             ENDED MARCH 31,
                           --------------------------------------------------------------   -----------------------
                              2002         2001         2000         1999         1998         2003         2002
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
Revenues:
  License fees...........  $  530,077   $  645,421   $  496,115   $  339,676   $  664,277   $   80,841   $  133,290
  Services revenue(2)....   1,411,341    1,370,953    1,153,993    1,105,710      840,426      379,415      342,447
  Development and other
    services revenue.....       7,530      102,713      122,279       27,632           --           --        7,530
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Total revenues.......  $1,948,948   $2,119,087   $1,772,387   $1,473,018   $1,504,703   $  460,256   $  483,267
Operating income
  (loss).................  $  252,636   $  251,972   $   71,232   $ (238,573)  $  221,064   $   51,783   $   60,596
Net income (loss)........  $  182,589   $  191,554   $  145,691   $ (177,765)  $  139,938   $   38,479   $   44,544
Diluted income (loss) per
  share..................  $     0.57   $     0.59   $     0.48   $    (0.67)  $     0.50   $     0.12   $     0.14
Shares used in diluted
  per share
  computation............     320,310      323,625      302,916      263,914      281,059      319,831      325,865

                                                 AS OF DECEMBER 31,                             AS OF MARCH 31,
                           --------------------------------------------------------------   -----------------------
                              2002         2001         2000         1999         1998         2003         2002
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
BALANCE SHEET DATA
Working capital..........  $1,574,871   $1,253,202   $  845,789   $  607,213   $  604,149   $1,594,919   $1,392,352
Total assets.............  $2,848,563   $2,589,121   $2,024,393   $1,696,568   $1,623,525   $2,883,995   $2,666,928
Long-term obligations....  $   21,486   $   17,659   $   82,623   $   69,078   $   69,299   $   22,086   $   21,331
Stockholders' equity.....  $1,955,612   $1,591,940   $1,024,355   $  764,619   $  732,336   $2,034,724   $1,715,554

NOTES:

(1) All prior period amounts have been restated to reflect the merger of The Vantive Corporation with PeopleSoft in December 1999, which was accounted for using the pooling of interests method of accounting.

(2) All prior period amounts for Services revenue have been restated to reflect the adoption of Emerging Issues Task Force No. 01-14, "Income Statement Characterization of Reimbursements Received for 'Out-of-Pocket' Expenses Incurred," ("EITF 01-14"). EITF 01-14 requires companies to characterize reimbursements received for out-of-pocket expenses incurred as revenue and to reclassify prior period financial statements to conform to current year presentation for comparative purposes.

            SUMMARY SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

                             J.D. EDWARDS & COMPANY

                                                    FOR THE YEAR ENDED OCTOBER 31,
                                        -------------------------------------------------------
                                          2002       2001         2000        1999       1998
                                        --------   ---------   ----------   --------   --------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
Revenues:
  License fees........................  $227,021   $ 271,869   $  419,103   $312,817   $386,081
  Services(1).........................   677,436     622,399      603,911    663,043    578,061
                                        --------   ---------   ----------   --------   --------
     Total revenues...................  $904,457   $ 894,268   $1,023,014   $975,860   $964,142
Operating income (loss)(2)............  $ 27,166   $ (51,770)  $  (59,511)  $(67,221)  $106,638
Net income (loss)(3)..................  $ 46,193   $(179,753)  $  (15,422)  $(39,224)  $ 74,468
Diluted income (loss) per share.......  $   0.38   $   (1.61)  $    (0.14)  $  (0.37)  $   0.68
Shares used in diluted income per
  share computation...................   121,414     111,778      109,376    105,378    109,993

                                                           AS OF OCTOBER 31,
                                        -------------------------------------------------------
                                          2002       2001         2000        1999       1998
                                        --------   ---------   ----------   --------   --------
BALANCE SHEET DATA
Working capital(4)....................  $179,180   $ 125,192   $  157,654   $105,662   $171,378
Total assets..........................  $809,653   $ 661,132   $  951,041   $940,528   $950,473
Long-term liabilities.................  $ 12,271   $   7,807   $   11,352   $  6,431   $ 27,546
Stockholders' equity..................  $441,885   $ 299,059   $  470,998   $592,720   $583,996

                                                          FOR THE THREE              FOR THE SIX
                                                     MONTHS ENDED APRIL 30,    MONTHS ENDED APRIL 30,
                                                     -----------------------   -----------------------
                                                        2003         2002         2003         2002
                                                     ----------   ----------   ----------   ----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
Revenues:
  License fees.....................................   $ 43,551     $ 54,070     $ 90,393     $ 98,010
  Services(1)......................................    159,954      169,530      319,042      330,258
                                                      --------     --------     --------     --------
     Total revenues................................   $203,505     $223,600     $409,435     $428,268
Operating income (loss)............................   $ (2,611)    $  3,513     $  3,421     $ (1,765)
Net income (loss)..................................   $   (393)    $  3,526     $  6,109     $   (607)
Diluted income (loss) per share....................   $  (0.00)    $   0.03     $   0.05     $  (0.01)
Shares used in diluted income per share
  computation......................................    120,780      122,723      122,524      117,532

                                                       AS OF APRIL 30,
                                                     -------------------
                                                       2003       2002
                                                     --------   --------
BALANCE SHEET DATA
Working capital(4).................................  $212,723   $132,294
Total assets.......................................  $839,615   $765,389
Long-term liabilities..............................  $ 16,322   $  6,527
Stockholders' equity...............................  $475,990   $390,735

                       See accompanying notes on page 13.

NOTES:

(1) In fiscal 2002, J.D. Edwards adopted Financial Accounting Standards Board Emerging Issues Task Force, or EITF, Issue No. 01-14, "Income Statement Characterization of Reimbursements Received for "Out-of Pocket" Expenses Incurred". J.D. Edwards' results of operations for prior periods have been reclassified to conform to the new presentation. In accordance with EITF Issue No. 01-14, reimbursable expenses have been reflected in services revenue and cost of services. This change had no effect on operating income or net income or loss for any periods presented.

(2) J.D. Edwards' business acquisitions resulted in amortization of acquired intangible assets and the write-off of in-process research and development totaling $26.9 million, $27.4 million, $25.0 million and $35.6 million in 2002, 2001, 2000 and 1999, respectively. Additionally, during fiscal 2002 and 2001, J.D. Edwards wrote off $0.4 million and $2.5 million, respectively, for the impairment of acquired workforce related to J.D. Edwards' business acquisitions. Additionally, in fiscal 2001 and 2000, J.D. Edwards' board of directors approved two separate global restructuring plans resulting in charges to operations of approximately $25.6 million and $28.0 million, respectively.

(3) During fiscal 2001, J.D. Edwards recorded income tax expense of $131.4 million primarily as a result of providing a non-cash valuation allowance to fully offset the net deferred tax asset at October 31, 2001. The deferred tax benefit may still be used to the extent taxable income is generated in future periods. During fiscal 2002, J.D. Edwards made an election to carryback tax net operating losses to the past five prior years under a recent Code amendment, which resulted in a one-time tax benefit of $18.6 million. Since fiscal 2001, J.D. Edwards' tax expense or benefit primarily represents the effective tax rate based upon the estimated current local taxes of J.D. Edwards' international subsidiaries in addition to current U.S. state and local taxes for the full fiscal year.

(4) During the first quarter of fiscal 2002 and the fourth quarter of fiscal 2001, J.D. Edwards designated $19.4 million and $16.0 million, respectively of existing collateral as restricted cash and cash equivalents under certain of J.D. Edwards' lease agreements.

     SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION


     The following selected unaudited pro forma condensed combined financial data combines our historical results for the quarter ended March 31, 2003 and for the year ended December 31, 2002 with J.D. Edwards' historical results for the quarter ended April 30, 2003 and the year ended October 31, 2002, giving effect to the proposed merger under the purchase method of accounting as if it had occurred as of January 1, 2002 for purposes of the statement of operations and on March 31, 2003 for balance sheet purposes. Because of different fiscal period ends, financial data for PeopleSoft as of and for the year ended December 31, 2002 has been combined with financial data for J.D. Edwards as of and for the year ended October 31, 2002. The financial data for PeopleSoft as of and for the three months ended March 31, 2003 has been combined with the financial data for J.D. Edwards as of and for the three months ended April 30, 2003. The following selected unaudited pro forma condensed combined financial data has been derived from, and should be read in conjunction with, the "Unaudited Pro Forma Condensed Combined Financial Statements" and related notes included in this prospectus (see page 123). You should not rely on the selected unaudited pro forma condensed combined financial information as being indicative of the historical results that would have occurred had PeopleSoft and J.D. Edwards been combined during these time periods or the future results that may be achieved after the merger.


     We expect to incur merger and restructuring costs as a result of combining our companies, including direct transaction costs, such as investment banking, legal and accounting fees, and expenses for certain restructuring costs resulting from the merger. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. The pro forma Statement of Operations Data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these expenses or benefits and, accordingly, does not attempt to predict or suggest future results.

                                                     THREE MONTHS ENDED      YEAR ENDED
                                                       MARCH 31, 2003     DECEMBER 31, 2002
                                                     ------------------   -----------------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
  Total revenues...................................       $663,761           $2,853,405
  Total costs and expenses.........................        635,022            2,659,520
  Operating income.................................         28,739              193,885
  Income before provision for income taxes.........         37,860              230,877
  Provision for income taxes.......................         12,340               54,934
  Net income.......................................         25,520              175,943
PER COMMON SHARE DATA
  Basic income per share...........................       $   0.07           $     0.49
  Diluted income per share.........................           0.07                 0.47

                                                                  AS OF
                                                              MARCH 31, 2003
                                                              --------------
                                                              (IN THOUSANDS)
BALANCE SHEET DATA
Working capital.............................................    $  975,597
Total assets................................................     4,323,716
Long-term obligations.......................................        26,013
Stockholders' equity........................................     2,974,696

                       COMPARATIVE PER COMMON SHARE DATA


     The following table presents the per share information for PeopleSoft and J.D. Edwards on a historical basis and on an unaudited pro forma combined basis. The pro forma data gives effect to the merger using the purchase method of accounting as described in "Unaudited Pro Forma Condensed Combined Financial Statements" and accompanying notes. The pro forma information is presented as if the merger was completed on January 1, 2002 for purposes of statement of operations and on March 31, 2003 for balance sheet purposes. All pro forma information in this prospectus is unaudited.

     The historical book value per common share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of the period. The pro forma combined book value per common share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of our common stock outstanding at the end of the period. Neither PeopleSoft nor J.D. Edwards has declared or paid cash dividends on its common stock.

     The information in the following table is based on, and should be read together with, the PeopleSoft and J.D. Edwards historical financial information contained in prior Securities and Exchange Commission filings, which are incorporated herein by reference, and the "Unaudited Pro Forma Condensed Combined Financial Statements" and accompanying notes.

     The unaudited pro forma combined net income per share and book value per share data is presented for informational purposes only. You should not rely on this pro forma combined data as being indicative of the consolidated results or financial condition of PeopleSoft that would have been reported had the merger been completed as of the dates presented, and you should not regard this data as representative of future consolidated results of operations or financial condition of PeopleSoft.

                           COMPARATIVE PER SHARE DATA
                         OF PEOPLESOFT AND J.D. EDWARDS

                                                               THREE MONTHS      YEAR ENDED
                                                              ENDED MARCH 31,   DECEMBER 31,
                                                                   2003             2002
                                                              ---------------   ------------
PEOPLESOFT, INC.
HISTORICAL
Net income per common share -- basic........................       $0.12           $0.59
Net income per common share -- diluted......................        0.12            0.57
Book value per common share at period end...................        6.43            6.23
PRO FORMA COMBINED PER SHARE
Basic net income per common share...........................        0.07            0.49
Diluted net income per common share.........................        0.07            0.47
Book value per common share at period end...................        8.07

Historical book value per share for J.D. Edwards is computed by dividing total stockholders' equity by the number of shares of J.D. Edwards common stock outstanding at the end of each period. The shares used to compute the "equivalent pro forma" information were obtained by multiplying the pro forma combined amounts by the exchange ratio of 0.43 of a share of our common stock to be issued for each share of J.D. Edwards common stock. Equivalent pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of our common stock outstanding at the end of the period.

                                                               THREE MONTHS     YEAR ENDED
                                                              ENDED APRIL 30,   OCTOBER 31,
                                                                   2003            2002
                                                              ---------------   -----------
J.D. EDWARDS & COMPANY
HISTORICAL
Net income per common share -- basic........................       $0.00           $0.39
Net income per common share -- diluted......................        0.00            0.38
Book value per common share at period end...................        3.92            3.70
EQUIVALENT PRO FORMA
Basic net income per common share...........................       $0.03           $0.21
Diluted net income per common share.........................        0.03            0.20
Book value per common share at period end...................        3.47

                    COMPARATIVE PER SHARE MARKET PRICE DATA


     Our common stock and J.D. Edwards common stock are both listed on the Nasdaq National Market. Our ticker symbol is "PSFT" and J.D. Edwards' ticker symbol is "JDEC". Our fiscal year ends on December 31. J.D. Edwards' fiscal year ends on October 31. The following table shows, for the calendar quarters indicated, based on published financial sources, the high and low sale prices of shares of our and J.D. Edwards common stock as reported on the Nasdaq National Market. See J.D. Edwards' annual report on Form 10-K for a presentation of market price data relating to J.D. Edwards' common stock on its fiscal quarter basis. We urge you to consult publicly available sources for current price quotations.


                                                       PEOPLESOFT       J.D. EDWARDS
                                                      COMMON STOCK      COMMON STOCK
                                                     ---------------   ---------------
                                                      HIGH     LOW      HIGH     LOW
                                                     ------   ------   ------   ------
2003
  Second Quarter (through July 2, 2003)............  $18.14   $14.55   $14.60   $11.06
  First Quarter....................................   21.71    15.24    14.00    11.03
2002
  Fourth Quarter...................................  $21.03   $12.07   $14.52   $ 8.55
  Third Quarter....................................   21.30    12.37    14.17     8.49
  Second Quarter...................................   37.37    14.77    17.49     8.71
  First Quarter....................................   41.34    27.89    18.21    14.00
2001
  Fourth Quarter...................................  $42.55   $17.67   $16.64   $ 6.10
  Third Quarter....................................   47.76    17.96    14.07     6.72
  Second Quarter...................................   49.23    21.56    14.14     6.89
  First Quarter....................................   52.88    19.00    19.13     8.63


As of June 1, 2003, we had approximately 2,353 stockholders of record and J.D. Edwards had approximately 1,145 stockholders of record.

RECENT CLOSING PRICES

     The following table sets forth the closing prices per share of our common stock and J.D. Edwards common stock, each as reported on the Nasdaq National Market on May 30, 2003, the last full trading day prior to the announcement of the original merger agreement, June 13, 2003, the last full trading day prior to the announcement of the offer and the merger agreement, and June 18, 2003, the most recent practicable date prior to the mailing of this prospectus to J.D. Edwards stockholders.

     The following table also sets forth the equivalent price per share of J.D. Edwards common stock, based on a cash consideration of $7.05 per share plus 0.43 multiplied by the closing price of PeopleSoft's common stock on the dates shown below.


                                                                         EQUIVALENT PER SHARE
                                                                        PRICE OF J.D. EDWARDS
                                                                          COMMON STOCK WITH
                                                                        $7.05 IN CASH AND 0.43
                                   PEOPLESOFT       J.D. EDWARDS         SHARE OF PEOPLESOFT
              DATE                COMMON STOCK      COMMON STOCK             COMMON STOCK
--------------------------------  ------------   -------------------   ------------------------
May 30, 2003....................     $16.39            $11.81                   $14.10
June 13, 2003...................     $16.92            $13.04                   $14.33
June 18, 2003...................     $17.93            $14.10                   $14.76


     The above tables show only historical and future hypothetical comparisons. We urge you to obtain current stock price quotations for our and J.D. Edwards common stock and to review carefully the other information contained in this prospectus or incorporated by reference into this prospectus in deciding whether to accept the offer. See the section entitled "Additional Information -- Where You Can Find Additional Information".

                                  RISK FACTORS


     In considering whether to tender your shares of J.D. Edwards common stock pursuant to the offer or to approve the merger, if necessary, you should carefully consider the following factors, in addition to the other risk factors incorporated by reference into this prospectus and the other information contained or incorporated by reference in this prospectus and in the accompanying Schedule 14D-9 of J.D. Edwards. See "Additional
Information -- Where You Can Find Additional Information" for where you can find the additional risk factors and other information incorporated by reference.


RISK FACTORS RELATING TO THE OFFER AND THE MERGER

 ORACLE CORPORATION'S TENDER OFFER TO PURCHASE ALL OF OUR OUTSTANDING COMMON STOCK THREATENS TO DISRUPT OUR BUSINESS AND THAT OF J.D. EDWARDS, TO CREATE DELAY AND UNCERTAINTY IN THE COMPLETION OF OUR OFFER AND MERGER AND TO MATERIALLY ADVERSELY AFFECT EACH COMPANY'S OR THE COMBINED COMPANY'S OPERATIONS AND RESULTS.


     Oracle Corporation has commenced a cash tender offer, referred to as the Oracle Offer, to purchase all of our outstanding common stock. The Oracle Offer involves certain conditions and is accompanied by actions that may delay or prevent altogether the completion of our offer and merger. At least one of the conditions of the Oracle Offer will not be satisfied if the terms of the merger agreement with J.D. Edwards are completed, including the condition against issuing additional shares of our common stock. Furthermore, we believe that the Oracle Offer raises significant antitrust concerns that could result in a lengthy regulatory review process and protracted litigation. On June 30, 2003, the Department of Justice requested additional information regarding antitrust matters relating to Oracle's proposed acquisition of PeopleSoft, known as a "second request". The combination of these factors could cause significant delay and raise uncertainty about our ability to complete the offer and our merger with J.D. Edwards. Such delay and uncertainty could have a material adverse effect on PeopleSoft's and J.D. Edwards' financial condition and operating results.



     Oracle's initially stated intentions to discontinue the development, sale and support of PeopleSoft products if the Oracle Offer is successful has adversely impacted and may continue to adversely impact both our and J.D. Edwards' ability to attract new customers and has caused and could continue to cause potential or current customers to defer purchases or to cancel existing orders. Oracle's recent statements that it would continue to sell and support PeopleSoft products for some time has resulted in additional confusion for our customers. Moreover, as a result of the Oracle Offer, certain of our and J.D. Edwards' suppliers, distributors, and other business partners may seek to change or terminate their relationships with either company. These actions may adversely affect PeopleSoft's and J.D. Edwards' respective financial conditions and results of operations.



     As a consequence of the uncertainty surrounding their roles and the companies' futures, our key employees and those of J.D. Edwards may seek other employment opportunities. Moreover, the companies' ability to attract and retain new key management, sales, marketing and technical personnel could be harmed. If key employees leave as a result of the Oracle Offer, or the companies are unable to attract or retain qualified personnel, there could be a material adverse effect on the business and the results of operations for PeopleSoft and J.D. Edwards.



     Responding to the Oracle Offer and Oracle's other efforts to stop the offer and the merger with J.D. Edwards could be a major distraction for management of both PeopleSoft and J.D. Edwards and require both companies to incur significant costs. Management distraction created by the Oracle Offer may also adversely impact our ability to successfully plan the integration of the combined company. This distraction could adversely affect our and J.D. Edward's business and results of operations and could negatively affect the results of the combined company.

 THE CONSIDERATION J.D. EDWARDS STOCKHOLDERS RECEIVE IN THE OFFER AND THE MERGER MAY BE AFFECTED BY THE ORACLE OFFER.



     J.D. Edwards stockholders cannot be certain of the form of consideration it will receive in the offer and the merger. If Oracle succeeds in its acquisition of PeopleSoft using cash consideration and the proposed business combination with J.D. Edwards is completed, the consideration paid to J.D. Edwards stockholders in the offer and the merger will consist of cash in lieu of the portion of the offer and merger consideration which consists of PeopleSoft common stock, with a value dependent upon the price paid by Oracle for all outstanding shares of our common stock. If Oracle succeeds in completing the Oracle Offer but does not acquire the remaining shares of PeopleSoft's common stock in a merger, then the PeopleSoft stock received by J.D. Edwards stockholders in the offer and the merger will consist of stock of uncertain value. Similarly, if PeopleSoft were acquired by another third party, the portion of the offer and merger consideration represented by shares of PeopleSoft common stock would consist of the consideration (cash, acquiror stock or both) paid to PeopleSoft stockholders.


  CHANGES IN THE MARKET VALUE OF OUR COMMON STOCK MAY ADVERSELY AFFECT THE VALUE OF CONSIDERATION THAT YOU RECEIVE FOR YOUR SHARES OF J.D. EDWARDS COMMON STOCK.


     In the offer, J.D. Edwards stockholders will receive cash, a fraction of a share of PeopleSoft common stock or a combination of cash and stock, in exchange for each share of J.D. Edwards common stock. Whether a stockholder receives cash, stock or a combination of cash and stock, the value of the consideration received will equal the value of $7.05 plus 0.43 of a share of PeopleSoft common stock for each share of J.D. Edwards common stock. A stockholder who does not tender in the offer will receive $7.05 plus 0.43 of a share of PeopleSoft common stock for each share of J.D. Edwards common stock in the merger following completion of the offer. The market value of our shares fluctuates based upon general market and economic conditions, our business and prospects and other factors, as discussed in this prospectus. Because the value of the consideration depends on the value of our common stock in the offer, the exact value of the consideration that J.D. Edwards stockholders will receive in the offer and the merger cannot now be determined.



     There will be no adjustment to the offer or merger consideration for changes in the market price of either our common stock or J.D. Edwards common stock. In addition, neither party may terminate, and the J.D. Edwards board may not change its recommendation, in each case solely because of changes in the market price of our common stock or J.D. Edwards common stock. The value of the consideration to be received by J.D. Edwards stockholders in the offer will depend on the market value of our common stock during a period ending shortly before the expiration of the offer. As the market price of our common stock decreases, the value received for each share of J.D. Edwards common stock decreases. Conversely, as the market price of PeopleSoft common stock increases, the value received for each share of J.D. Edwards common stock exchanged for our common stock increases.



     The trading price of our common stock has fluctuated significantly in the past. Changes in our business, operations or prospects or those of J.D. Edwards, market assessments of the benefits of the merger and of the likelihood that the offer and the merger will be completed, regulatory considerations, general market and economic conditions, or other factors may affect the price of our common stock. Many of these factors are beyond our control. The future trading price of our common stock is likely to be volatile and could be subject to wide price fluctuations in response to such factors, including:



     - the impact of the pending Oracle Offer or any other proposed acquisition of us;


     - actual or anticipated fluctuations in revenues or operating results, including revenue or results of operations in any quarter failing to meet the expectations, published or otherwise, of the investment community by either us or J.D. Edwards;

     - announcements of technological innovations by us, J.D. Edwards or our competitors;

     - introduction and success of new products or significant customer wins or losses by us, J.D. Edwards or our competitors;

     - developments with respect to our or J.D. Edwards' intellectual property rights, including patents, or those of our competitors;

     - changes in recommendations or financial estimates by securities analysts;

     - fluctuations in demand for and sales of our or J.D. Edwards' products, which will depend on, among other things, the uncertainty regarding success of the merger and operations of the combined company, the acceptance of our or J.D. Edwards' products in the marketplace and the general level of spending in the software industry;

     - rumors or dissemination of false and/or misleading information, particularly through internet chat rooms, instant messaging and other means of rapid dissemination;

     - changes in management;

     - proposed and completed acquisitions or other significant transactions by us, J.D. Edwards or our competitors;

     - introduction and success of new products or significant customer wins or losses by us, J.D. Edwards or our competitors;

     - the mix of products and services sold by us or J.D. Edwards;

     - the timing, placement and fulfillment of significant orders by us or J.D. Edwards;

     - conditions and trends in the software industry, or consolidation within the technology industry that may impact our customers, partners, suppliers or competitors;

     - adoption of new accounting standards affecting the software industry;

     - acts of war or terrorism; and

     - general market conditions.


     The price of our common stock at the time that we accept your tendered shares or at the time of the merger may be higher or lower than its price on the date of this prospectus. Before tendering your shares of J.D. Edwards common stock pursuant to the offer, we urge you to obtain current market quotations for our common stock.


  THE MIX OF CONSIDERATION -- CASH AND STOCK -- THAT THE J.D. EDWARDS STOCKHOLDERS ACTUALLY RECEIVE MAY BE DIFFERENT THAN THE FORM OF CONSIDERATION THAT SUCH STOCKHOLDERS HAVE ELECTED TO RECEIVE. J.D. EDWARDS STOCKHOLDERS WHO TENDER IN THE OFFER WILL NOT KNOW THE ACTUAL MIX OF CONSIDERATION THAT THEY WILL RECEIVE IN THE OFFER BEFORE THE OFFER IS COMPLETED.


     The total amount of cash and stock that will be paid to all J.D. Edwards stockholders in the transactions contemplated by the merger agreement is fixed and will be allocated among stockholders according to formulas discussed under "The Offer -- The Proration Rules" on page 68. The amount of cash, stock or combination of cash and stock that a J.D. Edwards stockholder receives in the offer will depend on whether the stockholder has submitted an election form, whether the stockholder has elected to receive the consideration in all stock or all cash, and the elections made by all other stockholders. It will also depend on the average closing price of PeopleSoft common stock for the five trading days ending immediately before the second trading day before the expiration of the offer. Accordingly, the mix of consideration that a J.D. Edwards stockholder receives may be different than the mix that the stockholder has elected to receive. A stockholder that has elected to receive only cash could receive a combination of cash and stock, and a stockholder that has elected to receive only stock could receive a combination of stock and cash. For U.S. federal income tax purposes, a J.D. Edwards stockholder that has elected to receive only stock, but receives a combination of cash and stock, will be required to recognize any gain on the exchange to the extent of the cash consideration received but will not be permitted to recognize loss on the exchange. Since the allocation of the consideration cannot be determined until the expiration of the offer, J.D. Edwards stockholders will not know the actual mix of consideration they will receive at the time they tender their shares in the offer. A J.D. Edwards stockholder who has elected to receive only stock with the expectation of having tax-free treatment and instead receives a combination of cash and stock as a result of the application of the proration procedures may be required to recognize gain on the exchange, but will not be permitted to recognize any loss on the exchange, for U.S. federal income tax purposes. Likewise, a J.D. Edwards stockholder who elects to receive only cash with the expectation that he or she will recognize a loss as a result of the offer may receive stock, in which case the loss would not be recognized. For a more detailed discussion of the federal income tax consequences of the proposed transaction, see the discussion under the caption "The Offer -- Material Federal Income Tax Consequences".


  THE VALUE THAT ALL J.D. EDWARDS STOCKHOLDERS ARE ENTITLED TO RECEIVE IN THE OFFER AND MERGER IS INTENDED TO BE THE SAME, REGARDLESS OF WHETHER THEY RECEIVE CASH OR STOCK. HOWEVER, THE VALUE OF THE CONSIDERATION RECEIVED BY STOCKHOLDERS MAY DIFFER AT THE TIME THE OFFER CONSIDERATION IS ACTUALLY PAID BECAUSE OF FLUCTUATION IN THE PEOPLESOFT COMMON STOCK PRICE.



     The value of the consideration J.D. Edwards stockholders receive is intended to be the same whether a stockholder receives cash, PeopleSoft common stock or a combination of cash and stock. This equivalence is based upon the average closing price for the five trading days ending immediately before the second trading day before the expiration of the offer. The market value of PeopleSoft common stock on the date the offer consideration is paid to a J.D. Edwards stockholder is likely to be different than the closing stock prices set forth in this prospectus.


  WE MAY NOT SUCCESSFULLY INTEGRATE OUR AND J.D. EDWARDS' BUSINESS OPERATIONS AFTER THE MERGER. AS A RESULT, WE MAY NOT ACHIEVE THE ANTICIPATED BENEFITS OF THE MERGER, WHICH COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

     We entered into the merger agreement with the expectation that the merger will result in benefits to the combined company. However, these expected benefits may not be fully realized. The integration of PeopleSoft's and J.D. Edwards' operations after the merger may be difficult, time consuming and costly, particularly in light of the technical and complex nature of each company's products. After completion of the merger, the combined company must successfully integrate, among other things, certain product and service offerings, product development, sales and marketing, administrative and customer service functions, and management information systems. In addition, we will need to retain the management, key employees, customers, distributors, vendors and other business partners of both companies. It is possible that these integration efforts will not be completed as efficiently as planned or will distract management from the operations of the combined company's business.

     The challenges involved in this integration include the following:


     - the cost, in terms of both time and expense, of responding to the Oracle Offer and related litigation;


     - managing software development activities to define a combined product roadmap, ensure timely release of innovative products to market, and to deliver effective technology integration between solutions coordinating software development operations in a swift and efficient manner to ensure timely development of product roadmaps, release of products to market, and the development of integration and migration processes and tools;

     - combining product offerings, platforms and technologies quickly and effectively;

     - demonstrating to our existing and potential customers that the merger will not result in adverse changes in customer service standards or business focus;

     - retaining key alliances on attractive terms with partners and suppliers;

     - coordinating and integrating sales and marketing efforts to effectively communicate the capabilities of the combined company, cross selling related products to each other's customers, and managing the combined sales force to avoid channel conflict;


     - maintaining employee morale, assimilating key employees and managing an increased number of employees over large geographic distances;


     - creating and effectively implementing uniform standards, controls, procedures, policies and information systems; and



     - retaining or recruiting key personnel.


The execution of these post-merger events will involve considerable risks and may not be successful. These risks include:

     - the potential disruption of the combined company's ongoing business and distraction of its management;

     - the potential strain on the combined company's financial and managerial controls and reporting systems and procedures;

     - unanticipated expenses and potential delays related to integration of the operations, technology and other resources of the two companies;

     - the impairment of relationships with employees, suppliers, customers and business partners as a result of any integration of new management personnel;

     - the inability to successfully manage the substantially larger and geographically diverse organization;

     - the failure to realize the anticipated synergies from our combination with J.D. Edwards;

     - greater than anticipated costs and expenses related to restructuring, including employee severance or relocation costs and costs related to vacating leased facilities; and

     - potential unknown liabilities associated with the merger and the combined operations.

     The combined company may not successfully integrate the operations and technology of PeopleSoft and J.D. Edwards in a timely manner, or at all, and the combined company may not realize the anticipated benefits of the merger to the extent, or in the timeframe, anticipated, which could significantly harm our business and have a material adverse effect on the combined company after the merger.


  J.D. EDWARDS DIRECTORS AND OFFICERS HAVE CONFLICTS OF INTEREST IN RECOMMENDING THE OFFER AND THE MERGER TO J.D. EDWARDS STOCKHOLDERS.



     In considering the recommendation of the J.D. Edwards board of directors to accept the offer, tender your shares of J.D. Edwards common stock pursuant to the offer and approve the merger and the merger agreement, you should recognize that J.D. Edwards directors and officers have interests in the merger that differ from, or are in addition to, their interests as J.D. Edwards stockholders. These interests include:



     - current and future employment arrangements and retention payments;



     - severance benefits if their employment is terminated after the merger;



     - acceleration of stock options if their employment is terminated after the merger;



     - PeopleSoft board membership for one current J.D. Edwards director; and



     - indemnification of J.D. Edwards directors and officers against certain liabilities arising both before and after the merger. See "Background of the Offer and the Merger -- Interests of Certain Persons in the Merger".

  FAILURE TO COMPLETE THE OFFER COULD BE COSTLY TO J.D. EDWARDS AND ITS STOCKHOLDERS.

     If the merger is not completed for any reason, J.D. Edwards could suffer a number of consequences that may adversely affect its business, results of operations and stock price, including the following:

     - the market price of J.D. Edwards common stock may decline, assuming that current market prices reflect a market assumption that the merger will be completed;

     - the benefits expected from becoming a part of a combined company with PeopleSoft, including the potentially enhanced financial and competitive position, will not be realized;

     - activities relating to the merger and related uncertainties may divert management's attention from the day-to-day business and cause disruptions among employees and to relationships with customers and business partners, thus detracting from J.D. Edwards' ability to grow revenue and minimize costs and possibly leading to a loss of revenue and market position that may not be regained if the transaction does not occur;

     - difficulty continuing J.D. Edwards' present level of operations, requiring it to scale back the present level of business and consider additional reductions in force;

     - disruption of its employee, customer and business partner base;


     - an inability to take advantage of alternative business opportunities or effectively respond to competitive pressures; and


     - the obligation to pay J.D. Edwards' costs related to the merger, such as legal, accounting and a portion of the investment banking fees.


     In addition, the merger agreement provides for the payment to us by J.D. Edwards of a termination fee of $57 million. In certain other circumstances, we or J.D. Edwards may be required to pay costs and expenses of $5 million if the merger is terminated, depending on the circumstances that result in the termination of the merger agreement. The obligation to make the termination fee payments may adversely affect the ability of J.D. Edwards to engage in another transaction and may have an adverse impact on the financial condition of J.D. Edwards. See "The Merger Agreement -- Termination Fee".


  WHETHER OR NOT THE OFFER AND MERGER ARE COMPLETED, THE ANNOUNCEMENT OF THE OFFER AND MERGER MAY CAUSE DISRUPTIONS, INCLUDING POTENTIAL LOSS OF CUSTOMERS, SUPPLIERS AND OTHER BUSINESS PARTNERS, IN THE BUSINESS OF J.D. EDWARDS OR PEOPLESOFT, WHICH COULD HAVE MATERIAL ADVERSE EFFECTS ON EACH COMPANY'S OR THE COMBINED COMPANY'S BUSINESS AND OPERATIONS.

     Whether or not the offer and the merger are completed, PeopleSoft's and J.D. Edwards' customers, suppliers, distributors, licensors and other business partners, in response to the announcement of the offer and the merger, may adversely change or terminate their relationships with either company or the combined company, which could have a material adverse effect on the business of the company concerned. Certain of PeopleSoft's or J.D. Edwards' current or potential customers may cancel or defer orders for each company's products. In addition, customers of both companies may expect preferential pricing as a result of the offer and the merger or the announcement of the offer and the merger. The announcement of the offer and the merger may also adversely affect the companies' ability to attract new customers.

     Some of the contracts with suppliers, distributors, system integrators, customers, licensors, facility owners and other business partners require PeopleSoft or J.D. Edwards to obtain consent from these other parties in connection with the offer and the merger. If their consent cannot be obtained on favorable terms, the combined company may incur higher costs related to replacing suppliers, may suffer a loss of potential future revenue and may lose rights to facilities or intellectual property that are material to the business of the combined company.

  COMPLETION OF THE OFFER MAY BE DELAYED BY THE NEED TO OBTAIN REQUIRED GOVERNMENTAL APPROVALS, AND PEOPLESOFT AND J.D. EDWARDS MAY NOT BE ABLE TO OBTAIN SUCH APPROVALS TO COMPLETE THE OFFER OR THE MERGER.


     Under the HSR Act, J.D. Edwards shares may not be accepted in the offer and the merger may not be consummated unless certain filings have been submitted to the FTC and the Antitrust Division of the Department of Justice and certain waiting period requirements have been satisfied. PeopleSoft and J.D. Edwards have made these required filings. In addition, the offer and the merger are subject to various foreign antitrust laws, some of which require us to make filings with foreign authorities. There can be no assurance that antitrust enforcers will allow the transaction to proceed without first seeking additional information pursuant to a second request or similar process or that approvals for the transaction will be obtained at all or without materially adverse restrictions or conditions that would have an adverse effect on the combined company. In addition, if we would be required to sell or divest any of our assets or business or prohibited from owning any portion of the J.D. Edwards business or assets, we are not obligated to complete the offer.



     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions like the offer and the merger. At any time before or after the completion of the offer and the merger, the FTC or the Antitrust Division could take any action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the offer, completion of the merger or seeking the divestiture of substantial assets of PeopleSoft or J.D. Edwards. In addition, certain private parties as well as state attorneys general and other antitrust authorities may challenge the transaction under antitrust laws under certain circumstances. There can be no assurance that we will receive a favorable result if such a challenge is made. In addition, the Oracle Offer may also have an effect on the timing and the results of the review of the offer and the merger by regulatory authorities.


  THE SHARES MAY BE ACCEPTED IN THE OFFER AND THE MERGER MAY BE COMPLETED EVEN THOUGH MATERIAL ADVERSE CHANGES MAY RESULT FROM THE ANNOUNCEMENT OF THE MERGER, INDUSTRY-WIDE CHANGES AND OTHER CAUSES.

     In general, either party may refuse to complete the offer or the merger if there is a material adverse change affecting the other party before the closing. However, certain types of changes will not prevent the completion of the offer or the merger, even if they would have a material adverse effect on PeopleSoft or J.D. Edwards, including:


     - changes that arise in connection with the Oracle Offer or another acquisition proposal by Oracle;


     - changes or conditions generally affecting the industries or segments in which we and J.D. Edwards operate unless the change or condition has a materially disproportionate effect on us or J.D. Edwards, as the case may be;

     - changes in general economic, market or political conditions unless the change has a materially disproportionate effect on us or J.D. Edwards, as the case may be;


     - actual or threatened litigation by Oracle, or stockholders of us or J.D. Edwards relating to the announcement or completion of the offer or the merger (unless the offer or the merger is enjoined);


     - any disruption of customer, business partner, supplier or employee relationships that resulted from the announcement of the merger agreement or the completion of the offer and the merger; and

     - changes in our or J.D. Edwards' market price or trading volume, in and of themselves.


     If material adverse changes occur but we must still complete the offer and the merger, our stock price may suffer. This in turn may reduce the value of the consideration paid to J.D. Edwards stockholders in the offer and the merger.

  CHARGES TO EARNINGS RESULTING FROM THE MERGER INCLUDING THE APPLICATION OF THE PURCHASE METHOD OF ACCOUNTING, AND RESTRUCTURING AND INTEGRATION COSTS MAY MATERIALLY ADVERSELY AFFECT THE MARKET VALUE OF OUR COMMON STOCK FOLLOWING THE MERGER.


     In accordance with accounting principles generally accepted in the United States of America, the combined company will account for the merger using the purchase method of accounting. The combined company will allocate the total estimated purchase price to J.D. Edwards' net tangible assets, amortizable intangible assets, and in-process research and development based on their fair values as of the date of completion of the merger, and record the excess of the purchase price over those fair values as goodwill. The combined company's financial results, including earnings per share, could be adversely affected by a number of financial adjustments required by accounting principles generally accepted in the United States of America including the following:


     - The portion of the estimated purchase price allocated to in-process research and development will be expensed by the combined company in the quarter in which the merger is completed.

     - The combined company will incur additional amortization expense over the estimated useful lives of certain of the intangible assets acquired in connection with the merger during such estimated useful lives.

     - To the extent the value of goodwill or intangible assets with indefinite lives becomes impaired, the combined company may be required to incur material charges relating to the impairment of those assets.


     - The portion of the existing deferred revenues on J.D. Edwards balance sheet at the closing of the merger which represents maintenance revenue will be adjusted, based on estimated cost to deliver plus an appropriate gross margin and the portion of deferred maintenance revenue will be recorded as goodwill.



     We expect to incur costs associated with combining the operations of the two companies, including transaction fees and other costs related to the offer and the merger. These costs may be substantial and may include those related to the severance and stock option acceleration provisions of J.D. Edwards' management change in control plan, which will result in certain retention payments after the merger and on the first anniversary of the merger and which could be triggered by certain actions taken by us after the merger. We also face potential costs related to employee redeployment or relocation, employee retention which could include salary increases or bonuses, reorganization or closure of facilities, relocation and disposition of excess equipment, termination of contracts with third parties that provide redundant or conflicting services and other integration costs. We have not yet determined the amount of these costs. We expect to account for these costs as purchase related adjustments when the merger is completed, which will decrease our net income and impact cash balances for the periods in which those adjustments are made.


     Each of these charges would negatively impact earnings, which could have a material adverse effect on the price of our common stock.


  LITIGATION RELATED TO THE MERGER AND THE ORACLE OFFER MAY PREVENT OR DELAY THE PURCHASE OF THE SHARES PURSUANT TO THE OFFER AND THE CLOSING OF THE MERGER MAY RESULT IN SIGNIFICANT MONETARY DAMAGES OR MAY OTHERWISE NEGATIVELY IMPACT THE BUSINESS AND OPERATION OF PEOPLESOFT AND J.D. EDWARDS.



     On June 6, 2003, Oracle announced that it intended to commence a cash tender offer to purchase all of the outstanding shares of PeopleSoft. Ten stockholder lawsuits have been filed against PeopleSoft and certain of our directors and officers alleging breaches of fiduciary duties by PeopleSoft and such persons in connection with the Oracle Offer in Delaware and California state courts. The California stockholder lawsuits have been stayed and a motion for preliminary injunction has been filed in one of the Delaware stockholder suits. Two purported class action stockholder lawsuits have also been filed against

J.D. Edwards' directors and officers in Delaware and Colorado state courts alleging breaches of fiduciary duty by such persons and seeking, among other remedies, to enjoin the transactions contemplated by the merger. On June 18, 2003, Oracle filed a lawsuit against PeopleSoft, the members of our board and J.D. Edwards in the Delaware Chancery Court. The lawsuit alleges breaches of fiduciary duties against us and our board and seeks to enjoin the proposed offer and merger and to enjoin us from implementing a recently announced customer protection program. In addition, other potential lawsuits arising out of the Oracle Offer or the merger could seek to enjoin consummation of the offer or the merger or, in the alternative, to rescind the merger, as well as monetary damages. Fluctuation in the price of PeopleSoft or J.D. Edwards common stock may also expose each company to the risk of securities class-action lawsuits. Even if such litigation is ultimately proven to lack merit, these actions could prevent or delay the acceptance of the shares of J.D. Edwards common stock pursuant to the offer and the closing of the merger. Any conclusion of such litigation in a manner adverse to PeopleSoft or J.D. Edwards could have a material adverse effect on each company's businesses, financial condition and results of operations. In addition, the cost of defending this litigation, even if resolved favorably, will be substantial. Such litigation could also substantially divert the attention of management and resources in general. Furthermore, uncertainties resulting from the initiation and continuation of any litigation could harm the ability of PeopleSoft and J.D. Edwards to compete in the marketplace. For a more detailed description of the litigation related to the merger and the Oracle Offer, see the discussions under the captions "Information About PeopleSoft, Inc. -- Recent Developments" and "Information About J.D. Edwards & Company -- Recent Developments".

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and other documents to which we refer you contain "forward-looking statements" concerning non-historical facts or matters that are subject to risks and uncertainties. These forward-looking statements may be preceded by, followed by or include the words "believes," "expects," "anticipates," "intends," "plans," "projections," "estimates," "may," "will," "should," "could" or similar expressions. These forward-looking statements represent our expectations or beliefs concerning future events, many of which are outside of our control. Many possible events or factors could affect the actual financial results and performance of PeopleSoft and J.D. Edwards before the transaction and of the combined company after the transaction, and these factors or events could cause those results or performance to differ significantly from those expressed in our forward-looking statements. They include, among other things, statements with respect to:

     - the possibility that the offer and the merger may not be completed or that we may have to modify some aspects of the acquisition transaction to obtain regulatory approvals;


     - the impact of litigation relating to the offer, the merger or the Oracle Offer;



     - the impact of the Oracle Offer to purchase all of the outstanding shares of our common stock;


     - the successful integration of J.D. Edwards' employees and technologies and the challenge of achieving anticipated benefits of the merger;

     - pro forma financial statements and projections of future financial performance;

     - future sales and earnings;

     - marketing efforts and trends;

     - product acceptance and demand;

     - growth efforts;

     - cost reduction efforts;

     - cost savings and economies of scale;

     - margin enhancement efforts;

     - product development efforts;

     - market positioning;

     - operations and results of the combined company after the merger; and

     - future acquisitions and dispositions.

     We caution that these statements are further qualified by important factors, in addition to those under "Risk Factors" above and elsewhere in this prospectus and the documents which are incorporated by reference in this prospectus, that could cause actual results to differ significantly from those in the forward-looking statements.

     Forward-looking statements are not guarantees of performance. By their nature, they involve risks, uncertainties and assumptions. The future results and stockholder values of PeopleSoft and J.D. Edwards may differ significantly from those expressed in these forward-looking statements. Stockholders are cautioned not to put undue reliance on any forward-looking statement. Any such statement speaks only as of the date of this prospectus, and in the case of documents incorporated by reference, as of the date of those documents. We do not assume any obligation to update or release any revisions to any forward-looking statements, to report any new information, future event or other circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law.

                       INFORMATION ABOUT PEOPLESOFT, INC.

     PeopleSoft designs, develops, markets and supports a family of enterprise application software products for use throughout large and medium sized organizations worldwide. These organizations include corporations, educational institutions and federal, state, provincial and local government agencies. We provide enterprise application software for customer relationship management, human capital management, financial management and supply chain management, along with a range of industry-specific products. Within each application suite, we offer embedded analytics and portal applications. In addition, we offer a suite of products for application integration and analytic capability, including portal applications, an integration broker and enterprise warehouse products. Our applications offer a high degree of flexibility, rapid implementation and scalability across multiple databases and operating systems. In addition to enterprise application software, we offer a variety of consulting and training services to customers focused on implementing, optimizing and upgrading our software.

     Our strategy is to offer comprehensive applications that enable organizations to manage critical business processes and analyze and enhance their relationships with customers, suppliers, employees and partners.

     Incorporated in Delaware in 1987, we shipped our first software product, a human resources management system, in December 1988. In 1992, we introduced the first of a series of financial management software products, and in 1994, we introduced the first of a series of supply chain management products. Since that time, we have introduced several additions to existing product lines, as well as industry specific software products for, among others, manufacturing, public sector financial management, public sector human resources management and student administration solutions for the higher education market.

     We began shipping enterprise applications, built entirely on PeopleSoft Pure Internet Architecture(TM), PeopleSoft 8, in September 2000; the first major suite of enterprise applications that enables organizations to create a real-time enterprise, connecting customers, suppliers, employees and partners. PeopleSoft 8 applications can be accessed anytime and from anywhere with a standard Internet browser because they do not require software to be installed on the user's personal computer. Since the release of PeopleSoft 8, we have continued to develop and release additional products and technology across all four product areas, Human Capital Management, Customer Relationship Management, Supply Chain Management and Financial Management Systems, as well as across our technology platform.

RECENT DEVELOPMENTS


     On June 6, 2003, Oracle announced that it intended to commence a cash tender offer to purchase all of the outstanding shares of PeopleSoft for $16 per share, or approximately $5.1 billion. On June 8, 2003, our board of directors discussed Oracle's June 6 announcement and formed a committee of non-management directors, comprised of Frank J. Fanzilli, Jr., Steven D. Goldby, A. George Battle and Cyril J. Yansouni, to evaluate and assess the terms of the Oracle Offer, once announced, in consultation with our board of directors' financial and legal advisors, and make a recommendation to our board. On June 9, 2003, Oracle and Pepper Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Oracle, filed a Tender Offer Statement on Schedule TO with the SEC in connection with the Oracle Offer. On June 11, 2003, our board of directors, including all of the members of the transaction committee, met with our management and the board's financial and legal advisors to further consider and discuss the Oracle Offer. After careful consideration, including consultation with management and the board's financial and legal advisors, the committee unanimously concluded that the Oracle Offer dramatically undervalued our company, would undoubtedly face lengthy antitrust scrutiny, with a significant likelihood that the necessary approval would not be granted, that the delays and uncertainties created by the Oracle Offer, coupled with Oracle's stated intent to discontinue our market-leading products, represented a substantial threat to stockholder value, and that the unsolicited and hostile nature of the Oracle Offer, combined with Oracle's statements, was designed to disrupt our strong momentum at significant cost to us and our customers. For these and other reasons (more fully described in our

Solicitation/Recommendation on Schedule 14D-9, as amended, filed with the SEC in response to the Oracle Offer, referred to as our Schedule 14D-9), the committee determined that the Oracle Offer was not in the best interests of the stockholders and unanimously recommended to the full board of directors that the full board, in turn, recommend that our stockholders reject the Oracle Offer and not tender their shares to Oracle for purchase. The full board of directors concurred with the committee and, having determined that the Oracle Offer was not in the best interests of our stockholders, unanimously recommended that our stockholders reject the Oracle Offer. We publicly announced the board's recommendation on June 12, 2003.



     On June 13, 2003, we filed a suit in the California Superior Court for the County of Alameda against Oracle and Pepper Acquisition Corp. In that suit, we allege that in connection with the Oracle Offer, the defendants have engaged in:
(1) unfair trade practices in violation of California's Business and Professions Code; (2) acts of unlawful interference with our contracts with our customers;
(3) acts of unlawful interference with our relationships with prospective customers; and (4) acts of unlawful disparagement of our products and services. We seek an injunction precluding defendants' unfair trade practices and other unlawful actions, proceeding further with the tender offer, restitution and damages. On June 17, 2003, Oracle removed the case to federal district court. On June 19, 2003, the case was remanded to the California Superior Court for the County of Alameda.


     In addition, ten stockholder lawsuits have been filed against us and certain of our directors and executive officers alleging breaches of fiduciary duties by us and such persons and seeking to enjoin transactions contemplated by the merger. The California stockholder lawsuits have been stayed. A plaintiff in one of the Delaware stockholder lawsuits has filed a motion for preliminary injunction.


     On June 18, 2003, Oracle announced that it had amended its offer to purchase all of the outstanding stock of PeopleSoft by increasing the purchase price from $16.00 to $19.50 per share. After careful consideration, including consultation with management and the board's financial and legal advisors, the special committee unanimously concluded that the previously stated reasons for rejecting the Oracle Offer remained and that the offer consideration was inadequate. As more fully described in our amended Schedule 14D-9, the committee determined that the Oracle Offer was not in the best interests of the stockholders and unanimously recommended to the full board that it recommend that our stockholders reject the Oracle Offer and not tender their shares to Oracle for purchase. The full board of directors concurred with the committee and, having determined that the revised Oracle Offer was not in the best interests of our stockholders, unanimously recommended that our stockholders reject the revised Oracle Offer. We publicly announced the board's recommendation on June 20, 2003.



     The closing price of PeopleSoft common stock as reported on the Nasdaq National Market was $16.39 on May 30, 2003 (prior to the announcement of the original merger agreement with J.D. Edwards and the Oracle Offer), $16.92 on June 13, 2003 (prior to the announcement of the merger agreement with J.D. Edwards) and $17.98 on July 2, 2003, with a 52 week range of $11.75 to $22.50 through June 27, 2003. The transaction committee of our board and our full board do not believe the trading prices of PeopleSoft common stock in recent periods reflect the value that would be reflected in a sale of PeopleSoft for cash or for cash and stock in a transaction that does not result in a significant equity stake in the pro forma company for PeopleSoft stockholders. In reaching this determination, the transaction committee and our board reviewed, among other factors and with the input of its financial advisors:



     - the present value of potential future market prices for PeopleSoft based upon different assumptions;



     - the pro forma financial impact of the acquisition of J.D. Edwards on PeopleSoft, including strategic implications and operational benefits;



     - the value of the consideration paid in acquisitions of comparable companies as multiples of financial operating data and compared such multiples with those reflected in the Oracle Offer; and



     - the premiums to market prices paid in acquisitions of comparable companies as compared to the premium offered in the Oracle Offer.

     Based upon its review of such factors, our transaction committee and board concluded that the Oracle Offer severely undervalues PeopleSoft based on its financial performance and future opportunities.



     In evaluating the value of the Oracle Offer to PeopleSoft stockholders, the transaction committee and the full board considered that the proposed combination of PeopleSoft and Oracle faces delay as antitrust authorities review the transaction and a significant likelihood that the transaction may be blocked as anticompetitive. Further, as the Oracle Offer is conditional and may be withdrawn at any time, there exists additional risk that the proposed transaction may not be completed. The uncertainties created by the Oracle Offer regarding our business vitality and future creates risks of loss of customers and employees. If that transaction were not to be completed after our board recommended to our stockholders that the Oracle Offer be accepted, the damage to stockholder value could be significant.



     The information and factors considered and reasons cited by the PeopleSoft board and the transaction committee above is not meant to be exhaustive, but includes the material information, factors, analyses and reasons considered by the board and the transaction committee in reaching their respective conclusions and recommendations. The members of the board and the transaction committee evaluated the various factors listed above in light of their knowledge of our business, financial condition and prospects and based upon the advice of the board's financial and legal advisors. In light of the number and variety of factors that the board and the transaction committee considered, and the varied reasons that supported their opinions and conclusions, the members of the board and the transaction committee did not find it practicable to assign relative weights to the foregoing factors or reasons. However, the recommendation of the board of directors and transaction committee was made after considering the totality of the information and factors involved. In addition, individual members of the board and the transaction committee may have given different weight to different factors or reasons described or cited above.



     In addition, on June 18, 2003, Oracle filed a lawsuit against us, the members of our Board of Directors and J.D. Edwards in the Delaware Chancery Court. The lawsuit alleges breaches of fiduciary duties against us and our board of directors and seeks injunctive relief requiring (i) rescission of the merger agreement; (ii) an injunction against the offer; (iii) an order requiring us to redeem our rights plan or amend the plan to permit the Oracle Offer to proceed;
(iv) an injunction requiring our board to take action to make Section 203 of the Delaware General Corporation Law, or the DGCL, inapplicable to the Oracle Offer; and (v) an injunction prohibiting us from implementing a recently announced customer protection program described below. The claims against J.D. Edwards are based on aiding and abetting PeopleSoft and the director defendants. PeopleSoft and J.D. Edwards answered Oracle's complaint on June 26, 2003, denying all substantive claims. The parties are currently scheduled to confer with the Court on July 25, 2003 about further scheduling a hearing date, if necessary. PeopleSoft is therefore not prevented from closing the offer or the merger prior to July 25, 2003 if the respective regulatory and other conditions are met. PeopleSoft and J.D. Edwards believe that the Oracle suit is without merit and intend to vigorously defend this lawsuit as well as other pending litigation relating to the Oracle Offer and the offer and the merger.



     In connection with its unsolicited tender offer to PeopleSoft stockholders, Oracle has made explicit, well-publicized statements of its intentions with respect to PeopleSoft's products if its acquisition efforts succeed. We have a long and distinguished history of providing products and subsequent support services and establishing long-term relationships with our customers. Customers purchasing PeopleSoft applications establish long-term relationships with PeopleSoft which include subsequent development, support and services as a component of their purchasing decisions. The Oracle statements have caused our existing and potential customers to express concern over the long-term availability and support of PeopleSoft products. It is PeopleSoft's policy to provide support for our products for four years after their general availability.



     To minimize a potential loss of business during the Oracle Offer, PeopleSoft implemented a program incorporating a contingent change in control provision to our standard perpetual licensing arrangement which provides customers purchasing application licenses with financial protection in the event that an acquiror discontinues the sale, development or support of PeopleSoft applications within a specified period after an acquisition. That financial protection is in the form of a payment generally equal to two to five times the total arrangement fees. The multiple increases as the arrangement fees increase and generally will be paid provided the following events occur:



     - within one year of the contract effective date, PeopleSoft is acquired or merged, and PeopleSoft is not the acquiror; and



     - within two years of the contract effective date, the acquiring company:
       (i) announces its intention to discontinue, or discontinues, support services before the end of the normal support term as defined by PeopleSoft standard policies, or (ii) announces its intention to stop licensing PeopleSoft products to new customers, or (iii) announces its intention not to provide updates or new releases for supportable products, which would, if PeopleSoft were not acquired or merged with the acquired company, have been considered updates or new releases under PeopleSoft standard business policies; and



     - the customer requests the payment in writing by December 31, 2005 and has timely paid for support services in accordance with the terms of the customer's agreement with PeopleSoft.



     Customers retain rights to the licensed products whether or not the customer protection program payments are implicated. No customer is entitled to a refund of arrangement fees paid under the customer's contract with PeopleSoft, but the customer would be entitled to a payment under the customer protection program if all of the conditions stated above are met.



     The program was designed to protect a customer's total investment in PeopleSoft products. We believe that the customer protection provision has encouraged customers to go forward with business arrangements despite uncertainty about the future of PeopleSoft applications in the marketplace that the Oracle Offer and Oracle's public statements have created. PeopleSoft believes that security holders benefit from the existence of this program as it is a means to maintain customer relationships and promote license transactions, resulting in a benefit to PeopleSoft's business and operating results. These assurances provided to customers facilitated completing sales transactions, which preserves the value of PeopleSoft's business for our stockholders.



     The program has no current financial statement impact to PeopleSoft. The contingent liability would only be recognized in the financial statements of PeopleSoft or its acquiror upon or after the consummation of the business combination. As of June 30, 2003, the maximum potential amount of future payments to be made under the program is approximately $354 million based upon currently available information. PeopleSoft believes the likelihood of the customer protection program being exercised not to be probable. PeopleSoft hopes that any acquiror would continue the support and development of our products.

                    INFORMATION ABOUT J.D. EDWARDS & COMPANY

     J.D. Edwards develops and markets collaborative enterprise software and provides consulting, education, and support services. J.D. Edwards' product offerings are differentiated by a practice of listening to customers, innovating on their behalf, and delivering solutions as part of a results-oriented relationship. J.D. Edwards aims to make its customers stronger, enabling them to solve their most important business challenges. Its software applications help customers integrate various aspects of their businesses -- from managing relationships with suppliers, employees, and customers to processing transactions and analyzing internal business information. J.D. Edwards' systems manage and store large volumes of diverse business information, providing customers continuous and simultaneous availability of information to geographically dispersed employees, customers, and suppliers.

     J.D. Edwards' product lines include enterprise resource planning, customer relationship management, supply chain management, supplier relationship management, business intelligence, tools and technology, and collaboration and integration. Customers are in a variety of industries including manufacturing and distribution, asset-intensive, and project and service industries. Customers can operate J.D. Edwards' software on a variety of computing platforms, and J.D. Edwards supports several different databases. Recognizing that software must align with customers' current and future requirements, J.D. Edwards makes its offerings modular to allow customers to license only the applications necessary for their business operations.

     Consulting, education, and support services are available through J.D. Edwards' direct services organization and through select business partners to help customers benefit fully from J.D. Edwards software. J.D. Edwards' consultants use a flexible implementation methodology and tools to help customers adapt applications to their operations. J.D. Edwards' education experts conduct training programs to help users become acquainted and proficient with its systems, and J.D. Edwards' global support teams offer a range of options, from Web-based self-service to dedicated account management.

     J.D. Edwards was founded and incorporated in Colorado in March 1977 and reincorporated in Delaware in August 1997. J.D. Edwards develops software in 21 languages that is used by approximately 6,700 mid-market and large customers in more than 110 countries. J.D. Edwards has nearly 5,000 employees in 18 United States offices and 40 international offices and maintains relationships with major technology and platform providers, consulting firms, and product alliance partners.

RECENT DEVELOPMENTS


     On or about June 9, 2003 a purported class action lawsuit was filed in District Court, County of Jefferson, Colorado by J.D. Edwards stockholders against J.D. Edwards' directors and officers alleging breaches of fiduciary duty by such persons and seeking, among other remedies, to enjoin the transactions contemplated by the merger. J.D. Edwards believes that the plaintiffs' claims are wholly without merit and will defend against them vigorously.



     In response to the Oracle Offer, on June 12, 2003, J.D. Edwards filed a suit in California Superior Court in the County of San Mateo against Oracle, its wholly-owned subsidiary, Pepper Acquisition Corp. and two of Oracle's executives alleging violations of California's Business and Professions Code Section 17200 et seq., intentional interference with prospective economic advantage and negligent interference with prospective economic advantage. The suit seeks compensatory and exemplary damages, as well as preliminary and permanent injunctive relief enjoining the defendants from proceeding with the Oracle Offer, taking or attempting to take any other steps to acquire control of us or J.D. Edwards, and otherwise interfering with the completion of the proposed acquisition of J.D. Edwards by us. On June 16, 2003, J.D. Edwards filed a motion for expedited discovery and a preliminary injunction hearing. On June 17, 2003, Oracle filed a notice of removal of the action to the United States District Court, Northern District of California, San Francisco/Oakland Division. On June 18, 2003, J.D. Edwards filed a motion to remand the action back to San Mateo County Superior Court. The United States District Court granted J.D. Edwards' motion to remand on June 20, 2003.

     On June 12, 2003, J.D. Edwards filed a suit in District Court for the City and County of Denver, Colorado, against Oracle and its wholly-owned subsidiary, Pepper Acquisition Corp., alleging claims for tortious interference with contract and prospective business relations. The suit seeks, among other things, compensatory damages of $1.7 billion and an unspecified amount of punitive damages.



     On July 18, 2003, J.D. Edwards was named as a defendant in a lawsuit brought by Oracle in Delaware Chancery Court as described in "Information About PeopleSoft, Inc. -- Recent Developments".



     On June 30, 2003, a purported shareholder class action was filed against J.D. Edwards and its board of directors in the Delaware Chancery Court. The action asserts claims against the J.D. Edwards board of directors for alleged breaches of fiduciary duties in connection with the merger agreement and seeks, among other remedies, to enjoin the transactions contemplated by the merger. J.D. Edwards believes that the plaintiff's claims are wholly without merit and will defend against them vigorously.

                            THE OFFER AND THE MERGER

     The following summary describes the offer and the proposed merger and is qualified in its entirety by reference to the merger agreement. The merger agreement is attached as Appendix A to this prospectus, and is incorporated by reference into this prospectus.

GENERAL


     On June 1, 2003, PeopleSoft, J.D. Edwards and Jersey Acquisition, our wholly-owned subsidiary, entered into the original merger agreement. On June 16, 2003, the parties entered into an amended and restated merger agreement, to facilitate the consummation of the merger. The merger agreement is designed to allow PeopleSoft and J.D. Edwards to accelerate the completion of the transaction, bring forward the benefits of their combination and increase the accretion to earnings per share for our stockholders.


     Our board of directors believes that the merger agreement:


     - Reaffirms PeopleSoft's and J.D. Edwards' Commitment to Combine. The companies believe that the combination of J.D. Edwards and PeopleSoft is a clear win for stockholders, customers and employees of both companies. The boards of both companies unanimously approved the merger agreement and reaffirmed their support for the transaction.



     - Accelerates Closing and Minimizes Customer Uncertainty. The companies believe that the terms of the transaction will minimize customer uncertainty arising from the Oracle Offer and enable PeopleSoft and J.D. Edwards to speed their integration plans and the substantial benefits of the combination.


     - Protects and Enhances Stockholder Value. The cash portion of the consideration increases the certainty of the value of the transaction to J.D. Edwards stockholders and, at the same time, increases the accretion to PeopleSoft's earnings per share for the benefit of all stockholders.


     The merger agreement provides that, following the acquisition of the shares of J.D. Edwards pursuant to the offer, Jersey Acquisition will merge with and into J.D. Edwards with J.D. Edwards continuing as the surviving corporation. After this first merger, J.D. Edwards will merge with and into PeopleSoft or a wholly-owned subsidiary of PeopleSoft in a second merger. It is possible, however, that the acquisition of J.D. Edwards will be effected using an alternative structure as described in detail in "The Merger Agreement -- The Alternative Double Merger," below.



     The merger agreement provides for us to commence, through Jersey Acquisition, this offer to exchange all outstanding shares of J.D. Edwards common stock and the associated stock purchase rights for the right to receive for each share tendered either cash, a fraction of a share of our common stock or, in case of proration, a combination of cash and a fraction of a share of our common stock. Pursuant to the terms of the offer, in exchange for each J.D. Edwards share, you may receive cash, a fraction of a share of our common stock, or a combination of cash and stock, in each case having a value of $7.05 plus
0.43 of a share of PeopleSoft common stock, allocated by prorating the cash and shares available in the offer. See "The Offer -- Making the Election" and "The Offer -- The Proration Rules". If you tender, but do not make an election to receive the offer consideration all in cash or all in stock, in exchange for each J.D. Edwards share, you will receive an allocation of the remaining cash or stock, or a combination of cash and stock, after allocating the cash and stock among the elections made in the offer, in each case having a value of $7.05 plus
0.43 of a share of PeopleSoft common stock.



     Under the terms of the merger agreement, at the effective time of the merger, each issued and outstanding share of J.D. Edwards common stock that was not tendered into the offer and accepted by us in the offer (other than those shares held by J.D. Edwards or any of its subsidiaries, us or Jersey Acquisition or any of our wholly-owned subsidiaries and dissenting shares) will be converted into the right to receive $7.05, net, in cash, and 0.43 of a share of our common stock, without interest. All shares of J.D. Edwards common stock owned by J.D. Edwards or any of its subsidiaries, us or Jersey Acquisition or any of our other wholly owned subsidiaries will be automatically canceled and retired and will cease to exist.

               PEOPLESOFT'S REASONS FOR THE OFFER AND THE MERGER

     Our board of directors believes that the offer and the merger represent an opportunity to enhance value for PeopleSoft stockholders. Our strategic intent is to grow our business and provide our customers with integrated enterprise solutions through internal development, strategic acquisitions, business combinations and alliances.


     Our board of directors approved the offer and the merger and determined that the offer and the merger would provide us with increased breadth and depth across our products, market segments and industry coverage. Our board determined that J.D. Edwards' expertise in manufacturing and distribution applications would strengthen our enterprise application suite. In addition, J.D. Edwards' mid-market focused applications and AS/400 based solutions would be additive to our Internet-based enterprise application suite resulting in what we believe will be the broadest suite of integrated software applications serving multiple market segments. In approving the offer and the merger, our board considered the following expected benefits:


     - Establish Global Position of Scale. We believe that the marketplace for enterprise application software products is consolidating, and the most successful companies in this market will be those with the ability to provide comprehensive solutions to a broad segmentation of customers. The merger with J.D. Edwards will lead this consolidation creating the number two enterprise application software vendor with approximately 11,000 customers, 13,000 employees and $2.9 billion in combined revenues. Our enhanced global reach and resources will allow us to better serve our joint customers more efficiently.

     - Expanded Market Opportunity. After the merger, the combined companies would offer compelling solutions across a broad range of market segments from the enterprise to the mid-market. We plan to limit integration risk and meet customer requirements by maintaining three separate platforms addressing the enterprise, mid-market and AS/400 markets, all of which will be sold under one global brand and supported by one global support infrastructure.

     - Complementary Vertical Footprint. J.D. Edwards has a significant presence with companies in the manufacturing and distribution sectors including areas such as wholesale distribution, industrial, consumer and life sciences; and in real estate and construction; and various asset-intensive industries. When coupled with our existing presence in service sectors including education, government, financial services, healthcare, and communications, the combined company will offer comprehensive solutions to a broad cross-section of industries.

     - Expanded Product Coverage and Domain Expertise. While each company has industry leading product sets, the combined company would leverage unique product functionality from both companies to enhance the quality of the broader offerings. The combined company will be able to expand the reach of current products to new vertical markets, as well as provide new products to the installed base of the combined company. Additionally, the combination will also fill key product gaps in each company's respective stand-alone offerings.

     - Significant Financial Benefits. We believe that this transaction will produce tangible operating synergies and provide meaningful earnings accretion. We have identified $150-$200 million in targeted synergies specifically targeting the following opportunities:

      - Savings from rationalization of administrative and development functions;

      - Consolidation of purchasing activities;

      - Efficiency in sales and services organization;

      - Elimination of duplicate facilities; and

      - Elimination of redundant infrastructures.

     - Enhanced Management Team. We and J.D. Edwards each benefit from top quality management teams that understand our respective market segments. The combination of our company and J.D. Edwards creates an even more formidable management team by combining these complementary strengths and experiences.


     - Common Culture and Commitment to Innovation. Our company and J.D. Edwards have a common culture and business model, based upon a shared commitment to customer satisfaction, technological leadership and innovation.


     The foregoing discussion of factors considered by our board is not meant to be exhaustive but includes material factors considered by our board in approving the offer, the merger agreement and the transactions contemplated by the merger agreement. Our board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Rather, the board made its determination based on the totality of the information presented to it, and the judgments of individual members of the board may have been influenced to a greater or lesser degree by different factors.


     In addition to the anticipated benefits outlined above, our board of directors consulted with our management, as well as its outside legal counsel and its financial advisors, and considered the following material factors:

     - information regarding historical market prices and other information with respect to our common stock and the J.D. Edwards common stock, and the financial performance and condition, assets, liabilities, business operations and prospects of each of our company and J.D. Edwards;

     - the prices paid in comparable transactions involving other software and technology companies, as well as the trading performance for comparable companies in the industry;

     - the financial terms of the offer and the merger, including the proposed structure as a tax-free reorganization, and the merger consideration;

     - the evaluation of our management, financial advisors and legal advisors relating to the due diligence review that was conducted regarding J.D. Edwards' business;

     - the opinion of Citigroup that, as of the date the merger agreement was executed and based upon and subject to the various considerations set forth in the opinion, the consideration to be paid by us was fair, from a financial point of view, to our company; and


     - the interests of the officers and directors of J.D. Edwards in the merger, including the matters described under "Background of the Offer and the Merger -- Interests of Certain Persons in the Merger" and the impact of the offer and the merger on our stockholders, customers and employees.


     Our board of directors also considered potential negative factors relating to the offer and the merger, including:

     - the potentially dilutive effect on our common stock price if revenue and earnings expectations for us, J.D. Edwards or the combined company are not met;

     - the risk that the benefits sought to be achieved by the offer and the merger will not be realized;

     - the risk that the offer and the merger may not be completed in a timely manner, if at all, and the reaction of the companies' competitors to the announcement of the proposed merger;

     - the potential loss of key PeopleSoft and J.D. Edwards employees critical to the ongoing success of our company's and J.D. Edwards' businesses and to the successful integration of the two companies;

     - the potential loss of customers, suppliers and vendors currently relied upon by the companies;

     - difficulties associated with integration of each company's products, platforms and technologies;

     - the risk that we will be unable to recruit employees critical to the ongoing success of the combined company's operations; and

     - the other risks and uncertainties discussed above under "Risk Factors" beginning on page 18 and in the respective companies' SEC filings.

OPINION OF PEOPLESOFT'S FINANCIAL ADVISOR

     Citigroup Global Markets Inc. was retained to act as financial advisor to PeopleSoft in connection with a potential combination transaction with J.D. Edwards. Pursuant to Citigroup's letter agreement with PeopleSoft dated February 24, 2003, and amended on June 12, 2003, Citigroup rendered an opinion to the PeopleSoft board of directors on June 15, 2003, to the effect that, based upon and subject to the considerations and limitations set forth in the opinion, Citigroup's work described below and other factors it deemed relevant, as of that date, the consideration to be paid in the offer and merger was fair, from a financial point of view, to PeopleSoft.

     The full text of Citigroup's opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Appendix C to this document. The summary of Citigroup's opinion set forth below is qualified in its entirety by reference to the full text of the opinion. YOU ARE URGED TO READ CITIGROUP'S OPINION CAREFULLY AND IN ITS ENTIRETY.


     In arriving at its opinion, Citigroup reviewed the original merger agreement and a draft dated June 15, 2003 of the merger agreement. Citigroup also held discussions with certain senior officers, directors and other representatives and advisors of PeopleSoft and certain senior officers and other representatives and advisors of J.D. Edwards concerning the business, operations and prospects of PeopleSoft and J.D. Edwards. Citigroup examined certain publicly available business and financial information relating to PeopleSoft and J.D. Edwards. Citigroup also reviewed certain financial forecasts and other information and data relating to PeopleSoft and J.D. Edwards which were provided to or otherwise discussed with Citigroup by the managements of PeopleSoft and J.D. Edwards, including information regarding certain strategic implications and operational benefits anticipated to result from the transaction and information related to the potential effects of the Oracle Offer. Citigroup reviewed the financial terms of the transaction as set forth in the merger agreement in relation to, among other things:


     - current and historical market prices and trading volumes of PeopleSoft common stock and J.D. Edwards common stock;

     - the historical and projected earnings and other operating data for PeopleSoft and J.D. Edwards; and

     - the historical and projected capitalization and financial condition of PeopleSoft and J.D. Edwards.

     Citigroup also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected that Citigroup considered relevant in evaluating the transaction and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating those of PeopleSoft and J.D. Edwards. Citigroup also evaluated the pro forma financial impact of the transaction on PeopleSoft. In addition to the foregoing, Citigroup conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citigroup deemed appropriate in arriving at its opinion.

     In rendering its opinion, Citigroup assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data furnished to or otherwise reviewed by or discussed with it. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with it, Citigroup was advised by the managements of PeopleSoft and J.D. Edwards that such forecasts and other information and data had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of PeopleSoft and J.D. Edwards as to the future financial performance of PeopleSoft and J.D. Edwards, and the strategic implications and operational benefits anticipated to result from the transaction. Citigroup expressed no view with respect to such forecasts and other information and data or the assumptions on which they were based. Citigroup did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of PeopleSoft or J.D. Edwards nor did it make any physical inspection of the properties or assets of PeopleSoft or J.D. Edwards. Citigroup assumed, and had been advised by PeopleSoft, that the final terms of the merger agreement would not vary materially from those set forth in the draft reviewed by Citigroup. It also was assumed by Citigroup, with the consent of PeopleSoft, that the transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals and consents for the transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on PeopleSoft, J.D. Edwards or the contemplated benefits of the transaction.


     Citigroup did not express any opinion as to what the value of the PeopleSoft common stock actually will be when issued in the transaction or the price at which it will trade subsequent to the transaction. Citigroup was not requested to consider, and its opinion did not address, the relative merits of the transaction as compared to any alternative business strategies that might exist for PeopleSoft or the effect of any other transaction in which PeopleSoft might engage (including the transactions contemplated by the original merger agreement between PeopleSoft and J.D. Edwards and the transactions contemplated by the Oracle Offer). Citigroup's opinion necessarily was based on information available to it, and financial, stock market and other conditions and circumstances existing and disclosed to it as of the date of its opinion.


     CITIGROUP'S ADVISORY SERVICES AND OPINION WERE PROVIDED FOR THE INFORMATION OF THE PEOPLESOFT BOARD OF DIRECTORS IN ITS EVALUATION OF THE TRANSACTION BETWEEN PEOPLESOFT AND J.D. EDWARDS AND DO NOT CONSTITUTE A RECOMMENDATION OF THE TRANSACTION TO ANY PERSON OR FOR ANY PURPOSE.

     In connection with rendering its opinion, Citigroup made a presentation to the PeopleSoft board of directors on June 15, 2003, with respect to the material analyses performed by Citigroup in evaluating the fairness of the consideration to be paid by PeopleSoft in the transaction. The following is a summary of that presentation. The summary includes information presented in tabular format. IN ORDER TO UNDERSTAND FULLY THE FINANCIAL ANALYSES USED BY CITIGROUP, THESE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed on or prior to June 13, 2003, and is not necessarily indicative of current or future market conditions.

                                     * * *

  HISTORICAL TRADING ANALYSIS


     Citigroup reviewed the historical trading prices of PeopleSoft common stock and J.D. Edwards common stock. On June 13, 2003, the closing price per share of PeopleSoft common stock was $16.92 and the closing price per share of J.D. Edwards common stock was $13.04. On June 5, 2003, the last trading day prior to the announcement of the Oracle Offer, the closing price per share of PeopleSoft common stock was $15.11 and the closing price per share of J.D. Edwards common stock was $12.79. On May 30, 2003, the last trading day prior to the announcement of the execution of the original merger agreement between PeopleSoft and J.D. Edwards, the closing price per share of PeopleSoft common stock was $16.39 and the closing price per share of J.D. Edwards common stock was $11.81. Citigroup further noted that during the 12-month period ended May 30, 2003, the highest trading price per share for J.D. Edwards common stock was $15.05 and the lowest trading price per share was $8.18.

     The following tables set forth the low, average and high closing prices per share for the specified periods ended May 30, 2003.

                            PEOPLESOFT COMMON STOCK

PERIOD                                                        LOW     AVERAGE    HIGH
------                                                       ------   -------   ------
10-Trading-Day Period......................................  $14.94   $15.54    $16.39
20-Trading-Day Period......................................  $14.94   $15.90    $16.67
30-Trading-Day Period......................................  $14.94   $15.77    $16.67
60-Trading-Day Period......................................  $14.55   $15.88    $18.28
90-Trading-Day Period......................................  $14.55   $16.68    $20.18

                           J.D. EDWARDS COMMON STOCK

PERIOD                                                        LOW     AVERAGE    HIGH
------                                                       ------   -------   ------
10-Trading-Day Period......................................  $11.07   $11.47    $12.02
20-Trading-Day Period......................................  $11.07   $11.59    $13.00
30-Trading-Day Period......................................  $11.07   $11.73    $13.00
60-Trading-Day Period......................................  $11.03   $11.71    $13.00
90-Trading-Day Period......................................  $11.03   $11.86    $13.24

     Citigroup derived implied values for the consideration to be paid by PeopleSoft in the transaction by adding:

     - (a) $7.05, the effective cash consideration to be paid in respect of each share of J.D. Edwards common stock in the transaction, and

     - (b) the product of (i) 0.43, the effective number of shares of PeopleSoft common stock to be issued in respect of each share of J.D. Edwards common stock in the transaction, and (ii) various prices per share for PeopleSoft common stock based on historical trading values.

     Using the average closing price per share of PeopleSoft common stock for the 10-trading-day period ending May 30, 2003 and the highest closing price per share of PeopleSoft common stock for the 60-trading-day period ending May 30, 2003, Citigroup derived a range for the implied value of the consideration to be paid by PeopleSoft in the transaction of $13.73 to $14.91 per share of J.D. Edwards common stock.

  COMPARABLE COMPANIES ANALYSIS

     Citigroup compared financial, operating and stock market data and forecasted financial information for selected publicly traded software companies to similar information for PeopleSoft and J.D. Edwards. The selected comparable companies considered by Citigroup were:

    - Siebel Systems, Inc.        - Microsoft Corporation
    - SAP Corporation             - Sage, Inc.
    - Oracle Corporation          - Lawson Software, Inc.
    - Intuit Inc.

     The forecasted financial information used by Citigroup for all companies in the course of this analysis was based on information published by First Call Corporation. First Call Corporation compiles summaries of financial forecasts published by various investment banking firms. In addition, for PeopleSoft and J.D. Edwards, Citigroup also considered forecasted financial information prepared or reviewed by PeopleSoft management.

     For each of the selected comparable companies, Citigroup derived and compared, among other things:

     - the ratio of each company's firm value to its estimated revenue for each of calendar years 2003 and 2004; and

     - the ratio of the closing price per common share of each company to its estimated earnings per share (EPS) for each of calendar years 2003 and 2004 and for the next four quarters following announcement of the transaction beginning with the first quarter ending after June 13, 2003.

     For each of the selected comparable companies, Citigroup used the closing price per common share as of June 13, 2003. For each of PeopleSoft and J.D. Edwards, Citigroup used the closing price per common share as of May 30, 2003. Firm value was calculated as the sum of the value of:

     - all shares of common stock on a fully-diluted basis valued at the closing price per share on the relevant date, less any proceeds that would be received from the exercise of in-the-money options or conversion of in-the-money securities; plus

     - non-convertible indebtedness, out-of-the-money convertible indebtedness and synthetic leases; plus

     - non-convertible preferred stock and out-of-the-money convertible preferred stock; plus

     - minority interest; less

     - cash and investments in unconsolidated affiliates.

     The following table sets forth the results of these analyses:

                                                             RANGE       MEDIAN   MEAN
                                                         -------------   ------   -----
RATIO OF FIRM VALUE TO:
  Estimated Revenue for Calendar Year 2003.............    1.3x - 7.0x    3.8x     3.9x
  Estimated Revenue for Calendar Year 2004.............    1.3x - 6.5x    4.0x     3.9x
RATIO OF PRICE TO:
  Estimated EPS for Calendar Year 2003.................  20.9x - 77.5x   32.1x    37.4x
  Estimated EPS for Next Four Quarters.................  23.9x - 63.8x   32.2x    39.2x
  Estimated EPS for Calendar Year 2004.................  19.1x - 47.2x   27.1x    28.7x

     Applying this information to forecasted information for J.D. Edwards from Wall Street equity research and management, Citigroup derived a reference range for the implied equity value per share on a standalone, public-trading basis for J.D. Edwards common stock of $9.50 to $12.50. Citigroup further noted that this range neither reflected a control premium nor attributed any value to J.D. Edwards from the estimated synergies forecasted to result from the transaction.

  PRECEDENT TRANSACTION ANALYSIS


     Citigroup reviewed publicly available information for 12 merger or acquisition transactions announced since January 1, 2001 involving companies in the enterprise software business that it deemed appropriate in analyzing the merger. In each of the precedent transactions the equity value of the acquired company in the transaction was greater than $200 million. The precedent transactions considered by Citigroup were the following (in each case, the acquiror's name is listed first and the acquired company's name is listed second):


- Veritas Software Corporation/     - IBM/Rational Software        - Yahoo! Inc./Inktomi
  Precise Software Solutions Ltd.     Corporation                    Corporation
- Fidelio Acquisition/InterTrust    - Microsoft Corporation/       - Fair Isaac Corporation/HNC
  Technologies Corporation            Placeware Inc.                 Software Inc.
- BMC Software, Inc./Remedy         - Microsoft Corporation/Rare   - VeriSign, Inc./Illuminet
  Corporation                         Ltd.                           Holdings, Inc.
- Microsoft Corporation/Navision    - NetIQ Corporation/           - NetIQ Corporation/
  A/S                                 Webtrends Corporation        PentaSafe Security
                                                                     Technologies Inc.

     For each precedent transaction, Citigroup derived and compared, among other things:

     - the ratio of the firm value of the acquired company in the transaction to:


        (a) actual revenue of the acquired company for the latest 12 months of results publicly available prior to the time the transaction was announced; and


        (b) estimated revenue of the acquired company for either the calendar year of, or the calendar year following, the announcement of the transaction;

     - the ratio of the price per share of the acquired company paid in the transaction to:

        (a) estimated EPS of the acquired company for either the calendar year in which the transaction was announced or the following calendar year;

        (b) estimated EPS of the acquired company for the next four quarters following announcement of the transaction beginning with the first quarter ending after the announcement of the transaction; and

        (c) estimated EPS of the acquired company for the calendar year following, or the second year following, the announcement of the transaction.

With respect to the financial information for the companies involved in the precedent transactions, Citigroup relied on information from public filings, company press releases, Securities Data Corp. and Wall Street equity research. Securities Data Corp. compiles summaries of merger and financing information published by certain investment banks, market research firms and trade associations.

     The following table sets forth the results of these analyses:


                                                                  RANGE        MEDIAN
RATIO OF THE FIRM VALUE OF THE ACQUIRED COMPANY TO:           --------------   ------
  (a) Estimated revenue for latest 12 months of results
      publicly available prior to the time the transaction
      was announced.........................................    1.4x - 27.6x    6.0x
  (b) Estimated revenue for either the calendar year of, or
      the calendar year following, announcement.............    2.3x - 10.9x    5.1x
RATIO OF THE PURCHASE PRICE TO:
  (a) Estimated EPS for the calendar year in which the
      transaction was announced or following calendar
      year..................................................  30.7x - 106.3x   51.1x
  (b) Estimated EPS for the next four quarters..............   28.5x - 81.8x   45.3x
  (c) Estimated EPS for the calendar year or second calendar
      year following announcement...........................   25.8x - 63.4x   36.9x

     Based on this information, using both Wall Street equity research and PeopleSoft management projections for J.D. Edwards, Citigroup derived a reference range for the implied equity value per share of J.D. Edwards common stock of $13.00 to $17.00.


     Premiums Analysis. Citigroup reviewed the premiums paid with respect to various trading prices for the stock of the acquired company in each of 21 merger or acquisition transactions announced since May 22, 2000 involving publicly traded technology companies with equity values above $1 billion for non-software targets and above $500 million for software targets. The technology transactions considered by Citigroup were the following (in each case, the acquiror's name is listed first and the acquired company's name is listed second):


- Veritas Software             -IBM/Rational Software          -Logica plc/CMG plc
  Corporation/ Precise          Corporation
 Software Solutions Ltd.
-eBay Inc./PayPal, Inc.        -Microsoft Corporation/         -Fair Isaac Corporation/HNC
                                Navision A/S                    Software Inc.
-Intersil Corporation/Elantec  -Synopsys, Inc./Avanti!         -VeriSign, Inc./Illuminet
 Semiconductor, Inc.            Corporation                     Holdings, Inc.
-Hewlett-Packard Company/      -Solectron Corporation/C-MAC    -Sanmina Corporation/SCI
 Compaq Computer Corporation    Industries Inc.                 Systems, Inc.
- Peregrine Systems, Inc./     - Triquint Semiconductor,       - Siemens
  Remedy Corporation           Inc./ Sawtek, Inc.              Corporation/Efficient
                                                                 Networks, Inc.
- Schlumberger Limited/Sema    - Maxim Integrated Products,    - NetIQ Corporation/
  plc                            Inc./Dallas Semiconductor       WebTrends Corporation
- Maxtor Corporation/Quantum   - Symantec Corporation/Axent    - webMethods, Inc./Active
  Corporation                    Technologies, Inc.              Software, Inc.


     For each of the above transactions in which the consideration was all cash, Citigroup determined the premium paid in the transaction (at the time of announcement) to the average closing per share price of the acquired company's common stock for the one, 10 and 30-trading day periods prior to the announcement of the transaction. For each of the above transactions in which the consideration was all stock, Citigroup determined the premium paid in the transaction (at the time of announcement) to the average exchange ratio (target's closing price divided by the acquiror's closing price) for the one, 10 and 30-trading day periods prior to the announcement of the transaction. For each of the above transactions in which the consideration was mixed (cash and stock), Citigroup determined whether the consideration was predominantly stock or cash and used the relevant historical premium methodology. The following table sets the forth the median premiums paid in all the precedent transactions and in those precedent transactions in which the consideration consisted of all cash or a combination of cash and the common stock of the acquiror.


                                                                  ACQUIRED COMPANY'S   ACQUIRED COMPANY'S
                                            ACQUIRED COMPANY'S      AVERAGE PRICE        AVERAGE PRICE
                                           PRICE 1-DAY PRIOR TO    10-DAYS PRIOR TO     30-DAYS PRIOR TO
                                               ANNOUNCEMENT          ANNOUNCEMENT         ANNOUNCEMENT
                                           --------------------   ------------------   ------------------
Median (All Transactions)................          28.5%                 27.8%                29.8%
Median (All Cash or Mixed
  Consideration).........................          29.7%                 32.9%                38.0%


     Using the closing prices of PeopleSoft common stock as of June 13, 2003 and May 30, 2003 and the effective consideration per share of J.D. Edwards common stock to be paid in the transaction of 0.430 of a share of PeopleSoft common stock and $7.05 in cash, Citigroup noted that the implied premiums in the transaction to the average closing price of J.D. Edwards common stock for the one, 10 and 30-trading-day periods prior to the respective announcements of the original merger agreement on June 2, 2003 and the merger agreement on June 16, 2003 would be as set forth in the following table.

                                                                       J.D. EDWARDS         J.D. EDWARDS
                                                  J.D. EDWARDS        AVERAGE PRICE        AVERAGE PRICE
                                                PRICE 1-DAY PRIOR   OVER 10-DAYS PRIOR   OVER 30-DAYS PRIOR
                                                TO CORRESPONDING     TO CORRESPONDING     TO CORRESPONDING
                                                  ANNOUNCEMENT         ANNOUNCEMENT         ANNOUNCEMENT
                                                -----------------   ------------------   ------------------
Using PeopleSoft's Price as of June 13, 2003           9.9%               24.9%                22.2%
  for the Amended Merger......................
Using PeopleSoft's Price as of May 30, 2003           19.4%               16.4%                15.6%
  for the Original Merger.....................

     Based on the premiums paid in the precedent transactions and the historical trading prices of J.D. Edwards common stock prior to the announcement of the original merger agreement on June 2, Citigroup derived an implied equity value per share of J.D. Edwards Common Stock of $15.25 to $17.00.

     Pro Forma Earnings Impact Analysis. Citigroup analyzed the pro forma effect of the transaction on PeopleSoft's forecasted EPS for calendar year 2004 using estimates for EPS published by First Call Corporation and those developed by PeopleSoft management. Citigroup considered the impact of a range of pre-tax synergies achieved in the transaction ranging from $50 million to $170 million, assuming that synergies would be taxed at a 35% rate, and that transaction and restructuring costs associated with the transaction would be $125 million. Citigroup further assumed that the foregone pre-tax interest on cash used in the transaction would be 3%. Citigroup excluded the impact of deferred revenue writedowns and purchase accounting amortization expected to result from the transaction. Based on this analysis, Citigroup noted that the transaction would be accretive to PeopleSoft's forecasted EPS for calendar year 2004 for each synergy case considered. Citigroup also noted that the transaction would be dilutive to PeopleSoft's forecasted EPS for calendar year 2004 for each synergy case considered when including the impact of deferred revenue writedowns and purchase accounting amortization expected to result from the transaction.

                                     * * *

     The preceding discussion is a summary of the material financial analyses furnished by Citigroup to the PeopleSoft board of directors, but it does not purport to be a complete description of the analyses performed by Citigroup or of its presentation to the PeopleSoft board of directors. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Citigroup made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Accordingly, Citigroup believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Citigroup, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Citigroup and its opinion. With regard to the comparable companies and precedent transaction analyses summarized above, Citigroup selected comparable public companies and precedent transactions on the basis of various factors, including size and similarity of the line of business of the relevant entities; however, no company utilized in these analyses is identical to PeopleSoft or J.D. Edwards and no precedent transaction is identical to the PeopleSoft/J.D. Edwards transaction. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the subject companies and other factors that could affect the transaction or public trading value of the subject companies to which PeopleSoft and J.D. Edwards are being compared.

     In its analyses, Citigroup made numerous assumptions with respect to PeopleSoft, J.D. Edwards, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of PeopleSoft and J.D. Edwards. Any estimates contained in Citigroup's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of PeopleSoft, J.D. Edwards, the PeopleSoft board of directors, the J.D. Edwards board of directors, Citigroup or any other person assumes responsibility if future results or actual values differ materially from the estimates.


     Citigroup's analyses were prepared solely as part of Citigroup's analysis of the fairness of the consideration to be paid in the transaction and were provided to the PeopleSoft board of directors in that connection. The opinion of Citigroup was only one of the factors taken into consideration by the PeopleSoft board of directors in making its determination to approve the merger agreement, the offer and the merger. See "PeopleSoft's Reasons for the Offer and the Merger".


     Citigroup is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. PeopleSoft selected Citigroup to act as its financial advisor on the basis of Citigroup's international reputation and Citigroup's familiarity with PeopleSoft. In the ordinary course of its business, Citigroup and its affiliates may actively trade or hold the securities of both PeopleSoft and J.D. Edwards for its account and for the account of customers and, accordingly, may at any time hold a long or short position in those securities. Citigroup and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with PeopleSoft and J.D. Edwards and their respective affiliates. Citigroup is acting as dealer manager for the offer. Citigroup is also a customer of PeopleSoft.


     Pursuant to its letter agreement with Citigroup, PeopleSoft agreed to pay Citigroup $1,000,000, which became payable on June 1, 2003, plus an additional $9,000,000, which will become payable in the event the combination with J.D. Edwards is completed. PeopleSoft has also agreed to reimburse Citigroup for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and expenses of its counsel, and to indemnify Citigroup against specific liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws. In addition, Citigroup has been retained to act as financial advisor to PeopleSoft in connection with the Oracle Offer and certain potential transactions related to such offer, and Citigroup will receive fees for such services.


               J.D. EDWARDS' REASONS FOR THE OFFER AND THE MERGER

     The J.D. Edwards board of directors believes that the offer and the merger are advisable, fair to and in the best interest of, J.D. Edwards and the J.D. Edwards stockholders. At a special meeting of the J.D. Edwards board of directors held on June 1, 2003, at which the original merger agreement and the transactions relating thereto were considered and voted upon, the J.D. Edwards directors unanimously approved the original merger agreement and the merger. On June 15, 2003, at a special meeting, the J.D. Edwards directors unanimously approved the offer, the merger agreement and the merger. The directors unanimously recommend that the holders of shares of J.D. Edwards common stock accept the offer, tender their shares and approve the merger agreement and the merger.

     In the course of reaching its decision to approve the offer and the merger agreement, the J.D. Edwards board of directors consulted with J.D. Edwards' management, as well as its outside legal counsel and its financial advisors, and considered the following material factors:

     - the J.D. Edwards board's judgment that the two companies have significant complementary strengths and complementary products:

      - PeopleSoft is a leader in providing enterprise applications and services to large enterprises, and J.D. Edwards is a leader in providing enterprise applications and services to mid-market businesses;

      - PeopleSoft has strong human resource products, and J.D. Edwards has strong manufacturing and distribution products; and

      - PeopleSoft is a leading provider to the service industries, such as financial services, telecommunications, healthcare, government and education, and J.D. Edwards is a leading provider in manufacturing and distribution industries, including wholesale distribution, industrial, consumer and life sciences; asset-intensive industries; and project and service industries, including construction and real estate;

     - the combined company's potential to grow by leveraging a strong global presence;

     - the resulting business has greater global scale and expertise, along with the opportunity for increased revenue growth and increased margins and profits;

     - the J.D. Edwards board's judgment that the two companies have similar cultures;

     - that based on the prices of J.D. Edwards and PeopleSoft common stock at the time the merger agreement was approved by the J.D. Edwards board, the premium of the transaction value offered over the price of J.D. Edwards common stock then prevailing in the market; and

     - the ability to elect to receive stock consideration provides an opportunity for J.D. Edwards stockholders to participate in the future growth in value of the combined company following the merger as stockholders of PeopleSoft.

     In the course of its deliberations, the J.D. Edwards board of directors considered a number of additional factors relevant to the offer and the merger, including:

     - historical information concerning J.D. Edwards and PeopleSoft and their respective businesses, financial performance, condition, operations, technology, management and position in their respective industries, and information and evaluations regarding the two companies' strengths, weaknesses and prospects, both before and after giving effect to the offer and the merger;

     - the potential effect on stockholder value of J.D. Edwards continuing as an independent entity compared to the potential effect of a combination with PeopleSoft in light of the other possible strategic alternatives the J.D. Edwards board examined;

     - the presentations of J.D. Edwards' financial advisor, Morgan Stanley & Co. Incorporated, in connection with its opinion (which opinion is attached to this prospectus as Appendix D) to the effect that, as of June 15, 2003, and subject to the assumptions, qualifications and limitations set forth in its written opinion, the per share merger consideration to be paid pursuant to the merger agreement was fair, from a financial point of view, to holders of J.D. Edwards common stock;

     - current financial market conditions and historical market prices, volatility and trading information for J.D. Edwards common stock and PeopleSoft common stock, and various factors that might affect the market value of PeopleSoft common stock in the future;

     - the premium represented by the offer consideration and the premiums paid in other recent transactions that could be viewed as comparable, as well as the negotiations between J.D. Edwards and PeopleSoft relating to the offer consideration;

     - the alternatives available to J.D. Edwards; and

     - the terms of the offer, the merger agreement and related agreements, by themselves and in comparison to the terms of other transactions, and the intensive negotiations between PeopleSoft and J.D. Edwards including their negotiations relating to the details of the merger agreement, including but not limited to, the conditions to the parties' obligations to complete the offer and the merger, the details of the "no shop" restrictions on J.D. Edwards and the scope of J.D. Edwards "fiduciary out" from these restrictions, the parties' termination rights, the termination fee that

       J.D. Edwards may be required to pay PeopleSoft in certain circumstances and the voting agreements.

     The potential negative factors the J.D. Edwards board of directors considered include:

     - the fact that a portion of the consideration is based on a fixed exchange ratio means that the aggregate value of the transaction will fluctuate subject to the changes in PeopleSoft's trading price in the public market;

     - the fact that pursuant to the merger agreement, J.D. Edwards is required to obtain PeopleSoft's consent before it can take a variety of actions between the signing and the closing of the merger;

     - the risk that potential benefits and synergies sought in the merger may not be fully realized, if at all;

     - the risk that the operations of J.D. Edwards would be disrupted from employee uncertainty following announcement of the offer and the merger;

     - the risk of potential delay or reduction in customer orders;

     - the risk that despite the efforts of the combined company, key technical and management personnel of J.D. Edwards might not choose to remain employed by the combined company;

     - the possibility that the trading price or value of PeopleSoft's common stock may decrease in the future;

     - the adverse effect on J.D. Edwards' business, operating results and financial condition and the effect on J.D. Edwards' ability to attract and retain key management, marketing and technical personnel in the event the offer and the merger were not consummated following public announcement that the merger agreement had been entered into; and


     - various other risks associated with the combined company and the merger, including those described under the section entitled "Risk Factors" beginning on page 18 and in the respective companies' SEC filings.


     The J.D. Edwards board of directors concluded, however, that many of these risks could be managed or mitigated by J.D. Edwards or by the combined company or were unlikely to have a material impact on the offer, the merger or the combined company, and that, overall, the risks, uncertainties, restrictions and potentially negative factors associated with the offer and the merger were outweighed by the potential benefits of the offer and the merger.


     The foregoing discussion of factors considered by the J.D. Edwards board of directors is not meant to be exhaustive but includes the material factors considered by the board in approving the merger agreement and the transactions contemplated by the merger agreement and in recommending that stockholders accept the offer, tender their shares and approve the merger agreement and the merger. The J.D. Edwards board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Rather, the directors made their respective determination based on the totality of the information presented to them, and the judgments of individual members of the board may have been influenced to a greater or lesser degree by different factors. In approving the merger agreement, the J.D. Edwards board of directors was aware of the interests of J.D. Edwards' management in the merger, as described in the section entitled "Background of the Offer and the Merger -- Interests of Certain Persons in the Merger".

OPINION OF J.D. EDWARDS' FINANCIAL ADVISOR


     Under an engagement letter dated December 20, 2002 and amended June 15, 2003, J.D. Edwards retained Morgan Stanley & Co. Incorporated to provide it with financial advisory services and a financial fairness opinion in connection with the transaction. J.D. Edwards' board of directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley's qualifications, expertise and reputation and its knowledge of the business and affairs of J.D. Edwards. At the telephonic meeting of the J.D. Edwards board of directors on June 15, 2003, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of June 15, 2003, based upon and subject to the assumptions and considerations set forth in its opinion, the merger consideration to be received by holders of shares of J.D. Edwards common stock pursuant to the merger agreement was fair from a financial point of view to such holders.


     THE FULL TEXT OF MORGAN STANLEY'S OPINION, DATED AS OF JUNE 15, 2003, IS ATTACHED AS ANNEX D HERETO. THE OPINION SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY MORGAN STANLEY IN RENDERING ITS OPINION. WE URGE YOU TO READ THE ENTIRE OPINION CAREFULLY. MORGAN STANLEY'S OPINION IS DIRECTED TO J.D. EDWARDS' BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE MERGER CONSIDERATION TO BE RECEIVED BY HOLDERS OF SHARES OF J.D. EDWARDS PURSUANT TO THE MERGER AGREEMENT AS OF THE DATE OF THE OPINION. THE OPINION DOES NOT ADDRESS ANY OTHER ASPECTS OF THE TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF J.D. EDWARDS COMMON STOCK AS TO HOW TO TENDER OR ELECT IN CONNECTION WITH THE TRANSACTION NOR HOW THE STOCKHOLDERS OF J.D. EDWARDS SHOULD VOTE AT THE STOCKHOLDERS' MEETING, IF ANY, TO BE HELD IN CONNECTION WITH THE TRANSACTION. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

     In connection with rendering its opinion, Morgan Stanley, among other things:

     - reviewed certain publicly available financial statements and other business and financial information of J.D. Edwards and PeopleSoft, respectively;

     - reviewed certain internal financial statements and other financial and operating data concerning J.D. Edwards and PeopleSoft, prepared by the managements of J.D. Edwards and PeopleSoft, respectively;

     - discussed certain strategic, financial and operational benefits anticipated from the transaction with the managements of J.D. Edwards and PeopleSoft and reviewed estimates of the strategic, operational and financial benefits, including, among other things, cost savings anticipated from the transaction prepared by the managements of J.D. Edwards and PeopleSoft;

     - reviewed the pro forma impact of the transaction on the combined company's financial performance, including cash earnings per share, defined as earnings excluding non-cash charges and purchase accounting adjustments;

     - discussed the past and current operations and financial condition and the prospects of J.D. Edwards and PeopleSoft with senior executives of J.D. Edwards and PeopleSoft;

     - reviewed the reported prices and trading activity for J.D. Edwards common stock and PeopleSoft common stock;

     - compared the financial performance of J.D. Edwards and PeopleSoft and the prices and trading activity of the J.D. Edwards common stock and PeopleSoft common stock with that of certain other comparable publicly-traded companies and their securities;

     - reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

     - discussed with the management of J.D. Edwards their strategic rationale for the transaction and certain alternatives to the transaction;

     - participated in discussions and negotiations among representatives of J.D. Edwards, PeopleSoft and their financial and legal advisors;


     - reviewed the Offer to Purchase on Schedule TO, dated June 9, 2003, as amended, filed by Oracle Corporation and discussed the Oracle Offer with representatives of PeopleSoft, J.D. Edwards and their financial and legal advisors;


     - reviewed the merger agreement, the original merger agreement and certain related documents; and

     - performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.


     Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of this opinion. With respect to the internal financial statements, including certain estimates relating to the financial and operational benefits anticipated from the transaction, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of J.D. Edwards and PeopleSoft, respectively. In addition, Morgan Stanley assumed that the transaction will be consummated in accordance with the terms set forth in the merger agreement, including among other things, that the transaction will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended or a tax free transaction governed by Section 351 of the Code. Morgan Stanley noted that on June 6, 2003, Oracle Corporation announced its intention to launch a tender offer for all outstanding PeopleSoft common stock and filed the Oracle Offer on June 9, 2003. In addition, Morgan Stanley noted that on June 13, 2003, the board of directors of PeopleSoft rejected the Oracle Offer.


     Morgan Stanley relied upon, without independent verification, the assessment by the managements of J.D. Edwards and PeopleSoft of: (i) the strategic, financial and other benefits expected to result from the transaction;
(ii) the timing and risks associated with the integration of J.D. Edwards and PeopleSoft; and (iii) the validity of, and risks associated with, J.D. Edwards' and PeopleSoft's existing and future technologies, intellectual property, products, services and business models. Morgan Stanley has not made any independent valuation or appraisal of the assets, liabilities or technology of J.D. Edwards and PeopleSoft, nor was it furnished with any such appraisals. Morgan Stanley's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, June 15, 2003. In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of J.D. Edwards or any of its assets.

     The following is a brief summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

J.D. EDWARDS

     Trading Range. Morgan Stanley reviewed the range of closing prices of J.D. Edwards common stock for various periods ending on June 13, 2003, the last trading day prior to the announcement of the amended and restated merger agreement. Morgan Stanley observed the following:


PERIOD ENDING JUNE 13, 2003                        RANGE OF CLOSING PRICES
---------------------------                        -----------------------
Last 12 Months..................................       $ 8.49 - $14.52
From May 6, 2003................................       $11.07 - $13.40


     Morgan Stanley used an implied transaction value per share of J.D. Edwards common stock of $14.33 based on PeopleSoft's common stock price of $16.92 per share as of June 13, 2003, the exchange ratio of 0.430 from the amended and restated merger agreement and $7.05 in cash. Morgan Stanley also used the "unaffected price" of J.D. Edwards common stock of $11.81, which was the price of J.D. Edwards common stock on May 30, 2003, the last trading day prior to the announcement of the original merger agreement.

     Morgan Stanley noted that the implied transaction value reflected a 10% premium to J.D. Edwards' closing price as of June 13, 2003, a 21% premium to the J.D. Edwards unaffected price and was above the range of closing prices for the period beginning on May 6, 2003, the date after J.D. Edwards' fiscal year 2003 second quarter earnings pre-announcement for the quarter ended April 30, 2003.

     Comparable Company Trading Analysis. Morgan Stanley compared certain publicly available financial information of J.D. Edwards with publicly available information for selected companies with businesses comparable to the businesses of J.D. Edwards. The following table lists these companies:

                           J.D. EDWARDS
                       COMPARABLE COMPANIES
                       --------------------
Intuit, Incorporated
Lawson Software, Incorporated
Oracle Corporation
PeopleSoft, Inc.
Sage Group plc
SAP AG
Siebel Systems, Incorporated

     In conducting its analysis, Morgan Stanley applied the relevant financial multiples of the comparable companies to publicly-available equity research analyst estimates of various financial statistics for J.D. Edwards, including cash earnings per share, defined as earnings excluding non-cash charges and purchase accounting adjustments. Morgan Stanley then estimated the implied value per share of J.D. Edwards as of June 13, 2003. Morgan Stanley estimated the following:

                                                                                 IMPLIED VALUE
                                         J.D. EDWARDS       COMPARABLE COMPANY    PER SHARE OF
CALENDAR YEAR FINANCIAL STATISTIC     FINANCIAL STATISTIC     MULTIPLE RANGE      J.D. EDWARDS
---------------------------------     -------------------   ------------------   --------------
Price to 2003 Estimated Cash
  Earnings Per Share................         75.4x            28.0x - 35.0x      $ 4.84 - $6.05
Price to 2004 Estimated Cash
  Earnings Per Share................         36.0x            24.0x - 33.0x      $8.69 - $11.95

     Morgan Stanley noted that the implied transaction value of $14.33 per share of J.D. Edwards common stock was above the implied share value range for each of the multiples shown above. Morgan Stanley also noted that the 2003 to 2004 cash earnings per share growth rates for the selected comparable companies ranged from 6% to 63%, and the J.D. Edwards 2003 to 2004 cash earnings per share growth rate was 110%.

     No company utilized in the comparable company analysis is identical to J.D. Edwards. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of J.D. Edwards, such as the impact of competition on the businesses of J.D. Edwards and the industry in general, industry growth and the absence of any material adverse change in the financial condition and prospects of J.D. Edwards or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable company data.

     Discounted Equity Value. Morgan Stanley performed an analysis of the implied present values per share of J.D. Edwards common stock on a standalone basis based on J.D. Edwards' projected future equity value using equity research analyst projections that were publicly-available as of June 13, 2003. To calculate the Discounted Equity Value, Morgan Stanley used the calendar year 2004 earning per share estimates from publicly available equity research analysts with projected annual growth rates of from 10% to 40% to extrapolate estimates for 2005. Morgan Stanley also used an illustrative discount rate of 14% which reflected the J.D. Edwards average cost of capital. Morgan Stanley observed the following:

                                   J.D. EDWARDS    NEXT CALENDAR              IMPLIED VALUE
                                     FINANCIAL     YEAR MULTIPLE   DISCOUNT    PER SHARE OF
CALENDAR YEAR FINANCIAL STATISTIC    STATISTIC         RANGE         RATE      J.D. EDWARDS
---------------------------------  -------------   -------------   --------   --------------
2005 Estimated Cash Earning Per
  Share..........................  $0.40 - $0.51     24x - 33x        14%     $8.41 - $14.72

     Morgan Stanley observed that the implied transaction value of $14.33 per share of J.D. Edwards common stock was near the high end of the estimated reference range.

     Relative Contribution Analysis. Morgan Stanley compared J.D. Edwards and PeopleSoft stockholders' respective percentage ownership of the combined company based on the implied exchange ratio to J.D. Edwards' and PeopleSoft's respective percentage contribution (and the implied ownership based on such contribution) to the combined company using revenues, gross margins, operating income and cash net income based on publicly-available equity research analyst estimates. Morgan Stanley calculated the implied exchange ratio set forth in the merger agreement as of June 13, 2003 by converting the $7.05 per share cash portion of the offer into PeopleSoft common stock based on the June 13, 2003 closing price of PeopleSoft common stock and adding this amount to the per share stock portion of the offer. The implied exchange ratio based on the closing prices of J.D. Edwards common stock and PeopleSoft common stock on June 13, 2003 was 0.847. Morgan Stanley noted that the implied pro forma J.D. Edwards ownership of the combined company based on the implied exchange ratio of 0.847 was 25%.

                                                  IMPLIED % PRO FORMA
                                                     OWNERSHIP BY
                                               -------------------------   IMPLIED VALUE PER
FINANCIAL STATISTIC                            J.D. EDWARDS   PEOPLESOFT   J.D. EDWARDS SHARE
-------------------                            ------------   ----------   ------------------
REVENUE
  Calendar Year 2002 Actual..................      26.5%         73.5%           $15.86
  Calendar Year 2003 Estimated...............      25.8          74.2            $15.33
  Calendar Year 2004 Estimated...............      26.0          74.0            $15.52
GROSS PROFIT
  Calendar Year 2002 Actual..................      25.7          74.3            $15.23
  Calendar Year 2003 Estimated...............      24.7          75.3            $14.47
  Calendar Year 2004 Estimated...............      25.2          74.8            $14.83
OPERATING INCOME
  Calendar Year 2002 Actual..................      17.2          82.8            $ 9.17
  Calendar Year 2003 Estimated...............      12.5          87.5            $ 6.34
  Calendar Year 2004 Estimated...............      19.1          80.9            $10.40
NET INCOME
  Calendar Year 2002 Actual..................      16.9          83.1            $ 8.97
  Calendar Year 2003 Estimated...............      11.3          88.7            $ 5.63
  Calendar Year 2004 Estimated...............      19.2          80.8            $10.48

     Based on the analyses, Morgan Stanley calculated a reference range of $5.63 to $15.86 per share of J.D. Edwards common stock. Morgan Stanley observed that the implied transaction value of $14.33 was within the reference range based on this analysis.

     Analysis of Selected Precedent Transactions. Morgan Stanley compared publicly available information for two sets of selected transactions to the relevant financial statistics for J.D. Edwards. The first set of transactions consisted of selected transactions in the enterprise software sector. Morgan Stanley compared publicly available information for the selected transactions to the relevant financial statistics for J.D. Edwards. The following is a list of these transactions:

SELECTED PRECEDENT ENTERPRISE SOFTWARE TRANSACTIONS (TARGET/ACQUIRER)
---------------------------------------------------------------------
Crossworlds Software, Incorporated/International Business Machines
  Corporation
HNC Software, Incorporated/Fair, Isaac & Company, Incorporated
Navision AS/Microsoft Corporation
Precise Software Solutions Limited/Veritas Software Corporation
Rational Software Corporation/International Business Machines
  Corporation
Remedy Corporation/Peregrine Systems, Incorporated


     For each precedent transaction, Morgan Stanley analyzed, as of the announcement date of each transaction, the multiple implied by the transaction value of the (i) price to J.D. Edwards' last 12 months cash earnings, and (ii) price to J.D. Edwards' next 12 months estimated cash earnings. Morgan Stanley observed the following:



                                                      PRECEDENT         J.D. EDWARDS/
                                                     TRANSACTION         PEOPLESOFT
PRECEDENT TRANSACTION FINANCIAL STATISTIC          STATISTIC RANGE   FINANCIAL STATISTIC
-----------------------------------------          ---------------   -------------------
Price to Last 12 Months (LTM) Cash Earnings......   37.2x - 64.8x           53.7x
Price to Next 12 Months (NTM) Cash Earnings......   27.0x - 43.0x           61.8x


     Based on the analysis of the selected precedent enterprise software transactions, Morgan Stanley calculated a reference range for J.D. Edwards common stock of $10.16 to $17.69 based on the LTM cash earnings of J.D. Edwards, and Morgan Stanley observed the implied transaction value of $14.33 was within this range. Morgan Stanley also calculated a reference range of $6.25 to $9.96 based on the NTM cash earnings of J.D. Edwards, and Morgan Stanley observed the implied transaction value of $14.33 was above this range.

     The second set of transactions consisted of selected transactions in the technology sector in which the target pro-forma ownership in the combined company was between 20% and 40%. Morgan Stanley noted that the implied pro forma J.D. Edwards ownership of the combined company based on the implied exchange ratio of 0.847 was 25%. Morgan Stanley compared publicly available information for the selected transactions to the relevant financial statistics for J.D. Edwards. The following is a list of these transactions:

SELECTED PRECEDENT TRANSACTIONS (TARGET/ACQUIRER)
-------------------------------------------------
Allen Telecom, Incorporated/Andrew Corporation
Compaq Computer Corporation/Hewlett Packard Company
Elantec Semiconductor, Incorporated/Intersil Corporation
HNC Software, Incorporated/Fair, Isaac & Company,
  Incorporated
Micro General Corporation/Fidelity National Information
  Systems, Incorporated
Oak Technology, Incorporated/Zoran Corporation
ONI Systems Corporation/CIENA Corporation
ONTRACK Data International/Kroll, Incorporated
OTG Software, Incorporated/Legato Systems, Incorporated
Sage, Incorporated/Genesis Microchip, Incorporated
Sawtek, Incorporated/TriQuint Semiconductor, Incorporated
SCI Systems, Incorporated/Sanmina Corporation
Spectrian Corporation/REMEC, Incorporated

     For each of these precedent transactions, Morgan Stanley analyzed the premiums to the one-day price and the 30-day average historical exchange ratio, prior to the announcement of each precedent transaction. Morgan Stanley observed the following:

                                                                             TRANSACTION
                                                                         FINANCIAL STATISTIC
                                                                        ---------------------
                                                         PRECEDENT       AS OF
                                                        TRANSACTION     JUNE 13,
PRECEDENT TRANSACTION FINANCIAL STATISTIC             STATISTIC RANGE     2003     UNAFFECTED
-----------------------------------------             ---------------   --------   ----------
Premium to the one-day price........................     12% - 37%         10%         21%
Premium to the 30-day average exchange ratio........      6% - 55%         13%         19%

     The J.D. Edwards unaffected price was $11.81 on May 30, 2003, the last trading day prior to the announcement of the original merger agreement. The one-day unaffected premium of 21% is calculated as the premium of the implied transaction value per share of J.D. Edwards common stock of $14.33 based on PeopleSoft's common stock price of $16.92 per share as of June 13, 2003, the exchange ratio of 0.430 from the amended and restated merger agreement and $7.05 in cash to the J.D. Edwards unaffected price. The 30-day current premium of 13% is calculated as the premium of the implied transaction value per share of J.D. Edwards common stock based in part on the average price of PeopleSoft's common stock for the 30 trading day period ended June 13, 2003, the exchange ratio of
0.430 from the merger agreement and $7.05 in cash to the average price of the J.D. Edwards common stock for the 30 trading day period ended June 13, 2003. The 30-day unaffected premium of 19% is calculated as the premium of the implied transaction value per share of J.D. Edwards common stock based in part on the average price of PeopleSoft's common stock for the 30 trading day period ended June 13, 2003, the exchange ratio of 0.430 from the merger agreement and $7.05 in cash to the average price of the J.D. Edwards common stock for the 30 trading day period ended May 30, 2003.

     Morgan Stanley calculated a reference range for J.D. Edwards common stock of $13.22 to $16.21 based on the one-day premium to the unaffected price of J.D. Edwards. Morgan Stanley observed that the implied transaction value of $14.33 was within the range based on this analysis. Morgan Stanley also calculated a reference range for J.D. Edwards common stock of $12.42 to $18.19 based on the 30-day premium to the unaffected average price of the J.D. Edwards common stock for the 30 trading day period ended May 30, 2003. Morgan Stanley observed that the implied transaction value of $14.33 was within the range based on this analysis.

     No company or transaction utilized in the analysis of selected precedent transactions is identical to J.D. Edwards or PeopleSoft or the transaction. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, market and financial conditions and other matters, which are beyond the control of J.D. Edwards and PeopleSoft, such as the impact of competition on the business of J.D. Edwards, PeopleSoft, or the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of J.D. Edwards, PeopleSoft or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

     Accretion/Dilution Analysis: Morgan Stanley analyzed the pro forma impact of the transaction on PeopleSoft's combined projected cash earnings per share for the year ending December 31, 2004. In performing this analysis, Morgan Stanley utilized publicly available equity research analyst estimates for revenues and cash earnings per share.

     Morgan Stanley's analysis indicated that, exclusive of the impact of potential synergies, the transaction would result in cash earnings per share dilution of 2% for the year ending December 31, 2004, and the combined company would have to realize pre-tax synergies of approximately $5 million in the calendar year ending December 31, 2004 for the transaction to be neutral to the cash earnings per share. Morgan Stanley also analyzed the impact of a range of pre-tax synergies on PeopleSoft's combined projected cash earnings per share for the year ending December 31, 2004. Morgan Stanley's analysis indicated the following:

                                                              2004 CASH EARNINGS
                                                                  PER SHARE
ANNUAL RUN RATE SYNERGIES                                    ACCRETION/(DILUTION)
-------------------------                                    --------------------
(IN MILLIONS)
$  0.......................................................           (2)%
$ 50.......................................................           11%
$100.......................................................           24%
$150.......................................................           36%
$200.......................................................           49%

PEOPLESOFT

     Trading Range. Morgan Stanley reviewed the range of closing prices of PeopleSoft common stock for various periods prior to June 13, 2003, including April 4, 2003, the date after PeopleSoft's fiscal year 2003 first quarter earnings pre-announcement for the quarter ended March 31, 2003, and May 30, 2003, the last trading day prior to the announcement of the original merger agreement. Morgan Stanley observed the following:


PERIOD                                                     RANGE OF CLOSING PRICES
------                                                     -----------------------
Last 12 Months ended June 13, 2003.......................      $12.07 - $21.71
From April 4, 2003 to June 13, 2003......................      $14.55 - $17.90
From April 4, 2003 to May 30, 2003.......................      $14.55 - $16.67


     Morgan Stanley also used the "unaffected price" of PeopleSoft common stock of $16.39, which was the price of PeopleSoft common stock on May 30, 2003, the last trading day prior to the announcement of the original merger agreement. Morgan Stanley observed the price per share of PeopleSoft common stock on June 13, 2003 of $16.92 was within or above the range of closing prices for the each of the periods observed. Morgan Stanley also observed that the unaffected price of PeopleSoft common stock of $16.39 was within the range of closing prices for the each of the periods observed.

     Comparable Company Trading Analysis. Morgan Stanley compared certain publicly available financial information of PeopleSoft with publicly available information for selected companies with businesses comparable to the businesses of PeopleSoft. The following table lists these companies:

                                   PEOPLESOFT
                              COMPARABLE COMPANIES
                              --------------------

                              Intuit, Incorporated
                             J.D. Edwards & Company
                         Lawson Software, Incorporated
                               Oracle Corporation
                                 Sage Group plc
                                     SAP AG
                          Siebel Systems, Incorporated

In conducting its analysis, Morgan Stanley applied the relevant financial multiples of the comparable companies to publicly available equity research analyst estimates of various financial statistics for PeopleSoft. Morgan Stanley then estimated the implied value per share of PeopleSoft as of June 13, 2003. Morgan Stanley estimated the following:

                                                                COMPARABLE      IMPLIED VALUE
CALENDAR YEAR                                    PEOPLESOFT      COMPANY        PER SHARE OF
FINANCIAL STATISTIC                               MULTIPLE    MULTIPLE RANGE     PEOPLESOFT
-------------------                              ----------   --------------   ---------------
Price to 2003 Estimated Cash Earnings Per
  Share........................................    32.2x      28.0x - 35.0x    $14.71 - $18.39
Price to 2004 Estimated Cash Earnings Per
  Share........................................    28.2x      24.0x - 33.0x    $14.38 - $19.77

     Morgan Stanley noted the price per share of PeopleSoft common stock on June 13, 2003 of $16.92 was within the implied share value range for each of the multiples shown above, and that the unaffected price of PeopleSoft common stock of $16.39 was within the implied share value range for each of the multiples shown above. Morgan Stanley also noted that the 2003 to 2004 cash earnings per share growth rates for the selected comparable companies ranged from 6% to 110%, and the PeopleSoft 2003 to 2004 cash earnings per share growth rate was 14%.

     No company utilized in the comparable company analysis is identical to PeopleSoft. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of PeopleSoft, such as the impact of competition on the businesses of PeopleSoft and the industry in general, industry growth and the absence of any material adverse change in the financial condition and prospects of PeopleSoft or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable company data.

     Discounted Equity Value. Morgan Stanley performed an analysis of the implied present value per share of PeopleSoft common stock on a standalone basis based on PeopleSoft's projected future equity value using equity research analyst projections that were publicly-available as of June 13, 2003. To calculate the Discounted Equity Value, Morgan Stanley used the 2004 cash earning per share estimate grown at a long-term projected annual growth rate of 12% to extrapolate estimates for 2005. Morgan Stanley also used an illustrative discount rate of 16% which reflected the PeopleSoft average cost of capital. Morgan Stanley observed the following:

                                         PEOPLESOFT   NEXT CALENDAR               IMPLIED VALUE
CALENDAR YEAR                            FINANCIAL    YEAR MULTIPLE   DISCOUNT    PER SHARE OF
FINANCIAL STATISTIC                      STATISTIC        RANGE         RATE       PEOPLESOFT
-------------------                      ----------   -------------   --------   ---------------
2005 Estimated Cash Earning Per
  Share................................    $0.66      24.0x - 33.0x      16%     $13.96 - $19.19

     Morgan Stanley observed the price per share of PeopleSoft common stock on June 13, 2003 of $16.92 and the unaffected price of PeopleSoft common stock of $16.39 were within the estimated reference range.

     In connection with the review of the transaction by J.D. Edwards' board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of J.D. Edwards or PeopleSoft. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of J.D. Edwards or PeopleSoft. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

     Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view and in connection with the delivery of its opinion dated June 15, 2003 to J.D. Edwards' board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of common stock of J.D. Edwards or PeopleSoft might actually trade.

     The merger consideration to be received by holders of J.D. Edwards common stock pursuant to the merger agreement was determined through arm's length negotiations between J.D. Edwards and

PeopleSoft and was approved by J.D. Edwards' board of directors. Morgan Stanley provided advice to J.D. Edwards during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to J.D. Edwards or its board of directors or that any specific merger consideration constituted the only appropriate consideration for the transaction.

     In addition, Morgan Stanley's opinion and its presentation to J.D. Edwards' board of directors was one of many factors taken into consideration by J.D. Edwards' board of directors in deciding to approve the transaction. Consequently, the analyses as described above should not be viewed as determinative of the opinion of J.D. Edwards' board of directors with respect to the exchange ratio or of whether J.D. Edwards' board of directors would have been willing to agree to different merger consideration.

     J.D. Edwards' board of directors retained Morgan Stanley based upon Morgan Stanley's qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for J.D. Edwards and Oracle and received fees for such services. In addition in the past, Morgan Stanley and its affiliates have performed financial advisory services for PeopleSoft, but did not receive fees for the rendering of these services. In the ordinary course of Morgan Stanley's trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, may trade or otherwise effect transactions, for its own account or for the account of customers in the senior loans, equity and other securities of J.D. Edwards, PeopleSoft, Oracle or any other parties involved in the transaction.


     Pursuant to an engagement letter dated December 20, 2002, and amended June 15, 2003, J.D. Edwards engaged Morgan Stanley to provide financial advisory services to J.D. Edwards in connection with this transaction. Pursuant to the terms of the engagement letter, if the transaction is completed, Morgan Stanley will receive a fee of approximately $12 million. On June 15, 2003, J.D. Edwards amended the engagement letter dated December 20, 2002, and agreed to pay Morgan Stanley an additional fee of $1 million in connection with the amendment to the original merger agreement and the rendering of Morgan Stanley's opinion as to the fairness, from a financial point of view, of the consideration to be received by the holders of shares of J.D. Edwards common stock in the offer and the merger. J.D. Edwards has agreed to reimburse Morgan Stanley for other expenses, including attorney's fees, incurred in connection with its engagement and to indemnify Morgan Stanley and certain related persons against certain liabilities and expenses relating to or arising out of its engagement.

                     BACKGROUND OF THE OFFER AND THE MERGER



     As a regular part of our respective business plans, our company and J.D. Edwards have from time to time each considered opportunities for expanding and strengthening our respective technology, products, research and development capabilities and distribution channels, including strategic acquisitions, business combinations, investments, licensing and development agreements and joint ventures.


     Although our company and J.D. Edwards did not have any prior business understandings or relationships, during the past several years, our senior management and that of J.D. Edwards have made periodic inquiries to each other regarding whether a strategic transaction between the parties would be mutually beneficial.

     In November 1998, members of our senior management met with members of senior management of J.D. Edwards to discuss a potential business combination between our company and J.D. Edwards. During the winter of 2000, and again in the fall of 2001, additional meetings were held to discuss a potential strategic transaction between the parties, but no agreements were reached.


     On or about June 5, 2002, Craig Conway, PeopleSoft's President and Chief Executive Officer, contacted Lawrence Ellison, Oracle's Chairman and Chief Executive Officer, to determine whether Oracle would be interested in selling its enterprise applications business to PeopleSoft. On that date, Oracle and PeopleSoft entered into a mutual nondisclosure agreement. On the following day, June 6, 2002, Ram Gupta, our Executive Vice President, Products and Technology, Peter Gassner our Vice President and General Manager, PeopleTools, Rick Bergquist, our Senior Vice President and Chief Technology Officer, and Kevin Parker, our Executive Vice President, Finance and Administration and Chief Financial Officer, met in person with Safra Catz, Executive Vice President of Oracle, and other representatives of Oracle, to discuss the matter. The parties were unable to agree on the terms of any potential sale of Oracle's enterprise applications business to PeopleSoft. Shortly thereafter, Mr. Conway and Mr. Ellison had a brief telephone conversation in which they concluded that they could not agree on mutually acceptable terms to such a transaction. There have been no further discussions between Oracle and PeopleSoft on this subject since that time.


     In October and November 2002, senior members of our management and that of J.D. Edwards met to further explore a potential transaction between the parties.


     On November 25, 2002, the J.D. Edwards board of directors met and explored options to enhance stockholder value, including, continuing on its then current track, consolidation with other mid-market players, changing its business model or pursuing an upstream merger. Robert Dutkowsky, President and Chief Executive Officer of J.D. Edwards, advised the board of the meetings held with our company.



     On December 18, 2002, a representative of Citigroup, at our request, presented an overview of the potential business combination with J.D. Edwards to members of our senior management.


     On December 18, 2002, the J.D. Edwards board of directors met and again explored options to enhance stockholder value and the board authorized further discussions and due diligence concerning a merger with PeopleSoft. On December 20, 2002, J.D. Edwards engaged Morgan Stanley & Co. Incorporated as J.D. Edwards' financial advisor in connection with a potential strategic transaction.

     On January 28, 2003, the J.D. Edwards board met and representatives of Morgan Stanley presented an analysis of the current software industry dynamics, the competitive landscape and strategic alternatives available to J.D. Edwards, including continuing merger discussions with our company.


     On February 2, 2003, members of senior management of both parties met in Denver, Colorado to further discuss the possible business combination, and on February 3, 2003, Mr. Dutkowsky reviewed with the board of J.D. Edwards a summary of those discussions.


     From February 4, 2003 to February 24, 2003, our company and J.D. Edwards exchanged preliminary information regarding valuation.

     On February 19, 2003, the J.D. Edwards board of directors met with representatives of Morgan Stanley and reviewed discussions with our company regarding proposed stock exchange ratios, exchange ratio premiums and the estimated savings from the cost synergies from the merged operations. After discussion of strategic alternatives available, the J.D. Edwards board authorized further discussions with our company.


     On February 24, 2003, we formally engaged Citigroup as our financial advisor in connection with a potential strategic combination with J.D. Edwards.

     On February 25, 2003, Mr. Parker reviewed with our board of directors the status of discussions and the rationale for the merger. A representative of the law firm of Gibson, Dunn & Crutcher LLP reviewed with the board its legal duties in considering a transaction of this nature. After discussion, the board authorized further discussions and diligence concerning a merger with J.D. Edwards.

     During March 2003 discussions continued, but the parties were unable to come to agreement and terminated discussions in early April.

     On May 2, 2003, Messrs. Conway and Dutkowsky held a conversation regarding a potential strategic transaction.


     On May 5, 2003, Mr. Dutkowsky discussed his May 2nd conversation with Mr. Conway with the J.D. Edwards board of directors in a special telephonic meeting, and the board authorized management to continue discussions with PeopleSoft regarding a potential strategic transaction. On May 11, 2003, Messrs. Conway and Dutkowsky held a telephone conversation and agreed to move forward with merger negotiations.


     During the period commencing on May 12, 2003 through June 1, 2003, the parties, their financial advisors and their legal counsel conducted intensive due diligence.


     On May 15, 2003, the J.D. Edwards board of directors held a special telephonic meeting at which the proposed merger was discussed and considered. At the meeting, J.D. Edwards management and representatives of Morgan Stanley made presentations to the board regarding the proposed business combination. Representatives of the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation presented an extensive review of the terms of the proposed merger. Following the presentations, and after discussion, the J.D. Edwards board directed management and counsel to pursue further negotiations regarding the proposed merger and the original merger agreement.


     On May 16, 2003, our company and J.D. Edwards executed a new mutual non-disclosure agreement and, as an inducement for us to commit our time and resources to perform a due diligence review of J.D. Edwards and enter into discussions regarding the proposed business combination, J.D. Edwards entered into a 13-day exclusivity arrangement.


     On May 16, 2003, our counsel sent a preliminary draft of the original merger agreement to J.D. Edwards' counsel. On May 19, 2003, we and J.D. Edwards executed an addendum to the mutual non-disclosure agreement relating to highly sensitive competitive information.


     On May 19, 2003, our board of directors held a special meeting at which the proposed merger was discussed and considered. Director Fanzilli was not present at the meeting due to a family illness. A representative of Gibson, Dunn & Crutcher LLP was also present at this meeting and reviewed with the directors their legal duties in considering the proposed merger. At the meeting, our management and representatives of Citigroup Global Markets made presentations to the board regarding J.D. Edwards, the opportunities for a combined company and certain proposed terms of a business combination. Following the presentations, and after discussion, our board approved proceeding with diligence and negotiation with representatives of J.D. Edwards.


     On May 20, 2003, senior members of our management and J.D. Edwards' management, and representatives of Gibson, Dunn & Crutcher LLP, Wilson Sonsini Goodrich & Rosati, Professional Corporation, Citigroup and Morgan Stanley met to discuss the proposed original merger agreement at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, in Palo Alto, California. Based on those discussions a new draft of the original merger agreement was prepared and distributed to the parties.



     On May 23, 2003, the J.D. Edwards board of directors held a special meeting at which the proposed merger was discussed and considered. At the meeting, J.D. Edwards management and representatives of Morgan Stanley reviewed various issues with the board regarding the proposed business combination. Representatives of Wilson Sonsini Goodrich & Rosati, Professional Corporation, presented an extensive review of the terms of the proposed original merger agreement as well as the directors' legal duties in considering the proposed merger. Management made extensive presentations about the results of the due diligence review, the benefits of the business combination and integration issues.



     On May 27, 2003, our board of directors held a regular meeting at which the proposed merger was discussed and considered. At the meeting, our management and representatives of Citigroup made presentations to the board regarding the proposed business combination. A representative of Gibson, Dunn & Crutcher LLP was also present at this meeting, and presented a summary of the original merger agreement and the status of negotiations. Management made extensive presentations concerning J.D. Edwards and integration issues at the meeting. Citigroup also reviewed issues relating to fairness with the board and gave its preliminary opinion that, as of that date, the exchange ratio in the original merger agreement was fair, from a financial point of view, to PeopleSoft. Following the presentations, and after discussion, our board directed management and counsel to pursue further negotiations regarding the original merger agreement and the proposed merger.



     On May 28, 2003, the J.D. Edwards board of directors held a special meeting at which the proposed merger was discussed and considered. At the meeting, J.D. Edwards management and J.D. Edwards' legal and financial advisors reviewed with the Board the proposed business combination and the proposed original merger agreement.



     Between May 28, 2003 and May 31, 2003, offers of employment with the combined company were made by our company to senior management of J.D. Edwards and the terms of employment were negotiated by the parties. We also discussed with J.D. Edwards the proposed amendment to its change in control plan and the J.D. Edwards board amended the plan on June 1, 2003. These amendments were made in connection with the original merger agreement and were not changed in connection with the negotiation of the merger agreement. See "Background of the Offer and the Merger -- Interests of Certain Persons in the Merger."



     Our board of directors held a special meeting by conference telephone call on May 28, 2003 to obtain an update regarding the status of negotiations and to discuss open issues on the original merger agreement and related documents.



     On May 31, 2003, our board of directors held a special telephonic meeting at which the proposed merger was discussed and considered. At the meeting, our management and representatives of Citigroup made presentations to the board regarding the proposed business combination. A representative of Gibson, Dunn & Crutcher LLP was also present at this meeting. Citigroup presented its fairness opinion regarding the proposed transaction to the board. The board also discussed, with the input of management and legal counsel, final remaining open issues in the original merger agreement. Following the presentations, and after discussion, our board unanimously approved the original merger agreement and the transactions contemplated by the original merger agreement in substantially the form presented to the board and authorized senior members of our management to finalize and execute the original merger agreement and the other agreements contemplated thereby on behalf of our company.



     On May 31, 2003, counsel for our company and J.D. Edwards' counsel negotiated the original merger agreement.


     On June 1, 2003, the J.D. Edwards board of directors held a special meeting at which the proposed merger was discussed and considered. At the meeting, J.D. Edwards management and representatives of Morgan Stanley made presentations to the board regarding the proposed business combination. Morgan Stanley presented its financial fairness opinion regarding the consideration to be paid pursuant to the
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


proposed transaction to the board. Representatives of Wilson Sonsini Goodrich & Rosati, Professional Corporation, provided a detailed summary of the final terms of the original merger agreement. Following the presentations, and after discussion, the J.D. Edwards board unanimously approved the original merger agreement and the transactions contemplated by the original merger agreement in substantially the form presented to the board and determined the original merger agreement to be in the best interests of the J.D. Edwards stockholders and authorized senior members of its management to finalize and execute the original merger agreement and the other agreements contemplated thereby on behalf of J.D. Edwards.



     On June 1, 2003, counsel for our company and J.D. Edwards' counsel finalized the original merger agreement and, thereafter, the original merger agreement, voting agreements and certain employment agreements were executed by the relevant parties.



     We and J.D. Edwards publicly announced the proposed transaction and its material terms the early morning of June 2, 2003.



     Four days later, on June 6, 2003, Oracle announced its intention to commence a tender offer beginning on June 9, 2003 for all issued and outstanding PeopleSoft common stock, which we refer to as the Oracle Offer, at a price of $16 per share.



     Oracle also delivered a letter to PeopleSoft announcing its intention to commence the Oracle Offer and requesting that the board of directors redeem or render inapplicable all outstanding preferred stock purchase rights. The letter also stated that Oracle was prepared to meet with our management to discuss the Oracle Offer.


     On June 6, 2003, we filed a press release regarding the anticipated tender offer. The release was filed with the SEC as a preliminary communication filed under cover of Schedule 14D-9.

     In response to Oracle's June 6 announcement, PeopleSoft contacted Citigroup and Goldman, Sachs & Co. to render financial advice to the board of directors in connection with, among other things, any tender offer commenced by Oracle. In addition, the board of directors retained Gibson, Dunn & Crutcher LLP to render legal advice in connection with any such tender offer.


     On June 8, 2003, our board of directors and its financial and legal advisors met to discuss Oracle's June 6 announcements and to establish procedures for thoroughly and diligently evaluating the terms of the Oracle Offer, once announced. At that meeting, our board of directors formed a committee of independent directors which was charged with evaluating the terms of the Oracle Offer, in consultation with the financial and legal advisors engaged by our board of directors to render financial advice and legal advice in connection with, among other things, any tender offer commenced by Oracle. Our board of directors retained Goldman, Sachs & Co. and Citigroup as its financial advisors with respect to such matters and we subsequently executed a written engagement letter with each financial advisor. On June 9, 2003, Oracle and its subsidiary commenced their tender offer. The Oracle Offer, as described, is currently pending.



     On June 9, 2003, the J.D. Edwards board held a special meeting to discuss the Oracle Offer, PeopleSoft's response to the tender offer and potential responses by J.D. Edwards. At the invitation of the J.D. Edwards board, representatives of Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Morgan Stanley attended and discussed with the board a range of legal and strategic issues related to the Oracle Offer, including its potential impact on the merger. Also on June 9, Oracle delivered a letter to PeopleSoft expressing concern that we had taken a negative position on the Oracle Offer, reaffirming its offer to meet with our board of directors and requesting that we redeem our preferred stock rights plan.



     On June 11, 2003, after careful consideration, including consultation with management and the board's financial and legal advisors, and upon the unanimous recommendation of the committee of independent directors, our board of directors unanimously concluded that the Oracle Offer would undoubtedly face lengthy antitrust scrutiny, with a significant likelihood that the necessary approval would not be granted, that the delays and uncertainties created by the Oracle Offer, coupled with Oracle's stated intent to discontinue our market-leading products, represent a substantial threat to stockholder value, and that the unsolicited and hostile nature of the Oracle Offer, combined with Oracle's statements, was designed to disrupt our strong momentum at significant cost to us and our employees and customers. For these and other reasons more fully set forth in our Schedule 14D-9, the board of directors determined that the Oracle Offer was not in the best interests of our stockholders and unanimously recommended that our stockholders reject the Oracle Offer and not tender their shares to Oracle to purchase pursuant to the offer.



     At a special meeting held by conference telephone call on June 11, 2003, our board of directors reaffirmed its support of the acquisition of J.D. Edwards, and the J.D. Edwards board reaffirmed its support of the merger at a special telephonic meeting on June 12, 2003. At the direction of our board of directors and J.D. Edwards' board of directors, from June 13 to June 15, 2003, senior members of our management team and representatives of Gibson, Dunn & Crutcher LLP, Citigroup and Goldman Sachs met with senior members of management of J.D. Edwards and representatives of Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Morgan Stanley in Palo Alto, California to discuss and negotiate amendments to the original merger agreement.



     At a special meeting held by conference telephone call on June 15, 2003, our board, by the unanimous vote of the directors, approved the merger agreement and the transactions contemplated thereby, including the offer and the merger, and determined that the transactions contemplated by the merger agreement, including the offer and the merger, were advisable to our stockholders. Citigroup rendered its opinion that, as of that date and based upon the various considerations set forth in the opinion, the consideration to be paid by us in the offer and subsequent merger is fair, from a financial point of view, to PeopleSoft.



     On June 15, 2003, the J.D. Edwards board of directors held a special telephonic meeting at which the proposed merger agreement, and transactions contemplated thereby, were discussed and considered. At the meeting, J.D. Edwards management and representatives of Morgan Stanley and Wilson Sonsini Goodrich & Rosati, Professional Corporation, made presentations to the board regarding the proposed merger agreement, and the transactions contemplated thereby, and the potential impact on J.D. Edwards, the stockholders of J.D. Edwards and the merger. Morgan Stanley presented its revised fairness opinion regarding the proposed amended transaction to the board. Representatives of Wilson Sonsini Goodrich & Rosati, Professional Corporation, provided a detailed summary of the final terms of the merger agreement, and the transactions contemplated thereby. Following the presentations, and after discussion, the J.D. Edwards board unanimously approved the merger agreement and the transactions contemplated thereby in substantially the form presented to the board and determined the merger agreement, the offer and the merger to be in the best interests of the J.D. Edwards stockholders and authorized senior members of its management to finalize and execute the merger agreement and the other agreements contemplated thereby on behalf of J.D. Edwards. The J.D. Edwards board also voted unanimously to recommend that the J.D. Edwards stockholder accept the offer, tender their shares pursuant to the offer and approve the merger and the merger agreement.



     The merger agreement is designed to allow the two companies to accelerate the completion of the transaction and bring forward the benefits of their combination. Our board of directors believes that the transactions contemplated by the merger agreement provide several benefits to our stockholders, including, among others:


     - the merger agreement reaffirms the commitment of PeopleSoft and J.D. Edwards to combine;

     - the merger agreement provides an opportunity to complete the transaction in a more timely fashion;


     - the amended terms of the transaction will minimize customer uncertainty arising from the Oracle Offer and enable PeopleSoft and J.D. Edwards to speed their integration plans and the substantial benefits of the combination; and


     - the cash portion of the consideration reduces the dilution to our stockholders, increases the certainty of the value of the transaction to J.D. Edwards stockholders and, at the same time, increases the accretion to our earnings per share for the benefit of all stockholders.
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


     We and J.D. Edwards publicly announced the revised transaction, the anticipated exchange offer and its material terms during the morning of June 16, 2003.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of the J.D. Edwards board of directors regarding the offer and the merger, J.D. Edwards stockholders should be aware that the directors and officers of J.D. Edwards have interests in the merger that differ from those of other stockholders of J.D. Edwards, as described below. The J.D. Edwards board of directors was aware of these matters and considered them in approving the original merger agreement and the merger and, subsequently, the offer and the merger agreement, and recommending that the J.D. Edwards stockholders accept the offer, tender their shares of J.D. Edwards common stock and approve the merger and the merger agreement.


     In connection with the original merger agreement, each of the directors and officers of J.D. Edwards entered into a voting agreement with PeopleSoft and Jersey Acquisition in which he or she agreed, among other things, to vote all shares of J.D. Edwards common stock beneficially owned by him or her in favor of, among other things, the merger agreement and the merger and against other acquisition proposals.


     The voting agreements were not changed in connection with the negotiation of the merger agreement; however, approval of the stockholders of J.D. Edwards is not required to complete the offer.


     Change in Control Plan/Severance Agreements. J.D. Edwards maintains a management change in control plan, adopted in 1999, which provides for specified severance and other change in control-related benefits to participants in the plan. The plan covers 197 management employees. In connection with the approval of the original merger agreement, the J.D. Edwards board of directors agreed to amend this plan in certain respects. The amendments to the plan are contingent upon the closing of the merger. No further amendment to the plan was made or agreed to in connection with the merger agreement or the offer.


     As amended, a participant in the plan is entitled, among other benefits as described below, to be paid (1) 25% of the severance payment determined as described below as of the closing, (2) 25% of the severance payment amount if he or she remains an employee of J.D. Edwards or an affiliate 12 months after closing, and (3) an additional 50% of the severance payment amount, plus the 25% otherwise due 12 months after closing if not already paid, if the employee is involuntarily terminated or is terminated without cause within 15 months of a change of control. In addition, a participant who is terminated without cause immediately upon the closing generally will receive the entire severance payment and other benefits provided under the plan prior to its amendment at that time.

     A change in control under the plan includes the consummation of a merger or consolidation with another company, and would include the proposed merger between PeopleSoft and J.D. Edwards described in this prospectus. Under the plan as amended pursuant to the original merger agreement, involuntary termination includes:

     - a significant reduction of the participant's title, duties or responsibilities relative to those in effect immediately prior to the reduction excluding any reasonable changes that are the direct and necessary result of J.D. Edwards becoming a subsidiary in a larger controlled group of corporations;

     - a reduction in the annual base salary or in the maximum dollar amount of potential annual cash bonuses relative to the annual base salary and maximum dollar amount of potential annual cash bonuses as in effect immediately prior to the reduction, unless after the reduction the participant's annual base salary and potential annual cash bonus remain within the range of annual salaries and cash bonuses for similarly-situated employees of PeopleSoft or its affiliates;


     - a failure by PeopleSoft to provide the participant with an employee benefits package that is substantially comparable in the aggregate to the employee benefits package provided to all employees of PeopleSoft or its affiliates, including employees of J.D. Edwards as a subsidiary of PeopleSoft, who are of a similar rank or level as the participant; or


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

     - the relocation of the participant to a facility or a location more than 50 miles from the participant's then present location, provided that participant's commute is longer in miles as a result of the relocation compared to the participant's commute to the current location.


In any event, PeopleSoft would have a 30-day period to cure any purported involuntary termination, and a participant will not be entitled to severance benefits unless he or she actually terminates employment with PeopleSoft or its affiliates.



     In addition, a participant in the plan is deemed to be terminated without cause if he or she is terminated by PeopleSoft or its affiliates other than as the result of (1) a material act of dishonesty by the participant in connection with the participant's employment with PeopleSoft or its affiliates; (2) the participant's conviction of, or plea of nolo contendere to, a felony; (3) the participant's failure to perform reasonably assigned duties after the participant has received a written demand for performance which includes reasonable detail describing his or her nonperformance; (4) the participant's material breach of his or her obligations as an officer/employee of PeopleSoft or its affiliates; or (5) the participant's failure to materially comply with PeopleSoft policies. In any event, a participant would have a 30-day period to cure any purported event under items (3), (4) or (5) above.



     A participant's severance payment under the plan equals the sum of (1) a specified severance percentage, which is defined as 100%, 200% or 300% of the sum of the participant's annual base salary and the average of the bonuses received by such individual over the preceding three years, plus (2) a prorated portion of his or her quarterly and annual bonus and variable compensation amount. In addition, a participant who is terminated without cause or who suffers an involuntary termination within 15 months of closing is entitled to continuation of specified employee benefits until the earlier of (1) six months after the date of termination or (2) the date the participant becomes covered by a comparable plan of another employer and job outplacement services for up to six months after termination up to $10,000. All payments under the plan are conditioned upon the participant executing a release of claims in favor of PeopleSoft and its affiliates. The total potential liability of PeopleSoft under the plan is approximately $53 million.



     Of the 197 participants in the plan, six, including Richard Allen, Harry Debes, Mark Endry, Michael Madden, Richard Mathews, and Leslie Wyatt, are entitled to severance percentages of 300%, 43 are entitled to severance percentages of 200%, and the remaining 148 are entitled to severance percentages of 100%. In connection with the execution of the original merger agreement, Robert Dutkowsky, Richard Allen and Richard Snow agreed to amend their agreements subject to completion of the merger and are entitled to the amount of severance benefits described immediately below. No further amendments were made or agreed to in connection with the merger agreement or the offer.



     Employment Agreements. Mr. Dutkowsky, President and Chief Executive Officer of J.D. Edwards, has agreed to amend his employment agreement. He will continue to serve as a consultant to the surviving corporation for up to six months after the merger subject to the completion of the merger. In lieu of any other severance benefits, including those otherwise payable under the management change in control plan, he will receive cash payments of $650,000 on the closing of the merger, and $1.95 million at the end of the six-month transition period. He will be entitled to the acceleration of all of his unvested options and restricted stock and specified additional payments intended to offset any excise tax liabilities under Section 280G of the Internal Revenue Code to which Mr. Dutkowsky may be subject as a result of the severance payments made to him in connection with the merger. Mr. Dutkowsky will be subject to a non-competition and non-solicitation agreement during the term of his employment and for a period of one year following the termination of his employment.


     Mr. Allen, Executive Vice President, Finance and Administration, and Chief Financial Officer of J.D. Edwards, similarly has agreed to amend the employment agreement described above subject to the completion of the merger and is expected to be retained for a six-month transition period. He will be entitled to total cash payments under the plan of approximately $1.8 million, 25% of which will be payable at closing of the merger and the remaining 75% payable upon his termination of employment. Mr. Allen

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


will be subject to a non-competition and non-solicitation agreement during the term of his employment and for a period of one year following the termination of his employment.



     Mr. Snow, Vice President, General Counsel and Secretary of J.D. Edwards, also has agreed to amend his employment agreement described above subject to the completion of the merger and is expected to be retained for a period of approximately six months following the closing of the merger. He will be entitled to total cash payments under the plan of $456,248, 25% of which will be payable at closing of the merger and the remaining 75% payable upon his termination of employment. Mr. Snow will be subject to a non-competition and non-solicitation agreement during the term of his employment and for a period of one year following the termination of his employment.



     A total of 47 other employees, including the remainder of the J.D. Edwards executive officers, have entered into substantially similar offer letters that amend their employment agreements. Pursuant to those offer letters, they generally will be at-will employees of PeopleSoft, will be entitled to benefits under the plan as described above and may receive additional PeopleSoft options. These employees will be subject to a non-competition and non-solicitation agreement during the term of their employment and for a period of one year, and with regard to the non-solicitation of employees, six months, following their voluntary termination or termination for cause.



     Acceleration of Stock Options. Under the J.D. Edwards 1992 Incentive Stock Option Plan, 1997 Equity Incentive Plan and 2003 Equity Incentive Plan, if any individual is involuntarily terminated as a result of the merger or, with regard to the 1992 Incentive Stock Option Plan and 2003 Equity Incentive Plan, the offer, and in some cases within specified time periods, the awards granted to that individual under the plan are accelerated in full and becomes 100% vested. Under the YOUcentric, Inc. 2000 Equity Compensation Plan, assumed by J.D. Edwards, if an optionholder is involuntarily terminated within 12 months of a change of control, including the offer and proposed merger, the options granted under that plan are accelerated in full and become 100% vested.



     Post-Merger Board Membership. As of the effective time of the merger, we intend to amend our bylaws to increase the size of our board to eight members, and one of J.D. Edwards' directors, Michael J. Maples, will be designated to serve as a Class I director of PeopleSoft and a member of our board's Corporate Governance/Nominating Committee.


     Indemnification. The merger agreement provides that, after the effective time of the merger, to the extent not covered by insurance and as permitted by law, we shall, or shall cause the surviving corporation to, indemnify and hold harmless persons who were directors or officers of J.D. Edwards prior to the effective time of the merger against all liabilities or losses arising out of or in connection with any claim, demand, action, suit, proceeding or investigation based or arising in whole or in part out of the fact that the person was a director or officer of J.D. Edwards (whether or not relating to any matter existing or occurring at or prior to the effective time of the merger and whether or not asserted or claimed prior to, at or after the effective time of the merger), including, to the extent not prohibited by law, indemnification for negligent acts or omissions by an indemnified person. In addition, we have agreed to cause the surviving corporation to fulfill and honor all obligations of J.D. Edwards under any indemnification agreements between J.D. Edwards and its directors and officers and the indemnification provisions of J.D. Edwards' certificate of incorporation and bylaws as in effect immediately before the merger. We also agree not to permit the surviving corporation to merge or consolidate with any other person unless the surviving corporation will ensure that the surviving or resulting entity assumes the indemnification obligations in the merger agreement.

     We have agreed to maintain in effect, or cause the surviving corporation to maintain in effect, for a period of six years after the effective time of the merger if available, directors' and officers' liability insurance covering those persons who are covered by J.D. Edwards' directors' and officers' liability insurance policy as of immediately prior to the effective time of the merger on terms no less favorable to those persons than those of J.D. Edwards' existing directors' and officers' liability insurance policy. However, neither we nor the surviving corporation, as the case may be, is required to expend an amount in excess of 200% of the current premium paid by J.D. Edwards in any one year. If the aggregate expenditure on coverage exceeds that amount, we will use commercially reasonable efforts to purchase as much insurance as can be obtained for that amount. Instead of maintaining the existing insurance, we may cause coverage to be provided under any policy maintained for the benefit of us or its subsidiaries on terms materially no less favorable to the intended beneficiaries as the existing insurance.

     Transfers Under Rule 144. The issuance of our common stock in connection with the offer and the merger will increase the number of shares of our outstanding common stock and is expected to result in greater share trading volume, which will affect the Rule 144 volume limitations that apply to affiliates of the combined company and former affiliates of J.D. Edwards. This increase in the number of shares of our outstanding common stock may facilitate broader transfers of shares by affiliates.

     As a result of these interests, J.D. Edwards directors and officers may have reasons for tendering their shares of J.D. Edwards common stock and, if necessary, voting to adopt the merger agreement and approve the merger that are not the same as your interests. J.D. Edwards stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the offer and the merger.

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

                                   THE OFFER


     We are offering to exchange cash, a fraction of a share of our common stock, or a combination of cash and a fraction of a share of our common stock, in each case having a value, on a per share basis, of $7.05 plus 0.43 of a share of PeopleSoft common stock, for each outstanding share of J.D. Edwards common stock, including the associated stock purchase right pursuant to J.D. Edwards' rights agreement, validly tendered and not properly withdrawn, subject to the terms and conditions described in this prospectus and the related letter of transmittal.



     You may elect to receive all cash or all PeopleSoft common stock for your J.D. Edwards common stock. However, the total amount of cash that we will pay in the offer is fixed at $7.05 multiplied by the number of shares of J.D. Edwards common stock tendered on the expiration date of the offer. Also, the total number of shares of our common stock that we will deliver to J.D. Edwards stockholders in the offer is fixed at 0.43 multiplied by the number of shares of J.D. Edwards common stock tendered on the expiration date of the offer. If more cash consideration is elected than the amount of cash available for payment, there will be a proration, and the J.D. Edwards stockholders who make a cash election will receive a combination of cash and our common stock. Similarly, if more stock consideration is elected than the number of shares of our common stock available for payment based on the number of shares tendered, there will be a proration, and the shares of J.D. Edwards common stock with respect to which stock is elected will be exchanged for a combination of our common stock and cash.



     The value of the our common stock delivered in the offer will be determined by the average closing price of a share of PeopleSoft common stock for the five trading days ending immediately before the second trading day prior to the expiration date. Each J.D. Edwards stockholder who tenders shares but does not properly elect to receive cash or our common stock will receive an allocation of the remaining cash or stock, or a combination of cash and stock, after allocating the cash and stock among the elections made in the offer.


     The term "expiration date" means 12:00 midnight, New York City time, on Thursday, July 17, 2003, unless we extend the period of time for which the offer is open, in which case the term "expiration date" means the latest time and date on which the offer, as so extended, expires.


     J.D. Edwards stockholders can call our information agent, Georgeson Shareholder Communications Inc., at any time toll-free at 800-248-2681 if you are in North America and at 866-324-5899 if you are outside North America for answers to questions regarding the offer.


     You will not receive any fractional shares of our common stock. Instead, you will receive additional cash in an amount equal to the market value, determined on the first date on which shares of J.D. Edwards common stock are accepted in the offer, of any fractional shares you would otherwise have been entitled to receive.

     If you are the record owner of your J.D. Edwards common stock and you tender your shares directly to the exchange agent, you will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. If you own your shares through a broker or other nominee, and your broker tenders the shares on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.


     We are making this offer in order to acquire all of the outstanding shares of J.D. Edwards common stock, including the associated stock purchase rights pursuant to J.D. Edwards' rights agreement. We intend, as soon as possible after completion of the offer, for Jersey Acquisition to merge with and into J.D. Edwards. The purpose of the merger is to complete the acquisition of all of the J.D. Edwards common stock not tendered and exchanged pursuant to the offer. In the merger, each then outstanding share of J.D. Edwards common stock (except for those shares held by J.D. Edwards or any of its subsidiaries, us or Jersey Acquisition or any of our other wholly-owned subsidiaries and dissenting shares) would be converted into $7.05 in cash plus 0.43 of a share of our common stock, without interest, which is the same average per-share consideration paid to J.D. Edwards stockholders in the offer.


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     Our obligation to exchange cash and shares of our common stock for J.D.
Edwards common stock pursuant to the offer is subject to several conditions referred to below under "-- Conditions of Our Offer," including the minimum tender condition and the regulatory approvals condition.

STOCKHOLDERS LIST

     We have relied on J.D. Edwards' stockholders list and security position listings to communicate with J.D. Edwards stockholders and to distribute the offer. We will send this prospectus, the related letter of transmittal and other relevant materials to J.D. Edwards stockholders and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on J.D. Edwards stockholders list or, if applicable, who are listed as participants in a clearing agency's security position listing.

TIMING OF OUR OFFER

     Our offer is scheduled to expire at 12:00 midnight, New York City time on Thursday, July 17, 2003. For more information, you should read the discussion under the caption "-- Extension, Termination and Amendment".

EXTENSION, TERMINATION AND AMENDMENT

     If the conditions to the offer are not satisfied or waived on any scheduled expiration date of the offer, we will extend the offer at any time for the shortest time periods we reasonably believe are necessary; provided, that no single extension shall exceed ten business days, and we will not be required to extend the offer beyond November 30, 2003, which date will be extended to February 28, 2004 in certain circumstances.

     During any such extension, all J.D. Edwards common stock previously tendered and not properly withdrawn will remain subject to the offer, subject to your right to withdraw your J.D. Edwards common stock. You should read the discussion under the caption "-- Withdrawal Rights" for more details.

     We reserve the right, in our sole discretion, subject to the provisions of the merger agreement, at any time or from time to time to extend the offer for one or more periods of not more than ten business days as required by any rule or regulation of the SEC applicable to the offer.


     Subject to the provisions of the merger agreement, we expressly reserve the right to increase the total value of the consideration to be paid per share in the offer and, subject to applicable law and regulation, use PeopleSoft parent holding company common stock as offer consideration if the alternative double wing merger structure is effected. Without the prior written consent of J.D. Edwards, we may not decrease the total value of the consideration to be paid per share in the offer, change the form of consideration to be paid, decrease the number of shares of J.D. Edwards common stock sought in the offer, amend the conditions of the offer set forth in the merger agreement, impose conditions to the offer in addition to those set forth in the merger agreement or otherwise amend any material term of the offer in a manner adverse to the J.D. Edwards stockholders.



     We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of the change) and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.


     If we make a material change in the terms of our offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required under the

Exchange Act. If, prior to the expiration date, we change the percentage of J.D. Edwards common stock being sought or the consideration offered to you, that change will apply to all holders whose shares of J.D. Edwards common stock are accepted for exchange pursuant to our offer. If, at the time notice of that change is first published, sent or given to you, the offer is scheduled to expire at any time earlier than the tenth business day from and including the date that the notice is first so published, sent or given, we will extend the offer until the expiration of that ten business day period. For purposes of our offer and the merger, a "business day" means any day other than a day on which the Nasdaq National Market is closed and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.


MAKING THE ELECTION

     We have included a letter of transmittal with this prospectus. The letter of transmittal is used to make the election to receive our common stock, cash or, in the case of proration, a combination of our common stock and cash, in exchange for J.D. Edwards common stock tendered pursuant to the offer. You may elect to receive only cash or only stock, but not both, although you may end up receiving both cash and our common stock as a result of the proration rules discussed below. To make an election, you should submit the documents described below in "-- Exchange of J.D. Edwards Common Stock; Delivery of Cash and PeopleSoft Common Stock".

     The deadline for J.D. Edwards stockholders to make their elections is the close of business on the last business day before the date on which we accept J.D. Edwards common stock for payment and exchange in the offer. Any J.D. Edwards stockholder may change his or her election prior to the election deadline by:

     - submitting to the exchange agent a properly completed and signed revised letter of transmittal; or

     - in the case of stockholders whose shares are held in book-entry form, by causing a new agent's message with revised election information to be transmitted through DTC to the exchange agent.

     Any holder of J.D. Edwards common stock may revoke his or her election at any time prior to the election deadline:

     - by written notice to the exchange agent; or


     - in the case of J.D. Edwards stockholders whose shares are held in book-entry form, by causing a new agent's message to be transmitted through the Depository Trust Company, or DTC, to the exchange agent withdrawing the shares previously deposited and specifying the name and number of the account at DTC to be credited.


     J.D. Edwards stockholders having a preference as to the form of consideration to be received for their shares of J.D. Edwards common stock should make an election. We do not make any recommendation as to whether you should elect to receive cash or our common stock. You must make your own decision whether to make an election and if so, what election to make.

EXCHANGE OF J.D. EDWARDS COMMON STOCK; DELIVERY OF CASH AND PEOPLESOFT COMMON STOCK

     On the terms and subject to the prior satisfaction or waiver of the conditions of our offer, including any extension or amendment of the offer, we will accept for payment and will pay for all J.D. Edwards common stock validly tendered and not properly withdrawn as soon as we are legally permitted to do so under applicable law. In all cases, exchange of J.D. Edwards common stock tendered and accepted for exchange pursuant to the offer will be made only after timely receipt by the exchange agent of:

     - certificates for those shares of J.D. Edwards common stock (or a confirmation of a book-entry transfer of those shares of J.D. Edwards common stock in the exchange agent's account at DTC);


     - a properly completed and duly executed letter of transmittal (or a manually signed facsimile of that document) or agent's message, as described under "-- Procedures for Tendering", if applicable; and


     - any other required documents.

     For purposes of the offer, we will be deemed to have accepted for exchange shares of J.D. Edwards common stock validly tendered and not properly withdrawn when we notify the exchange agent of our acceptance of the tenders of those shares of J.D. Edwards common stock pursuant to the offer. The exchange agent will act as agent for tendering stockholders for the purpose of receiving our common stock and cash and any additional payment pursuant to the terms of the merger agreement from us and transmitting such stock and cash to you. In exchange for shares of J.D. Edwards common stock tendered pursuant to the offer, the exchange agent will deliver to the tendering stockholders PeopleSoft common stock and cash, less the amount of any required withholding taxes, as soon as practicable after receipt of our notice. You will not receive any interest on any cash that we pay you, even if there is a delay in making the exchange.


     If we do not accept any tendered shares of J.D. Edwards common stock for exchange pursuant to the terms and conditions of the offer for any reason, or if certificates are submitted for more shares of J.D. Edwards common stock than are tendered, we will return certificates for the unexchanged shares of J.D. Edwards common stock without expense to the tendering stockholder or, in the case of shares of J.D. Edwards common stock tendered by book-entry transfer of such shares of J.D. Edwards common stock into the exchange agent's account at DTC pursuant to the procedures set forth below under the discussion entitled
"-- Procedures for Tendering," those unexchanged shares of J.D. Edwards common stock will be credited to an account maintained within DTC, as soon as practicable following expiration or termination of the offer.


     If we increase the consideration offered to J.D. Edwards stockholders in the offer prior to the expiration date, such increased consideration will be given to all stockholders who tender shares of J.D. Edwards common stock pursuant to the offer, whether or not the shares of J.D. Edwards common stock were tendered or accepted for exchange prior to such increase in consideration.

THE PRORATION RULES


     The proration rules that will govern the allocation of the cash and stock consideration in the offer will be applied as set forth in the following examples. The proration calculations are complex. We have provided below a set of examples based on certain assumptions to help you understand how the proration will work. The actual proration will depend upon the mix of elections and the average closing price of the PeopleSoft common stock applicable on the expiration of the offer.


  KEY ASSUMPTIONS:


     For purposes of the examples below, we have assumed the following:



     - TOTAL NUMBER OF J.D. EDWARDS SHARES OUTSTANDING = 122,426,664 (BASED ON SHARES OUTSTANDING AS OF THE DATE OF THE MERGER AGREEMENT)


     - AVERAGE CLOSING PRICE OF PEOPLESOFT COMMON STOCK = $17.00


     The average closing price is equal to the average closing price of our common stock as reported on the Nasdaq National Market for the five consecutive trading days immediately prior to (and excluding) the second trading day before the expiration of the offer. The cash offer price is equal to $7.05 + 0.43 X average closing price. The stock offer price is equal to the cash offer price divided by the average closing price. In the examples below, the cash offer price and the stock offer price are as follows:



     - RESULTING CASH OFFER PRICE = $7.05 + 0.43 X $17.00 = $14.36



     - RESULTING STOCK OFFER PRICE = $14.36 / $17.00 = APPROXIMATELY 0.8447X

     Assume in the following examples that 95% of J.D. Edwards shares are tendered. The consideration for distribution in the offer will be as set forth below.

     - The total number of J.D. Edwards shares tendered is 122,426,664 X 95% = 116,305,331.

     - The total amount of shares of PeopleSoft common stock that can be issued to accepted J.D. Edwards shares is 122,426,664 X 0.43 X 95% = 50,011,292 shares.

     - The total amount of cash issuable to accepted J.D. Edwards shares is 122,426,664 X $7.05 X 95% =
       $819,952,582.

CASE 1: 60% OF THOSE THAT TENDER ELECTED CASH AND 40% OF THOSE THAT TENDER ELECTED STOCK.*

  Resulting Consideration Paid

     - Those J.D. Edwards stockholders electing stock receive full consideration in PeopleSoft common stock.

          -- The maximum number of J.D. Edwards shares that could be paid in stock in the offer is 0.43 X 116,305,331 / 0.8447 = 59,205,981.

          -- The number of J.D. Edwards shares electing stock is 116,305,331 X 40% = 46,522,132.

             - This number is less than the maximum number of J.D. Edwards shares that could be paid in stock (46,522,132 < 59,205,981).


             - Therefore, every stock-electing J.D. Edwards share will receive their full consideration in PeopleSoft common stock. Every stock-electing J.D. Edwards share will receive 0.8447 of a share of PeopleSoft common stock, which represents a value of $14.36 (0.8447 X $17.00 = $14.36).


     - Those J.D. Edwards shares electing cash will receive partial consideration in cash and partial consideration in PeopleSoft common stock.

        -- The maximum number of J.D. Edwards shares that could be paid in cash in the offer is $7.05 X 116,305,331 / $14.36 = 57,099,762.

        -- The number of J.D. Edwards shares electing cash is 116,305,331 X 60% = 69,783,198.


           - This number is greater than the maximum number of J.D. Edwards shares that could be paid in cash (69,783,198 > 57,099,762).


           - Therefore, only 81.8% (57,099,762 / 69,783,198 = 81.8%) of the requested amount can be delivered as cash consideration to those J.D. Edwards stockholders electing cash.

        -- Each cash-electing share will receive 81.8% of the cash offer price of $14.36, or $11.75.

        -- The remaining consideration must be delivered in PeopleSoft common stock equal to 0.8447 X (1-0.818) = 0.1535 of a share of PeopleSoft common stock.


        -- Therefore, each cash-electing share will receive 0.1535 of a share of PeopleSoft common stock in addition to the $11.75 in cash to deliver the full $14.36 of consideration.


CASE 2: 40% OF THOSE THAT TENDER ELECTED CASH AND 60% OF THOSE THAT TENDER ELECTED STOCK.*

  Resulting Consideration Paid


     - Those J.D. Edwards stockholders electing stock receive partial consideration in PeopleSoft common stock and partial consideration in cash.


---------------

     * Note: All calculations are rounded to the nearest whole number. Figures may not add exactly due to rounding.

          -- The number of J.D. Edwards shares electing stock is 116,305,331 X 60%, or 69,783,198.

             - This number is greater than the maximum number of J.D. Edwards shares that could be paid in stock (69,783,198 > 59,205,981).

             - Every stock-electing J.D. Edwards share will therefore receive a portion of the full $14.36 consideration in cash.

             - Every stock-electing J.D. Edwards share will therefore receive
               0.7167 of a share of PeopleSoft common stock
               (59,205,981/69,783,198 X stock offer price of 0.8447 = 0.7167)
               which represents a value of $12.18 (0.7167 X $17.00 = $12.18).

             - The remaining consideration equal to the cash offer price of
               $14.36 X (1 - 0.848) = $2.18 must therefore be delivered in cash in order to meet the required $14.36 value per J.D. Edwards share.

     - Those J.D. Edwards shares electing cash receive full consideration in cash.

          -- The number of tendering J.D. Edwards shares electing cash is 116,305,331 X 40%, or 46,522,132.

             - This number is less than the maximum number of J.D. Edwards shares that could be paid in cash (46,522,132 < 57,099,762).

             - Therefore, each cash-electing J.D. Edwards share will receive the full $14.36 of consideration in cash.

CASE 3: 60% OF THOSE THAT TENDER ELECTED CASH, 20% OF THOSE THAT TENDER ELECTED STOCK, AND 20% OF THOSE THAT TENDER MADE NO ELECTION.*

  Resulting Consideration Paid

     - Those J.D. Edwards shares electing stock receive full consideration in PeopleSoft stock.

        -- The number of J.D. Edwards shares tendering and electing stock is 116,305,331 X 20%, or 23,261,066.


        -- This number is less than the maximum number of J.D. Edwards shares that can be paid in stock (23,261,066 < 59,205,981).



        -- Therefore, each stock-electing J.D. Edwards share will receive full consideration in PeopleSoft common stock.


        -- For each J.D. Edwards share tendered, 0.8447 of a share of PeopleSoft common stock will be issued (0.8447 X $17.00) to deliver the full $14.36 of consideration.

     - Those J.D. Edwards shares electing cash receive partial consideration in cash and partial consideration in PeopleSoft common stock.

        -- The number of J.D. Edwards shares electing cash is 116,305,331 X 60%, or 69,783,198.

        -- This number exceeds the maximum number of J.D. Edwards shares that could be paid in cash (69,783,198 > 57,099,762).

        -- Therefore, only 81.8% (57,099,762/69,783,198) of the requested amount can be delivered as consideration to those J.D. Edwards stockholders electing cash.

        -- Each cash-electing share will receive 81.8% of the cash offer price of $14.36, or $11.75.


        -- The remaining consideration must be delivered in PeopleSoft common stock equal to 0.8447 X (1 - 0.818) = 0.1535 of a share of PeopleSoft common stock.

        -- Each cash-electing share will therefore receive 0.1535 of a share of PeopleSoft common stock (worth $2.61) in addition to the $11.75 in cash to deliver the full $14.36 of consideration.

     - Tendered but non-electing J.D. Edwards shares receive full consideration in PeopleSoft common stock.

        -- Under this scenario, 23,261,066 J.D. Edwards shares have not elected a consideration preference (116,305,331 X 20%).


        -- Since only 23,261,066 J.D. Edwards shares elected stock, which is less than 59,205,981, the maximum number of J.D. Edwards shares that can be paid in stock, then the J.D. Edwards shares who have not made an election will be treated in the same manner as the stock-electing J.D. Edwards shares.


        -- Those non-electing J.D. Edwards shares will each receive 0.8447 of a share of PeopleSoft common stock.

CASE 4: 40% OF THOSE THAT TENDER ELECTED CASH, 40% OF THOSE THAT TENDER ELECTED STOCK, AND 20% OF THOSE THAT TENDER MADE NO ELECTION.*

  Resulting Consideration Paid

     - Those J.D. Edwards shares electing stock receive full consideration in PeopleSoft common stock.

        -- The number of J.D. Edwards shares tendering and electing stock is 116,305,331 X 40% = 46,522,132.

        -- This number is less than the maximum number of J.D. Edwards shares that can be paid in stock (46,522,132 < 59,205,981), so all those J.D. Edwards stock-electing shares receive full consideration in PeopleSoft common stock.


        -- For each J.D. Edwards share tendered, 0.8447 of a share of PeopleSoft common stock will be issued (0.8447 X $17.00) to deliver the full $14.36 of consideration.



        -- The number of shares of PeopleSoft common stock to be issued for these J.D. Edwards shares is 39,297,245.


     - Those J.D. Edwards shares electing cash receive full consideration in cash.

        -- The number of J.D. Edwards shares electing cash is 116,305,331 X 40%
           = 46,522,132.

        -- This number is less than the maximum number of J.D. Edwards shares that could be paid in cash (46,522,132 < 57,099,762).

        -- Therefore, each cash-electing J.D. Edwards share will receive the full consideration of $14.36.

        -- The amount of cash paid for these J.D. Edwards shares is $668,057,815.00.

     - Tendered but non-electing J.D. Edwards shares will receive partial consideration in cash and partial consideration in PeopleSoft common stock.

          -- The number of J.D. Edwards shares who tendered but did not make an election is 116,305,331 X 20% = 23,261,066.

          -- Under this scenario, $151,894,767 in cash remains for issuance
             ($819,952,582 - $668,057,815).

          -- Under this scenario, 10,714,047 shares of PeopleSoft common stock remain for issuance (50,011,292 - 39,297,245).

          -- $151,894,761 and 10,714,047 shares of PeopleSoft common stock will be allocated among the 23,261,066 shares of J.D. Edwards common stock which have been tendered but for no election was made, as follows:

         -- $151,894,767 / 23,261,066 = $6.53; and

         -- 10,714,047 / 23,261,066 = 0.4606 of a share of PeopleSoft common stock.

          -- Therefore, each J.D. Edwards share that has been tendered but for which no election was made will be exchanged for $6.53 plus 0.4606 of a share of PeopleSoft common stock (with a value of 0.4606 X $17 = $7.83) for a total consideration with a value of $14.36.

     As discussed above, the average closing price for purposes of allocating the offer consideration will be determined by the average closing price of our common stock as reported on the Nasdaq National Market for the five consecutive trading day period ending immediately prior to (and excluding) the second trading day before the expiration of the offer.

     The following table illustrates the allocation of the offer consideration for different values of our common stock based on the four examples above for different percentages of cash-electing shares, stock-electing shares and non-electing shares.

                            60% CASH/40% STOCK-ELECTING SHARES     40% CASH/60% STOCK-ELECTING SHARES
                           ------------------------------------   ------------------------------------
                           EACH CASH-ELECTING     EACH STOCK-     EACH CASH-ELECTING     EACH STOCK-
AVERAGE    CASH    STOCK          SH.            ELECTING SH.            SH.            ELECTING SH.
CLOSING   OFFER    OFFER   ------------------   ---------------   ------------------   ---------------
 PRICE    PRICE    PRICE     CASH      STOCK     CASH    STOCK      CASH      STOCK     CASH    STOCK
-------   ------   -----   --------   -------   ------   ------   --------   -------   ------   ------
$10.00    $11.35   1.135x   $11.35     0.000x   $0.60    1.075x    $11.35     0.000x   $4.18    0.717x
$11.00    $11.78   1.071x   $11.75     0.003x   $0.00    1.071x    $11.78     0.000x   $3.90    0.717x
$12.00    $12.21   1.018x   $11.75     0.038x   $0.00    1.018x    $12.21     0.000x   $3.61    0.717x
$13.00    $12.64   0.972x   $11.75     0.068x   $0.00    0.972x    $12.64     0.000x   $3.32    0.717x
$14.00    $13.07   0.934x   $11.75     0.094x   $0.00    0.934x    $13.07     0.000x   $3.04    0.717x
$15.00    $13.50   0.900x   $11.75     0.117x   $0.00    0.900x    $13.50     0.000x   $2.75    0.717x
$16.00    $13.93   0.871x   $11.75     0.136x   $0.00    0.871x    $13.93     0.000x   $2.46    0.717x
$17.00    $14.36   0.845x   $11.75     0.154x   $0.00    0.845x    $14.36     0.000x   $2.18    0.717x
$18.00    $14.79   0.822x   $11.75     0.169x   $0.00    0.822x    $14.79     0.000x   $1.89    0.717x
$19.00    $15.22   0.801x   $11.75     0.183x   $0.00    0.801x    $15.22     0.000x   $1.60    0.717x
$20.00    $15.65   0.783x   $11.75     0.195x   $0.00    0.783x    $15.65     0.000x   $1.32    0.717x
$21.00    $16.08   0.766x   $11.75     0.206x   $0.00    0.766x    $16.08     0.000x   $1.03    0.717x
$22.00    $16.51   0.750x   $11.75     0.216x   $0.00    0.750x    $16.51     0.000x   $0.74    0.717x
$23.00    $16.94   0.737x   $11.75     0.226x   $0.00    0.737x    $16.94     0.000x   $0.46    0.717x
$24.00    $17.37   0.724x   $11.75     0.234x   $0.00    0.724x    $17.37     0.000x   $0.17    0.717x
$25.00    $17.80   0.712x   $11.75     0.242x   $0.00    0.712x    $17.63     0.007x   $0.00    0.712x


                             60% CASH/20% STOCK/20% NON-ELECTING SHARES       40% CASH/40% STOCK/20% NON-ELECTING SHARES
                           ----------------------------------------------   -----------------------------------------------
                             EACH CASH-      EACH STOCK-      EACH NON-       EACH CASH-      EACH STOCK-      EACH NON-
AVERAGE    CASH    STOCK    ELECTING SH.    ELECTING SH.    ELECTING SH.     ELECTING SH.    ELECTING SH.     ELECTING SH.
CLOSING   OFFER    OFFER   --------------   -------------   -------------   --------------   -------------   --------------
 PRICE    PRICE    PRICE    CASH    STOCK   CASH    STOCK   CASH    STOCK    CASH    STOCK   CASH    STOCK    CASH    STOCK
-------   ------   -----   ------   -----   -----   -----   -----   -----   ------   -----   -----   -----   ------   -----
$10.00    $11.35   1.135x  $11.35   0.000x  $0.60   1.075x  $0.60   1.075x  $11.35   0.000x  $0.60   1.075x  $12.55   0.000x
$11.00    $11.78   1.071x  $11.75   0.003x  $0.00   1.071x  $0.00   1.071x  $11.78   0.000x  $0.00   1.071x  $11.69   0.008x
$12.00    $12.21   1.018x  $11.75   0.038x  $0.00   1.018x  $0.00   1.018x  $12.21   0.000x  $0.00   1.018x  $10.83   0.115x
$13.00    $12.64   0.972x  $11.75   0.068x  $0.00   0.972x  $0.00   0.972x  $12.64   0.000x  $0.00   0.972x  $ 9.97   0.205x
$14.00    $13.07   0.934x  $11.75   0.094x  $0.00   0.934x  $0.00   0.934x  $13.07   0.000x  $0.00   0.934x  $ 9.11   0.283x
$15.00    $13.50   0.900x  $11.75   0.117x  $0.00   0.900x  $0.00   0.900x  $13.50   0.000x  $0.00   0.900x  $ 8.25   0.350x
$16.00    $13.93   0.871x  $11.75   0.136x  $0.00   0.871x  $0.00   0.871x  $13.93   0.000x  $0.00   0.871x  $ 7.39   0.409x
$17.00    $14.36   0.845x  $11.75   0.154x  $0.00   0.845x  $0.00   0.845x  $14.36   0.000x  $0.00   0.845x  $ 6.53   0.461x
$18.00    $14.79   0.822x  $11.75   0.169x  $0.00   0.822x  $0.00   0.822x  $134.79  0.000x  $0.00   0.822x  $ 5.67   0.507x
$19.00    $15.22   0.801x  $11.75   0.183x  $0.00   0.801x  $0.00   0.801x  $15.22   0.000x  $0.00   0.801x  $ 4.81   0.548x
$20.00    $15.65   0.783x  $11.75   0.195x  $0.00   0.783x  $0.00   0.783x  $15.65   0.000x  $0.00   0.783x  $ 3.95   0.585x
$21.00    $16.08   0.766x  $11.75   0.206x  $0.00   0.766x  $0.00   0.766x  $16.08   0.000x  $0.00   0.766x  $ 3.09   0.619x
$22.00    $16.51   0.750x  $11.75   0.216x  $0.00   0.750x  $0.00   0.750x  $16.51   0.000x  $0.00   0.750x  $ 2.23   0.649x
$23.00    $16.94   0.737x  $11.75   0.226x  $0.00   0.737x  $0.00   0.737x  $16.94   0.000x  $0.00   0.737x  $ 1.37   0.677x
$24.00    $17.37   0.724x  $11.75   0.234x  $0.00   0.724x  $0.00   0.724x  $17.37   0.000x  $0.00   0.724x  $ 0.51   0.703x
$25.00    $17.80   0.712x  $11.75   0.242x  $0.00   0.712x  $0.00   0.712x  $17.63   0.007x  $0.00   0.712x  $ 0.00   0.712x


UNVESTED RESTRICTED STOCK


     Shares of J.D. Edwards common stock that are subject to repurchase by J.D. Edwards or forfeiture will be exchanged into cash, shares of PeopleSoft common stock or a combination of cash and stock, subject to the proration restrictions discussed above. The restrictions applicable to the J.D. Edwards common stock will continue to apply to the cash and shares of our common stock received in exchange for the shares of restricted J.D. Edwards common stock. Restricted J.D. Edwards shares that vest on the first date on which we accept shares of J.D. Edwards common stock for payment and exchange in the offer will be treated the same as all other shares of J.D. Edwards common stock outstanding on the first date on which we accept shares of J.D. Edwards common stock for payment and exchange in the offer. We will hold the cash and the certificates representing these shares of restricted PeopleSoft common stock until such shares and cash are no longer subject to repurchase or forfeiture. Holders of shares of restricted PeopleSoft common stock will be entitled to any cash dividends distributed. Any shares of our common stock or other equity securities issued or distributed by us, including shares issued upon a stock dividend or split, in respect of restricted shares of our common stock will be subject to the same restrictions and other terms as the restricted shares with respect to which the distribution is made. Each holder of restricted shares will have voting rights with respect to the shares and other voting securities held by us on its behalf.


CASH INSTEAD OF FRACTIONAL SHARES OF PEOPLESOFT COMMON STOCK

     We will not issue certificates representing fractional shares of PeopleSoft common stock pursuant to the offer. Instead, each tendering stockholder who would otherwise be entitled to a fractional share of PeopleSoft common stock, after aggregating all fractional shares of PeopleSoft common stock that would otherwise be received by the stockholder, will receive cash, rounded up to the nearest whole cent, in an amount equal to the product obtained by multiplying that fraction by the closing price for a share of PeopleSoft common stock as reported on the Nasdaq National Market on the date on which we accept J.D. Edwards common stock for payment and exchange in the offer.

PROCEDURES FOR TENDERING

     For you to validly tender J.D. Edwards common stock pursuant to the offer:


     - a properly completed and duly executed letter of transmittal (or manually executed facsimile of that document), along with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the exchange agent at one of its addresses set forth on the back cover of this prospectus, and certificates for tendered J.D. Edwards common stock must be received by the exchange agent at such address or those shares of J.D. Edwards common stock must be tendered pursuant to the procedures for book-entry tender set forth below (and a confirmation of receipt of such tender received, which we refer to below as a book-entry confirmation), in each case before the expiration date, or


     - you must comply with the guaranteed delivery procedures set forth below.


     The term "agent's message" means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the shares of J.D. Edwards common stock which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against the participant.


     The exchange agent will establish accounts with respect to the J.D. Edwards common stock at DTC for purposes of the offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the J.D. Edwards common stock by causing DTC to transfer such J.D. Edwards common stock into the exchange agent's account in accordance with DTC's procedure for the transfer. However, although delivery of J.D. Edwards common stock may be effected through book-entry at DTC, the letter of transmittal, or a manually signed facsimile thereof, with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one or more of its addresses set forth on the back cover of this prospectus prior to the expiration date, or the guaranteed delivery procedures described below must be followed.

     Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which shares of J.D. Edwards common stock are tendered either by a registered holder of J.D. Edwards common stock who has not completed the box entitled "Special Issuance Instructions" on the letter of transmittal or for the account of an eligible institution.



     If the certificates for shares of J.D. Edwards common stock are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for unexchanged shares of J.D. Edwards common stock are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner we have described above.


     THE METHOD OF DELIVERY OF J.D. EDWARDS SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT YOUR OPTION AND RISK, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT, INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION. IF DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

     TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO CASH RECEIVED PURSUANT TO OUR OFFER, YOU MUST PROVIDE THE EXCHANGE AGENT WITH YOUR CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY WHETHER YOU ARE SUBJECT TO BACKUP WITHHOLDING OF FEDERAL INCOME TAX BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SOME STOCKHOLDERS (INCLUDING, AMONG OTHERS, ALL CORPORATIONS AND SOME FOREIGN INDIVIDUALS) ARE NOT SUBJECT TO THESE BACKUP WITHHOLDING AND REPORTING REQUIREMENTS. IN ORDER FOR A FOREIGN INDIVIDUAL TO QUALIFY AS AN EXEMPT RECIPIENT, THE STOCKHOLDER MUST SUBMIT A FORM W-8BEN, SIGNED UNDER PENALTIES OF PERJURY, ATTESTING TO THAT INDIVIDUAL'S EXEMPT STATUS.

WITHDRAWAL RIGHTS


     Your tender of J.D. Edwards common stock pursuant to the offer is irrevocable, except that shares of J.D. Edwards common stock tendered pursuant to the offer may be withdrawn at any time prior to the expiration date, and, unless we have previously paid for and exchanged them pursuant to the offer, may also be withdrawn at any time after August 18, 2003, 60 calendar days after commencement of the offer.



     For your withdrawal to be effective, the exchange agent must receive from you a written, telex or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this prospectus, and your notice must include your name, address, social security number, the certificate number(s) and the number of shares of J.D. Edwards common stock to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered the J.D. Edwards common stock. If shares of J.D. Edwards common stock have been tendered pursuant to the procedures for book-entry tender discussed under the caption entitled "Procedures for Tendering," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares of J.D. Edwards common stock and must otherwise comply with DTC's procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares of J.D. Edwards common stock withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of the certificates. We will decide all questions as to the form and validity, including time of receipt, of any notice of withdrawal, in our sole discretion, and our decision shall be final and binding.



     A financial institution must guarantee all signatures on the notice of withdrawal. Most banks, savings and loan associations and brokerage houses are able to effect these signature guarantees for you. The financial institution must be a participant in the Securities Transfer Agents Medallion Program, an "eligible institution," unless those shares of J.D. Edwards common stock have been tendered for the account of an eligible institution.

     Neither we, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any J.D. Edwards common stock properly withdrawn will be deemed not to have been validly tendered for purposes of our offer. However, you may retender withdrawn J.D. Edwards common stock by following one of the procedures discussed under the captions entitled "-- Procedures for Tendering" or "-- Guaranteed Delivery" at any time prior to the expiration date.

GUARANTEED DELIVERY


     If you wish to tender J.D. Edwards common stock pursuant to our offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the exchange agent prior to the expiration date or cannot complete the procedure for book-entry transfer on a timely basis, your shares of J.D. Edwards common stock may nevertheless be tendered, so long as all of the following conditions are satisfied:


     - you make your tender by or through an eligible institution;

     - a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by us, is received by the exchange agent as provided below on or prior to the expiration date; and


     - the certificates for all tendered shares of J.D. Edwards common stock, or a confirmation of a book-entry transfer of such securities into the exchange agent's account at DTC as described above, in proper form for transfer, together with a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message, and all other documents required by the letter of transmittal are received by the exchange agent within three Nasdaq trading days after the date of execution of such notice of guaranteed delivery.


     You may deliver the notice of guaranteed delivery by hand or transmit it by facsimile transmission or mail to the exchange agent and you must include a guarantee by an eligible institution in the form set forth in that notice.


     In all cases, we will exchange shares of J.D. Edwards common stock tendered and accepted for exchange pursuant to our offer only after timely receipt by the exchange agent of certificates for shares of J.D. Edwards common stock, or timely confirmation of a book-entry transfer of such securities into the exchange agent's account at DTC as described above, properly completed and duly executed letter(s) of transmittal, or a manually signed facsimile(s) thereof, or an agent's message in connection with a book-entry transfer, and any other required documents.



     By executing a letter of transmittal as set forth above, you irrevocably appoint our designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your shares of J.D. Edwards common stock tendered and accepted for exchange by us and with respect to any and all other shares of J.D. Edwards common stock and other securities issued or issuable in respect of the J.D. Edwards common stock on or after July 17, 2003. That appointment is effective, and voting rights will be affected, when and only to the extent that we deposit the shares of PeopleSoft common stock for shares of J.D. Edwards common stock that you have tendered with the exchange agent. All such proxies will be considered coupled with an interest in the tendered J.D. Edwards common stock and therefore will not be revocable. Upon the effectiveness of such appointment, all prior proxies that you have given will be revoked, and you may not give any subsequent proxies, and, if given, they will not be deemed effective. Our designees will, with respect to the J.D. Edwards common stock for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of J.D. Edwards' stockholders or otherwise. We reserve the right to require that, in order for shares of J.D. Edwards common stock to be deemed validly tendered, immediately upon our exchange of those shares of

J.D. Edwards common stock, we must be able to exercise full voting rights with respect to such shares of J.D. Edwards common stock.



     We will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of J.D. Edwards common stock, in our sole discretion, and our determination shall be final and binding. We reserve the absolute right to reject any and all tenders of shares of J.D. Edwards common stock that we determine are not in proper form or the acceptance of or exchange for which may, in the opinion of our counsel, be unlawful. We expressly reserve the right to increase the exchange ratio or to make any other changes in the terms and conditions of the offer; provided, however, that, without J.D. Edwards' consent, no change may be made that changes the form of consideration to be paid, decreases the price per share or the number of shares sought in the offer, amends the conditions to the offer as set forth in the merger agreement, imposes conditions to the offer in addition to those set forth in the merger agreement, extends the expiration date of the offer beyond the initial expiration date of the offer, except as provided above, or makes any other change which is adverse to the holders of the shares. No tender of shares of J.D. Edwards common stock will be deemed to have been validly made until all defects and irregularities in tenders of shares of J.D. Edwards common stock have been cured or waived. Neither we, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of J.D. Edwards common stock or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of our offer, including the letter of transmittal and instructions thereto, will be final and binding.



     The tender of shares of J.D. Edwards common stock pursuant to any of the procedures described above will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.


PURPOSE OF OUR OFFER; THE MERGER; APPRAISAL RIGHTS


     Purpose. We are making the offer and will complete the merger to acquire all of the outstanding shares of J.D. Edwards common stock. As soon as practicable after completion of the offer, we will cause Jersey Acquisition to merge with and into J.D. Edwards, unless we use the alternative double merger structure described under "The Merger Agreement -- The Alternative Double Merger". The purpose of the merger is to acquire all shares of J.D. Edwards common stock not tendered and exchanged pursuant to the offer. In the merger, each then-outstanding share of J.D. Edwards common stock (except for shares of J.D. Edwards common stock held by J.D. Edwards or any of its subsidiaries, by us or Jersey Acquisition or any of our wholly-owned subsidiaries and dissenters' shares) would be converted into the right to receive the same average per-share amount of cash and shares of PeopleSoft common stock as is paid in the offer, with each then-outstanding share of J.D. Edwards common stock entitled to receive $7.05 plus 0.43 of a share of PeopleSoft common stock.



     Approval of the Merger. Under Section 251 of the DGCL, the approval of the board of directors of J.D. Edwards and the affirmative vote of a majority of its shares outstanding and entitled to vote are required to approve and adopt the merger and the merger agreement. The J.D. Edwards board of directors has previously approved the merger. Accordingly, if we complete the offer (after satisfaction of the minimum tender condition), we would have a sufficient number of shares of J.D. Edwards common stock to approve the merger without the affirmative vote of any other holder of J.D. Edwards common stock. Therefore, unless the merger is consummated in accordance with the short-form merger provisions under the DGCL described below (in which case no action by the stockholders of J.D. Edwards, other than by us, will be required to consummate the merger), the only remaining corporate action of J.D. Edwards will be the approval and adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding J.D. Edwards common stock entitled to vote.



     Possible Short-Form Merger. Section 253 of the DGCL would permit the merger to occur without a vote of J.D. Edwards' stockholders, referred to as a short-form merger, if we were to acquire at least 90% of the outstanding J.D. Edwards common stock in the offer or otherwise. If, however, we do not acquire at least 90% of the then outstanding J.D. Edwards common stock pursuant to the offer or otherwise, and a vote of J.D. Edwards' stockholders is required under the DGCL, a longer period of time will be required to effect the merger. We have agreed in the merger agreement to effect the merger at the earliest practicable time.


     Appraisal Rights. No appraisal rights are available in connection with the offer.


     Holders of J.D. Edwards common stock who do not tender their shares in the offer and do not vote to approve the merger and accept the same amount of consideration offered in the merger, and who still hold their shares of J.D. Edwards common stock at the effective time of the merger, will have the right to seek an appraisal and to be paid the fair value of their shares of J.D. Edwards common stock if they properly demand appraisal of their shares. The amount each holder receives will be judicially determined and paid to such holder, provided it complies with the provisions of Section 262 of the DGCL, referred to as "Section 262".


     This summary is not intended to be complete and is qualified in its entirety by reference to Section 262, the text of which is set forth in Annex B to this prospectus. Any J.D. Edwards stockholder considering demanding appraisal is advised to consult legal counsel. Appraisal rights, if any, will not be available unless and until the merger or a similar business combination is consummated. J.D. Edwards stockholders of record who desire to exercise their appraisal rights must fully satisfy all of the applicable conditions summarized below.


     If we acquire at least 90% of the J.D. Edwards common stock, then we expect to effect the merger, whether or not the alternative double merger structure is used, as a short-form merger pursuant to Section 253 of the DGCL, which does not require any vote by the stockholders. In such a case, J.D. Edwards, as the corporation surviving such merger, must mail a notice referred to as the notice of merger, to the J.D. Edwards stockholders within ten days after the date such merger is effective. The notice of merger must specify that the merger has become effective and that appraisal rights are available, and must include a copy of Section 262 and any other information required by Section 262. Any stockholder wishing to exercise appraisal rights must mail a written demand for appraisal within 20 days after the date on which the notice of merger was sent.



     If we fail to acquire at least 90% of the J.D. Edwards common stock in the offer, the merger, whether or not the alternative double merger structure is used, will be effected as a long-form merger, which requires a stockholder action on the approval and adoption of the merger agreement. A stockholder wishing to dissent in a long-form merger must deliver a written demand for appraisal to the Secretary of J.D. Edwards before the taking of the stockholder vote or within 20 days of receipt of notice of the taking of such action by written consent. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the approval and adoption of the merger agreement. Merely voting against, abstaining from voting, or failing to vote on the merger agreement will not by itself constitute a demand for appraisal within the meaning of Section 262. In the case of a long-form merger, any stockholder seeking appraisal rights must hold the shares of J.D. Edwards common stock for which appraisal is sought on the date such stockholder makes demand and must continuously hold such shares of J.D. Edwards common stock through the effective time of the merger, and otherwise comply with the provisions of Section 262.


     In the case of both a short-form merger and a long-form merger, a demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the stock certificates. If shares of J.D. Edwards common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If shares of J.D. Edwards common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; provided, however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A record owner, such as a broker, who holds J.D. Edwards common stock as a nominee for others, may exercise appraisal rights with respect to the J.D. Edwards common stock held for all or less than all beneficial owners of J.D. Edwards common stock as to which the holder is the record owner. In such case the written demand must set forth the number of shares of J.D. Edwards common stock covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of J.D. Edwards common stock outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the date of any meeting of stockholders called to approve the merger in the case of a long-form merger and within 20 days following the mailing of the notice of merger in the case of a short-form merger.


     Stockholders who elect to exercise appraisal rights must mail or deliver their written demands to: J.D. Edwards, Inc., Attention: Secretary, One Technology Way, Denver, CO 80237. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of J.D. Edwards common stock covered by the demand and that the stockholder is thereby demanding appraisal of such shares. In the case of a long-form merger, J.D. Edwards must, within ten days after the effective time of the merger, provide notice of the effective time of the merger to all stockholders who have complied with Section 262 and have not voted for approval and adoption of the merger agreement. In the case of a long-form merger, stockholders electing to exercise their appraisal rights under Section 262 must not have voted for the approval and adoption of the merger agreement or consented thereto in writing. Voting in favor of the approval and adoption of the merger agreement, or delivering a proxy in connection with the stockholders meeting called to approve the merger agreement (unless the proxy votes against, or expressly abstains from the vote on, the approval and adoption of the merger agreement), will constitute a waiver of the stockholder's right of appraisal and will nullify any written demand for appraisal submitted by the stockholder. Regardless of whether the merger is effected as a long-form merger or a short-form merger, within 120 days after the effective time of the merger, any J.D. Edwards stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of the dissenting J.D. Edwards stockholders. We are under no obligation to and have no present intention to file a petition. Accordingly, it is the obligation of the holders of J.D. Edwards common stock to initiate all action to perfect their appraisal rights in respect of their shares within the time prescribed in Section 262.

     Within 120 days after the effective time of the merger, any holder of J.D. Edwards common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed ten days after a written request therefor has been received by J.D. Edwards or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

     If a petition for an appraisal is timely filed, and a copy thereof is served upon it, J.D. Edwards will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to those stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require the holders of the shares of J.D. Edwards common stock who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon the pendency of the appraisal proceeding; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. After determining the holders of J.D. Edwards common stock entitled to appraisal, the Delaware Court of Chancery will appraise the J.D. Edwards common stock owned by such J.D. Edwards stockholders, determining the fair value of such J.D. Edwards common stock, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that 'IfJair price obviously requires consideration of all relevant factors involving the value of a company." Further, the Delaware Supreme Court stated that in making this determination of fair value a court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation." The Delaware Supreme Court has construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." However, the court noted that Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger."

     J.D. Edwards stockholders who in the future consider seeking appraisal should have in mind that the fair value of their J.D. Edwards common stock determined under Section 262 could be more than, the same as, or less than the consideration paid for such stock in the offer if they do seek appraisal of their J.D. Edwards common stock, and that opinions of investment banking firms as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. Moreover, we intend to cause J.D. Edwards, as the corporation surviving the merger, to argue in any appraisal proceeding that, for purposes thereof, the "fair value" of the J.D. Edwards common stock is less than that paid in the offer. The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all J.D. Edwards common stock entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses. Any J.D. Edwards stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the J.D. Edwards common stock subject to such demand or to receive payment of dividends or other distributions on such J.D. Edwards common stock, except for dividends or other distributions payable to stockholders of record at a date prior to the effective time of the merger.


     At any time within 60 days after the effective time of the merger, any former holder of J.D. Edwards common stock will have the right to withdraw his or her demand for appraisal and to accept the merger consideration paid for such J.D. Edwards stock. After this period, such holder may withdraw his or her demand for appraisal only with the consent of J.D. Edwards, as the corporation surviving the merger. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger, stockholders' rights to appraisal shall cease and all stockholders shall be entitled to receive the cash consideration paid for the same class or series of the merger. Inasmuch as J.D. Edwards has no obligation to file such a petition, and we have no present intention to cause or permit J.D. Edwards to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Court of Chancery demanding appraisal may be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. Failure to take any required step in connection with the exercise of appraisal rights may result in the termination or waiver of such rights. Appraisal rights cannot be exercised at this time.


     The information set forth above is for informational purposes only with respect to alternatives available to stockholders if the merger is consummated. Stockholders who will be entitled to appraisal rights in connection with the merger will receive additional information concerning appraisal rights and the procedures to be followed in connection therewith before such stockholders have to take any action relating thereto. J.D. Edwards stockholders who exchange J.D. Edwards common stock in the offer will not be entitled to exercise appraisal rights in connection with the offer but, rather, will receive the consideration

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paid in the offer for such shares. The foregoing summary of appraisal rights of objecting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by J.D. Edwards stockholders desiring to exercise any available appraisal rights. The foregoing summary is qualified in its entirety by reference to Section 262. The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of the DGCL. See Appendix B attached to this prospectus.

CONDITIONS OF OUR OFFER

     The offer is subject to a number of conditions, which are described below:


     Minimum Tender Condition. There must be validly tendered and not properly withdrawn prior to the expiration of the offer a number of shares of J.D. Edwards common stock which constitute at least a majority of the total number of outstanding shares of J.D. Edwards common stock, on a modified fully diluted basis (as though all options or other securities convertible into or exercisable or exchangeable for shares of J.D. Edwards common stock with an exercise price or conversion price of less than $25.00 outstanding and which do not terminate upon consummation of the offer, to the extent that they would be exercisable as of the date which is 90 days after the expiration date of the offer, had been so converted, exercised or exchanged), as of the date that we accept the shares of J.D. Edwards common stock pursuant to our offer. Based on information supplied by J.D. Edwards, the number of shares of J.D. Edwards common stock needed to satisfy the minimum tender condition would have been 66,000,042 assuming that the expiration date was June 30, 2003.



     Antitrust Condition. This condition requires that any applicable waiting periods under the HSR Act or similar statutes or regulations of foreign jurisdictions have expired or been terminated.



     Registration Statement Effectiveness Condition. The registration statement on Form S-4 of which this prospectus is a part must have become effective under the Securities Act and not be the subject of any stop order or proceedings seeking a stop order. We intend to request effectiveness of the registration statement filed with the SEC shortly before the expiration date of the offer, as the offer may be extended. If the registration statement has not been declared effective at the expiration of the offer, we intend to extend the offer and announce the extension via the Dow Jones News Service no later than 9:00 a.m., New York City time on Friday, July 18, 2003, the next business day after the date the offer is initially scheduled to expire.



     Other Conditions of The Offer. In addition to the items discussed above, the offer is also subject to the condition that, at the scheduled expiration date of the offer, the following shall have occurred and be continuing:



     - there shall not be any statute, rule, regulation or ruling enacted or enforced by any U.S. court or governmental entity that prohibits, restrains, enjoins or restricts completion of the offer or the merger;



     - in connection with compliance with any applicable law, including the HSR Act or similar foreign antitrust statutes, we are not required or construed to be required, to sell or divest any assets, or restricted in any of our business operations, or be prohibited or limited from owning any portion of J.D. Edwards' business or assets;



     - there shall not be any governmental or regulatory notices, approvals or other requirements necessary to consummate the offer and the merger and to operate J.D. Edwards as it was operated prior to the offer, except where the failure to give, obtain or comply with such notices, approvals or other requirements would not have a material adverse effect on us or J.D. Edwards;



     - (i) the representations and warranties of J.D. Edwards set forth in the merger agreement qualified by "material adverse effect" on J.D. Edwards shall be true and correct and (ii) the other representations and warranties of J.D. Edwards set forth in the merger agreement shall be true and correct, as of the date of the merger agreement and the expiration date of the offer as if made on


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       such date, except where failure to be true and correct would not have a material adverse effect on J.D. Edwards;



     - J.D. Edwards shall not have failed to perform its covenants and obligations required by the merger agreement in all material respects at or before the first date on which shares of J.D. Edwards common stock are accepted for payment in the offer;



     - the shares of PeopleSoft common stock to be issued in the offer shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance;



     - PeopleSoft shall have received an opinion of its counsel that the offer, the first merger and the second merger together will constitute a reorganization under the provisions of Section 368(a) of the Code or, if the alternative merger structure described below in "The Merger Agreement -- The Alternative Double Merger" is used, an opinion of its counsel that the receipt by PeopleSoft stockholders of holding company common stock will be treated as having occurred pursuant to either a reorganization as defined in Section 368(a) of the Code and/or a transaction governed by Section 351(a) of the Code; and


     - there shall not have been a material adverse effect on J.D. Edwards.


     The conditions to the offer are for our and Jersey Acquisition's sole benefit and may be asserted by either of Jersey Acquisition or us regardless of the circumstances giving rise to such conditions or except as to conditions involving governmental approvals may be waived by us, in whole or in part at any time and from time to time before the expiration of the offer in our sole discretion. The failure by us or Jersey Acquisition at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right may be asserted at any time and from time to time before the expiration of the offer.



     In addition, we have agreed that we will not accept shares of J.D. Edwards common stock that are validly tendered pursuant to the offer if J.D. Edwards gives us notice and has not waived or withdrawn the notice that any the following events have occurred or are continuing at the scheduled expiration of the offer:



     - there shall be a statute, rule, regulation or ruling enacted, or enforced by any U.S. court or governmental entity that prohibits, restrains, enjoins or restricts completion of the offer or the merger;



     - in connection with compliance with any applicable law, including the HSR Act or similar foreign antitrust statutes, we are required to sell or divest any assets, or are prohibited or limited from owning any portion of J.D. Edwards' business;



     - any governmental or regulatory requirements necessary to consummate the offer and the merger and to operate J.D. Edwards as it was operated prior to the offer have not been given, obtained or complied with, except where such failure would not have a material adverse effect on us;


     - the registration statement of which this prospectus is a part has not become effective under the Securities Act;

     - the shares of PeopleSoft common stock to be issued in the offer have not been approved for listing on the Nasdaq National Market, subject to official notice of issuance;


     - (i) the representations and warranties of our company and Jersey Acquisition set forth in the merger agreement qualified by "material adverse effect" on J.D. Edwards shall not be true and correct or (ii) the other representations and warranties of our company and Jersey Acquisition set forth in the merger agreement shall not be true and correct, as of the date of the merger agreement and the expiration date of the offer as if made on such date, except where failure to be true and correct would not have a material adverse effect on our company;


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     - our company and Jersey Acquisition shall have failed to perform our covenants and obligations required by the merger agreement in all material respects at or before the first date on which shares of J.D. Edwards common stock are accepted for payment in the offer;



     - J.D. Edwards shall not have received an opinion of its counsel (or counsel to PeopleSoft in the event J.D. Edwards' counsel is unable to render the opinion) that the offer and related transactions together will constitute a reorganization under the provisions of Section 368(a) of the Code or, if the alternative merger structure described below in "The Merger Agreement -- The Alternative Double Merger" is used, an opinion of its counsel (or counsel to PeopleSoft in the event J.D. Edwards' counsel is unable to render the opinion) that the receipt of holding company common stock and cash by J.D. Edwards stockholders will be treated as having occurred pursuant to a transaction governed by Section 351(a) and, if applicable, Section 351(b) of the Code; and


     - there shall have been a material adverse effect on our company.

REGULATORY CLEARANCES AND APPROVALS


     Under the HSR Act, the shares of J.D. Edwards common stock may not be accepted and the merger may not be consummated unless certain filings have been submitted to the FTC and the Antitrust Division of the United States Department of Justice and certain waiting period requirements have been satisfied. PeopleSoft and J.D. Edwards have filed notification and report forms under the HSR Act with the FTC and with the Antitrust Division of the United States Department of Justice. PeopleSoft and J.D. Edwards also have made pre-merger filings in Brazil, France and intend to complete filings in any additional foreign jurisdictions where such filings may be required.


     The FTC and the Antitrust Division frequently scrutinize the legality of transactions like the offer and the merger under the antitrust laws. At any time before or after the completion of the offer and the merger, the FTC, the Antitrust Division or foreign governmental authority could take any action under the antitrust laws as they deem necessary or desirable in the public interest, including seeking to enjoin the completion of the offer or the merger or seeking the divestiture of substantial assets of PeopleSoft or J.D. Edwards. In addition, under certain circumstances, certain private parties, state attorneys general and other antitrust authorities may challenge the transaction under antitrust laws.


     The parties do not believe that any material antitrust filings are required in any other jurisdiction, or that such filings have a mandatory waiting period prior to the completion of the merger, but will make any filings if it is subsequently determined that they are required.


     We believe that the completion of the offer and the merger will not violate any antitrust laws. However, we cannot assure you that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, what the result will be.

     We are not aware of any other significant regulatory approvals or actions that are required for the merger. If any additional governmental approvals or actions are required, we intend to obtain them. We cannot assure you, however, that we will be able to obtain any additional approvals or actions.


CERTAIN EFFECTS OF OUR OFFER AND THE MERGER



     Reduced Liquidity; Possible Delisting. The purchase of J.D. Edwards common stock pursuant to the offer will reduce the number of holders of J.D. Edwards common stock and the number of shares of J.D. Edwards common stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining J.D. Edwards common stock held by the public. J.D. Edwards common stock is included for quotation and principally traded on the Nasdaq National Market. Depending on the number of shares of J.D. Edwards common stock acquired pursuant to the offer, following consummation of the offer, J.D. Edwards common stock may no longer meet the requirements of the Nasdaq for continued quotation. The requirements of the National Association of Securities Dealers, referred to as the NASD, for continued inclusion in the Nasdaq, among other things, require that an issuer have: either (a) at least 750,000 publicly held shares, held by at least 400 stockholders of round lots, with a market

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value of at least $5 million and a minimum stockholders' equity of $10 million, and at least two registered and active market makers for the shares or (b) at least 1,100,000 publicly held shares, held by at least 400 stockholders of round lots, with a market value of at least $15 million and at least four registered and active market markers, and either (i) a market capitalization of at least $50 million or (ii) total assets and total revenue of at least $50 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years. In addition, Nasdaq imposes a minimum bid price requirement for continued listing.



     The shares might nevertheless continue to be included in Nasdaq with quotations published in the Nasdaq "additional list" or in one of the "local lists," but if the number of holders of the shares were to fall below 300, the number of publicly held shares were to fall below 500,000 or there were not at least two registered and active market makers for the shares, the NASD's rules provide that the shares would no longer be "qualified" for Nasdaq reporting and Nasdaq would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the outstanding shares are not considered as being publicly held for this purpose. If, following the closing of the offer, the shares of J.D. Edwards no longer meet the requirements of the NASD for continued inclusion in Nasdaq or in any other tier of Nasdaq and the shares were no longer included in Nasdaq or in any other tier of Nasdaq, the market for shares of J.D. Edwards common stock could be adversely affected.



     If the shares no longer meet the requirements of the NASD for continued inclusion in any tier of Nasdaq, it is possible that the shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the J.D. Edwards common stock and the availability of quotations for J.D. Edwards common stock would, however, depend upon the number of holders of shares remaining at that time, the interest in maintaining a market in J.D. Edwards common stock on the part of securities firms, the possible termination of registration of the shares under the Exchange Act, as described below, and other factors. We cannot predict whether the reduction in the number of shares of J.D. Edwards common stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the J.D. Edwards common stock.



     We intend to cause the delisting of the J.D. Edwards common stock from Nasdaq following consummation of the offer and the merger.


     Status As "Margin Securities". The J.D. Edwards common stock are presently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of J.D. Edwards common stock. Depending on the factors similar to those described above with respect to listing and market quotations, following consummation of the offer, the J.D. Edwards common stock may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event the J.D. Edwards common stock would be ineligible as collateral for margin loans made by brokers.


     Financing of the Offer and the Merger. The cash necessary to acquire the J.D. Edwards common stock will come from our working capital. The related fees and expenses are estimated to be approximately $20 million for the information agent, the exchange agent, the financial printer, accounting, legal and other professional fees. Jersey Acquisition will obtain all of such funds from us or our affiliates. We and our affiliates will provide such funds from existing resources.



     Going Private Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the merger or another business combination following the purchase of J.D. Edwards common stock pursuant to the offer in which we or Jersey Acquisition seek to acquire the remaining shares not held by it. We believe that Rule 13e-3 will not be applicable to the merger if it occurs within one year after the consummation of the offer. Rule 13e-3 requires, among other things, that certain financial information concerning J.D. Edwards and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders before consummation of the transaction.

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     Plans for J.D. Edwards.  It is expected that following the merger, we will continue to evaluate the business and operations of J.D. Edwards and we intend to seek additional information about J.D. Edwards during this period. Thereafter, we intend to review such information as part of a comprehensive review of J.D. Edwards' business, operations, capitalization and management with a view to optimizing J.D. Edwards' potential in conjunction with our businesses.


     Registration Under The Exchange Act. J.D. Edwards common stock is currently registered under the Exchange Act. J.D. Edwards can terminate that registration upon application to the SEC if the outstanding shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of J.D. Edwards common stock. Termination of registration of the J.D. Edwards common stock under the Exchange Act would reduce the information that J.D. Edwards must furnish to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to J.D. Edwards common stock. In addition, if the J.D. Edwards common stock is no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going-private" transactions would no longer be applicable to J.D. Edwards. See "-- Certain Effects of Our Offer and the Merger -- Going Private Transactions". Furthermore, the ability of "affiliates" of J.D. Edwards and persons holding "restricted securities" of J.D. Edwards to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the shares under the Exchange Act were terminated, they would no longer be eligible for Nasdaq reporting or for continued inclusion on the Federal Reserve Board's list of "margin securities". See "-- Certain Effects of Our Offer and the Merger -- Status as Margin Securities".


FEES AND EXPENSES


     PeopleSoft has retained Citigroup to act as dealer manager in connection with our offer and to provide various financial advisory services to PeopleSoft in connection with our offer and merger with J.D. Edwards. In connection with the transaction, Citigroup rendered a fairness opinion to the PeopleSoft board of directors on June 15, 2003. The opinion is described below under "Opinion of PeopleSoft's Financial Advisor". Citigroup will receive fees for these services as described under "Opinion of PeopleSoft's Financial Advisor," and will be reimbursed for out-of-pocket expenses, including reasonable expenses of legal counsel and other advisors. PeopleSoft has agreed to indemnify Citigroup and related persons against various liabilities and expenses in connection with its services as dealer manager and financial advisor, including various liabilities and expenses under U.S. federal securities laws. In addition, Citigroup has been retained to act as financial advisor to PeopleSoft in connection with the Oracle Offer and certain potential transactions related to such offer, and Citigroup will receive fees for such services.


     In the ordinary course of its business, Citigroup and its affiliates may actively trade or hold the securities of both PeopleSoft and J.D. Edwards for its own account and for the account of customers and, accordingly, may at any time hold a long or short position in those securities. Citigroup and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with PeopleSoft and J.D. Edwards and their respective affiliates.


     Pursuant to a letter agreement dated June 12, 2003, PeopleSoft engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this letter agreement, PeopleSoft agreed to pay Goldman Sachs a transaction fee of $2,500,000, which is payable upon consummation of the transaction. PeopleSoft has also agreed to reimburse Goldman Sachs for its reasonable expenses, including attorneys' fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws. In addition, Goldman Sachs has been retained to act as financial advisor to PeopleSoft in connection with the Oracle Offer and certain potential transactions related to such offer, and Goldman Sachs will receive fees for such services.


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     We have retained Georgeson Shareholder Communications Inc. as information agent in connection with the offer. The information agent may contact holders of J.D. Edwards common stock by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the offer to beneficial owners of J.D. Edwards common stock. We will pay the information agent $50,000 for the initial offer period, $15,000 for each extension, if any, plus an additional amount per account contacted for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. We have agreed to indemnify the information agent against certain liabilities and expenses in connection with the offer, including certain liabilities under the U.S. federal securities laws.


     In addition, we have retained The Bank of New York as the exchange agent. We will pay the exchange agent reasonable and customary fees for its services in connection with the offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

     Except as set forth above, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of J.D. Edwards common stock pursuant to the offer. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

ACCOUNTING TREATMENT OF THE TRANSACTIONS

     PeopleSoft will use the purchase method of accounting for the merger with J.D. Edwards under accounting principles generally accepted in the United States of America. Therefore, the purchase price will be allocated to J.D. Edwards identifiable assets and liabilities based on their estimated fair values at the time of completion of the merger. Any excess of the purchase price over these fair values will be accounted for as goodwill. The reported financial condition and results of operations of PeopleSoft issued after the merger will reflect the combined company's balances and results after completion of the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is the opinion of Gibson, Dunn & Crutcher LLP and Wilson Sonsini Goodrich & Rosati, Professional Corporation, advisors to PeopleSoft and J.D. Edwards, respectively, as to the material U.S. federal income tax consequences of the proposed transactions to J.D. Edwards stockholders. This discussion is based on the Code, the related Treasury regulations, administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and the conclusions discussed below and the tax consequences of the proposed transaction. This discussion applies only to J.D. Edwards stockholders that hold their shares of J.D. Edwards common stock, and will hold the shares of common stock received in exchange for their shares of J.D. Edwards common stock, as capital assets within the meaning of
Section 1221 of the Code. This discussion does not address all federal income tax consequences of the proposed transaction that may be relevant to particular holders, including holders that are subject to special tax rules. Some examples of holders that are subject to special tax rules are:

     - dealers in securities;

     - financial institutions;

     - insurance companies;

     - tax-exempt organizations;

     - holders of shares of J.D. Edwards stock as part of a position in a "straddle" or as part of a "hedging" or "conversion" transaction;

     - holders who have a "functional currency" other than the U.S. dollar;

     - holders who are foreign persons;

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     - holders who own their shares indirectly through partnerships, trusts or other entities that may be subject to special treatment; and

     - holders who acquired their shares of J.D. Edwards common stock through stock option or stock purchase programs or otherwise as compensation.

     In addition, this discussion does not address any consequences arising under the laws of any state, local or foreign jurisdiction. J.D. EDWARDS STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO SPECIFIC TAX CONSEQUENCES TO THEM OF THE PROPOSED TRANSACTIONS, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.


     Provided that we receive the opinion of Gibson, Dunn & Crutcher LLP and J.D. Edwards receives the opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, or Gibson, Dunn & Crutcher LLP that this offer, the merger of Jersey Acquisition, our wholly-owned subsidiary, with and into J.D. Edwards, and the subsequent merger of J.D. Edwards with and into PeopleSoft or a wholly-owned subsidiary of PeopleSoft, together constitute a "reorganization" within the meaning of Section 368(a) of the Code, holders of J.D. Edwards common stock will receive their consideration either upon the closing of this offer or upon consummation of the first merger.



     Alternatively, if either PeopleSoft or J.D. Edwards is unable to obtain such an opinion of counsel, the alternative double merger structure described below under the heading "The Merger Agreement -- The Alternative Double Merger," will be used, but only if (i) we receive the opinion of Gibson, Dunn & Crutcher LLP to the effect that, for federal income tax purposes, the receipt of new holding company stock by our stockholders in exchange for their shares of PeopleSoft common stock will be treated as a reorganization under Section 368(a) of the Code and/or a transaction governed by Section 351(a) of the Code and (ii) J.D. Edwards receives the opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, or Gibson, Dunn & Crutcher LLP to the effect that, for federal income tax purposes, the receipt of the new holding company common stock and cash by J.D. Edwards stockholders in exchange for their shares of J.D. Edwards common stock will be a transaction governed by Section 351(a) of the Code and, if applicable, Section 351(b) of the Code.



     Holders of J.D. Edwards common stock should note that these opinions of counsel will be given in reliance on customary representations and assumptions as to certain factual matters, including that (i) the proposed mergers occur in the ordinary course after completion of the offer, and (ii) in the event that the alternative double merger structure is used, PeopleSoft stockholders and J.D. Edwards stockholders do not, as part of the same plan as the proposed transaction or pursuant to a pre-existing agreement, dispose of more than 20% of the holding company stock received by them in the proposed transaction. Also, the opinions of counsel will not bind the courts or the Internal Revenue Service, nor will they preclude the Internal Revenue Service from adopting a position contrary to those expressed in the opinions. Neither J.D. Edwards nor PeopleSoft intends to obtain a ruling from the Internal Revenue Service with respect to the federal income tax consequences of the exchange of J.D. Edwards stock for PeopleSoft or holding company common stock or cash pursuant to the proposed transactions.



     The following are the material federal income tax consequences to J.D. Edwards stockholders who, consistent with the opinions of counsel referred to above, receive their cash and shares of PeopleSoft common stock (or shares of the new holding company stock if the alternative double-merger structure is used) either pursuant to a transaction constituting a reorganization within the meaning of Section 368(a) of the Code, or pursuant to a transaction governed by
Section 351(a) of the Code and, if applicable, Section 351(b) of the Code. For purposes of this section, references to PeopleSoft common stock include a reference to shares of the new holding company common stock.


     The federal income tax consequences of the acquisition to each J.D. Edwards stockholder will vary depending on whether the J.D. Edwards stockholder receives cash, stock, or a combination of cash and stock in exchange for the stockholder's shares of J.D. Edwards common stock. At the time that a J.D. Edwards stockholder makes an election to receive cash or stock, the stockholder will not know if, and to what extent, the proration procedures will alter the mix of consideration to be received. As a result, the

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tax consequences to each stockholder will not be ascertainable with certainty until the stockholder knows the precise amount of cash or stock that will be received as a result of the offer.


     Holders who Exchange Shares of J.D. Edwards Common Stock Solely for
Cash. Holders of J.D. Edwards common stock who exchange all their shares of J.D. Edwards common stock solely for cash in our offer will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis for the shares of J.D. Edwards common stock exchanged. The amount and character of gain or loss will be computed separately for each block of J.D. Edwards common stock that was purchased by the holder in the same transaction. Any recognized gain or loss will be capital gain or loss and any such capital gain or loss will be long term if, as of the date of sale or exchange, such stockholder has held the shares of J.D. Edwards common stock for more than one year or will be short term if, as of such date, such stockholder has held the shares of J.D. Edwards common stock for one year or less.



     Holders who Exchange Shares of J.D. Edwards Common Stock Solely for PeopleSoft Common Stock. Holders of J.D. Edwards common stock who exchange all of their shares of J.D. Edwards common stock solely for shares of PeopleSoft common stock in our offer will not recognize gain or loss for United States federal income tax purposes, except with respect to cash, if any, they receive in lieu of a fractional share of PeopleSoft common stock. Each holder's aggregate tax basis in the PeopleSoft common stock received in the offer will be the same as his or her aggregate tax basis in the J.D. Edwards common stock surrendered in the offer, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received. The holding period of the PeopleSoft common stock received in the offer by a holder of J.D. Edwards common stock will include the holding period of J.D. Edwards common stock that he or she surrendered in the offer. If a J.D. Edwards stockholder has differing tax bases and/or holding periods in respect of the stockholder's shares of J.D. Edwards common stock, the stockholder should consult with a tax advisor in order to identify the tax bases and/or holding periods of the particular shares of PeopleSoft common stock that the stockholder receives.


     Holders who Exchange Shares of J.D. Edwards Common Stock for PeopleSoft Common Stock and Cash. J.D. Edwards stockholders who exchange shares of J.D. Edwards common stock for a combination of PeopleSoft common stock and cash will recognize gain, but not loss, in the exchange. The gain, if any, recognized will equal the lesser of:

     - the amount of cash received in the exchange; and

     - the amount of gain realized in the exchange.

The amount of gain that is realized in the exchange will equal the excess of:

     - the sum of the cash plus the fair market value of the PeopleSoft common stock received in the exchange over

     - the tax basis of the shares of J.D. Edwards common stock surrendered in the exchange.

For this purpose, a J.D. Edwards stockholder must calculate gain or loss separately for each identifiable block of shares of J.D. Edwards stock that such stockholder surrenders pursuant to the proposed transactions, and a J.D. Edwards stockholder cannot offset a loss recognized on one block of such shares against a gain recognized on another block of such shares. Any gain recognized generally will be treated as capital gain except that if the holder receives cash in this tender offer or in the first merger and the alternative merger structure is not used, the holder's gain could be treated as a dividend if the receipt of the cash has the effect of the distribution of a dividend for United States federal income tax purposes (under Sections 302 and 356 of the Code). The aggregate tax basis in the PeopleSoft common stock received pursuant to the proposed transactions (including the basis in any fractional share for which cash is received) will be equal to the aggregate tax basis in the J.D. Edwards common stock surrendered in the transactions, decreased by the amount of cash received and increased by the amount of gain, if any, recognized or any amount treated as a dividend. The holding period of the PeopleSoft common stock received in the proposed transactions by a holder of J.D. Edwards common stock will include the holding

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period of J.D. Edwards common stock that he or she surrendered in exchange therefor. Cash received and gain realized in connection with the receipt of cash in lieu of a fractional share of common stock are not taken into account in making the computations of gain realized or recognized and basis in the shares received. Rather, such cash and gain are treated as described below.

     The Receipt of Cash in Lieu of a Fractional Share. A holder of J.D. Edwards common stock who receives cash in lieu of a fractional share of PeopleSoft common stock will generally recognize gain or loss equal to the difference between the amount of cash received and his or her tax basis in the PeopleSoft common stock that is allocable to the fractional share. That gain or loss generally will constitute capital gain or loss.

     Tax Consequences if the Acquisition of J.D. Edwards Does Not Qualify as a Reorganization under Section 368 of the Code or a Transaction Governed by
Section 351 of the Code. If the Internal Revenue Service determines successfully that the acquisition of J.D. Edwards does not qualify as a reorganization within the meaning of Section 368(a) of the Code or a transaction governed by Section 351 of the Code, J.D. Edwards stockholders would be required to recognize gain or loss with respect to each share of J.D. Edwards common stock surrendered in the proposed transactions in an amount equal to the difference between (a) the sum of the fair market value of any PeopleSoft common stock and cash received in the proposed transactions and (b) the tax basis of the shares of J.D. Edwards common stock surrendered in exchange therefor. The amount and character of gain or loss will be computed separately for each block of J.D. Edwards common stock that was purchased by the holder in the same transaction. A J.D. Edwards stockholder's aggregate tax basis in the PeopleSoft common stock received in the proposed transactions would in this case equal its fair market value at the time of the closing of the offer or the merger, as applicable, and the holding period for the PeopleSoft common stock will begin the day after the closing of the offer or the merger, as applicable.

     Information Reporting and Backup Withholding. Certain U.S. holders may be subject to information reporting with respect to the cash received in exchange for J.D. Edwards common stock, including cash received instead of a fractional share interest in shares of PeopleSoft common stock. U.S. holders who are subject to information reporting and who do not provide appropriate information when requested may also be subject to backup withholding. Any amount withheld under such rules is not an additional tax and may be refunded or credited against such U.S. holders' federal income tax liability, provided that the required information is properly furnished in a timely manner to the Internal Revenue Service.

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                              THE MERGER AGREEMENT

     The following summary of the material terms and provisions of the merger agreement is qualified in its entirety by reference to the merger agreement. The merger agreement is attached as Appendix A to this prospectus, and is incorporated by reference into this prospectus. You should read the merger agreement in its entirety, as it is the legal document governing the offer and the merger, and the provisions of the merger agreement are complicated and not easily summarized.

THE AGREEMENT


     On June 1, 2003, PeopleSoft, J.D. Edwards and Jersey Acquisition, our wholly-owned subsidiary, entered into the original merger agreement. On June 16, 2003, the parties entered into an amended and restated merger agreement. We are making the offer to facilitate the consummation of the merger. The merger agreement provides that following the acquisition of the shares of J.D. Edwards pursuant to the offer and the satisfaction or waiver of all other conditions to the merger described below under "-- Conditions to Completion of the Merger", Jersey Acquisition will merge with and into J.D. Edwards with J.D. Edwards continuing in existence as the surviving corporation until the second merger occurs as described below under "-- The Second Merger".


THE OFFER


     Terms of the Offer. The merger agreement provides for us to commence, through Jersey Acquisition, our wholly-owned subsidiary, this offer to exchange all outstanding shares of J.D. Edwards common stock and the associated stock purchase rights pursuant to J.D. Edwards' rights agreement for the right to receive, on a per share basis, either cash, a fraction of a share of our common stock or, in the case of proration, a combination of cash and a fraction of our common stock. Pursuant to the terms of the offer, in exchange for each J.D. Edwards share, you may receive cash, a fraction of a share of our common stock, or a combination of cash and stock, in each case having a value of $7.05 plus
0.43 of a share of PeopleSoft common stock, allocated by prorating the cash and shares available in the offer among the elections made. Both these amounts are subject to proration, see "The Offer -- Making the Election" and "The
Offer -- The Proration Rules".


     Fractional shares of our common stock will not be issued in the offer. Instead, each tendering stockholder who would otherwise be entitled to a fractional share (after aggregating all fractional shares of our common stock that would otherwise be received by the stockholder) will be paid an amount in cash (rounded up to the nearest whole cent) equal to the product obtained by multiplying (x) the fractional share interest to which such stockholder would otherwise be entitled by (y) the closing price for one share of our common stock as reported on the Nasdaq National Market on the first date on which J.D. Edwards shares are accepted for payment in the offer.

     Conditions to the Offer. You will find a description of the conditions to our offer in "The Offer -- Conditions to Our Offer".

     Mandatory Extensions of The Offer. If the conditions to the offer are not satisfied or waived on any scheduled expiration date of the offer, we will extend the offer at any time for the shortest time periods we reasonably believe are necessary; provided that:

     - no single extension will exceed ten business days; and

     - we will not be required to extend the offer beyond November 30, 2003 or, in the event we have not received a government approval, February 28, 2004.

     Without the prior written consent of J.D. Edwards, we may not decrease the total value of the consideration to be paid per share in the offer, change the form of consideration to be paid, decrease the number of J.D. Edwards shares sought in the offer, amend the conditions of the offer set forth in the merger agreement or impose conditions to the offer in addition to those set forth in the merger agreement.

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     Prompt Payment For J.D. Edwards Shares After The Closing Of The Offer.  On
the terms and subject to the prior satisfaction or waiver of the conditions of the offer, we will accept for payment and pay for all J.D. Edwards shares validly tendered and not properly withdrawn as soon as we are legally permitted to do so under applicable law. You may find additional information regarding the exchange of your J.D. Edwards shares in the following sections of this prospectus: "The Offer -- Exchange of J.D. Edwards Common Stock; Delivery of Cash and PeopleSoft Common Stock" and "The Offer -- Procedures for Tendering".



     Designation of Directors Upon Acceptance of Shares. After completion of the offer, Jersey Acquisition may designate for appointment or election to the J.D. Edwards board and each committee of the board, the number of directors as to reflect our percentage ownership of the outstanding common stock of J.D. Edwards. Until the effective time of the merger, the J.D. Edwards board will have at least two directors who were directors on the date of the original merger agreement and who are not affiliated with PeopleSoft or Jersey Acquisition. J.D. Edwards will take all actions necessary to effect this appointment or election.



     Until the effective time of the merger, the J.D. Edwards board will delegate to a committee of the board of J.D. Edwards comprised solely of independent directors, sole responsibility for:


     - amendment or termination of the merger agreement on behalf of J.D.
       Edwards;

     - waiver of any of J.D. Edwards' rights or remedies under the merger agreement;

     - extension of the time for performance of PeopleSoft's or Jersey Acquisition's obligations under the merger agreement; or

     - enforcement of J.D. Edwards' rights under the merger agreement.

THE MERGER


     Following the acceptance of the shares in the offer and in accordance with the terms of the merger agreement, at the effective time of the merger, each issued and outstanding share of J.D. Edwards common stock that was not tendered and accepted by us in the offer (other than those shares held by J.D. Edwards or any of its subsidiaries, us or Jersey Acquisition or any of our wholly-owned subsidiaries and dissenting shares) will be converted into the right to receive $7.05 in cash plus 0.43 of a share of our common stock, without interest and less any applicable tax withholding. All shares of J.D. Edwards common stock owned by J.D. Edwards or any of its subsidiaries, PeopleSoft or Jersey Acquisition or any of our subsidiaries will be automatically canceled and retired and will cease to exist.


     Fractional Shares. Certificates for fractional shares of our common stock will not be issued in the merger. Each J.D. Edwards stockholder that would otherwise receive a fractional share will instead receive a cash payment equal to the value of the fractional share determined by multiplying the fractional share interest to which that holder would otherwise be entitled (after aggregating all shares owned by the holder) by the average closing sale prices for one share of our common stock as reported on the Nasdaq National Market for the five trading days before the date the merger becomes effective.


     Restricted Shares. To the extent that a J.D. Edwards stockholder owns shares of J.D. Edwards common stock which are subject to repurchase by J.D. Edwards, or that are otherwise subject to a risk of forfeiture or other condition under any applicable agreement with J.D. Edwards, the cash and shares of our common stock received by the J.D. Edwards stockholder in the merger in exchange for his or her restricted shares of J.D. Edwards common stock will be subject to repurchase by PeopleSoft on the same terms as governed the shares before the merger except that the repurchase price for the shares of our common stock received by the J.D. Edwards stockholder in the merger will be proportionally adjusted. Cash and certificates representing restricted shares of our common stock will be held by PeopleSoft until the cash and shares are no longer subject to repurchase or forteiture. Cash dividends on restricted shares of our common stock will be distributed to the holder on whose behalf we hold the restricted shares of our common stock. Any shares of our common stock or other equity securities issued or distributed by us,


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including shares issued upon a stock dividend or split, in respect of restricted shares of our common stock will be subject to the same restrictions and other terms as the restricted shares with respect to which the distribution is made. Each holder of restricted shares will have voting rights with respect to the shares and other voting securities held by us on its behalf.

     Adjustments. The cash and the exchange ratio of J.D. Edwards stock to our common stock will be adjusted to reflect the effects of any stock split, stock dividend, reclassification, recapitalization or the like on J.D. Edwards or our common stock between June 1, 2003 and the time the merger becomes effective.


     Appraisal Rights. Holders of shares of J.D. Edwards common stock that are issued and outstanding immediately prior to the effective time of the merger, will be entitled to appraisal rights in accordance with Section 262 of the DGCL. The shares of J.D. Edwards common stock held by a holder who properly elects appraisal will not be converted into the right to receive the same per share consideration paid to the holders of J.D. Edwards shares pursuant to the merger, and holders of such dissenting shares will be entitled to receive payment of the appraised value of such dissenting shares in accordance with the provisions of
Section 262, provided that such holders do not fail to perfect or effectively withdraw or otherwise lose their rights to appraisal and payment under the DGCL. If, after the effective time of the merger, any such holder fails to perfect or effectively withdraws or loses such right, such dissenting shares will then be treated as if they had been converted into and have become exchangeable for, as of the effective time of the merger, the right to receive per share consideration equal to $7.05 in cash, plus 0.43 of a share of our common stock, without interest.


EFFECTIVE TIME AND TIMING OF CLOSING

     The merger will be completed and become effective when the certificate of merger is filed with the Secretary of State of the State of Delaware, or at such later time as PeopleSoft and J.D. Edwards may agree and as specified in the certificate of merger, in accordance with Delaware law. The closing of the merger will take place no later than the second business day after all conditions to the merger have been satisfied or waived other than conditions requiring the delivery of certificates or other documents at the closing, or on such other date as PeopleSoft and J.D. Edwards may agree in writing. We currently anticipate completion of the merger shortly after we complete the offer if we acquire 90% or more of the J.D. Edwards common stock in the offer. The filing of the certificate of merger will take place as soon as practicable after the satisfaction or waiver of the conditions described below under "-- Conditions to Completion of the Merger". Following the merger, J.D. Edwards shall continue as the surviving corporation until the second merger occurs as described below under "-- The Second Merger".

THE SECOND MERGER


     As soon as practicable after the effective time of the merger, we will cause J.D. Edwards, as the surviving corporation of the merger, to be merged with and into PeopleSoft or one of our direct wholly-owned subsidiaries, and we or our subsidiary will continue as the surviving corporation. We refer to this merger as the second merger. However, we will not effect the merger or the second merger if on or prior to the date we accept shares of J.D. Edwards common stock for payment in the offer, we do not receive the opinion of Gibson, Dunn & Crutcher LLP and J.D. Edwards does not receive the opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, or Gibson, Dunn & Crutcher LLP that, for federal income tax purposes, the offer, the merger, and the second merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code.


THE ALTERNATIVE DOUBLE MERGER


     If we and J.D. Edwards do not receive the opinions referred to in the preceding paragraph prior to our acceptance of the shares of J.D. Edwards common stock in the offer, then (subject to the receipt of tax


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opinions described below) we will use a structure that we refer to as the alternative double merger to effectuate our acquisition of J.D. Edwards. Under this structure:


     - Jersey Acquisition or a newly formed subsidiary of PeopleSoft, either of which we refer to here as the holding company, would acquire the J.D. Edwards common stock in the offer, and in lieu of PeopleSoft common stock that would otherwise be issued in the offer, J.D. Edwards stockholders would receive an equal number of shares of common stock of the holding company;


     - the holding company would form two subsidiaries, the PeopleSoft merger subsidiary and the J.D. Edwards merger subsidiary;

     - the PeopleSoft merger subsidiary would merge with and into PeopleSoft, shares of PeopleSoft common stock would be exchanged in the merger for holding company common stock and PeopleSoft would become a wholly-owned subsidiary of the holding company;

     - the J.D. Edwards merger subsidiary would merge with and into J.D. Edwards, shares of J.D. Edwards common stock that were not tendered in the offer would be exchanged for cash of $7.05 and 0.43 of a share of holding company common stock, and J.D. Edwards would become a wholly owned subsidiary of the holding company; and

     - the holding company would be the parent corporation of both PeopleSoft and J.D. Edwards, and the holding company common stock would be the publicly traded security substituted for our common stock.

     The alternative double merger would preserve the economic and financial terms set forth in the merger agreement and would be subject to the other terms and conditions contained in the merger agreement with such modifications to those terms and conditions required to implement the alternative double merger. In addition, PeopleSoft and J.D. Edwards have agreed that if the opinions necessary to effect the original structure are not obtained, then:

     - we will use our reasonable efforts to obtain the opinion of counsel that our stockholders' receipt of common stock of the holding company in exchange for our common stock will constitute a reorganization within the meaning of Section 368(a) and/or a transaction governed by Section 351(a) of the Code; and

     - J.D. Edwards will use its reasonable efforts to obtain the opinion of counsel that the J.D. Edwards stockholders' receipt of common stock of the holding company in exchange for J.D. Edwards common stock will constitute a transaction governed by Section 351(a) of the Code and if applicable, Section 351(b) of the Code; and

     - in the event that J.D. Edwards' counsel is unable to render the opinion referred to above, our counsel may render the opinion to J.D. Edwards.

     Receipt of these opinions is a condition to closing the alternative double merger.

WHAT J.D. EDWARDS STOCKHOLDERS WILL RECEIVE IN THE MERGER

     Bank of New York, or another depository or trust institution of recognized standing, will act as exchange agent in the merger. Promptly after the merger becomes effective, the exchange agent will mail a letter of transmittal to each registered holder of J.D. Edwards common stock. Each holder must properly complete and deliver such letter to the exchange agent along with his or her J.D. Edwards share certificates.

     After a record holder of shares of J.D. Edwards common stock delivers certificates for his or her J.D. Edwards common stock for cancellation along with a properly completed letter of transmittal to the exchange agent, the exchange agent will deliver to the holder:

     - cash in an amount equal to the cash that the holder has a right to receive in the merger in exchange for his or her shares of J.D. Edwards common stock;

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     - a certificate representing the whole number of shares of our common stock that the holder has a right to receive in the merger in exchange for his or her shares of J.D. Edwards common stock; and

     - a check in the amount of cash payable instead of any fractional share of our common stock, if any, plus any unpaid dividends and distributions, if any, that the holder has the right to receive in the merger.

     Certificates for shares of J.D. Edwards common stock surrendered to the exchange agent will be cancelled. No interest will accrue or be paid on any amount payable to J.D. Edwards stockholders. In addition, no holder of J.D. Edwards common stock will receive any dividends or other distributions with respect to shares of our common stock to which the holder is entitled until that holder's J.D. Edwards share certificates are surrendered to the exchange agent with a properly completed letter of transmittal. All amounts otherwise payable to J.D. Edwards stockholders are subject to applicable tax withholding.

TREATMENT OF J.D. EDWARDS STOCK OPTIONS

     Each outstanding option to purchase J.D. Edwards common stock issued pursuant to J.D. Edwards' 1992 Incentive Stock Option Plan, 1992 Nonqualified Stock Option Plan, 1997 Employee Stock Purchase Plan, 1997 Equity Incentive Plan, 1997 Employee Stock Purchase Plan for Non-United States Employees, 2003 J.D. Edwards Equity Incentive Plan, YOUcentric 2000 Equity Compensation Plan or other agreement, or outstanding warrant to purchase J.D. Edwards common stock will be converted into an option or warrant, respectively, for $7.05 in cash plus 0.43 of a share of our common stock at the same exercise price as in effect prior to the effective time of the merger.

     The replacement options and warrants will have the same terms and conditions as those under the applicable J.D. Edwards option plans or other agreements, including provisions with respect to vesting. In the case of incentive stock options, PeopleSoft will, if necessary and as permitted by applicable law and regulation, adjust the conversion formula to comply with
Section 424(a) of the Code.

     PeopleSoft will file a registration statement with the SEC within ten business days after the merger becomes effective to register the shares of our common stock issuable upon exercise of J.D. Edwards stock options assumed in the merger. PeopleSoft will use all commercially reasonable efforts to maintain the effectiveness of the registration statement covering these assumed stock options as long as they remain outstanding.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains a number of representations and warranties each made by PeopleSoft, Jersey Acquisition and J.D. Edwards, including the following:

     - due organization, valid existence, good standing and qualification to do business;

     - capital structure;

     - corporate power and authority to enter into the merger agreement and authorization, execution, delivery and enforceability of the merger agreement (in the case of PeopleSoft, power and authority to commence the offer);

     - recommendation of the board of directors concerning the offer and the merger;

     - filing of all required, and accuracy in all material respects of, SEC reports, including financial statements and the information provided for inclusion in this prospectus and registration statement;

     - compliance of management certifications in periodic reports with the Sarbanes-Oxley Act of 2002 and, to the knowledge of J.D. Edwards or PeopleSoft, as applicable, no complaints or claims regarding questionable accounting or auditing practices, or reporting of a violation or possible violation of applicable laws;

     - governmental consents and filings required for the offer and the merger;

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     - absence of conflicts caused by the offer or the merger with corporate governing documents, contracts or laws;

     - absence of violations or breaches of or defaults under corporate governing documents, contracts or laws;


     - absence of undisclosed liabilities outside the ordinary course of business (in the case of PeopleSoft, other than in connection with the Oracle Offer);



     - absence of certain material adverse changes or other specified extraordinary events since April 30, 2003 for J.D. Edwards and March 31, 2003 for PeopleSoft (in the case of PeopleSoft, other than in connection with the Oracle Offer);



     - absence of undisclosed material litigation (in the case of PeopleSoft, other than in connection with the Oracle Offer);


     - receipt of fairness opinions from respective financial advisors;

     - compliance in all material respects with applicable laws and lack of pending or threatened governmental investigation of the company;

     - employee benefit plans;

     - intellectual property;

     - absence of any material changes to relationships with major customers and suppliers;

     - finders' or brokers' fees; and

     - completeness of representations, warranties and statements made in documents to be furnished to stockholders to solicit their approval of the merger.

     The merger agreement also contains representations and warranties made solely by J.D. Edwards, including;

     - subsidiaries and investments;

     - environmental matters;

     - tax matters, including absence of action that would prevent the merger from constituting a reorganization qualifying under Section 368(a) of the Code;

     - labor and employment matters;

     - amendment of the J.D. Edwards Change in Control Plan;

     - insurance;

     - title to property;

     - absence of liens;

     - absence of unlawful business practices;

     - product warranties;

     - material contracts;

     - absence of affiliates under Rule 145 of the Securities Act, other than those disclosed to PeopleSoft;


     - actions taken with respect to J.D. Edwards' rights agreement in connection with the offer and the merger to avoid triggering of rights plan;


     - interested party transactions; and


     - the effect of state takeover laws on the offer and the merger.


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     The merger agreement also contains representations and warranties made solely by PeopleSoft and Jersey Acquisition, including:


     - validity of shares of our common stock to be issued upon exercise of J.D. Edwards options assumed by PeopleSoft;


     - no prior activities of Jersey Acquisition; and



     - sufficient funds available to Jersey Acquisition to enable Jersey Acquisition to pay cash consideration in the offer and the merger.


     The representations and warranties contained in the merger agreement will not survive the merger or the termination of the merger agreement, but they form the basis of certain conditions to our and J.D. Edwards' obligations to complete the offer and the merger, as applicable.

CONDUCT OF BUSINESS PENDING THE MERGER


     Covenants of J.D. Edwards. Except as set forth in the merger agreement, made known in the disclosure schedules or as consented to by us, J.D. Edwards has agreed that, until the first date we accept the shares of J.D. Edwards common stock in the offer or the termination of the merger agreement, it will conduct its and its subsidiaries' business in the ordinary course of business, consistent with past practices. In addition, J.D. Edwards will seek to preserve its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, distributors, lessors, creditors, employees, contractors and others having business dealings with it, with the intention that its goodwill and ongoing businesses shall be unimpaired on the date that we accept the shares of J.D. Edwards common stock in the offer. Without limiting the above, J.D. Edwards has agreed that it and its subsidiaries will be subject to specific restrictions set forth in the merger agreement relating to:


     - any changes in their charters or bylaws;


     - any issuance, sale or delivery of capital stock, including through the issuance or granting of options, warrants or otherwise, except pursuant to the exercise of J.D. Edwards stock options granted before the date of the original merger agreement or up to 320,000 J.D. Edwards stock options allowed to be granted under the merger agreement to newly hired employees and up to 160,000 to existing employees;


     - any split, combination or reclassification of capital stock, the declaration or payment of any dividend or distribution or the redemption, repurchase or acquisition of any securities of J.D. Edwards or any of its subsidiaries, other than certain repurchases and cancellations of J.D. Edwards stock options upon an employee's termination;

     - any adoption of a plan of merger, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than the merger with PeopleSoft;

     - any changes in corporate structure or ownership of any subsidiary;

     - any incurrence or assumption of indebtedness in excess of $1 million except for trade payables in the ordinary course of business, consistent with past practices;

     - any assumption of obligations of any other person, except for guarantees of wholly-owned subsidiary obligations in the ordinary course of business, consistent with past practices;

     - any loans, advances or capital contributions to, or investments in, any other person, except to subsidiaries or customary loans or advances to employees in the ordinary course of business, consistent with past practices;

     - any mortgage, pledge or encumbrance of J.D. Edwards' or its subsidiaries' material assets or properties;

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     - any bonus payments to employees not participating in the management change in control plan in excess of $20,000 individually or $500,000 in the aggregate;



     - any execution, adoption, amendment or termination of employment agreements, any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent or stock purchase agreement, except for agreements entered into with new hires that do not provide any grant of options that may accelerate as a result of the transactions contemplated by the merger agreement and certain other options allowed to be granted under the original merger agreement, except as required by applicable law;


     - any execution, adoption, amendment or termination of any pension, retirement, deferred compensation, employment, health, life, or disability insurance, dependent care, severance or other employee benefit plan agreement, trust fund or other arrangement for the benefit or welfare of any director, officer, employee or consultant, except as required by applicable law;


     - any increase in compensation or fringe benefits given to any officer, director or employee of J.D. Edwards, or any payment of any benefit not required by any plan and arrangement as in effect as of the date of the original merger agreement, except as required by applicable law;



     - any payment or agreement to pay any severance or termination pay to any director, officer, employee or consultant of J.D. Edwards, except payments made pursuant to written agreements outstanding on the date of the original merger agreement, the terms of which have been disclosed in the disclosure schedules and copies of which have been provided to PeopleSoft, or that are required by applicable law;



     - any amendment to, addition of any individual to, or increase of any benefits under, the management change in control plan;


     - any voluntary acceleration of the vesting of any J.D. Edwards stock option as a result of the merger, any other change of control of J.D. Edwards or otherwise;


     - any acquisition, lease or license, of any material assets in a single transaction or series of related transactions having an aggregate fair market value in excess of $2 million, or any sale, transfer or other disposition of any material assets, except the sale of products or non-exclusive license of software in the ordinary course of business, consistent with past practices;


     - any entry into an exclusive license, distribution, marketing or sales agreements;

     - any entry into any commitment to any person to develop software without charge or incorporate any software into J.D. Edwards' products;

     - any sale, transfer or other disposition of any intellectual property, other than non-exclusive licenses or sales in the ordinary course of business, consistent with past practices;

     - any grant of "most favored nation" pricing to any person;


     - any change of accounting principles, practices or methods, except as required by a change in law or accounting principles generally accepted in the United States of America;


     - any revaluation of assets or properties, including writing down the value of assets or writing-off notes or accounts receivable, except in the ordinary course of business, consistent with past practices, or due to changes in generally accepted accounting principles that would require such a revaluation;

     - any acquisition of any corporation, partnership or any division or business unit of or equity interest in any business organization;

     - any entry into any material contract, except in the ordinary course of business, consistent with past practices;

     - any amendment, modification or waiver of any right under any material contract;
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     - any modification of standard warranty terms for products or services or any amendment or modification of any product or service warranties in effect as of the date of the original merger agreement in a material manner that is adverse to J.D. Edwards or its subsidiaries;


     - any authorization of new or additional capital expenditures, that individually or in the aggregate exceed $1.1 million in any month, with any amount by which monthly capital expenditures is less than $1.1 million applied to increase the capital expenditure limit for future months;

     - any making or rescission of any material tax election; any settlement or compromise of any material tax liability; any entry into any closing or other agreement with any tax authority with respect to any material tax liability; any filing of or causing to be filed of any material amended tax return or any claim for a refund of previously paid taxes; any agreement to an extension of the statute of limitations on any tax assessment or determination of taxes; any failure to file any material tax returns when due and any failure to cause such tax returns when filed to be materially true, correct and complete; any preparation of, filing of or failure to file a tax return in a manner that is inconsistent with similar tax returns filed in prior periods except to the extent required by applicable law; or any failure to pay taxes when due;

     - any settlement or compromise of any pending or threatened legal matter:


      - relating to the merger or the merger agreement;



      - requiring payment by J.D. Edwards or its subsidiaries of damages in excess of $1 million;


      - that would be material to J.D. Edwards with respect to non-monetary matters; or

      - relating to any intellectual property matters.

     - any entry into any licensing, distribution, sponsorship, advertising, merchant program or other similar contracts, agreements, or obligations that provide for payments by J.D. Edwards or any subsidiary in an amount in excess of $1 million over the noncancelable term of the agreement;

     - any termination of any material software development project that is currently ongoing, except pursuant to the terms of existing contracts with J.D. Edwards customers;

     - any failure to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

     - any engagement in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by the merger agreement, except as may be required to fulfill fiduciary duties under applicable law;

     - any knowing taking of any action that would result in a cessation of trading of shares of J.D. Edwards common stock on the Nasdaq National Market; and

     - any taking or agreement to take any of the above actions and it shall use all reasonable efforts not to take any action that would make any of the representations or warranties of J.D. Edwards in the merger agreement untrue or incorrect.


     Notwithstanding the above and certain provisions in the merger agreement, neither PeopleSoft nor Jersey Acquisition has any right to control J.D. Edwards operations before completion of the offer, and receipt by PeopleSoft of more than a majority of outstanding J.D. Edwards common stock.


     Covenants of PeopleSoft. Except as set forth in the merger agreement, made known in the disclosure schedules, or as consented to by J.D. Edwards, we and Jersey Acquisition have agreed that, until the completion of the merger or termination of the merger agreement, it and its subsidiaries will be subject to specific restrictions set forth in the merger agreement relating to:

     - any changes in their charters or bylaws that would reasonably be likely to adversely affect our common stock;

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     - any payment of, or setting of a record date prior to the effective date of the merger relating to, any extraordinary dividend or extraordinary distribution;

     - any knowing taking of any action that would result in the cessation of trading of shares of our common stock on the Nasdaq National Market;

     - any failure to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

     - any acquisition of any corporation, partnership or any division or business unit of or equity interest in any business organization if the acquisition would be deemed to be a significant acquisition as defined in the SEC rules or would create a substantial risk of delay in the termination or expiration of any antitrust waiting period until the closing of the merger;

     - any engagement in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by the merger agreement; and

     - any taking of or agreement to take any of the above actions and it shall use all reasonable efforts not to take any action that would make any of the representations or warranties of PeopleSoft in the merger agreement untrue or incorrect.

PREPARATION OF REGISTRATION STATEMENT AND PROSPECTUS AND OFFER DOCUMENTS


     We are obligated to prepare and file a tender offer statement on Schedule TO with respect to the offer and a registration statement on Form S-4 with the SEC, of which this prospectus is a part, to register the offer and sale of the shares of our common stock pursuant to the offer and the merger. We have filed a tender offer statement on schedule TO with respect to the offer and a registration statement on Form S-4 to register the shares of our common stock to be issued in the offer and the merger. We are obligated to have this prospectus and the tender offer documents disseminated to J.D. Edwards stockholders as required by applicable federal securities laws. We are obligated to use our reasonable efforts to have:


     - the tender offer documents and this prospectus cleared by the SEC;

     - the registration statement declared effective by the SEC; and

     - the registration statement remain effective as long as necessary for the issuance of our common stock in the offer.


     As soon as practicable after the commencement of our offer, J.D. Edwards is obligated to prepare and file a Solicitation/Recommendation Statement on
Schedule 14D-9 with the SEC, containing a recommendation to the J.D. Edwards stockholders to accept the offer, tender their shares of J.D. Edwards common stock in the offer, and adopt the merger agreement and the merger. J.D. Edwards has filed a Solicitation/Recommendation on Schedule 14d-9 regarding the offer.


     PeopleSoft and J.D. Edwards are obligated to provide each other with copies of any written comments and advise the other party as to any oral comments received from the SEC regarding this prospectus, the registration statement or any of the tender offer documents. In addition, both PeopleSoft and J.D. Edwards will provide the other with a reasonable opportunity to review and comment on any amendment or supplement to this prospectus, the registration statement or any of the tender offer documents before the amendment or supplement is filed with the SEC. We will promptly advise J.D. Edwards after we receive notice of the effectiveness of the registration statement, or any stop order or suspension of the qualification of our common stock issuable in the offer.

     If, prior to the consummation of the offer, either PeopleSoft or J.D. Edwards obtains information that causes this prospectus, the registration statement or any of the tender offer documents to contain a misstatement of material fact or to fail to contain any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading if not included in an amendment thereto, the party obtaining the knowledge is obligated to promptly notify the other party.
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Thereafter, PeopleSoft and J.D. Edwards will cooperate in filing with the SEC any amendment or supplement required by law and providing such information to the stockholders of each company.

OFFERS FOR ALTERNATIVE TRANSACTIONS

     J.D. Edwards has agreed to cease, and to cause its subsidiaries and affiliates to cease, any discussions or negotiations with other persons as to a possible third party acquisition proposal, as defined below. In addition, J.D. Edwards has agreed to promptly request each person that has executed a confidentiality agreement with J.D. Edwards in connection with its consideration of acquiring J.D. Edwards or any of its subsidiaries, to either return or destroy any confidential information delivered by J.D. Edwards, and, if requested by us, to enforce such person's obligation to do so. J.D. Edwards has also agreed not to:

     - encourage, solicit, participate in or initiate any discussions or negotiations regarding a third party acquisition proposal, as defined below and subject to the exception described below;

     - provide any information about J.D. Edwards or its subsidiaries in connection with a third party acquisition proposal; or

     - enter into any agreement regarding any third party acquisition.

     However, if J.D. Edwards receives an unsolicited bona fide written third party acquisition proposal, J.D. Edwards may, after promptly giving us advance written notice thereof:

     - furnish information with respect to J.D. Edwards of the same type and scope that J.D. Edwards provided to us prior to the date of the merger agreement and any additional information that the third party requests, but only if J.D. Edwards is permitted to, and does in fact, supply such additional information to us, in each case pursuant to a confidentiality agreement in substantially the same form as was executed by PeopleSoft prior to the execution of the merger agreement; and

     - participate in discussions and negotiations regarding the third party acquisition proposal;


but only if the J.D. Edwards board of directors has determined in good faith:


     - after consultation with legal counsel, that it is necessary to do so to comply with its fiduciary duties to J.D. Edwards stockholders; and

     - based on consultation with Morgan Stanley, that the proposal is from a third party that is capable of consummating a superior proposal;

and only for so long as the J.D. Edwards board so determines in good faith that its actions are reasonably likely to lead to a superior proposal.

     A "third party acquisition proposal" includes any proposal, other than the offer and the merger, relating to:

     - any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction or series of related transactions involving J.D. Edwards or any of its subsidiaries, other than the offer or the merger between PeopleSoft and J.D. Edwards, in which the stockholders of J.D. Edwards immediately preceding such transaction hold, directly or indirectly, less than 90% of the equity interests in the surviving or resulting entity of such transaction or in any parent entity immediately following the transaction;

     - any sale, lease, exchange, transfer or other disposition including by way of merger, consolidation or exchange, in a single transaction or a series of related transactions, of the assets of J.D. Edwards or any of its subsidiaries constituting 10% or more of the consolidated assets, or accounting for 10% or more of the consolidated revenues of J.D. Edwards;

     - any tender offer, exchange offer or similar transactions or series of related transactions, other than in connection with the merger, made by any person involving J.D. Edwards' common stock constituting 10% or more of J.D. Edwards' common stock;

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     - the acquisition by any person other than us or any of our affiliates of beneficial ownership or the formation of any group to acquire beneficial ownership of more than 10% of J.D. Edwards' common stock or the common stock of any of its subsidiaries; or

     - any other substantially similar transaction or series of related transactions that reasonably could be expected to result in the acquisition of a controlling interest in J.D. Edwards.

     A "superior proposal" means a bona fide third party acquisition proposal:

     - to acquire, directly or indirectly, for consideration consisting solely of cash and/or publicly-traded securities, including securities that will become publicly-traded upon completion of the superior proposal transaction, 85% of the shares of then outstanding J.D. Edwards common stock or all or substantially all of the assets of J.D. Edwards.

     - that contains terms and conditions that the J.D. Edwards board determines in good faith by a majority vote, after consultation with Morgan Stanley or another financial advisor of nationally recognized reputation, to be more favorable to J.D. Edwards stockholders than the offer and the merger;

     - that J.D. Edwards' board determines in its good faith judgment by a majority vote, after consultation with Morgan Stanley or another financial advisor of nationally recognized reputation and its legal counsel, to be reasonably capable of being completed taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal;


     - that does not contain a "right of first refusal" or "right of first offer" with respect to any counter-proposal that we might make; or


     - that does not contain any "due diligence" condition and for which any financing upon which it is conditioned is committed.

     J.D. Edwards has agreed to notify us promptly, and in any event within one day of learning of the receipt thereof, of the receipt of any third party acquisition proposal and of any request for confidential information made in connection with a third party acquisition proposal. The notice must include the terms and conditions of the third party acquisition proposal and the identity of the party submitting the proposal. J.D. Edwards has agreed to provide a copy of any written agreements, proposals or other materials it receives from any such person or group or its representatives to us, and to promptly, or within one day, advise us of any material modifications thereto.


J.D. EDWARDS BOARD OF DIRECTORS' RECOMMENDATION


     Pursuant to the terms of the merger agreement, the J.D. Edwards board of directors has agreed to recommend that its stockholders accept the offer and tender their shares of J.D. Edwards common stock in the offer and adopt the merger agreement and the merger. The J.D. Edwards board of directors also agreed that it would not:

     - withdraw, modify or qualify its recommendation of the offer and the merger in a manner adverse to us or take any action or make any statement in connection with J.D. Edwards' stockholder meeting inconsistent with such recommendation; or

     - approve or recommend, or cause or permit J.D. Edwards to enter into any letter of intent, agreement or obligation with respect to, any third party acquisition proposal.

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     However, if J.D. Edwards' board of directors determines in good faith by majority vote before the date we accept shares of J.D. Edwards stock in the offer, after consultation with and consideration of the advice of outside legal counsel, that it is required to make a change in J.D. Edwards' recommendation with respect to the offer and the merger to comply with its fiduciary duties, then the J.D. Edwards board of directors may recommend a superior proposal, but only if all of the following conditions are satisfied:

     - the J.D. Edwards board of directors provides us written notice of the superior proposal, specifying the material terms and conditions of the superior proposal and identifying the person making the superior proposal; and

     - we do not, within five business days after receipt of the notice of a superior proposal, make an offer that the J.D. Edwards board determines in good faith by majority vote, after consultation with and consideration of the written advice of Morgan Stanley or another financial advisor of nationally-recognized reputation, to be at least as favorable to the J.D. Edwards stockholders as the superior proposal.

     The merger agreement permits J.D. Edwards to comply with its fiduciary duties or with Rule 14e-2 or Rule 14d-9 under the Exchange Act as to required disclosure in connection with receipt of any third party acquisition proposal or otherwise; provided that any such disclosure must indicate that J.D. Edwards' board of directors will not take any action that is inconsistent with its obligations in the merger agreement.

INDEMNIFICATION AND INSURANCE

     The merger agreement provides that, after the effective time of the merger, to the extent permitted by law, the surviving corporation will indemnify and hold harmless persons who were directors or officers of J.D. Edwards prior to the effective time of the merger against all liabilities or losses arising out of or in connection with any claim, demand, action, suit, proceeding or investigation based or arising in whole or in part out of the fact that the person was a director or officer of J.D. Edwards, whether or not relating to any matter existing or occurring at or prior to the effective time of the merger and whether or not asserted or claimed prior to, at or after the effective time of the merger, including, to the extent not prohibited by law, indemnification for negligent acts or omissions by an indemnified person. These indemnification obligations are not intended to make us a co-insurer or excess insurer for insurance policies for such liabilities or losses. In addition, we have agreed to cause the surviving corporation to fulfill and honor all obligations of J.D. Edwards under any indemnification agreements between J.D. Edwards and its directors and officers and the indemnification provisions of J.D. Edwards' certificate of incorporation and bylaws as in effect immediately prior to the effective date of the merger. We also agree to not permit the surviving corporation to merge or consolidate with any other person unless the surviving corporation will ensure that the surviving or resulting entity assumes the indemnification obligations in the merger agreement.


     We have agreed to maintain, or cause the surviving corporation to maintain, in effect, for a period of six years after the effective time of the merger if available, directors' and officers' liability insurance covering those persons who are covered by J.D. Edwards' directors' and officers' liability insurance policy as of immediately prior to the effective time of the merger on terms no less favorable to those persons than those of J.D. Edwards' existing directors' and officers' liability insurance policy. However, neither we nor the surviving corporation, as the case may be, is required to expend an amount in excess of 200% of the current premium paid by J.D. Edwards in any one year. If the aggregate expenditure on coverage exceeds that amount, we will use commercially reasonable efforts to purchase as much insurance as can be obtained for that amount. Instead of maintaining the existing insurance, we may cause coverage to be provided under any policy maintained for the benefit of PeopleSoft or our subsidiaries on terms no less favorable to the intended beneficiaries as the existing insurance.


EMPLOYEE BENEFITS

     After completion of the merger, we will arrange for each participant in the J.D. Edwards employee plans who becomes an employee of ours or any of our subsidiaries or affiliates after the merger, along with his or her dependents, to be eligible for the same benefits in the aggregate as those received by our
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employees with similar positions and responsibilities and qualifications;
however, through December 31, 2003 we may continue an existing J.D. Edwards plan rather than providing benefits under a corresponding PeopleSoft plan. In addition, each participant in the J.D. Edwards employee plans will generally receive credit for all benefits purposes for years of service with J.D. Edwards, its subsidiaries and its predecessors prior to completion of the merger, to the extent permitted by law and the plans governing the benefits, as reasonably amended as permitted by law, and we will, to the extent possible under such plans, as amended to the extent necessary as permitted by law, waive any pre-existing condition, eligibility limitations, evidence of insurability requirements and waiting periods under any PeopleSoft employee benefit plans with respect to the employees and their dependents.



     We also agree that, from and after the merger, J.D. Edwards employees who become employees of ours or any of our subsidiaries may participate in the employee stock purchase plan sponsored by us, subject to the terms and conditions of the plan, and that service with J.D. Edwards will be treated as service with us or our subsidiaries for determining eligibility of J.D. Edwards' employees under our employee stock purchase plan. We will create a special offering period under the plan to enable J.D. Edwards employees who become employees of ours or any of our subsidiaries to participate in the plan within 30 days after the closing of the merger.


J.D. EDWARDS STOCKHOLDER RIGHTS PLAN

     J.D. Edwards agreed to take all further action to the extent necessary, including amending the J.D. Edwards rights agreement, to ensure that following or as a result of the offer or the merger or the execution of the merger agreement or the voting agreements:

     - no person will be deemed to be an acquiring person under the J.D. Edwards rights plan;

     - no person will have the ability to exercise any J.D. Edwards rights under the J.D. Edwards rights agreement;

     - no J.D. Edwards rights will have separated from the shares of J.D. Edwards common stock to which they are attached or become exercisable; and

     - J.D. Edwards will not have the right to exchange any J.D. Edwards rights for shares of J.D. Edwards common stock, pursuant to the J.D Edwards rights agreement or otherwise.

     In addition, J.D. Edwards has agreed that, except in connection with the foregoing, the J.D. Edwards board will not, without our prior written consent, amend the J.D. Edwards rights agreement or take any action with respect to, or make any determination under, the J.D. Edwards rights agreement, including a redemption of the J.D. Edwards rights, in each case, to facilitate any third party acquisition proposal with respect to J.D. Edwards. The merger agreement permits J.D. Edwards to take certain specified actions under the rights agreement.

OTHER COVENANTS

     PeopleSoft and J.D. Edwards have also agreed to:


     - use commercially reasonable efforts to cause their respective auditors to deliver comfort letters of usual scope to the other party;


     - provide information reasonably requested by the other party;

     - hold in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated by the agreement;


     - use commercially reasonable efforts to take all action reasonably necessary to consummate the offer and the merger, including cooperating in the preparation of the tender offer documents, the registration statement and prospectus, the information statement, and any filings that may be required under the HSR Act or any other foreign antitrust or competition laws or regulations, obtaining the necessary and proper consents of third parties and governmental entities, contesting

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       any legal proceedings relating to the offer or the merger, and taking any actions specified in the disclosure schedules;

     - consult with one another and mutually agree upon any press releases issued, except as required by law, court process, pursuant to any listing agreement with any national securities exchange or the Nasdaq National Market or following a change by J.D. Edwards of its recommendation of the offer and the merger;

     - provide notice to each other regarding:

       - any event that has caused or would be likely to cause any representation or warranty in the merger agreement to become untrue or inaccurate in any material respect at or prior to the effective time of the merger by delivery of supplements to the company's disclosure schedules; or

       - any failure to comply with or satisfy any covenant, condition or agreement in any material respect; and

     - make a good faith attempt to obtain the opinions required for closing of the offer and the two related mergers or, subject to the receipt of the required opinions, to implement the alternative double merger.

     J.D. Edwards has agreed to:

     - use commercially reasonable efforts to obtain a letter agreement from all J.D. Edwards affiliates and persons who may be deemed to be J.D. Edwards affiliates regarding compliance with Rule 145 of the Securities Act;

     - provide PeopleSoft with access to its employees;

     - take all actions necessary to amend, merge, freeze or terminate certain of its employee plans, as requested in writing by PeopleSoft; and

     - grant such approvals and take such actions as may be necessary to consummate the transactions described in the merger agreement as promptly as practicable to eliminate or minimize the effects of any takeover statute that may be applicable to such transactions.

     We have agreed to:


     - use commercially reasonable efforts to cause the shares of our common stock to be issued in the offer and the merger and to be reserved for issuance upon exercise of J.D. Edwards stock options to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, prior to the acceptance of the shares of J.D. Edwards common stock in the offer;



     - appoint Michael J. Maples to our board as a member of Class I and our Corporate Governance/ Nominating Committee as of the effective time of the merger or, if he is unwilling or unable to serve, another reasonably acceptable person designated by J.D. Edwards; and



     - cause certain actions of our board or an appropriate committee of our board to be taken to allow the receipt of our stock and options in exchange for J.D. Edwards stock and options in the merger to be exempt under Section 16 of the Exchange Act.


CONDITIONS TO COMPLETION OF THE MERGER

     Neither we nor J.D. Edwards will be required to complete the merger unless:

     - J.D. Edwards stockholders approve and adopt the merger agreement if approval is required by applicable law or the J.D. Edwards certificate of incorporation to complete the merger;

     - no law, injunction or other order issued by a court exists that has the effect of restricting or otherwise prohibiting the merger;

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     - the waiting period under the HSR Act or any other material foreign, federal or state antitrust, competition or fair trade law has expired or terminated;


     - any other necessary governmental or regulatory notices, approvals or other requirements have been given, obtained or complied with, except where the failure to be given, obtained or complied with would have no material adverse effect on us or J.D. Edwards; and



     - we or our affiliates have purchased shares of J.D. Edwards common stock in the offer.


     We cannot assure you that all of the conditions to completing the merger will be satisfied or waived.

TERMINATION

     The merger agreement may be terminated at any time before completion of the merger in a number of different ways. The merger agreement may be terminated by mutual written consent duly authorized by the boards of directors of PeopleSoft, J.D. Edwards and Jersey Acquisition.

     The merger agreement may also be terminated by either PeopleSoft and Jersey Acquisition or J.D. Edwards if:

     - any governmental entity or court issues a nonappealable final order permanently restraining, enjoining or otherwise prohibiting the offer or the merger;


     - the offer has expired, terminated or been withdrawn without any J.D. Edwards shares being purchased, and the terminating party's failure to perform any of its obligations under the merger agreement is not a principal reason for the failure of PeopleSoft or Jersey Acquisition to purchase the shares; or


     - we have not accepted shares of J.D. Edwards common stock in the offer by November 30, 2003, which date will be extended to February 28, 2004 in certain circumstances, and the failure to accept shares by such date is not due to the breach of the merger agreement by the terminating party.

     J.D. Edwards alone may terminate the merger agreement if:


     - PeopleSoft, Jersey Acquisition or one of their affiliates fails to commence the offer on or before the tenth business day following the date of the initial public announcement of the offer; and J.D. Edwards is not in breach of its obligations to recommend the merger and the offer to its stockholders or to file the Solicitation/Recommendation Schedule 14D-9 in a manner that affects PeopleSoft's or Jersey Acquisition's ability to commence the offer and the merger agreement;



     - PeopleSoft or Jersey Acquisition breaches any of its representations or warranties in the merger agreement, or such representations and warranties have become untrue, in such a manner that it would be incapable of satisfying the condition of the offer relating to the accuracy of its representations and warranties by November 30, 2003, which date will be extended to February 28, 2004 in certain circumstances;



     - PeopleSoft or Jersey Acquisition breaches any of its covenants in the merger agreement in a manner that has a material adverse effect on PeopleSoft or materially adversely affects or materially delays the completion of the offer or the merger, and such breach has not been cured within 20 business days after receipt by PeopleSoft or Jersey Acquisition of written notice of the breach; or



     - on a scheduled expiration date, (i) the board of J.D. Edwards shall have changed its recommendation that the J.D. Edwards stockholders accept the offer, tender their shares and adopt the merger agreement and the merger because of a superior proposal and (ii) a majority of the outstanding J.D. Edwards common stock, on a modified fully diluted basis, shall not have been validly tendered; provided that (A) the failure of J.D. Edwards to fulfill its obligations under the merger agreement shall not have been a principal reason that a majority of the outstanding J.D.


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       Edwards common stock, on a modified fully diluted basis, shall not have been validly tendered and (B) J.D. Edwards shall have permitted PeopleSoft to effect certain extensions of the offer.


     PeopleSoft and Jersey Acquisition alone may terminate the merger agreement, subject to various conditions if:


     - J.D. Edwards has breached any of its representations or warranties in the merger agreement, or any of its representations or warranties have become untrue, in such a manner that it could not satisfy the condition of the offer relating to the accuracy of its representations and warranties by November 30, 2003, which date will be extended to February 28, 2004 in certain circumstances;



     - J.D. Edwards breaches any of its covenants or obligations contained in the merger agreement in a manner that has a material adverse effect on J.D. Edwards or materially adversely affects or materially delays the completion of the offer or the merger and, such breach has not been cured within 20 business days after receipt by J.D. Edwards of written notice of the breach; or



     - J.D. Edwards willfully and materially breaches the non-solicitation provisions in the merger agreement.


     Should any of these potential grounds for termination occur, our and J.D. Edwards' board of directors may or may not exercise their respective rights to terminate the merger agreement.

TERMINATION FEE

     J.D. Edwards has agreed to pay us a fee of $57 million in liquidated damages if the merger agreement is terminated pursuant to any one of the circumstances described below:

     - we terminate because the J.D. Edwards board of directors changes its recommendation that the J.D. Edwards stockholders accept the offer, tender their shares and adopt the merger agreement and the merger, whether or not permitted by the terms of the merger agreement;

     - we terminate because J.D. Edwards willfully and materially breaches the non-solicitation provisions in the merger agreement; or

     - J.D. Edwards terminates after receiving a superior proposal, making a change in its recommendation regarding the offer and the merger, and permitting us to extend the offer after which the minimum condition to complete the offer has not been obtained.


     Payment of the termination fee is required under these circumstances whether or not J.D. Edwards stockholders have approved the merger agreement.



     So long as PeopleSoft and Jersey Acquisition have not breached their respective obligations under the merger agreement in a manner permitting J.D. Edwards to terminate the merger agreement, in addition to any other remedies available to PeopleSoft, Jersey Acquisition and their affiliates, excluding the termination fee described above, J.D. Edwards has agreed to pay PeopleSoft $5 million as reimbursement for the costs, fees and expenses incurred by PeopleSoft, Jersey Acquisition or their affiliates if PeopleSoft and Jersey Acquisition terminate the agreement pursuant to any of the circumstances described below:



     - J.D. Edwards breaches any of its representations or warranties in the merger agreement, or any of its representations or warranties have become untrue, in such a manner that it could not satisfy the condition of the offer relating to the accuracy of its representations and warranties by November 30, 2003, which date will be extended to February 28, 2004 in certain circumstances; or


     - J.D. Edwards breaches any of its covenants or obligations contained in the merger agreement in a manner that has a material adverse effect on J.D. Edwards or materially adversely affects or materially delays the completion of the offer or the merger and, such breach has not been cured within 20 business days after receipt by J.D. Edwards of written notice of the breach.

     So long as J.D. Edwards has not breached its obligations under the merger agreement in a manner permitting us to terminate the agreement, in addition to any other remedies available to J.D. Edwards and
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its affiliates, we have agreed to pay J.D. Edwards $5 million as reimbursement for the costs, fees and expenses incurred by J.D. Edwards or its affiliates if J.D. Edwards terminates the agreement pursuant to any of the circumstances described below:


     - PeopleSoft or Jersey Acquisition breaches any of its representations or warranties in the merger agreement, or their representations and warranties have become untrue, in such a manner that it could not satisfy the condition of the offer relating to the accuracy of its representations and warranties by November 30, 2003, which date will be extended to February 28, 2004 in certain circumstances; or


     - PeopleSoft or Jersey Acquisition breaches any of its covenants in the merger agreement in a manner that has a material adverse effect on us or materially adversely affects or materially delays the completion of the offer or the merger, and such breach has not been cured within 20 business days after receipt by PeopleSoft or Jersey Acquisition of written notice of the breach.

AMENDMENT AND WAIVER


     PeopleSoft, Jersey Acquisition and J.D. Edwards may amend the merger agreement in writing at any time, but after approval of the merger agreement by the J.D. Edwards stockholders, if necessary, the companies may not make any amendment that by law requires further approval by the J.D. Edwards stockholders without the required further approval of those stockholders.



     At any time before the effective time of the merger, each party may, in writing and as permitted by law:


     - extend the time for the performance of any obligations or other acts of the other party;

     - waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document, certificate or writing delivered pursuant to the merger agreement; or

     - waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

COSTS AND EXPENSES

     In general, except for the termination fee and the reimbursement fees described above, all costs and expenses incurred in connection with the merger and the merger agreement will be paid by the party incurring the expenses.

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                        AGREEMENTS RELATED TO THE MERGER

     The following is a summary of the material terms and provisions of certain agreements related to the merger agreement, including the J.D. Edwards Voting Agreements, the form of which is attached as Exhibit C to the merger agreement, which is attached to this prospectus as Appendix A, the PeopleSoft Voting Agreements, the form of which is attached as Exhibit D to the merger agreement, which is attached to this prospectus as Appendix A, and the J.D. Edwards Affiliate Agreements, the form of which is attached as Exhibit B to the merger agreement, which is attached to this prospectus as Appendix A. The discussion of each such related agreement is qualified in its entirety by reference to the full text of such agreement, which agreements are incorporated by reference into this prospectus.

J.D. EDWARDS STOCKHOLDER VOTING AGREEMENTS

  AGREEMENT TO VOTE

     In connection with the original merger agreement, each of the J.D. Edwards directors and executive officers, including Richard E. Allen, Kathleen J. Cunningham, Harry Debes, Robert M. Dutkowsky, Gerald Harrison, Delwin D. Hock, Michael Madden, Michael J. Maples, Richard Mathews, Trygve E. Myhren, Robert C. Newman, Pamela Saxton, David Siebert, Richard Snow, Jr., and Leslie Wyatt, entered into a voting agreement with PeopleSoft and Jersey Acquisition. Each agreed to vote his or her shares of J.D. Edwards common stock, if necessary:

     - in favor of the merger agreement and the transactions contemplated thereby;

     - against any action that would likely result in conditions of PeopleSoft or Jersey Acquisition obligations to complete the merger not to be fulfilled; and


     - against any third party acquisition proposal, as defined in the merger agreement and as discussed under "The Merger Agreement -- Offers for Alternative Transactions," and against an election of a group of individuals to replace a majority of the present members of the J.D. Edwards board. Each stockholder also granted Jersey Acquisition an irrevocable proxy to vote his or her shares of J.D. Edwards common stock, including additional shares of J.D. Edwards common stock he or she subsequently acquires, in favor of the merger and against any alternative transaction or replacement of board members as described above.


     Completion of the offer does not require the approval of the J.D. Edwards stockholders.

  TRANSFER RESTRICTIONS

     The voting agreement, subject to certain exceptions, restricts or limits the ability of each stockholder that is a party to the agreement to sell, transfer, pledge, assign or otherwise dispose of or grant any proxies with respect to any of his or her shares of J.D. Edwards common stock, or to agree to do the foregoing, other than with our prior written consent.

  TERMINATION

     The irrevocable proxy and voting agreements will terminate upon the earlier to occur of:

     - completion of the merger; and

     - termination of the merger agreement.

PEOPLESOFT STOCKHOLDER VOTING AGREEMENTS

  AGREEMENT TO VOTE

     In connection with the original merger agreement, each of our directors and executive officers, including A. George Battle, Aneel Bhusri, Nanci Caldwell, Craig A. Conway, Guy E. Dubois, David A. Duffield, Frank J. Fanzilli, Jr., Steven D. Goldby, Michael Gregoire, Ram Gupta, Anne S. Jordan,

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Kevin T. Parker, W. Philip Wilmington, and Cyril J. Yansouni, entered into a voting agreement with J.D. Edwards. Each agreed to vote his or her shares of our common stock, if necessary:

     - in favor of the merger;

     - against any action that would likely result in conditions of J.D. Edwards obligations to complete the merger not to be fulfilled; and

     - against election of a group of individuals to replace a majority of the present members of our board. Each stockholder has granted J.D. Edwards an irrevocable proxy to vote his or her shares of our common stock, including additional shares of our common stock he or she subsequently acquires, in favor of the merger and against replacement of board members as described above.

     Completion of the offer does not require the approval of the PeopleSoft stockholders.

  TRANSFER RESTRICTIONS

     The voting agreement, subject to certain exceptions, restricts or limits the ability of each stockholder that is a party to the agreement to sell, transfer, pledge, assign or otherwise dispose of or grant any proxies with respect to any of his or her shares of our common stock, or to agree to do the foregoing, other than with J.D. Edwards' prior written consent.

  TERMINATION

     The irrevocable proxy and voting agreements will terminate upon the earlier to occur of:

     - completion of the merger; and

     - termination of the merger agreement.

J.D. EDWARDS AFFILIATE AGREEMENTS

     In connection with the original merger agreement, each of the J.D. Edwards directors and executive officers, including Richard E. Allen, Kathleen J. Cunningham, Harry Debes, Robert M. Dutkowsky, Gerald Harrison, Delwin D. Hock, Michael Madden, Michael J. Maples, Richard Mathews, Trygve E. Myhren, Robert C. Newman, Pamela Saxton, David Siebert, Richard Snow, Jr., and Leslie Wyatt have entered into an affiliate agreement with PeopleSoft. Pursuant to the affiliate agreements, the officers and directors of J.D. Edwards acknowledge the resale restrictions imposed by Rule 145 and, to the extent applicable, Rule 144 under the Securities Act on shares of our common stock received by them in the merger. In accordance with the affiliate agreements, PeopleSoft will be entitled to place appropriate legends on these J.D. Edwards stockholders' certificates evidencing any of our common stock received by them and to issue stop transfer instructions to the transfer agent for the shares of our common stock. The form of affiliate agreement is attached as Exhibit B to the merger agreement. J.D. Edwards has also agreed to use reasonable commercial efforts to cause each person who may become an affiliate after the date of the merger agreement to execute an affiliate agreement before the effective time of the merger.

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         COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS OF PEOPLESOFT AND
                      COMMON STOCKHOLDERS OF J.D. EDWARDS

     PeopleSoft and J.D. Edwards are each Delaware corporations. The rights of stockholders of each company are generally governed by the Delaware General Corporation Law and each company's respective certificate of incorporation and bylaws. Upon completion of the merger, J.D. Edwards stockholders will become PeopleSoft stockholders, and our restated certificate of incorporation, as amended, and bylaws will govern the rights of former J.D. Edwards stockholders.

     The following description summarizes the material differences that may affect the rights of the stockholders of PeopleSoft and J.D. Edwards, but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. Stockholders should carefully read the relevant provisions of the Delaware General Corporation Law and our and J.D. Edwards' respective certificates of incorporation and bylaws. For more information on how to obtain these documents, see "Additional Information -- Where You Can Find Additional Information".

CAPITALIZATION

     PeopleSoft. The authorized capital stock of PeopleSoft consists of 700,000,000 shares of common stock, $0.01 par value, and 2,000,000 shares of preferred stock, $0.01 par value.

     J.D. Edwards. The authorized capital stock of J.D. Edwards consists of 300,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value.

COMMON STOCK


     PeopleSoft Common Stock. As of June 19, 2003, there were approximately 317,643,999 shares of our common stock outstanding held of record by approximately 2,353 persons. Our common stock is listed on the Nasdaq National Market under the symbol "PSFT". Our common stockholders are entitled to one vote per share on all matters to be voted upon by PeopleSoft stockholders. PeopleSoft stockholders are not permitted to cumulate their votes with respect to the election of directors. Subject to the preferences of any outstanding preferred stock, our common stockholders are entitled to receive ratably dividends, if any, as our board of directors may declare from time to time out of funds legally available for dividend payments. In the event of a liquidation, dissolution or winding up of PeopleSoft, our common stockholders share ratably in all assets remaining after payment of liabilities and any preferential liquidation rights of any outstanding preferred stock. Our common stock has no preemptive or conversion rights or other subscription rights nor do redemption or sinking fund provisions apply to our common stock. All outstanding shares of our common stock are fully paid and non-assessable, and the shares of our common stock to be outstanding after the merger will be fully paid and non-assessable. Boston Equiserv LLC is the transfer agent and registrar for our common stock. Boston Equiserv's address is 150 Royal Street, Canton, MA 02021.



     J.D. Edwards Common Stock. As of May 28, 2003, there were approximately 122,426,664 shares of J.D. Edwards common stock outstanding held of record by approximately 1,174 persons. J.D. Edwards common stock is listed on the Nasdaq National Market under the symbol "JDEC". J.D. Edwards common stockholders are entitled to one vote per share on all matters to be voted upon by J.D. Edwards stockholders. J.D. Edwards stockholders are not permitted to cumulate their votes with respect to the election of directors. Subject to the preferences of any outstanding preferred stock, J.D. Edwards common stockholders are entitled to receive ratably dividends, if any, as the J.D. Edwards board of directors may declare from time to time out of funds legally available for dividend payments. In the event of a liquidation, dissolution or winding up of J.D. Edwards, J.D. Edwards common stockholders share ratably in all assets remaining after payment of liabilities and any preferential liquidation rights of any outstanding preferred stock. The J.D. Edwards common stock has no preemptive or conversion rights or other subscription rights nor do redemption or sinking fund provisions apply to the J.D. Edwards common stock. All outstanding shares of J.D. Edwards common stock are fully paid and non-assessable.


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Computershare Trust Co., Inc. is the transfer agent and registrar for the J.D.
Edwards common stock. Computershare's address is 12039 West Alameda Parkway, Lakewood, CO 80228.

PREFERRED STOCK

     PeopleSoft Preferred Stock. The PeopleSoft board of directors may issue shares of PeopleSoft preferred stock in one or more series and, subject to the Delaware General Corporation Law, may:

     - fix the rights, preferences, privileges and restrictions of any series;
       and

     - from time to time, by filing a certificate pursuant to the Delaware General Corporation Law, specify the number of shares and designation of any series.

     PeopleSoft currently has designated 1,000,000 shares of Series A participating preferred stock, none of which is outstanding as of the date of this prospectus. The PeopleSoft Series A participating preferred stock is issuable in connection with our rights plan, discussed below. Holders of PeopleSoft Series A participating preferred stock will be entitled to quarterly cash dividends when, as and if declared by our board of directors out of legally available funds, subject to any superior rights of other preferred stockholders, upon declaration of cash dividends on our common stock. Each outstanding share of our Series A participating preferred stock will have 1,000 votes per share on all matters submitted to a vote of our stockholders, voting as a single class with the our common stock, except as otherwise provided by law. Upon any liquidation, dissolution or winding up of PeopleSoft, holders of PeopleSoft Series A participating preferred stock will be entitled to receive an aggregate amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of our common stock plus an amount equal to any accrued and unpaid dividends on the shares of PeopleSoft Series A participating preferred stock. In any consolidation, merger, combination or other transaction involving an exchange of our common stock, the shares of Series A participating preferred stock will be similarly exchanged or changed in an amount per share equal to 1,000 times the aggregate amount of consideration into which or for which each share of our common stock is changed or exchanged. The PeopleSoft Series A participating preferred stock is not redeemable and will rank junior to all other series of PeopleSoft preferred stock unless the terms of any other series provides otherwise.

     Although PeopleSoft currently does not intend to do so, our board of directors may issue PeopleSoft preferred stock with voting, liquidation, dividend, conversion and other rights which could negatively affect the voting power or other rights of our common stockholders without the approval of our common stockholders. Any issuance of our preferred stock may delay or prevent a change in control of our company.

     J.D. Edwards Preferred Stock. The J.D. Edwards board of directors may issue shares of J.D. Edwards preferred stock in one or more series and, subject to the Delaware General Corporation Law, may determine the voting powers, fix the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of each series of J.D. Edwards preferred stock. The J.D. Edwards board of directors may also determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of J.D. Edwards preferred stock and to fix the number of shares and the designation of any series of J.D. Edwards preferred stock. The J.D. Edwards board of directors, within the limits and restrictions stated in any resolution or resolutions of the J.D. Edwards board of directors originally fixing the number of shares constituting any series, may increase or decrease, but not below the number of shares in any such series then outstanding, the number of shares of any series subsequent to the issue of shares of that series.


     J.D. Edwards currently has designated 300,000 shares of Series A participating preferred stock, none of which are outstanding as of the date of this prospectus. The J.D. Edwards Series A participating preferred stock is issuable in connection with J.D. Edwards' rights plan, discussed below. The terms of the J.D. Edwards Series A participating preferred stock are substantially similar to those of the PeopleSoft Series A participating preferred stock. As part of the merger agreement, J.D. Edwards has made certain covenants intended to ensure that the J.D. Edwards rights plan does not apply to the offer, merger or the


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voting agreements, that PeopleSoft will not be deemed to be a 15% acquiror under the J.D. Edwards rights plan, and that the offer, the merger and voting agreements do not result in the issuance of any shares of J.D. Edwards Series A participating preferred stock.


NUMBER, ELECTION, VACANCY AND REMOVAL OF DIRECTORS

     Delaware General Corporation Law. Under the Delaware General Corporation Law, the board of directors must have at least one director. A majority of the directors in office can fill any vacancy or newly created directorship. A director may be removed with or without cause by a majority of the shares entitled to vote at an election of the directors. However, if the board is divided into classes, unless the certificate of incorporation provides otherwise, a director may only be removed for cause. The board may fill any vacancy created for any reason.


     PeopleSoft. Our bylaws provide for our board to consist of seven members. The PeopleSoft restated certificate of incorporation provides that our board be divided into two classes, composed of three and four directors, respectively, with staggered two-year terms. Directors may only be removed for cause and by an affirmative vote of not less than two-thirds of the total outstanding shares of our common stock. Board vacancies and newly created directorships may be filled by the affirmative vote of a majority of the directors then in office. In connection with the merger, PeopleSoft has agreed to take all requisite action to appoint Michael J. Maples to our board of directors as a Class I director as of the effective time of the merger.


     J.D. Edwards. J.D. Edwards' bylaws provide for the J.D. Edwards board to consist of nine members. The J.D. Edwards amended and restated certificate of incorporation provides that the J.D. Edwards board be divided into three classes, nearly equal in size, with staggered three-year terms. The Delaware General Corporation Law provides that, unless the certificate of incorporation provides otherwise, directors of a corporation having a staggered board may only be removed for cause. Directors elected by the holders of a particular class or series of stock may be removed without cause only by the vote of the holders of a majority of that class or series of stock. Board vacancies and newly created directorships may be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum. Directorships to be filled by a particular class or series of stock may be filled only by directors elected by such class or series of stock, unless there are none, in which case such a director may be elected by a majority of the remaining directors. There is currently only one class of J.D. Edwards capital stock outstanding.

AMENDMENTS TO CHARTER AND BY-LAWS

     Delaware General Corporation Law. Under the Delaware General Corporation Law, an amendment to a corporation's certificate of incorporation requires approval by both the board of directors and a majority of the shares entitled to vote, unless a different proportion is provided for in the corporation's certificate of incorporation. If the amendment increases or decreases the aggregate number of authorized shares of a class, then the outstanding shares of the class shall be entitled to vote on the amendment whether or not entitled to vote thereon by the certificate of incorporation. If the corporation's stock is divided into classes, then a majority of each class entitled to vote on the amendment as a class must approve the amendment, unless a different proportion is provided by the corporation's certificate of incorporation. After a corporation has received any payment for any of its stock, its stockholders have the power to adopt, amend or repeal bylaws. However, a corporation may, in its certificate of incorporation, confer this power to its directors.

     PeopleSoft. Our restated certificate of incorporation, as amended, provides that the approval of at least 66 2/3% of the total number of votes of the outstanding shares entitled to vote in the election of directors must approve any amendment to the provisions of the certificate relating to:

     - removal of a director;

     - the classified board and indemnification of directors, officers, employees or agents; or

     - certain amendments to the bylaws, discussed below.
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     Subject to the rights of our stockholders, our board may make, amend or repeal our bylaws. Our certificate of incorporation provides that at least
66 2/3% of the total number of votes of the outstanding shares entitled to vote in the election of directors must approve any amendment by the stockholders to the special meeting provision, the advance notice of stockholder nominees provision and the advance notice of stockholder business provision of our bylaws.


     J.D. Edwards. J.D. Edwards' amended and restated certificate of incorporation may be amended by J.D. Edwards in accordance with applicable law. J.D. Edwards' amended and restated certificate of incorporation has conferred the power to make, alter, amend or repeal the J.D. Edwards bylaws on its board of directors, subject to the rights of J.D. Edwards stockholders.


STOCKHOLDER ACTION

     PeopleSoft. Generally, the vote of a majority of the shares present and entitled to vote at a duly called and held meeting is the act of our stockholders. As discussed under the previous subheading, certain amendments to our restated certificate of incorporation and bylaws require the approval of a supermajority of the issued and outstanding capital stock entitled to vote on the relevant proposal. The PeopleSoft restated certificate of incorporation provides that for so long as the company has a class of stock registered under the Exchange Act, any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting and may not be effected by written consent.

     J.D. Edwards. The vote of a majority of the shares present and entitled to vote at a duly called and held meeting is the act of the J.D. Edwards stockholders. J.D. Edwards stockholder action may be taken by written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent must be given to those stockholders who did not consent in writing.

STOCKHOLDER PROPOSALS

     PeopleSoft. Our bylaws require that to nominate directors for election at a stockholder meeting, a stockholder must give notice in writing not less than 20 days nor more than 60 days before the meeting of his or her intent to bring the nomination before the meeting. If less than 30 days notice of the meeting is given by PeopleSoft, the stockholder's notice must be received no later than ten days after the date of the meeting is first publicly announced. The stockholder's notice must state:

     - the name and address, as they appear on the corporate books of PeopleSoft, of the stockholder and the name, age, principal occupation or employment and business and residence address of each nominee;

     - the class and number of shares of PeopleSoft stock owned beneficially by the stockholder and each nominee;

     - a description of all arrangements or understandings between the stockholder and each nominee and any other persons (naming the persons) pursuant to which each nomination will be made or relating to the nomination;

     - any other information relating to each nominee that is required by law to be disclosed in solicitations of proxies for elections of directors; and

     - each nominee's written consent to being nominated and to serving as director if elected.

     Our bylaws require that to bring other business before an annual stockholder meeting, a stockholder must give notice in writing not less than 45 days before the anniversary of the date on which PeopleSoft first mailed its proxy materials for the prior year's meeting. If the annual meeting will be more than 30 days earlier or later than the anniversary of the prior year's meeting, then our board will determine a

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reasonable date by which the stockholder's notice must be delivered, which date must be publicized at least ten days in advance. The stockholder's notice must state:

     - a brief description of the business to be brought before the meeting, the reasons for conducting the business at the meeting and any material interest of the stockholder in the business;

     - the name and address of the stockholder proposing the business;

     - the class and number of shares of PeopleSoft stock owned beneficially by the stockholder who seeks to bring the action and the beneficial owners, if any, on whose behalf the nomination or proposal is made; and

     - any other information that is required by law to be provided by the stockholder in his or her capacity as proponent of a stockholder proposal.

     J.D. Edwards. The J.D. Edwards bylaws provide that to bring proper nominations for the election of directors or other business before an annual stockholder meeting, a stockholder must give written notice not less than 60 days before the meeting, unless the stockholder did not receive at least 60 days notice of the meeting, in which case the stockholder's notice must be delivered within seven days of receipt of the notice. The stockholder notice must state as to each matter the stockholder proposes to bring before the annual meeting:

     - the name and address, as they appear on the J.D. Edwards corporate books, of the stockholder who intends to bring the action;

     - the class and number of shares of J.D. Edwards stock owned beneficially by the stockholder who seeks to bring the action;

     - a brief description of the business desired to be brought before the meeting, the reasons for conducting the business at the meeting and any material interest of the stockholder in the action; and

     - any other information that is required to be provided by the stockholder pursuant to the proxy rules of the SEC.

     For the purpose of nominating directors for election at a stockholder meeting, the stockholder's notice must also state:

     - the name, age, business address and residence address of the nominee;

     - the principal occupation or employment of the nominee;

     - the class and number of shares of the corporation which are beneficially owned by the nominee;

     - a description of all arrangements or understandings between the nominating stockholder and the nominee and any other persons (naming the persons) pursuant to which each nomination is to be made; and

     - any other information relating to the nominee required to be disclosed by the proxy rules of the SEC, including each nominee's written consent to being nominated and to serving as a director if nominated.

SPECIAL STOCKHOLDER MEETINGS

     Delaware General Corporation Law. Under the Delaware General Corporation Law, a special meeting of a corporation's stockholders may be called by its board or by any other person authorized by the corporation's certificate of incorporation or bylaws. All stockholders of record entitled to vote must receive notice of all stockholder meetings not less than ten, nor more than 60 days before, the date of the stockholder meeting.

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     PeopleSoft.  The PeopleSoft bylaws provide that only the board of directors, the Chairman of the Board or the President can call a special meeting of our stockholders. No business may be transacted at a special meeting of the stockholders other than that stated in the notice of the meeting. All stockholders of record entitled to vote must receive notice of all stockholder meetings not less than ten, nor more than 60, days before the date of the stockholder meeting.

     J.D. Edwards. The J.D. Edwards bylaws provide that only the board of directors, the Chairman of the Board or the President can call a special meeting of the J.D. Edwards stockholders. No business may be transacted at a special meeting of the stockholders other than that stated in the notice of the meeting.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS AND INDEMNIFICATION

     Delaware General Corporation Law. Under the Delaware General Corporation Law, a corporation may include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for certain monetary damages resulting from breaches of fiduciary duties. Specifically, the corporation may indemnify any director, officer, employee or agent of the corporation for expenses, monetary damages, fines and settlement amounts to the extent the person:

     - acted in good faith;

     - acted in a manner he or she believed to be in the best interests of the corporation; and

     - with respect to any criminal action, had no reasonable cause to believe the conduct was unlawful.

However, no provision can eliminate or limit director liability for any:

     - breach of his or her duty of loyalty to the corporation or its stockholders;

     - act or omission not in good faith or involving intentional misconduct or a knowing violation of the law;

     - violation of Section 174 of the Delaware General Corporation Law regarding unlawful payment of dividends or unlawful stock purchases or redemptions;

     - transaction from which the director received any improper personal benefit; or

     - act or omission that took place before the date of adoption of the provision in the certificate of incorporation eliminating or limiting the liability of a director for breaches of fiduciary duties.

Indemnification is also not permitted if the person is held liable to the corporation or its stockholders, except to the extent that an appropriate court concludes that the person is fairly and reasonably entitled to indemnification for those expenses that the court deems proper.

     PeopleSoft. The PeopleSoft restated certificate of incorporation eliminates the personal liability of, and provides a right to indemnification to, each of the current and former directors and officers of PeopleSoft to the fullest extent authorized or permitted by Delaware General Corporation Law, as described above. However, if the Delaware General Corporation Law is amended to further eliminate or limit director liability, then the indemnification provided shall be expanded to the fullest extent permitted by the Delaware General Corporation Law, as amended. PeopleSoft will advance fees for defense of indemnified persons, upon receipt of an undertaking that the advance will be repaid if it is ultimately determined that the person is not entitled to indemnification. The PeopleSoft bylaws also permit our board of directors to provide for indemnification of employees and agents of PeopleSoft with the same scope and effect as the indemnification provided for directors and officers. This right to indemnification is not exclusive of any other right the director, officer, employee or agent may have.

     Even if PeopleSoft is prohibited from indemnifying such person under Delaware General Corporation Law, it may maintain insurance at the corporation's expense to protect itself and any director, officer, employee or agent against the expense, liability or loss. In that regard, PeopleSoft has agreed to maintain after the effective time of the merger certain insurance with respect to indemnification obligations to which J.D. Edwards directors and officers may become entitled.
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

     J.D. Edwards. The J.D. Edwards amended and restated certificate of incorporation eliminates the personal liability of, and provides a right to indemnification to, each of its current and former directors and officers to the fullest extent authorized or permitted by Delaware General Corporation Law, as described above. However, if the Delaware General Corporation Law is amended to further eliminate or limit director liability, then the indemnification provided shall be expanded to the fullest extent permitted by the Delaware General Corporation Law as amended. J.D. Edwards will advance fees for defense of an indemnified director or officer, upon receipt of an undertaking that the advance will be repaid if it is ultimately determined that the director or officer is not entitled to indemnification. The J.D. Edwards amended and restated certificate of incorporation and bylaws also permit J.D. Edwards' board of directors to provide for indemnification of employees and agents of J.D. Edwards with the same scope and effect as the indemnification provided for directors and officers, provided that J.D. Edwards is not required to advance fees for the defense of indemnified employees or agents. This right to indemnification is not exclusive of any other right the director, officer, employee or agent may have.

     Even if J.D. Edwards is prohibited from indemnifying a person under Delaware General Corporation Law, it may maintain insurance at the corporation's expense to protect itself and any director, officer, employee or agent against an expense, liability or loss.

ANTI-TAKEOVER PROVISIONS

     Delaware General Corporation Law. Section 203 of the Delaware General Corporation Law is an anti-takeover law that generally prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

     - prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (but not the interested stockholder's holdings) (a) shares owned by persons who are directors and also officers, and (b) shares subject to employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation's outstanding voting securities.

     PeopleSoft. PeopleSoft, as a publicly held Delaware corporation, is generally subject to Section 203 of the Delaware General Corporation Law. In addition, PeopleSoft has put in place certain mechanisms that may make an acquisition of PeopleSoft by tender offer, a proxy contest or otherwise more difficult:

     - PeopleSoft has a rights plan, discussed below, which is designed to protect and maximize the value of the outstanding equity interests in PeopleSoft in the event of an unsolicited attempt by an acquirer to take over PeopleSoft in a manner or on terms not approved by our board.

     - As discussed above, our board is divided into two classes, with staggered two-year terms. The classification of our board makes it more difficult for PeopleSoft stockholders to replace our board and for another party to obtain control of PeopleSoft by replacing the board. In addition, directors may be removed only for cause by the affirmative vote, at a regular or special meeting of stockholders, the notice of which contained a notice of the proposal to remove any such director, of at least two-thirds of the outstanding voting stock of PeopleSoft entitled to vote thereon. Since our board has the power to retain and discharge officers of PeopleSoft, these provisions could also make it more difficult for stockholders or another party to effect a change in management.

     - For so long as the company has a class of stock registered under the Exchange Act, stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent.

     - An affirmative vote of the holders of at least two-thirds of the outstanding voting stock of PeopleSoft is required to amend the provisions in our governing documents regarding removal of a director; the classified board; indemnification of directors, officers, employees or agents; or any of the provisions in the bylaws regarding special meetings of the stockholders, the advance notice of stockholder nominees and advance notice of stockholder business.

     J.D. Edwards.  J.D. Edwards, like PeopleSoft, is generally subject to
Section 203 of the Delaware General Corporation Law. In addition, J.D. Edwards has put in place certain mechanisms that could make an acquisition of J.D. Edwards by tender offer, a proxy contest or otherwise more difficult:

     - J.D. Edwards has a rights plan, discussed below, which is designed to protect and maximize the value of the outstanding equity interests in J.D. Edwards in the event of an unsolicited attempt by an acquirer to take over J.D. Edwards in a manner or on terms not approved by the J.D. Edwards board.

     - As discussed above, J.D. Edwards' board is divided into three classes, with staggered three-year terms. The classification of the J.D. Edwards board makes it more difficult for J.D. Edwards stockholders to replace the J.D. Edwards board and for another party to obtain control of J.D. Edwards by replacing the board. J.D. Edwards directors may be removed only for cause, by a vote of a majority of the outstanding shares entitled to vote. Since the J.D. Edwards board has the power to retain and discharge officers of PeopleSoft, these provisions could also make it more difficult for stockholders or another party to effect a change in management.

RIGHTS PLAN


     Generally. PeopleSoft and J.D. Edwards maintain substantially similar stockholder rights plans that are designed to protect their respective stockholders from attempts to acquire control of the company without the approval of the company's board and prevent abusive tactics from potential acquirers that do not treat all stockholders fairly.


     The rights issued under each of the plans are not currently exercisable or transferable, and no separate certificates evidencing such rights will be distributed, unless certain events, described below, occur. Although neither PeopleSoft nor J.D. Edwards intended the rights plans to prevent a takeover of either company, the plans may cause substantial dilution to certain persons or groups that beneficially acquire 20% or more, in our case, or 15% or more, in J.D. Edwards' case, of the respective company's common stock, unless the rights issuable under the plan are first redeemed by the respective companies' boards of directors. A summary of the key provisions of the plans is provided below.

     PeopleSoft. PeopleSoft adopted a stockholders rights plan in 1995, which was amended in 1997, pursuant to which our board declared a dividend of one PeopleSoft right for each outstanding share of our common stock. BankBoston, N.A. has been appointed to serve as rights agent. Each PeopleSoft right entitles the registered holder to purchase one one-thousandth of a share of PeopleSoft Series A participating preferred stock at a price of $190, subject to adjustment. The terms of the PeopleSoft rights are fully described in the PeopleSoft rights agreement between PeopleSoft and the rights agent.

     Distribution Date. Until the distribution date under the rights agreement, described below, the PeopleSoft rights attach to and trade only together with the shares of our common stock. The PeopleSoft

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

rights will separate from shares of our common stock and become exercisable, and certificates representing the rights will be issued, upon the earlier of the following events, which we refer to as the distribution date:


     - ten days after public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of our outstanding common stock, referred to as a triggering event; or


     - ten days, or such later date as our board may determine, after the announcement or commencement of a tender offer or exchange offer that would result in a person or group having beneficial ownership of 20% or more of the outstanding shares of our common stock.


     Any person or group of affiliated or associated persons who beneficially owns 20% of the outstanding shares of our common stock, other than us and certain of our affiliates, is referred to as a 20% acquirer.



     At the meeting of our board on June 11, 2003, the board took action, as permitted under the rights agreement, to postpone the distribution date, which otherwise would have been triggered ten days after Oracle commenced its tender offer for the shares of our common stock, for purposes of the Oracle Offer only, to that time immediately preceding consummation of any transaction or series of related transactions in which a person (as defined in the rights agreement) becomes or will likely become (as determined by our board), a 20% acquirer.


     Issuance of Rights Certificates; Expiration of Rights. After the distribution date, rights certificates will be mailed to recordholders of our common stock as of the distribution date. The PeopleSoft rights will expire on the earliest of:

     - February 15, 2005; or

     - redemption or exchange of the PeopleSoft rights.


     Exercise of the Rights. Following the distribution date, and until one of the further events described below occurs, PeopleSoft rights will entitle the holder to receive, for payment of the rights purchase price of $190, one one-thousandth of a share of the our Series A participating preferred stock. For a description of our Series A participating preferred stock, refer to the subheading entitled "Preferred Stock -- PeopleSoft Preferred Stock" above. If a triggering event has occurred, we may, at the option of our board, instead substitute cash, assets or other securities for Series A participating preferred stock issuable upon exercise of PeopleSoft rights. Furthermore, upon the occurrence of a triggering event, any rights held by a 20% acquirer will be void.


     Unless the PeopleSoft rights are earlier redeemed, after a triggering event occurs, each holder of a PeopleSoft right, other than a 20% acquirer, whose rights will be void, will have the right to receive, upon exercise and payment of the rights purchase price, our common stock having a value equal to two times the rights purchase price; provided that if we do not have the sufficient common stock available to for all PeopleSoft rights to be exercised and our board determines it to be necessary or appropriate and not contrary to the interests of PeopleSoft rights holders, cash, assets or other securities may be substituted for common stock.

     Unless the PeopleSoft rights are earlier redeemed, if, after a triggering event,

     - PeopleSoft is acquired in a merger or other business combination transaction, or

     - 50% or more of our consolidated assets or earning power are sold other than in the ordinary course of business,

each outstanding PeopleSoft right, other than PeopleSoft rights owned by the 20% acquirer, will become exercisable for shares of common stock of the acquiring company with a value equal to two times the rights exercise price.

     Exchange and Redemption. At any time prior to a triggering event, our board may exchange all or part of the then outstanding rights for rights of substantially equivalent value, as it determines reasonably and in good faith based upon the advice of one or more nationally recognized investment banking firms.


     At any time after a triggering event and before the acquisition by such 20% acquirer of 50% or more of our outstanding common stock, our board may exchange the PeopleSoft rights, other than rights owned by the 20% acquirer, in whole or in part, at an exchange ratio of one share of our common stock per right. Upon an action by our board ordering an exchange, the rights will terminate and the holders of the rights will be entitled only to receive shares of common stock in accordance with the exchange ratio. If we do not have the sufficient common stock available for all PeopleSoft rights to be exchanged, our board may, at its option, exchange rights for cash, assets or other securities instead of for common stock.


     At any time before the earlier of the tenth day following acquisition by a 20% acquirer and February 15, 2005, our board may redeem the rights in whole, but not part, for $0.01 per right, as adjusted, payable in cash or shares of our common stock based on the market price of the common stock. Following our board's order of redemption, the rights will terminate and the holders of the rights will be entitled only to receive the determined redemption price.

     Fractional Shares. No fractional portion less than integral multiples of one share of our common stock will be issued upon exercise or exchange of a right. In place of the issuance of a fractional share, a cash adjustment will be made based on the market price of our common stock on the last trading date before the date of exercise or exchange.

     Amendment of Rights Agreement. The PeopleSoft rights agreement may be supplemented or amended by our board before a distribution date without the approval of holders of PeopleSoft rights. After a distribution date, the PeopleSoft rights agreement may be amended by our board to cure any ambiguity, defect or inconsistency, to make changes that do not adversely affect the interests of holders of PeopleSoft rights, other than a 20% acquirer, or to shorten or lengthen any time period under the PeopleSoft rights agreement to protect, enhance or clarify the rights and/or benefits of rights holders, other than a 20% acquirer; except no amendment to adjust the time period governing redemption may be made when the PeopleSoft rights are not redeemable.

     Rights and Preferences of the PeopleSoft Series A Preferred Stock. The PeopleSoft Series A participating preferred stock is only issuable in connection with the PeopleSoft rights plan. For a description of the PeopleSoft Series A participating preferred stock, refer to the subheading entitled "Preferred
Stock -- PeopleSoft Preferred Stock" above.


     This description of the PeopleSoft rights plan is qualified by reference to our rights agreement, which is incorporated by reference in this prospectus. See "Additional Information -- Where You Can Find Additional Information".


     J.D. Edwards. J.D. Edwards adopted its stockholders rights plan in 2001. The rights agent under the plan is Computershare Trust Company, Inc. Pursuant to the rights plan, J.D. Edwards' board declared a dividend of one right for each outstanding share of J.D. Edwards common stock. Each J.D. Edwards right entitles the registered holder to purchase one one-thousandth of a share of J.D. Edwards Series A participating preferred stock at a price of $75, subject to adjustment. The terms of the J.D. Edwards rights are fully described in the J.D. Edwards rights agreement between J.D. Edwards and the rights agent. As noted above, the J.D. Edwards rights plan is substantially identical to the PeopleSoft rights plan. Notable differences from the PeopleSoft rights plan include:

     - the plan expires on November 26, 2011 or upon redemption or exchange as opposed to our plan, which expires on February 15, 2005;

     - the exercise price is $75 per one one-thousandth of a share of J.D. Edwards Series A participating preferred stock; PeopleSoft has a price per share of $190;

     - the J.D. Edwards plan contains a 15% acquirer threshold rather than 20%; and

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

     - The J.D. Edwards plan allows more time for redemption and the redemption price is $0.001 per right, which, like PeopleSoft, reflects the par value of the stock being redeemed.


     The description of the J.D. Edwards rights is qualified by reference to J.D. Edwards rights plan, which is incorporated by reference in this prospectus. See "Additional Information -- Where You Can Find Additional Information".


APPRAISAL RIGHTS

     Delaware General Corporation Law. Under the Delaware General Corporation Law, dissenters' appraisal rights are available to a corporation's stockholders in connection with certain mergers and consolidations. Under the Delaware General Corporation Law, any J.D. Edwards stockholder who does not wish to accept the consideration provided for in the merger agreement has the right to demand appraisal of, and to be paid the fair market value for, his or her shares of J.D. Edwards common stock. The value of the J.D. Edwards common stock for this purpose will exclude any element of value arising from the consummation of the merger.


     For any J.D. Edwards stockholder to exercise his or her right to an appraisal, the stockholder must deliver to J.D. Edwards a written demand for an appraisal of his or her shares of PeopleSoft common stock as provided by the Delaware General Corporation Law. Appendix B contains Section 262 of the Delaware General Corporation Law which addresses appraisal rights.


     J.D. Edwards stockholders should particularly note the following:


     - simply not tendering shares of J.D. Edwards common stock in the offer and voting against the approval and adoption of the merger agreement will not be considered a demand for appraisal rights;



     - a J.D. Edwards stockholder who fails to timely send a demand to the Corporate Secretary at One Technology Way, Denver, CO 80237, will lose his or her right to an appraisal; and



     - stockholders who have not tendered their shares in the offer and vote for the approval and adoption of the merger agreement, if necessary, will not have appraisal rights.

                             ADDITIONAL INFORMATION

LEGAL MATTERS


     Gibson, Dunn & Crutcher LLP, counsel to PeopleSoft, has passed upon the validity of our common stock to be issued in connection with the offer and the merger. Gibson, Dunn & Crutcher LLP and Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to J.D. Edwards, have each rendered an opinion concerning the federal income tax consequences of the offer and the merger.


EXPERTS

     The consolidated financial statements of PeopleSoft and its subsidiaries as of December 31, 2002, and for the year ended December 31, 2002, have been incorporated by reference in this prospectus and registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     Although PeopleSoft dismissed Arthur Andersen LLP as its independent public accountants effective June 5, 2002 and engaged the services of KPMG LLP as its independent auditors, the consolidated financial statements of PeopleSoft, Inc. and its subsidiaries at December 31, 2001, and for each of the two years in the period ended December 31, 2001 included in this prospectus have been audited by Arthur Andersen LLP. After reasonable efforts, PeopleSoft has not been able to obtain the written consent of Arthur Andersen LLP to our naming it as an expert and the incorporation by reference of its audit report for the financial statements of PeopleSoft at December 31, 2001 and for each of the two years in the period ended December, 2001 into this prospectus. The requirement to obtain such consent has been dispensed with in reliance on Rule 437a under the Securities Act. The absence of such consent may limit recovery by investors on certain claims, including the inability of investors to assert claims against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained, or any omissions to state a material fact required to be stated, in those audited financial statements. In addition, the ability of Arthur Andersen LLP to satisfy any claims, including claims arising from Arthur Andersen's LLP provision of auditing and other services to PeopleSoft, may be limited.

     The consolidated financial statements incorporated in this prospectus and registration statement by reference to the Annual Report on Form 10-K of J.D. Edwards & Company as of October 31, 2002 and 2001 and for each of the three years ended October 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

     PeopleSoft and J.D. Edwards file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or information that the companies file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. Our and J.D. Edwards' SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at www.sec.gov.


     We have filed with the SEC a registration statement on Form S-4 to register with the SEC the shares of our common stock to be issued to J.D. Edwards stockholders in the offer and the merger. This prospectus is a part of that registration statement and constitutes a prospectus of PeopleSoft. In addition, we also filed with the SEC a statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act to furnish certain information about the offer.



     J.D. Edwards has filed with the SEC a Solicitation/Recommendation Schedule 14d-9 regarding the offer.


     As allowed by SEC rules, this prospectus does not contain all the information you can find in our registration statement or the exhibits to the registration statement. The SEC allows us to "incorporate by
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

reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information that is superseded by information that is included directly in this document. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.


PEOPLESOFT, INC. SEC FILINGS
(SEC FILE NO. 0-20710)                                             PERIOD
----------------------------                                       ------
Annual Report on Form 10-K...................   Year ended December 31, 2002, as filed on
                                                March 28, 2003
Quarterly Report on Form 10-Q................   Quarter ended March 31, 2003, as filed on May
                                                15, 2003
Current Reports on Form 8-K..................   Filed on April 4, 2003, April 23, 2003, June
                                                2, 2003, June 12, 2003 and July 2, 2003
Definitive Proxy Statement on Schedule 14A
  for 2003 Annual Meeting of Stockholders....   Filed on April 28, 2003 and amended on May
                                                19, 2003
Registration Statement on Form 8-A...........   Filed on October 7, 1992
The description of PeopleSoft preferred stock
  purchase rights contained in Registration
  Statement on Form 8-A/A....................   Filed on March 25, 1998



J.D. EDWARDS & COMPANY SEC FILINGS
(SEC FILE NO. 000-23091)                                           PERIOD
----------------------------------                                 ------
Annual Report on Form 10-K...................   Year ended October 31, 2002, as filed on
                                                December 6, 2002
Quarterly Reports on Form 10-Q...............   Quarter ended January 31, 2003, as filed on
                                                February 28, 2003 Quarter ended April 30,
                                                2003, as filed on June 4, 2003
Definitive Proxy Statement on Schedule 14A
  for 2003 Annual Meeting of Stockholders....   Filed on February 21, 2003
Current Reports on Form 8-K..................   Filed on June 3, 2003
Registration Statement on Form 8-A...........   Filed on September 17, 1997
The description of J.D. Edwards preferred
  stock purchase rights contained in
  Registration Statement on Form 8-A.........   Filed on November 15, 2001, as amended on
                                                June 11, 2003 and June 30, 2003


     All additional documents that PeopleSoft or J.D. Edwards may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 after the date of this prospectus and prior to the earliest of the date of the merger following completion of the offer or the earlier termination of the merger agreement, shall also be deemed to be incorporated by reference.

     We have supplied all information contained or incorporated by reference in this prospectus relating to us and J.D. Edwards has supplied all such information relating to J.D. Edwards.

     You can obtain any of the documents we are incorporating by reference through us, the SEC or the SEC's Internet website as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this prospectus. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

                    The Information Agent for the Offer is:
                   Georgeson Shareholder Communications Inc.
                         17 State Street -- 10th Floor
                               New York, NY 10004
                      Banks and Brokers Call: 212-440-9800
             Outside of North America Call Toll-Free: 866-324-5899
                    All Others Call Toll-Free: 800-248-2681

     THE INFORMATION CONTAINED ON THE WEBSITES OF PEOPLESOFT AND J.D. EDWARDS DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS.

     If you request any incorporated documents from us, we will cause them to be mailed to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.


     You should rely only on the information contained or incorporated by reference in this prospectus to decide whether to accept the offer. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. You should not assume that the information contained in the prospectus is accurate as of any date other than the date on the front of this prospectus unless the information specifically indicates that another date applies, and neither the mailing of this prospectus to the stockholders nor the issuance of shares of our common stock pursuant to the offer or in the merger shall create any implication to the contrary.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined financial statements give effect to the proposed merger of PeopleSoft, Inc. ("PeopleSoft") and J.D. Edwards & Company ("J.D. Edwards"). We are proposing to acquire all of the outstanding J.D. Edwards stock in exchange for cash and PeopleSoft stock estimated to be valued at $2.0 billion. Our merger with J.D. Edwards will be accounted for using the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed will be recorded at their fair values as of the date of the merger. Our fiscal year ends on December 31 of each year. J.D. Edwards' fiscal year ends on October 31 of each year.

     The unaudited pro forma condensed combined balance sheet gives effect to the merger of PeopleSoft and J.D. Edwards as if it occurred as of March 31, 2003 and combines the unaudited condensed balance sheet of PeopleSoft as of March 31, 2003 and the unaudited condensed balance sheet of J.D. Edwards as of April 30, 2003. The unaudited pro forma condensed combined balance sheet reflects the issuance of 0.43 shares of PeopleSoft common stock plus $7.05 in exchange for each share of J.D. Edwards' common stock as provided in the merger agreement. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2002 combines the historical results for PeopleSoft for the year ended December 31, 2002 and the historical results for J.D. Edwards for the year ended October 31, 2002, as if the merger had occurred on January 1, 2002.

     The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2003 combines the historical results for PeopleSoft for the three months ended March 31, 2003 and the historical results for J.D. Edwards for the three months ended April 30, 2003 as if the merger of PeopleSoft and J.D. Edwards had occurred on January 1, 2002.

     The unaudited pro forma condensed combined financial statements presented are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined statement of operations is presented for illustrative purposes and does not purport to represent what our results of operations actually would have been if the events described above had occurred as of the dates indicated or what such results would be for any future periods. The unaudited pro forma condensed combined financial statements, and the accompanying notes, should be read in conjunction with the historical financial statements and related notes of PeopleSoft and J.D. Edwards included in the applicable company's annual report on Form 10-K and quarterly reports on Form 10-Q incorporated by reference in this prospectus.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                              AS OF MARCH 31, 2003
                                 (IN THOUSANDS)

                                                   HISTORICAL
                                         -------------------------------
                                           PEOPLESOFT      J.D. EDWARDS     PRO FORMA       PRO FORMA
                                         MARCH 31, 2003   APRIL 30, 2003   ADJUSTMENTS       COMBINED
                                         --------------   --------------   -----------      ----------
                                                ASSETS
  Current assets:
     Cash and cash equivalents.........    $  239,031        $340,610      $ (189,031)(A)   $  390,610
     Short-term investments............     1,693,811          11,945        (669,225)(A)    1,036,531
     Accounts receivable, net..........       313,450         179,602              --          493,052
     Prepaid and other current
       assets..........................        87,559          27,869          69,300(B)       184,728
                                           ----------        --------      ----------       ----------
     Total current assets..............     2,333,851         560,026        (788,956)       2,104,921
  Property & equipment, net............       288,135          72,458              --          360,593
  Capitalized software, net............        39,890          72,816         (72,816)(C)      194,590
                                                                              154,700(D)
  Goodwill.............................        54,366          79,918         (79,918)(C)    1,103,945
                                                                            1,049,579(D)
  Other assets.........................       167,753          54,397        (142,953)(B)      559,667
                                                                               (2,030)(C)
                                                                              482,500(D)
                                           ----------        --------      ----------       ----------
     Total assets......................    $2,883,995        $839,615      $  600,106       $4,323,716
                                           ==========        ========      ==========       ==========
                                  LIABILITIES & STOCKHOLDERS' EQUITY
  Current liabilities:
     Accounts payable and accrued
       liabilities.....................    $  283,112        $125,349      $   20,000(E)    $  608,627
                                                                                  166(F)
                                                                              180,000(G)
     Short-term deferred revenues......       455,820         221,954        (221,954)(H)      520,697
                                                                               64,877(I)
                                           ----------        --------      ----------       ----------
     Total current liabilities.........       738,932         347,303          43,089        1,129,324
  Long-term deferred revenue and other
     long-term liabilities.............       110,339          16,322         (12,395)(H)      219,696
                                                                                3,061(I)
                                                                              102,369(B)
                                           ----------        --------      ----------       ----------
     Total liabilities.................       849,271         363,625         136,124        1,349,020
  Stockholders' equity:
     Common stock......................         3,176             122            (122)(J)        3,793
                                                                                  617(K)
     Additional paid-in capital........     1,416,744         500,685        (500,685)(J)    2,394,399
                                                                              987,162(K)
                                                                                 (166)(F)
                                                                               (9,341)(K)
     Treasury stock....................       (35,654)        (11,497)         11,497(J)       (35,654)
     Retained earnings (deficit).......       638,282          (4,773)          4,773(J)       599,982
                                                                              (38,300)(K)
     Accumulated other comprehensive
       income (loss)...................        12,176          (8,547)          8,547(J)        12,176
                                           ----------        --------      ----------       ----------
     Total stockholders' equity........     2,034,724         475,990         463,982        2,974,696
                                           ----------        --------      ----------       ----------
     Total liabilities & stockholders'
       equity..........................    $2,883,995        $839,615      $  600,106       $4,323,716
                                           ==========        ========      ==========       ==========

   See accompanying notes to unaudited pro forma condensed combined financial statements


        For explanations of pro forma adjustments, see pages 131 and 132

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2003
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                      HISTORICAL
                                            -------------------------------
                                              PEOPLESOFT      J.D. EDWARDS     PRO FORMA      PRO FORMA
                                            MARCH 31, 2003   APRIL 30, 2003   ADJUSTMENTS     COMBINED
                                            --------------   --------------   -----------     ---------
REVENUES:
License fees..............................     $ 80,841         $ 43,551       $      --      $124,392
Services revenue..........................      379,415          159,954                       539,369
                                               --------         --------       ---------      --------
  Total revenues..........................      460,256          203,505              --       663,761
COSTS AND EXPENSES:
Cost of license fees......................        8,726            8,569          (4,121)(L)    20,914
                                                                                   7,735 (M)
                                                                                       5 (N)
Cost of services..........................      163,469           77,463             451 (N)   241,383
Sales and marketing.......................      119,558           63,148             251 (N)   182,957
Product development.......................       83,705           32,433             302 (N)   116,440
General and administrative................       33,015           22,198             159 (N)    55,372
Restructuring, acquisition and other......           --            2,305            (701)(O)    17,956
                                                                                  (1,483)(P)
                                                                                    (121)(Q)
                                                                                  17,956 (R)
                                               --------         --------       ---------      --------
  Total costs and expenses................      408,473          206,116          20,433       635,022
                                               --------         --------       ---------      --------
Operating income (loss)...................       51,783           (2,611)        (20,433)       28,739
Other income, net.........................        6,966            2,155              --         9,121
                                               --------         --------       ---------      --------
Income (loss) before income taxes.........       58,749             (456)        (20,433)       37,860
Provision (benefit from) for income
  taxes...................................       20,270              (63)         (7,867)(S)    12,340
                                               --------         --------       ---------      --------
Net income (loss).........................     $ 38,479         $   (393)      $ (12,566)     $ 25,520
                                               ========         ========       =========      ========
Basic income (loss) per share.............     $   0.12         $  (0.00)                     $   0.07
Shares used...............................      314,782          120,780                       366,717
Diluted income (loss) per share...........     $   0.12         $  (0.00)                     $   0.07
Shares used...............................      319,831          120,780                       372,598

   See accompanying notes to unaudited pro forma condensed combined financial statements


        For explanations of pro forma adjustments, see pages 131 and 132

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                   HISTORICAL
                                      ------------------------------------
                                         PEOPLESOFT         J.D. EDWARDS      PRO FORMA      PRO FORMA
                                      DECEMBER 31, 2002   OCTOBER 31, 2002   ADJUSTMENTS      COMBINED
                                      -----------------   ----------------   -----------     ----------
REVENUES
License fees........................     $  530,077           $227,021        $     --       $  757,098
Services revenue....................      1,411,341            677,436              --        2,088,777
Development and other services......          7,530                 --              --            7,530
                                         ----------           --------        --------       ----------
  Total revenues....................      1,948,948            904,457              --        2,853,405
COSTS AND EXPENSES
Cost of license fees................         45,142             34,762         (16,159)(L)       94,704
                                                                                30,940(M)
                                                                                    19(N)
Cost of services....................        661,083            324,850           1,803(N)       987,736
Cost of development and other
  services..........................          6,755                 --              --            6,755
Sales and marketing.................        514,800            275,566           1,004(N)       791,370
Product development.................        341,187            123,292           1,210(N)       465,689
General and administrative..........        117,070             90,418             635(N)       208,123
Restructuring, acquisition and
  other.............................         10,275             28,403          (9,032)(O)      105,143
                                                                               (11,942)(P)
                                                                                (1,283)(Q)
                                                                                88,722(R)
                                         ----------           --------        --------       ----------
  Total costs and expenses..........      1,696,312            877,291          85,917        2,659,520
                                         ----------           --------        --------       ----------
Operating income....................        252,636             27,166         (85,917)         193,885
Other income, net...................         30,600              6,392              --           36,992
                                         ----------           --------        --------       ----------
Income before income taxes..........        283,236             33,558         (85,917)         230,877
Provision (benefit from) for income
  taxes.............................        100,647            (12,635)        (33,078)(S)       54,934
                                         ----------           --------        --------       ----------
Net income..........................     $  182,589           $ 46,193        $(52,839)      $  175,943
                                         ==========           ========        ========       ==========
Basic income per share..............     $     0.59           $   0.39                       $     0.49
Shares used.........................        310,777            118,305                          361,648
Diluted income per share............     $     0.57           $   0.38                       $     0.47
Shares used.........................        320,310            121,414                          372,518

   See accompanying notes to unaudited pro forma condensed combined financial statements


        For explanations of pro forma adjustments, see pages 131 and 132

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS

1.  BASIS OF PRO FORMA PRESENTATION

     The unaudited pro forma condensed combined balance sheet is based on historical balance sheets of PeopleSoft, Inc. ("PeopleSoft") and J.D. Edwards and Company ("J.D. Edwards") and has been prepared to reflect the merger as if it had been consummated on March 31, 2003.

     The unaudited pro forma condensed combined statements of operations combine the results of operations of PeopleSoft for its fiscal year ended December 31, 2002 and for the three months ended March 31, 2003 with the results of operations of J.D. Edwards for its fiscal year ended October 31, 2002 and the three months ended April 30, 2003. The results of operations of J.D. Edwards for the three months ended January 31, 2003 have been omitted from the pro forma presentation in order to present the same number of months for both companies in the interim unaudited pro forma condensed combined statement of operations. J.D. Edwards' results of operations for the three months ended April 30, 2003 are presented in order to provide for a better comparison to the results of operations of PeopleSoft for the three months ended March 31, 2003. The unaudited pro forma condensed combined statements of operations have been prepared to reflect the merger as if it had occurred on January 1, 2002.

     You should not rely on the selected unaudited pro forma condensed combined financial information as being indicative of the historical results that would have occurred had PeopleSoft and J.D. Edwards been combined during these time periods or the future results that may be achieved after the merger.

     On a combined basis, there were no transactions between PeopleSoft and J.D. Edwards during the periods presented.

     There are no significant differences between the accounting policies of PeopleSoft and J.D. Edwards.

     The pro forma combined provision for income taxes and the pro forma combined balances of deferred taxes may not represent the amounts that would have resulted had PeopleSoft and J.D. Edwards filed consolidated income tax returns during the periods presented.

2.  PRELIMINARY PURCHASE PRICE

     The unaudited pro forma combined condensed financial statements reflect an estimated purchase price of approximately $2.0 billion. The preliminary fair value of PeopleSoft common stock to be issued was determined using an average price of $17.05, which was the average closing price of PeopleSoft common stock for a few days before and after the amended terms of the merger were agreed to and announced.


     The estimated purchase price assumes that all J.D. Edwards stockholders will receive consideration of 0.43 of a share of PeopleSoft common stock plus $7.05 in cash for each of J.D. Edwards' 121,738,415 outstanding shares of common stock, which is based on the number of shares outstanding as of June 13, 2003.


     The estimated purchase price also assumes that all J.D. Edwards stock options will be exchanged on a 1.0 to 0.43 basis for PeopleSoft stock options, plus a right to receive $7.05 in cash upon exercise of the PeopleSoft option. PeopleSoft used $17.05 as the per share price in calculating the value of options using the Black-Scholes option pricing model. The following assumptions were used to determine the fair value of the assumed options: estimated contractual life of 5.1 years, risk-free interest rate of 1.98%, expected volatility of 0.912 and no expected dividend yield. For the unvested options assumed, the portion of the intrinsic value applicable to the remaining vesting period is recorded as deferred compensation and will be expensed over the remaining vesting period.

     The actual number of shares of PeopleSoft common stock to be issued and J.D. Edwards stock options to be assumed will be based on the actual number of J.D. Edwards common shares and stock options outstanding at the closing date assuming that all stockholders of J.D. Edwards were to receive the

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


consideration of 0.43 of a share of PeopleSoft common stock plus cash of $7.05 for each common share of J.D. Edwards outstanding as of the closing date of the merger.


     The estimated acquisition-related costs consist primarily of investment banking, legal and accounting fees, printing costs and other external costs directly related to the merger.

     The final purchase price is dependent on the actual number of J.D. Edwards common shares exchanged, the actual number of options assumed, and actual merger costs. The final purchase price will be determined upon completion of the merger. The estimated total purchase price of the proposed J.D. Edwards merger is as follows:

Preliminary Purchase Price

                                                              (IN THOUSANDS)
Cash consideration..........................................    $  858,256
Fair value of estimated PeopleSoft common stock to be
  issued....................................................       892,525
Estimated fair value of J.D. Edwards options to be assumed
  less $9,341 representing the portion of the intrinsic
  value of J.D. Edwards' unvested options applicable to the
  remaining vesting period..................................        95,254
Restructuring costs.........................................       180,000
Acquisition-related costs...................................        20,000
                                                                ----------
Aggregate preliminary purchase price........................    $2,046,035
                                                                ==========

     PeopleSoft is only in the preliminary stages of determining its restructuring costs and other acquisition-related costs and currently estimates it will incur costs in connection with the transaction in the range of $175 million to $225 million. Such costs include the direct transaction costs of $20 million, consisting primarily of business consulting fees paid to investment bankers, legal and accounting fees and expenses, and $155 million to $205 million for certain restructuring costs resulting from the merger related to facilities closures, severance and other costs. Management of PeopleSoft is still assessing and refining estimates of the costs associated with the integration planning and the ultimate amount of the related costs is not yet known.

3.  PRELIMINARY PURCHASE PRICE ALLOCATION

     Under the purchase method of accounting, the total estimated purchase price will be allocated to J.D. Edwards' net tangible and identifiable intangible assets based upon their estimated fair values as of the date of completion of the merger. The excess of the purchase price over the net tangible and identifiable intangible assets will be recorded as goodwill. Based upon the estimated purchase price and preliminary valuation, the following represents the preliminary allocation of the aggregate purchase price to the acquired net assets of J.D. Edwards as of April 30, 2003.

                                                              (IN THOUSANDS)
Net tangible assets.........................................    $  487,637
Goodwill....................................................     1,049,579
Identifiable intangible assets..............................       637,200
Unearned stock-based compensation...........................         9,341
Deferred taxes on acquired identifiable intangible assets
  and restructuring costs...................................      (176,022)
In-process research and development.........................        38,300
                                                                ----------
Aggregate preliminary purchase price........................    $2,046,035
                                                                ==========

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The preliminary allocation of the purchase price was based upon a preliminary valuation, as described below, and management's estimates and assumptions are subject to change upon the finalization of the valuation.

     Net tangible assets were valued at their respective carrying amounts as management believes that these amounts approximate their current fair values. J.D. Edwards' net tangible assets were $487.6 million as of April 30, 2003, excluding goodwill and other intangible assets of $154.8 million, and a reduction in deferred revenue of $166.4 million.

     The pro forma condensed combined balance sheet reflects a $166.4 million reduction of J.D. Edwards' deferred revenue balance as of April 30, 2003, resulting in lower service revenue as the maintenance revenue is recognized in future periods compared to the amount of service revenue J.D. Edwards and PeopleSoft would have aggregately recognized in the same period absent the merger. For purposes of the pro forma condensed combined statements of operations, PeopleSoft has not shown a reduced amount of service revenue as this impact is non-recurring in nature.

     Goodwill represents the excess of the purchase price over the fair value of tangible and identifiable intangible assets acquired. The unaudited pro forma condensed combined statements of operations do not reflect the amortization of goodwill acquired in the merger consistent with the guidance in Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

     PeopleSoft's management valued the identifiable intangible assets to be acquired using a preliminary appraisal. Identifiable intangible assets consist of (in thousands):

                                                                                         ESTIMATED
                                                                           ESTIMATED       ANNUAL
IDENTIFIABLE INTANGIBLE ASSETS                               FAIR VALUE   USEFUL LIFE   AMORTIZATION
------------------------------                               ----------   -----------   ------------
Developed technology.......................................   $154,700        5 yrs       $30,940
Patented technology........................................     56,100        5 yrs        11,220
Customer contracts.........................................    135,400        5 yrs        27,080
Maintenance agreements and related relationships...........    246,100      8.8 yrs        27,922
Consulting contracts.......................................     16,900        6 mos        16,900
Tradenames and trademarks..................................     28,000        5 yrs         5,600
                                                              --------
                                                              $637,200
                                                              ========

     Deferred taxes totaling $176 million on acquired identifiable intangible assets and restructuring costs were computed as follows (In thousands):

                                                                               DEFERRED
                                                                  STATUTORY    TAX ASSET
                                                        AMOUNT    TAX RATE    (LIABILITY)
                                                       --------   ---------   -----------
Identifiable intangible assets.......................  $637,200     38.5%     $  (245,322)
Restructuring costs..................................   180,000     38.5%          69,300
                                                                              -----------
                                                                              $  (176,022)
                                                                              ===========

     In order to value purchased in-process research and development (IPR&D), research projects in areas for which technological feasibility had not been established were identified. The value of these projects was determined by estimating the expected cash flows from the projects once commercially viable and, discounting the net cash flows back to their present value, using the adjusted discount rates based on the percentage of completion of the completed research and development projects.

     Net Cash Flows. The net cash flows from the identified projects are based on PeopleSoft's estimates of revenues, cost of sales, research and development costs, selling, general and administrative costs, royalty

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

costs and income taxes from those projects. These revenue estimates are based on the assumptions mentioned below. The research and development costs included in the model reflect costs to sustain projects, but exclude costs to bring in-process projects to technological feasibility.

     The estimated revenues are based on management projections of each in-process project and the business projections were compared and found to be in line with industry analysts' forecasts of growth in substantially all of the relevant markets.

     These projections are based on PeopleSoft's management estimates of market size and growth, expected trends in technology and the nature and expected timing of new project introductions by J.D. Edwards.

     Discount Rate. Discounting the net cash flows back to their present value is based on the industry weighted average cost of capital ("WACC"). PeopleSoft believes the industry WACC is approximately 12% to 14%. The discount rate used in discounting the net cash flows from IPR&D is 25%. The discount rate used is higher than the industry WACC due to inherent uncertainties surrounding the successful development of the IPR&D, market acceptance of the technology, the useful life of such technology and the uncertainty of technological advances which could potentially impact the estimates described above.

     If the projects discussed above are not successfully developed, the sales and profitability of the combined company may be adversely affected in future periods.

     PeopleSoft's management has estimated that $38.3 million of the purchase price represents purchased in-process technology that has not yet reached technological feasibility and has no alternative future use. This amount will be expensed as a non-recurring, non-tax deductible charge upon consummation of the merger. This amount has been reflected as a reduction to stockholders' equity and has not been included in the pro forma combined statement of operations due to its nonrecurring nature.

     The value assigned to purchased in-process technology will be modified upon consummation of the merger. The valuation methodology will incorporate a "percentage of completion" approach.

4.  PRO FORMA NET INCOME PER SHARE

     The PeopleSoft unaudited pro forma combined condensed statements of operations have been prepared as if the proposed merger had occurred as of January 1, 2002. The pro forma basic and diluted income per share are based on the weighted average number of shares of PeopleSoft common stock outstanding during each period and the number of shares of PeopleSoft common stock to be issued in connection with the merger, plus net J.D. Edwards options assumed in connection with the merger using an assumed conversion ratio of 0.43 PeopleSoft stock option for each J.D. Edwards stock option exchanged using the treasury stock method. The following table shows the adjusted pro forma combined basic and diluted shares at the end of the period presented (in thousands):

                                                 PEOPLESOFT      ADJUSTMENTS, NEW    PRO FORMA COMBINED
                                              WEIGHTED AVERAGE      EQUIVALENT        WEIGHTED AVERAGE
                                                   SHARES        PEOPLESOFT SHARES         SHARES
                                              ----------------   -----------------   ------------------
Shares outstanding as of 12/31/02
  Basic.....................................      310,777            50,871(a)            361,648
  Diluted...................................      320,310            52,208(b)            372,518

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

---------------

(a) Assuming that all J.D. Edwards stockholders were to receive the consideration of 0.43 shares of PeopleSoft common stock for each outstanding common share of J.D. Edwards as of December 31, 2002, the following shares of PeopleSoft would have been issued:

Number of J.D. Edwards outstanding shares...................  118,305
Conversion ratio............................................     0.43
                                                              -------
PeopleSoft shares to be issued for J.D. Edwards outstanding
  shares....................................................   50,871

(b) Estimated impact of the J.D. Edwards stock options to be assumed:

PeopleSoft shares to be issued for J.D. Edwards outstanding
  shares....................................................       50,871
                                                              -----------
Potential common shares using the treasury method...........        1,337
                                                              -----------
Pro forma diluted share adjustment for the year ended
  December 31, 2002.........................................       52,208
                                                              ===========

                                                 PEOPLESOFT      ADJUSTMENTS, NEW    PRO FORMA COMBINED
                                              WEIGHTED AVERAGE      EQUIVALENT        WEIGHTED AVERAGE
                                                   SHARES        PEOPLESOFT SHARES         SHARES
                                              ----------------   -----------------   ------------------
Shares outstanding as of 03/31/03
  Basic.....................................      314,782            51,935(a)            366,717
  Diluted...................................      319,831            52,767(b)            372,598

---------------

(a) Assuming that all J.D. Edwards stockholders were to receive the consideration of 0.43 shares of PeopleSoft common stock for each outstanding common share of J.D. Edwards as of March 31, 2003, the following shares of PeopleSoft would have been issued:

    Number of J.D. Edwards outstanding shares...................  120,780
    Conversion ratio............................................     0.43
                                                                  -------
    PeopleSoft shares to be issued for J.D. Edwards outstanding
      shares....................................................   51,935

(b) Estimated impact of the J.D. Edwards share options to be assumed:

    PeopleSoft shares to be issued for J.D. Edwards outstanding shares....................................................  51,935
                                                                  ------
    Potential common shares using the treasury method...........     832
                                                                  ------
    Pro forma diluted share count for the period ended March 31,
      2003......................................................  52,767
                                                                  ======

5.  PRO FORMA ADJUSTMENTS

     The following pro forma adjustments are based on preliminary estimates which may change as additional information is obtained:

(A) To record cash paid as part of the proposed merger, using the assumed number of J.D. Edward's common shares outstanding of 121,738,415 multiplied by $7.05 per share.

(B) To record the adjustment for deferred tax assets and liabilities related to restructuring costs and identifiable intangible assets.

(C) To eliminate J.D. Edwards existing capitalized intangible assets and goodwill.

(D) To record the intangible assets and goodwill related to the proposed merger.


(E) To accrue for acquisition related costs related to investment banking, legal and accounting fees, printing costs, and other.


(F) To record out of pocket registration fees.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(G) To record restructuring costs.

(H)  To eliminate J.D. Edwards deferred revenue.

(I) To record deferred revenue based on estimated costs and an appropriate profit margin to perform the services related to J.D. Edwards deferred maintenance contracts.

(J)  To eliminate J.D. Edwards' stockholders' equity accounts

(K) To record stockholders' equity related to the proposed merger including $38,300,000 related to IPR&D and $9,341,000 of deferred compensation.

(L) To eliminate J.D. Edwards' amortization of capitalized software as all intangible assets would have been eliminated had the acquisition occurred on January 1, 2002.

(M)To record amortization expenses related to capitalized software to be acquired as part of the proposed merger.

(N) To record the amortization of stock-based compensation.

(O) To eliminate J.D. Edwards' amortization and write-off of acquired software as all intangible assets would have been eliminated had the acquisition occurred on January 1, 2002.

(P) To eliminate J.D. Edwards' amortization and write-off of other acquired intangibles as all intangible assets would have been eliminated had the acquisition occurred on January 1, 2002.

(Q) To eliminate J.D. Edwards' acquisition related deferred compensation as all deferred compensation would have been eliminated had the acquisition occurred on January 1, 2002.

(R) To record amortization expenses related to intangible assets to be acquired as part of the proposed merger.

(S) To record an income tax impact on the non-tax pro forma adjustments at PeopleSoft's statutory tax rate of 38.5%.

                                                                      APPENDIX A

                                                               EXECUTION VERSION

                              AMENDED AND RESTATED
                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
                           DATED AS OF JUNE 16, 2003
                                  BY AND AMONG
                               PEOPLESOFT, INC.,
                             J.D. EDWARDS & COMPANY
                                      AND
                         JERSEY ACQUISITION CORPORATION

                               TABLE OF CONTENTS

                                                                                 PAGE
                                                                                 ----
ARTICLE 1 THE OFFER AND THE MERGER.............................................   A-2
     Section 1.1.  The Offer...................................................   A-2
     Section 1.2.  Company Actions.............................................   A-6
     Section 1.3.  Directors...................................................   A-7
     Section 1.4.  The Merger..................................................   A-8
     Section 1.5.  Effective Time..............................................   A-8
     Section 1.6.  Closing of the Merger.......................................   A-8
     Section 1.7.  Effects of the Merger.......................................   A-8
     Section 1.8.  Certificate of Incorporation and Bylaws.....................   A-8
     Section 1.9.  Directors...................................................   A-9
     Section
       1.10.       Officers....................................................   A-9
     Section
       1.11.       Stockholders' Vote on Merger................................   A-9
     Section
       1.12.       Merger Without Meeting of Stockholders......................   A-9
     Section
       1.13.       Conversion of Shares........................................   A-9
     Section
       1.14.       Exchange of Certificates....................................  A-10
     Section
       1.15.       Stock Options...............................................  A-12
     Section
       1.16.       Withholding Rights..........................................  A-13
     Section
       1.17.       Dissenting Shares...........................................  A-13

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................  A-13
     Section 2.1.  Organization and Qualification; Subsidiaries; Investments...  A-13
     Section 2.2.  Capitalization of the Company and its Subsidiaries..........  A-14
     Section 2.3.  Authority Relative to this Agreement; Recommendation........  A-15
     Section 2.4.  SEC Reports; Financial Statements; Sarbanes-Oxley Act
                   Compliance..................................................  A-15
     Section 2.5.  Information Supplied........................................  A-16
     Section 2.6.  Consents and Approvals; No Violations.......................  A-17
     Section 2.7.  No Default..................................................  A-17
     Section 2.8.  No Undisclosed Liabilities; Absence of Changes..............  A-17
     Section 2.9.  Litigation..................................................  A-18
     Section
       2.10.       Compliance with Applicable Law..............................  A-19
     Section
       2.11.       Employee Benefits...........................................  A-19
     Section
       2.12.       Labor and Employment Matters................................  A-22
     Section
       2.13.       Environmental Laws and Regulations..........................  A-23
     Section
       2.14.       Taxes.......................................................  A-24
     Section
       2.15.       Intellectual Property.......................................  A-26
     Section
       2.16.       Insurance...................................................  A-28
     Section
       2.17.       Title to Properties; Absence of Liens and Encumbrances......  A-28
     Section
       2.18.       Certain Business Practices..................................  A-29
     Section
       2.19.       Product Warranties..........................................  A-29
     Section
       2.20.       Material Contracts..........................................  A-29
     Section
       2.21.       Suppliers and Customers.....................................  A-31
     Section
       2.22.       Affiliates..................................................  A-31
     Section
       2.23.       Opinion of Financial Advisor................................  A-31

                                                                                 PAGE
                                                                                 ----
     Section
       2.24.       Brokers.....................................................  A-31
     Section
       2.25.       Company Rights Agreement....................................  A-31
     Section
       2.26.       Takeover Statutes...........................................  A-31
     Section
       2.27.       Interested Party Transactions...............................  A-32
     Section
       2.28.       Representations Complete....................................  A-32

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION.............
                                                                                 A-32
     Section 3.1.  Organization................................................  A-32
     Section 3.2.  Capitalization of Parent and its Subsidiaries...............  A-32
     Section 3.3.  Authority Relative to this Agreement........................  A-33
     Section 3.4.  Parent Common Stock.........................................  A-34
     Section 3.5.  SEC Reports; Financial Statements...........................  A-34
     Section 3.6.  Information Supplied........................................  A-34
     Section 3.7.  Consents and Approvals; No Violations.......................  A-35
     Section 3.8.  No Default..................................................  A-35
     Section 3.9.  Litigation..................................................  A-35
     Section
       3.10.       Opinion of Financial Advisor................................  A-36
     Section
       3.11.       Brokers.....................................................  A-36
     Section
       3.12.       No Prior Activities.........................................  A-36
     Section
       3.13.       No Undisclosed Liabilities; Absence of Changes..............  A-36
     Section
       3.14.       Compliance with Applicable Law..............................  A-36
     Section
       3.15.       Suppliers and Customers.....................................  A-36
     Section
       3.16.       Parent Employee Benefit Matters.............................  A-37
     Section
       3.17.       Parent Intellectual Property................................  A-37
     Section
       3.18.       Financing...................................................  A-37
     Section
       3.19.       Representations Complete....................................  A-37

ARTICLE 4 COVENANTS............................................................  A-38
     Section 4.1.  Conduct of Business.........................................  A-38
     Section 4.2.  Intentionally Deleted.......................................  A-41
     Section 4.3.  No Solicitation or Negotiation..............................  A-42
     Section 4.4.  Comfort Letters.............................................  A-43
     Section 4.5.  Nasdaq National Market......................................  A-44
     Section 4.6.  Access to Information.......................................  A-44
     Section 4.7.  Certain Filings; Reasonable Efforts.........................  A-44
     Section 4.8.  Public Announcements........................................  A-45
     Section 4.9.  Indemnification and Directors' and Officers' Insurance......  A-45
     Section
       4.10.       Notification of Certain Matters; Additions to and
                   Modification of Disclosure Schedules........................  A-46
     Section
       4.11.       Affiliates..................................................  A-47
     Section
       4.12.       Access to Company Employees.................................  A-47
     Section
       4.13.       Company Compensation and Benefit Plans......................  A-47
     Section
       4.14.       Employee Benefits...........................................  A-47
     Section
       4.15.       Takeover Statutes...........................................  A-48
     Section
       4.16.       Company Rights Agreement....................................  A-48

                                                                                 PAGE
                                                                                 ----
     Section
       4.17.       Parent Board of Directors...................................  A-48
     Section
       4.18.       Section 16 Matters..........................................  A-48
     Section
       4.19.       Second Merger...............................................  A-49
     Section
       4.20.       Alternative Double Merger...................................  A-49

ARTICLE 5 CONDITIONS TO CONSUMMATION OF THE MERGER.............................  A-50
     Section 5.1.  Conditions to Each Party's Obligations to Effect the
                   Merger......................................................  A-50

ARTICLE 6 TERMINATION; AMENDMENT; WAIVER.......................................  A-50
     Section 6.1.  Termination.................................................  A-50
     Section 6.2.  Effect of Termination.......................................  A-52
     Section 6.3.  Fees and Expenses...........................................  A-52
     Section 6.4.  Amendment...................................................  A-53
     Section 6.5.  Extension; Waiver...........................................  A-53

ARTICLE 7 MISCELLANEOUS........................................................  A-53
     Section 7.1.  Nonsurvival of Representations and Warranties...............  A-53
     Section 7.2.  Entire Agreement; Assignment................................  A-53
     Section 7.3.  Validity....................................................  A-53
     Section 7.4.  Notices.....................................................  A-53
     Section 7.5.  Governing Law and Venue; Waiver of Jury Trial...............  A-55
     Section 7.6.  Descriptive Headings........................................  A-55
     Section 7.7.  Parties in Interest.........................................  A-55
     Section 7.8.  Certain Definitions.........................................  A-55
     Section 7.9.  Personal Liability..........................................  A-58
     Section
       7.10.       Specific Performance........................................  A-58
     Section
       7.11.       Counterparts................................................  A-58

                               TABLE OF EXHIBITS

Exhibit A.....................   Form of Certificate of Merger
Exhibit B.....................   Form of Affiliate Agreement
Exhibit C.....................   Form of Company Voting Agreement
Exhibit D.....................   Form of Parent Voting Agreement

Annex A.......................   Stockholders of Company that executed Voting
                                 Agreements
Annex B.......................   Stockholders of Parent that executed Voting
                                 Agreements
Annex C.......................   Conditions to the Offer

                             TABLE OF DEFINED TERMS

TERM                                                      CROSS REFERENCE IN AGREEMENT      PAGE
----                                                      ----------------------------      ----
Acceptance Date.........................................  Section 7.8(a).................    74
Acquiring Person........................................  Section 2.25...................    41
Acquisition.............................................  Preamble.......................     1
affiliate...............................................  Section 7.8(b).................    74
Agent's Message.........................................  Section 1.1(e)(vii)............     6
Agreement...............................................  Preamble.......................     1
Alternative Double Merger Structure.....................  Section 4.20...................    66
Amendment Execution Date................................  Preamble.......................     1
Applicable Law..........................................  Section 7.8(c).................    74
Average Closing Price...................................  Section 1.1(e)(x)(G)...........     7
business day............................................  Section 7.8(d).................    74
capital stock...........................................  Section 7.8(e).................    74
Cash Electing Shares....................................  Section 1.1(c)(i)..............     4
Cash Offer Price........................................  Section 1.1(e)(x)(E)...........     7
Cash Proration Factor...................................  Section 1.1(e)(x)(A)...........     6
Certificate of Merger...................................  Section 1.5....................    10
Certificates............................................  Section 1.14(b)................    14
Change in Control Plan..................................  Section 2.11(l)................    29
Change in the Company Recommendation....................  Section 4.3(b).................    57
Closing Date............................................  Section 1.6....................    11
Closing.................................................  Section 1.6....................    11
Closing Tax Opinions....................................  Section 4.19...................    65
Committee...............................................  Section 1.3....................    10
Company Acquisition Proposal............................  Section 7.8(f).................    74
Company Affiliates......................................  Section 2.22...................    41
Company Board...........................................  Section 2.3(a).................    20
Company Disclosure......................................  Schedule Article 2.............    17
Company Employee Plan...................................  Section 2.11(a)(iii)...........    25
Company Fairness Opinion................................  Section 2.23...................    41
Company Financial Advisor...............................  Section 2.23...................    41
Company Insider.........................................  Section 4.18...................    65
Company IP..............................................  Section 7.8(g).................    75
Company Licensed IP.....................................  Section 7.8(h).................    75
Company Merger Subsidiary...............................  Section 4.20...................    66
Company Owned IP........................................  Section 7.8(i).................    75
Company Participants....................................  Section 4.14(a)................    63
Company Permits.........................................  Section 2.10...................    25
Company Plans...........................................  Section 1.15(a)................    16
Company.................................................  Preamble.......................     1
Company Preferred Stock.................................  Section 2.2(a).................    19
Company Registered IP...................................  Section 7.8(j).................    75
Company Rights Agreement................................  Section 2.2(a).................    19
Company Rights..........................................  Section 1.1(a).................     2

TERM                                                      CROSS REFERENCE IN AGREEMENT      PAGE
----                                                      ----------------------------      ----
Company SEC Reports.....................................  Section 2.4(a).................    20
Company Securities......................................  Section 2.2(a).................    19
Company Stock Option or Options.........................  Section 1.15(a)................    16
Company Voting Agreements...............................  Preamble.......................     2
Contract................................................  Section 2.20(a)................    38
DGCL....................................................  Section 1.2(a).................     8
Dissenting Common Stock.................................  Section 1.17...................    17
Distribution Date.......................................  Section 2.25...................    42
DOL.....................................................  Section 2.11(b)................    26
DTC.....................................................  Section 1.1(e)(vii)............     6
Effective Time..........................................  Section 1.5....................    11
Employee Agreement......................................  Section 2.11(a)(v).............    25
Employee................................................  Section 2.11(a)(iv)............    25
Employment Agreements...................................  Preamble.......................     2
End User Agreements.....................................  Section 2.20(c)(ii)............    40
Environmental Laws......................................  Section 2.13(a)................    31
ERISA Affiliate.........................................  Section 2.11(a)(ii)............    25
ERISA...................................................  Section 2.11(a)(i).............    25
Exchange Act............................................  Section 1.1(a).................     2
Exchange Agent..........................................  Section 1.14(a)................    13
Exchange Fund...........................................  Section 1.14(a)................    14
Exchange Ratio..........................................  Section 1.13(b)................    13
Expiration Date.........................................  Section 1.1(b).................     3
Final Date..............................................  Section 6.1(b)(iii)............    68
Financial Statements....................................  Section 2.4(a).................    21
First Extension.........................................  Section 6.1(b)(iv).............    69
Form of Election........................................  Section 1.1(e)(vii)............     6
fully diluted basis.....................................  Annex C........................    82
Governmental Entity.....................................  Section 2.6....................    22
Hazardous Material......................................  Section 2.13(a)................    31
Holding Company Common Stock............................  Section 4.20...................    66
Holding Company.........................................  Section 4.20...................    66
HSR Act.................................................  Section 2.6....................    22
incentive stock options.................................  Section 1.15(a)................    16
include or including....................................  Section 7.8(m).................    75
include, without limitation,............................  Section 7.8(m).................    75
including, without limitation,..........................  Section 7.8(m).................    75
Indemnified Liabilities.................................  Section 4.9(a).................    61
Indemnified Persons.....................................  Section 4.9(a).................    61
Independent Directors...................................  Section 1.3....................    10
Information Statement...................................  Section 1.11(i)................    12
Insurance Policies......................................  Section 2.16...................    37
Insured Parties.........................................  Section 4.9(c).................    61
Intellectual Property...................................  Section 7.8(k).................    75

TERM                                                      CROSS REFERENCE IN AGREEMENT      PAGE
----                                                      ----------------------------      ----
IRS.....................................................  Section 2.11(a)(vi)............    26
ISOs....................................................  Section 1.15(a)................    16
knowledge or known......................................  Section 7.8(l).................    75
Lease Documents.........................................  Section 2.17(a)................    38
License-In Agreement....................................  Section 2.15(b)................    34
Lien....................................................  Section 7.8(n).................    75
Material Adverse Effect on Parent.......................  Section 7.8(p).................    76
Material Adverse Effect on the Company..................  Section 7.8(o).................    76
Material Contract.......................................  Section 2.20(a)................    38
Material Contracts......................................  Section 2.20(a)................    38
Maximum Number of Cash Paid Shares......................  Section 1.1(e)(x)(B)...........     6
Maximum Number of Stock Exchange Shares.................  Section 1.1(e)(x)(C)...........     6
Merger Consideration....................................  Section 1.13(a)................    13
Merger..................................................  Preamble.......................     1
Minimum Condition.......................................  Annex C........................    82
Multiemployer Plan......................................  Section 2.11(a)(vii)...........    26
Multiple Employer Plan..................................  Section 2.11(a)(viii)..........    26
Nondisclosure Agreement.................................  Section 4.6(c).................    59
Non-Electing Shares.....................................  Section 1.1(c)(i)..............     4
Notice of Superior Proposal.............................  Section 4.3(b).................    57
Offer Documents.........................................  Section 1.1(c).................     3
Offer Price.............................................  Preamble.......................     1
Offer...................................................  Section 1.1(a).................     2
Offer to Purchase.......................................  Section 1.1(b).................     3
Original Agreement......................................  Preamble.......................     1
Other Interests.........................................  Section 2.1(c).................    18
Parent Benefit Plans....................................  Section 3.16(a)................    49
Parent Common Stock.....................................  Section 1.13(a)................    13
Parent Disclosure.......................................  Schedule Article 3.............    43
Parent ESPP.............................................  Section 4.14(b)................    64
Parent Fairness Opinion.................................  Section 3.10...................    47
Parent Financial Advisor................................  Section 3.10...................    47
Parent Merger Subsidiary................................  Section 4.20...................    66
Parent Permits..........................................  Section 3.14...................    48
Parent Plans............................................  Section 3.2(a).................    43
Parent..................................................  Preamble.......................     1
Parent Rights Agreement.................................  Section 3.2(a).................    44
Parent Rights...........................................  Section 3.2(a).................    44
Parent SEC Reports......................................  Section 3.5(a).................    45
Parent Securities.......................................  Section 3.2(a).................    44
Parent Technology License...............................  Section 3.17...................    49
Parent Voting Agreements................................  Preamble.......................     2
Pension Plan............................................  Section 2.11(a)(ix)............    26
Per Share Cash Amount...................................  Section 1.13(a)................    13

TERM                                                      CROSS REFERENCE IN AGREEMENT      PAGE
----                                                      ----------------------------      ----
person..................................................  Section 7.8(q).................    77
Proceeding..............................................  Section 7.8(r).................    77
Qualifying Amendment....................................  Section 7.8(s).................    77
Registered Intellectual Property........................  Section 7.8(t).................    77
Restricted Company Share................................  Section 1.1(g).................     7
Restricted Parent Shares................................  Section 1.1(g).................     7
Rights Plan.............................................  Section 1.2(a).................     8
S-4.....................................................  Section 1.1(c).................     3
Sarbanes-Oxley Act......................................  Section 2.4(c).................    21
Schedule 14D-9..........................................  Section 1.2(b).................     8
Schedule TO.............................................  Section 1.1(c).................     3
SEC.....................................................  Section 1.1(c).................     3
Second Merger...........................................  Preamble.......................     1
Section 16 Information..................................  Section 4.18...................    65
Securities Act..........................................  Section 1.1(c).................     3
Share...................................................  Section 1.13(a)................    12
Shares..................................................  Section 1.13(a)................    12
Shrinkwrap Software.....................................  Section 2.15(b)................    34
Significant Parent Product..............................  Section 3.17...................    49
Stock Electing Shares...................................  Section 1.1(c)(i)..............     4
Stock Offer Price.......................................  Section 1.1(e)(x)(F)...........     7
Stock Proration Factor..................................  Section 1.1(e)(x)(D)...........     6
Subsidiary..............................................  Section 2.1(a).................    18
Superior Proposal.......................................  Section 4.3(c).................    58
Surviving Corporation...................................  Section 1.4....................    10
Tax or Taxes............................................  Section 2.14(a)(i).............    32
Tax Return..............................................  Section 2.14(a)(ii)............    32
the date hereof.........................................  Preamble.......................     1
Third Party Acquisition Proposal........................  Section 4.3(c).................    57
Third Party.............................................  Section 4.3(c).................    58
Triggering Event........................................  Section 2.25...................    42
Welfare Plan............................................  Section 2.11(a)(x).............    26

                              AMENDED AND RESTATED

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "AGREEMENT") dated as of June 16, 2003, is by and among PeopleSoft, Inc., a Delaware corporation ("PARENT"), J.D. Edwards & Company, a Delaware corporation (the "COMPANY"), and Jersey Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("ACQUISITION"), to amend and restate in its entirety the Agreement and Plan of Merger, dated as of June 1, 2003 (the "ORIGINAL AGREEMENT") between Parent, the Company and Acquisition. Upon execution of this Agreement, the Original Agreement shall be deemed amended and restated, and this Agreement shall supercede the original terms thereof as stated herein. All references to "THE DATE HEREOF" or words to that effect shall be deemed to refer to June 1, 2003 and references to the "AMENDMENT EXECUTION DATE" shall mean June 16, 2003.

     WHEREAS, in light of circumstances occurring after the Original Agreement was entered into, the parties have agreed to amend and restate the Original Agreement in accordance with the terms and subject to the conditions hereof;

     WHEREAS, to facilitate the consummation of the merger between the Company and Acquisition, Parent and the Company have proposed the acquisition of all of the outstanding common stock (together with the associated rights) of the Company at a price (such price or such higher price per Share as may be paid in the Offer, being referred to herein as the "OFFER PRICE") consisting of (i) $7.05 in cash, and (ii) that number of shares of common stock of Parent equal to the Exchange Ratio, subject to the election in Section 1.1(e);

     WHEREAS, after the acquisition of the Shares described in the preceding clause, and pursuant to the plan specified in this Agreement, Acquisition will merge with and into the Company (the "MERGER"), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

     WHEREAS, subject to the possible adoption of an Alternative Double Merger Structure as set forth herein, as soon as practicable following the Merger, Parent shall, and shall cause the Company to, adopt an agreement and plan of merger and reorganization whereby the Company will merge with and into Parent or a direct wholly owned subsidiary of Parent, and, if applicable, with such subsidiary surviving the merger as a wholly owned subsidiary of Parent (the "SECOND MERGER");

     WHEREAS, the Boards of Directors of the Company and Acquisition have each unanimously (i) determined that the Offer and the Merger, as contemplated by this Agreement are advisable to and fair and in the best interests of their respective corporations and stockholders, and (ii) approved the Offer and the Merger upon the terms and subject to the conditions set forth in this Agreement and the Board of Directors of Parent has unanimously approved the Offer and the Merger upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, the stockholders of the Company set forth on Annex A hereto have executed and delivered to Parent irrevocable proxy and voting agreements (the "COMPANY VOTING AGREEMENTS"), in the form of Exhibit C as an inducement to Parent to enter into the Original Agreement;

     WHEREAS, the stockholders of Parent set forth on Annex B hereto have executed and delivered to the Company irrevocable proxy and voting agreements (the "PARENT VOTING AGREEMENTS"), in the form of Exhibit D as an inducement to the Company to enter into the Original Agreement; and

     WHEREAS, certain officers and employees of the Company have entered into employment and noncompetition agreements (the "EMPLOYMENT AGREEMENTS"), effective upon consummation of the Merger, as an inducement to Parent to enter into the Original Agreement.

     NOW, THEREFOR, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Acquisition hereby agree as follows:

                                   ARTICLE 1

                            THE OFFER AND THE MERGER

     SECTION 1.1.  The Offer.

     (a) Provided this Agreement shall not have been terminated in accordance with Section 6.1, as promptly as practicable and in any event within ten (10) business days after the Amendment Execution Date, Parent or Acquisition shall, and Parent shall cause Acquisition to, as the first step in completing the Merger, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")), an offer (the "OFFER") to purchase all shares of the issued and outstanding common stock of the Company, together with the associated rights issued pursuant to the Rights Plan (as defined herein) (the "COMPANY RIGHTS") for the Offer Price, subject only to the conditions set forth in Annex C hereto; provided, however, that Parent may designate itself or another wholly owned Subsidiary of Parent as the bidder (within the meaning of Rule 14d-1(g)(2) under the Exchange Act) in the Offer, in which case reference herein to Acquisition shall be deemed to apply to such Subsidiary, as appropriate. Except where the context otherwise requires, all references herein to Shares or the Company's common stock shall include the associated Company Rights. The Company shall not tender Shares held by it or by any of its Subsidiaries pursuant to the Offer. Parent or Acquisition shall, and Parent shall cause Acquisition to, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and pay for Shares tendered as soon as it is legally permitted to do so under Applicable Law. The obligations of Parent or Acquisition to consummate the Offer and to accept for payment and to pay for any Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject only to the conditions set forth in Annex C hereto. Notwithstanding anything to the contrary set forth herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued in connection with the Offer, and in lieu thereof, each tendering stockholder who would otherwise be entitled to a fractional share of Parent Common Stock in the Offer (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such stockholder) will be paid an amount in cash (without interest and rounded up to the nearest whole cent) equal to the product obtained by multiplying (x) the fractional share interest to which such stockholder would otherwise be entitled by (y) the closing price for one share of Parent Common Stock as reported on the Nasdaq National Market on the Acceptance Date.

     (b) The Offer shall be made by means of an offer to purchase and exchange (the "OFFER TO PURCHASE") containing the terms set forth in this Agreement and the conditions set forth in Annex C hereto and providing for an initial expiration date (as may be extended as provided in this clause (b), the "EXPIRATION DATE") of twenty (20) business days (as defined in Rule 14d-1 under the Exchange Act) from the date of commencement of the Offer. Without the prior written consent of the Company, Parent and Acquisition shall not, and Parent shall cause Acquisition not to, decrease the Offer Price, change the form of consideration to be paid, decrease the number of Shares sought, amend the conditions to the Offer set forth in Annex C, impose conditions to the Offer in addition to those set forth in Annex C, or otherwise amend any other material term of the Offer in a manner materially adverse to the holders of Shares. Notwithstanding the foregoing, without the consent of the Company, Parent or Acquisition shall be entitled to and shall, and Parent shall cause Acquisition to, extend the Offer at any time for the shortest time periods that it reasonably believes are necessary, if at the initial Expiration Date, or any extension thereof, any condition to the Offer is not satisfied or waived, provided that (i) no single extension shall exceed ten (10) business days and
(ii) neither Parent nor Acquisition shall be required to extend the Offer beyond the Final Date.

     (c) As soon as practicable after the Amendment Execution Date, Parent shall prepare and file with the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, and the SEC's rules and regulations promulgated thereunder (the "SECURITIES ACT") a registration statement on Form S-4 (the "S-4") to register the offer and sale of Parent Common Stock pursuant to the Offer. The S-4 will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act. The Company shall provide Parent and Acquisition all information reasonably requested by Parent or Acquisition for inclusion in the Offer Documents and any exhibits or annexes thereto. As soon as practicable, but not later than the date of commencement of the Offer, Parent shall (i) file with the SEC a Tender Offer Statement on Schedule TO (the "SCHEDULE TO") with respect to the Offer, which will comply in all material respects with the provisions of, and satisfy in all material respects the requirements of, such Schedule TO and all applicable federal securities laws, and will contain or incorporate by reference all or part of the S-4 and the form of the related letter of transmittal (such documents, together with the preliminary or final prospectus included in the S-4 and any supplements or amendments thereto, collectively the "OFFER DOCUMENTS") and (ii) cause the Offer Documents to be disseminated to holders of Shares. Parent and the Company each agree promptly to correct any information provided by it for use in the S-4 or the Offer Documents if and to the extent that it shall be, or shall have become false or misleading in any material respect. Parent agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after its filing and to maintain such effectiveness for so long as shall be required for the issuance of Parent Common Stock pursuant to the Offer. Following the time the S-4 is declared effective, Parent shall file the final prospectus included therein under Rule 424(b) promulgated pursuant to the Securities Act.

     (d) No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the S-4, the Schedule TO or the Offer Documents will be made by the Company, Parent or Acquisition, without providing the other party and its counsel a reasonable opportunity to review and comment thereon. In addition, Parent shall, and shall cause Acquisition to, provide the Company and its counsel in writing with any comments that Parent, Acquisition or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments and with copies of any written responses and telephonic notification of any verbal responses by Parent, Acquisition or their counsel. Parent will advise the Company promptly after it receives notice that the S-4 and any supplement or amendment that has been filed have become effective, of the issuance of any stop order, or of the suspension of the qualification of the Parent Common Stock issuable in connection with the Offer for offering or sale in any jurisdiction. If at any time prior to the time of consummation of the Offer, any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent and which should be set forth in an amendment or supplement to the S-4 so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of the Company.

     (e) (i) Each holder of Shares validly tendered and not withdrawn pursuant to the Offer accepted by Parent or Acquisition for exchange on the Acceptance Date shall be entitled to elect to receive the Offer Price in respect of such tendered Shares in the form of either the Cash Offer Price or the Stock Offer Price; provided, that, the letter of transmittal with respect to the Offer provided by the Exchange Agent shall require that each holder shall elect either the Cash Offer Price (such electing shares, "CASH ELECTING SHARES") or the Stock Offer Price (such electing shares, "STOCK ELECTING SHARES") for all Shares tendered by such holder. To the extent that a holder has validly tendered, and not withdrawn, such tendered Shares, but has not indicated in the transmittal letter whether to elect the Cash Offer Price or the Stock Offer Price, the shares will be deemed to be non-electing and shall not constitute Cash Electing Shares or Stock Electing Shares (all such shares, "NON-ELECTING SHARES"). Notwithstanding anything in this Agreement to the contrary: (i) the number of Shares that Parent or Acquisition will be obligated to acquire in exchange for the Cash Offer Price shall not exceed the Maximum Number of Cash Paid Shares; and (ii) the number of Shares that Parent or Acquisition will be obligated to acquire in exchange for the Stock Offer Price shall not exceed the Maximum Number of Stock Exchange Shares.

     (ii) If the number of Cash Electing Shares exceeds the Maximum Number of Cash Paid Shares on the Acceptance Date, (1) each Stock Electing Share and Non-Electing Share shall be converted into the right to receive that number of shares of Parent Common Stock equal to the Stock Offer Price; and (2) each Cash Electing Share shall be converted into the right to receive (I) cash equal to the product of (x) the Cash Offer Price and (y) the Cash Proration Factor and
(II) that number of shares of Parent Common Stock equal to the product of (x) the Stock Offer Price and (y) the difference of one minus the Cash Proration Factor.

     (iii) If the number of Stock Electing Shares exceeds the Maximum Number of Stock Exchange Shares on the Acceptance Date, (1) each Cash Electing Share and Non-Electing Share shall be converted into the right to receive cash equal to the Cash Offer Price; and (2) each Stock Electing Share shall be converted into the right to receive (I) that number of shares of Parent Common Stock equal to the product of (x) the Stock Offer Price and (y) the Stock Proration Factor and
(II) cash equal to the product of (x) the Cash Offer Price and (y) the difference of one minus the Stock Proration Factor.

     (iv) In the event that neither Section 1.1(e)(ii) nor 1.1(e)(iii) is applicable, (1) each Cash Electing Share shall be converted into the right to receive cash equal to the Cash Offer Price, (2) each Stock Electing Share shall be converted into the right to receive that number of shares of Parent Common Stock equal to the Stock Offer Price, and (3) each Non-Electing Share shall be converted into the right to receive a prorated combination of the remaining cash and shares of Parent Common Stock available for distribution after allocation has been made for the Cash Electing Shares and the Stock Electing Shares set forth in clauses (1) and (2) of this Section 1.1(e).

     (v) If, between the date of this Agreement and the Acceptance Date, the outstanding shares of Parent Common Stock or the Shares shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, including, without limitation, the right to receive cash in connection with an acquisition of Parent, then the Cash Offer Price, the Stock Offer Price and any other applicable numbers or amounts shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

     (vi) The Exchange Agent shall make all computations as to the allocation and the proration contemplated by this Section 1.1(e), and any such computation shall be conclusive and binding on the Company stockholders. Parent, Acquisition and the Company may agree to make such rules as are consistent with the Offer and this Section 1.1(e) for the implementation of the provisions of this Section 1.1(e) as shall be necessary or desirable to fully effect such provisions.

     (vii) All elections in accordance with this Section 1.1(e) shall be made on a form designed for that purpose and mutually acceptable to the Company and Acquisition included in the letter of transmittal delivered by the Exchange Agent (which shall specify that risk of loss of accompanying Certificates shall pass only upon delivery thereof to the Exchange Agent and that title thereto shall pass following such delivery if and when the Effective Time shall occur) (a "FORM OF ELECTION") and mailed to holders of record of Shares in connection with the commencement of the Offer or, in the case of Shares held in book-entry form, through transmission of an Agent's Message (as hereinafter defined). The term ("AGENT'S MESSAGE") means a message transmitted by the Depository Trust Company ("DTC") and received by the Exchange Agent and forming part of the confirmation of a book-entry transfer which states that DTC has received an express acknowledgment from a participant transmitting the Shares, sets forth the election being made with respect to such shares and states that such participant has agreed to be bound by the terms of the Form of Election with respect to such shares. Parent and Acquisition will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to reasonably determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election, or, in the case of Shares held in book-entry form, whether an Agent's Message has properly been received or whether any modifications of the procedures set forth in this Section 1.1(e)(vii) or in
Section 1.1(e)(viii) are necessary to comply with the requirements of DTC. The decision of Parent and Acquisition (or the Exchange Agent, as applicable) in such matters shall be conclusive and binding on the holders of Shares.

     (viii) An Election must be made at the time of tenders by a holder of Shares in order to be effective in the Offer.

     (ix) For the purposes of this Agreement, the Shares validly tendered by a holder of Shares who does not submit an Election prior to the Acceptance Date shall be deemed to be Non-Electing Shares. If Parent, Acquisition or the Exchange Agent, as applicable, shall determine that any purported election was not properly made, such purported election shall be deemed to be of no force and effect, and the shares with respect to which such purported election was made shall, for purposes hereof, be deemed to be Non-Electing Shares. Neither Parent nor Acquisition, nor the Exchange Agent, as applicable, shall have any obligation to inform any holder of Shares of any defect in the making of an election.

     (x) For purposes of this Section 1.1(e), the following terms shall have the respective meanings set forth below:

          (A) "CASH PRORATION FACTOR" means (x) the Maximum Number of Cash Paid Shares divided by (y) the total number of Cash Electing Shares.

          (B) "MAXIMUM NUMBER OF CASH PAID SHARES" means (x) the product of $7.05 multiplied by the total number of Shares validly tendered and not withdrawn as of the Expiration Date divided by (y) Cash Offer Price.

          (C) "MAXIMUM NUMBER OF STOCK EXCHANGE SHARES" means (x) the product of
     0.430 multiplied by the total number of Shares validly tendered and not withdrawn as of the Expiration Date divided by (y) Stock Offer Price.

          (D) "STOCK PRORATION FACTOR" means (x) the Maximum Number of Stock Exchange Shares divided by (y) the total number of Stock Electing Shares.

          (E) "CASH OFFER PRICE" means (x) $7.05 plus (y) 0.430 multiplied by the Average Closing Price.

          (F) "STOCK OFFER PRICE" means Cash Offer Price divided by the Average Closing Price.

          (G) "AVERAGE CLOSING PRICE" means the average of the closing trading prices for one share of Parent Common Stock as reported on the Nasdaq National Market for the five (5) trading day period ending immediately prior to (and excluding) the second trading day before the Expiration Date.

     (xi) Except with respect to payments made in lieu of issuing fractional shares of Parent Common Stock:

          (A) The total number of shares of Parent Common Stock issuable in the Offer shall equal (x) the total number of Shares validly tendered and not withdrawn as of the Expiration Date multiplied by (y) the Exchange Ratio.

          (B) The total cash consideration payable in the Offer shall equal (x) the total number of Shares validly tendered and not withdrawn as of the Expiration Date multiplied by (y) $7.05.

     (f) Parent shall issue or provide to Acquisition all of the shares of Parent Common Stock necessary in connection with the exchange of any Shares to satisfy Acquisition's obligations pursuant to the Offer and the Merger. Parent shall provide or cause to be provided to Acquisition all of the funds necessary in connection with the purchase of any Shares to satisfy Acquisition's obligations pursuant to the Offer and the Merger.

     (g) Each Share validly tendered for exchange that is subject to repurchase by the Company, or that is otherwise subject to a risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, issued and outstanding immediately prior to the Acceptance Date (each a "RESTRICTED COMPANY SHARE") shall be exchanged as set forth in this Article 1, with any shares of Parent Common Stock and cash consideration becoming subject to forfeiture to, or repurchase by, Parent on the same terms as governed such Restricted Company Shares prior to the Offer ("RESTRICTED PARENT SHARES"). Cash and certificates representing the Restricted Parent Shares shall be held by Parent until such shares and cash are no longer subject to repurchase or forfeiture. Cash dividends on Restricted Parent Shares will be distributed to the holder of such Restricted Parent Shares on whose behalf the Restricted Parent Shares are being held by Parent. Any shares of Parent Common Stock or other equity securities issued or distributed by Parent, including shares issued upon a stock dividend or split, in respect of Restricted Parent Shares (which remain restricted at the time of such distribution) will be subject to the same restrictions and other terms as the Restricted Parent Share with respect to which the distribution is made. Each holder of Restricted Parent Shares will have voting rights with respect to Restricted Parent Shares (and other voting securities) held by Parent on its behalf.

     SECTION 1.2.  Company Actions.

     (a) The Company hereby approves of and consents to the Offer and represents that its Board of Directors, at a meeting duly called and held, has (i) unanimously adopted resolutions approving and declaring advisable this Agreement (including all terms and conditions set forth herein) and the transactions contemplated hereby, including the Offer and the Merger and all of the transactions contemplated thereby, determining that the Merger is advisable and that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders, (ii) unanimously resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to Acquisition and adopt this Agreement and the Merger; provided, that such recommendation may be withdrawn, modified or amended by the Company's Board of Directors, subject to the terms and conditions hereof and (iii) taken all action necessary so that the Company's Preferred Stock Rights Agreement, dated as of October 22, 2001, between the Company and Computershare Trust Company, Inc. as rights agent, as amended (as so amended, the "RIGHTS PLAN"), is and, through the Effective Time, will be inapplicable to Parent and Acquisition, this Agreement, the Merger and the transactions contemplated hereby, and will have taken all such necessary action in connection with the Offer within one business day of the Amendment Execution Date. The Company represents that
Section 203 of the Delaware General Corporation Law (the "DGCL") is inapplicable to the Offer, the Merger and transactions contemplated hereby. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of its Board of Directors described in clauses (i) and (ii) of this Section 1.2(a).

     (b) Concurrently with the commencement of the Offer or as promptly thereafter as practicable, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the "SCHEDULE 14D-9"), which shall contain the recommendation referred to in clause
(ii) of Section 1.2(a) hereof unless such recommendation has been withdrawn, or as such recommendation has been modified or amended, in each case in accordance with the provisions of this Agreement. Parent and Acquisition shall provide the Company all information reasonably requested by the Company for inclusion in the
Schedule 14D-9 and any exhibits or annexes thereto. The Schedule 14D-9 shall comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Acquisition for inclusion in the Schedule 14D-9. The Company further shall take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws, and shall mail such Schedule 14D-9 to the stockholders of the Company promptly after commencement of the Offer, together with the initial mailing of the Offer to Purchase. Each of the Company, on the one hand, and Parent and the Acquisition, on the other hand, shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect and the Company further shall take all steps necessary to cause the
Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. The Company shall provide Parent, Acquisition and their counsel a reasonable opportunity to review and comment upon the Schedule 14D-9 and any correction or amendment thereto prior to the filing thereof with the SEC. In addition, the Company shall provide Parent, Acquisition and their counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments and with copies of any written responses and telephonic notification of any verbal responses by the Company or its counsel.

     (c) In connection with the Offer, the Company shall promptly furnish or cause to be furnished to Parent or Acquisition mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date, and shall promptly furnish Parent or Acquisition with such additional information, including updated lists of stockholders, mailing labels and security position listings, and such other information and assistance as Parent or Acquisition or its agents may reasonably request in communicating the Offer to the stockholders of the Company. Except for such steps as are necessary to disseminate the Offer Documents and subject to the requirements of Applicable Law, Parent shall, and shall cause Acquisition and each of Acquisition's and Parent's respective affiliates, associates, employees, agents and advisors to, hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, shall use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, shall upon request of the Company deliver or cause to be delivered to the Company all copies of such information then in its possession or control or the possession or control of its agents or representatives.

     SECTION 1.3. Directors. Effective upon the Acceptance Date of Shares pursuant to the Offer, and from time to time thereafter as Shares are acquired by Acquisition, Parent or their respective affiliates, Acquisition shall be entitled to designate upon written notice to the Company for appointment or election such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Parent or Acquisition, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to that number of directors which equals the product of (i) the total number of directors on the Board of Directors of the Company (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) and
(ii) the percentage that the aggregate number of Shares beneficially owned by Parent, Acquisition or any of their respective affiliates (including for purposes of this Section 1.3 such Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by the Company or any of its Subsidiaries) bears to the total number of Shares then issued and outstanding. At such times, if requested by Parent or Acquisition, and subject to Applicable Law and the rules of the Nasdaq National Market, the Company will use its best efforts to cause each committee of the Board of Directors of the Company and the Board of Directors of each Subsidiary of the Company to include persons designated by Parent or Acquisition constituting the same percentage of each such committee and the Board of Directors of each subsidiary of the Company as Parent's or Acquisition's designees are of the Board of Directors of the Company. The Company shall, upon request by Parent or Acquisition, promptly increase the size of the Board of Directors of the Company and/or exercise its best efforts to secure the resignations of such number of Directors as is necessary to enable Parent's or Acquisition's designees to be elected to the Board of Directors of the Company in accordance with the terms of this Section 1.3 and subject to Applicable Law, shall cause Acquisition's designees to be so elected; provided, however, that if Parent's or Acquisition's designees are appointed or elected to the Board of Directors of the Company, until the Effective Time, the Board of Directors of the Company shall have at least two (2) directors who are directors on the Amendment Execution Date and who are neither officers of the Company nor designees, affiliates or associates (within the meaning of the federal securities laws) of Parent or the Acquisition prior to the Amendment Execution Date (one or more of such directors, the "INDEPENDENT DIRECTORS"); provided, further, that if less than two (2) Independent Directors remain, the remaining Independent Directors (if any) or if no Independent Directors remain, the other directors shall designate persons to fill the vacancies who shall not be either officers of the Company or designees, stockholders, affiliates or associates of Parent, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to Applicable Law, the Company shall promptly take all action necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 mailed to stockholders of the Company promptly after the commencement of the Offer (or an amendment thereof or an information statement pursuant to Rule 14f-1 if Parent or Acquisition has not theretofore designated directors) such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3. Parent and Acquisition will supply the Company and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. Notwithstanding anything in this Agreement to the contrary, during the period after the election or appointment of directors designated by Parent or Acquisition pursuant to this Section 1.3 but prior to the Effective Time, the Board of Directors of the Company shall, to the fullest extent permitted by Applicable Law, delegate to a committee of the Board of Directors of the Company comprised solely of the Independent Directors (the "COMMITTEE"), the sole responsibility for (i) the amendment or termination of this Agreement (in either case in accordance with this Agreement) on behalf of the Company, (ii) the waiver of any of the Company's rights or remedies hereunder, (iii) the extension of the time for performance of Parent's or Acquisition's obligations hereunder, or (iv) the assertion or enforcement of the Company's rights under this Agreement.

     SECTION 1.4. The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Acquisition shall be merged with and into the Company. Following the Merger, the separate corporate existence of Acquisition shall cease and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") until a Second Merger occurs in accordance with Section 4.19.

     SECTION 1.5. Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, a Certificate of Merger substantially in the form of Exhibit A (the "CERTIFICATE OF MERGER") shall be duly executed and acknowledged by the Company and thereafter delivered to the Secretary of State of the State of Delaware for filing pursuant to Section 251 of the DGCL. The Merger shall become effective at such time as a properly executed copy of the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL or such later time as Parent and the Company may agree upon and as set forth in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the "EFFECTIVE TIME").

     SECTION 1.6. Closing of the Merger. The closing of the Merger (the "CLOSING") will take place at a time and on a date (the "CLOSING DATE") to be specified by the parties, which shall be no later than the second business day after satisfaction (or waiver) of the latest to occur of the conditions set forth in Article 5 except for such conditions which may only be satisfied by delivery of documents or certificates at the Closing, at the offices of Gibson, Dunn & Crutcher LLP, One Montgomery Street, San Francisco, California 94104, unless another time, date or place is agreed to in writing by the parties hereto.

     SECTION 1.7. Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.8. Certificate of Incorporation and Bylaws. The Certificate of Incorporation of the Surviving Corporation shall be amended to read the same as the Certificate of Incorporation of Acquisition in effect at the Effective Time, and shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with Applicable Law; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as following: "The name of this corporation is J.D. Edwards & Company." The bylaws of the Surviving Corporation shall be amended as necessary to read the same as the bylaws of Acquisition in effect at the Effective Time until amended in accordance with Applicable Law.

     SECTION 1.9. Directors. The directors of Acquisition at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

     SECTION 1.10. Officers. The officers of Acquisition at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

     SECTION 1.11. Stockholders' Vote on Merger. If a stockholder vote is required by Applicable Law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with Applicable Law as soon as practicable following the acceptance for payment and purchase of Shares by Acquisition pursuant to the Offer for the purpose of considering and taking action upon the Merger and this Agreement:

          (i) in conjunction with Parent, prepare and file with the SEC an Information Statement pursuant to Regulation 14C (the "INFORMATION STATEMENT") in connection with approval of the Merger by written consent of the stockholders and use its reasonable efforts (x) to respond promptly to any comments made by the SEC with respect to the Information Statement, (y) to cause the Information Statement to be mailed to its stockholders and (z) to obtain the necessary approvals of the Merger and this Agreement by its stockholders;

          (ii) Parent shall provide the Company with the information concerning Parent and Acquisition required to be included in the Information Statement. Parent shall vote, or cause to be voted, or shall approve an action by written consent all of the Shares then owned by it, Acquisition or any of Parent's or Acquisition's respective subsidiaries and affiliates (including, without limitation, all shares acquired on the Acceptance Date) in favor of the approval of the Merger and the adoption of this Agreement; and

          (iii) The Company shall provide to Parent and its counsel a reasonable opportunity to review and comment upon the Information Statement prior to the filing thereof with the SEC. In addition, the Company shall provide to Parent and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Information Statement promptly after receipt of such comments and with copies of any written responses and telephonic notification of any verbal responses by the Company or its counsel. No filing of, or amendment or supplement to, or written correspondence to the SEC or its staff with respect to, the Information Statement will be made by the Company without providing Parent its counsel a reasonable opportunity to review and comment thereon.

     SECTION 1.12. Merger Without Meeting of Stockholders. In the event that Parent, Acquisition or any other Subsidiary of Parent, shall acquire at least ninety percent (90%) of the then-outstanding Shares pursuant to the Offer or otherwise, each of the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 (in lieu of Section 251) of the DGCL.

     SECTION 1.13.  Conversion of Shares.

     (a) At the Effective Time, each share of common stock, par value $0.001 per share, of the Company (each a "SHARE" and, collectively, the "SHARES") issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the Company's treasury and (ii) Shares held by Parent or Acquisition) shall, by virtue of the Merger and without any action on the part of Acquisition, the

Company or the holder thereof, be converted into and shall become the right to receive $7.05 in cash (the "PER SHARE CASH AMOUNT") plus a number of fully paid and nonassessable shares of common stock, par value $0.01 per share, of Parent ("PARENT COMMON STOCK") equal the Exchange Ratio (such amount of cash and stock together, the "MERGER CONSIDERATION"). Unless the context otherwise requires, each reference in this Agreement to shares of Parent Common Stock and to the Shares shall include the associated Parent Rights and associated Company Rights, respectively. Notwithstanding the foregoing, if, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or the Shares shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, including, without limitation, the right to receive cash in connection with an acquisition of Parent, then the Per Share Cash Amount and the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

     (b) The "EXCHANGE RATIO" shall be 0.430.

     (c) At the Effective Time, each outstanding share of the common stock, $0.001 par value per share, of Acquisition shall be converted into one share of common stock, $0.001 per share, of the Surviving Corporation.

     (d) At the Effective Time, each Share held in the treasury of the Company and each Share held by Parent or Acquisition immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be canceled, retired and cease to exist, and no shares of Parent Common Stock shall be delivered with respect thereto.

     (e) Each Restricted Company Share issued and outstanding immediately prior to the Effective Time shall be exchanged pursuant to Section 1.13(e) into the Merger Consideration, subject to forfeiture to, or repurchase by, Parent on the same terms and at the same price as governed such Restricted Company Shares prior to the Merger Restricted Parent Shares. The cash and certificates representing the Restricted Parent Shares shall be held by Parent until such shares are no longer subject to repurchase or forfeiture. Cash dividends on Restricted Parent Shares will be distributed to the holder of such Restricted Parent Shares on whose behalf the Restricted Parent Shares are being held by Parent. Any shares of Parent Common Stock or other equity securities issued or distributed by Parent, including shares issued upon a stock dividend or split, in respect of Restricted Parent Shares (which remain restricted at the time of such distribution) will be subject to the same restrictions and other terms as the Restricted Parent Share with respect to which the distribution is made. Each holder of Restricted Parent Shares will have voting rights with respect to Restricted Parent Shares (and other voting securities) held by Parent on its behalf.

     SECTION 1.14.  Exchange of Certificates.

     (a) Promptly following the Effective Time, as required by subsections (b) and (c) below, Parent shall deliver to its transfer agent, or a depository or trust institution of recognized standing selected by Parent and reasonably satisfactory to the Company (the "EXCHANGE AGENT") for the benefit of the holders of Shares for exchange in accordance with this Article 1: (i) certificates representing the appropriate number of shares of Parent Common Stock issuable pursuant to Section 1.13, (ii) cash in an amount equal to the Per Share Cash Amount multiplied by the number of Shares issued and outstanding immediately prior to the Effective Time, and (iii) cash to be paid in lieu of fractional shares of Parent Common Stock (such shares of Parent Common Stock and such cash are hereinafter referred to as the "EXCHANGE FUND"), in exchange for outstanding Shares.

     (b) Parent shall use commercially reasonable efforts to cause the Exchange Agent, promptly after the Effective Time (and in no event later than five (5) business days following the Effective Time), to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (the "CERTIFICATES") and whose Shares were converted into the right to receive shares of Parent Common Stock pursuant to
Section 1.13: (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a check representing the Per Share Cash Amount that such holder has the right to receive pursuant to this Article I, (B) a certificate representing that number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Article I, and, if applicable, (C) a check representing the cash consideration to which such holder may be entitled on account of a fractional share of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Article 1, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.14, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this
Section 1.14.

     (c) No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment shall be paid to any such holder pursuant to Section 1.14(f), until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of Applicable Law, following surrender of any such Certificate there shall be paid (in addition to the Merger Consideration) to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor without interest (i) the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.14(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the number of fractional shares of Parent Common Stock for which such holder received cash in lieu of fractional shares and (ii) at the appropriate payment date the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

     (d) If any Certificate for Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor upon the making of an affidavit of that fact by the holder thereof such shares of Parent Common Stock and cash in lieu of fractional shares, if any, as may be required pursuant to this Agreement; provided, however, that Parent or the Exchange Agent may, in its discretion, require the delivery of a bond or indemnity reasonably satisfactory to Parent and the Exchange Agent.

     (e) The Merger Consideration issued and paid upon the surrender for exchange of Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.14(c) or 1.14(f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1.

     (f) No fractions of a share of Parent Common Stock shall be issued in the Merger, but in lieu thereof each holder of Shares otherwise entitled to a fraction of a share of Parent Common Stock shall upon surrender of his or her Certificate or Certificates be entitled to receive an amount of cash (without interest) determined by multiplying the average closing sale prices for one share of Parent Common Stock as reported on the Nasdaq National Market for the five (5) trading days prior to the Effective Time by the fractional share interest to which such holder would otherwise be entitled (after aggregating all shares owned by such holder). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.

     (g) Any portion of the Exchange Fund that remains undistributed to the stockholders of the Company upon the expiration of twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any stockholders of the Company who have not theretofore complied with this Article 1 shall thereafter look only to Parent for payment of their claim for Merger Consideration, and any applicable dividends or distributions with respect to Parent Common Stock.

     (h) Neither Parent nor the Company shall be liable to any holder of Shares for shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law.

     SECTION 1.15.  Stock Options.

     (a) At the Effective Time, each outstanding option, warrant or other right to purchase Shares (a "COMPANY STOCK OPTION" or collectively, "COMPANY STOCK OPTIONS") issued pursuant to the Company's 1992 Incentive Stock Option Plan, 1992 Nonqualified Stock Option Plan, 1997 Employee Stock Purchase Plan, 1997 Equity Incentive Plan, 1997 Employee Stock Purchase Plan for Non-United States Employees, 2003 J.D. Edwards & Company Equity Incentive Plan, YOUcentric 2000 Equity Compensation Plan or other agreement or arrangement, whether vested or unvested, shall be converted as of the Effective Time into an option, warrant or right, as applicable, to purchase shares of Parent Common Stock in accordance with this Section 1.15. All plans or agreements described above pursuant to which any Company Stock Option has been issued or may be issued other than outstanding warrants or rights are referred to collectively as the "COMPANY PLANS." At the Effective Time, each Company Stock Option to purchase one Share so converted shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable to such Company Stock Option as set forth in the applicable Company Plan and the agreement(s) evidencing the grant thereof immediately prior to the Effective Time, including provisions with respect to vesting, (i) a number of shares of Parent Common Stock equal to the Exchange Ratio and (ii) the Per Share Cash Amount, at the same exercise price as in effect prior to the Effective Time; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under Section 422 through Section 424 of the Code ("INCENTIVE STOCK OPTIONS" or "ISOS"), to the extent permitted by Applicable Law, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined so as to comply with Section 424(a) of the Code and it is the intention of the parties that such options will qualify as incentive stock options following the Effective Time.

     (b) As soon as practicable (but in no event later than thirty (30) days) after the Effective Time, Parent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the applicable Company Plan and that the agreements evidencing the grants of such options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.15 after giving effect to the Merger).

     (c) At or before the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Stock Options assumed in accordance with this Section 1.15. Within ten (10) business days after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Parent Common Stock subject to any Company Stock Options held by all persons with respect to whom registration on Form S-8 is available and shall use all commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

     (d) At or before the Effective Time, the Company shall cause to be effected any necessary amendments to the Company Plans to give effect to the foregoing provisions of this Section 1.15.

     SECTION 1.16. Withholding Rights. Each of the Company, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to this Article 1 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by the Company, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Company, the Surviving Corporation or Parent, as the case may be.

     SECTION 1.17. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, if and to the extent required by the DGCL, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such Shares who have properly exercised appraisal rights with respect thereto (the "DISSENTING COMMON STOCK") in accordance with
Section 262 of the DGCL, shall not be converted into the right to receive the Merger Consideration, and holders of such shares of Dissenting Common Stock shall be entitled to receive payment of the appraised value of such shares of Dissenting Common Stock in accordance with the provisions of Section 262 of the DGCL unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Dissenting Common Stock shall thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisals of shares of Dissenting Common Stock. Notwithstanding anything to the contrary contained in this Section 1.17, if (i) the Merger is rescinded or abandoned or (ii) the stockholders of the Company revoke the authority to effect the Merger, then the right of any stockholder to be paid the fair value of such stockholder's Dissenting Common Stock pursuant to
Section 262 of the DGCL shall cease. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisals or offer to settle or settle any such demands, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands.

                                   ARTICLE 2

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The representations and warranties set forth below have not been changed or updated from the Original Agreement except for changes in Sections 2.3, 2.5,
2.23 and 2.25 to reflect changes in the consideration and form of the transactions contemplated hereby. The Company hereby represents and warrants to each of Parent and Acquisition, subject to the exceptions set forth in the Disclosure Schedule (the "COMPANY DISCLOSURE SCHEDULE") delivered by the Company simultaneously with the execution hereof (which Company Disclosure Schedule shall specifically identify the specific Section or subsection, as applicable, to which each such exception relates), that:

     SECTION 2.1.  Organization and Qualification; Subsidiaries; Investments.

     (a) Section 2.1(a) of the Company Disclosure Schedule sets forth a true and complete list of each person in which the Company owns, directly or indirectly, 50% or more of the voting interests or of which the Company otherwise has the right to direct the management (each, a "SUBSIDIARY") together with the jurisdiction of incorporation or organization of each Subsidiary and the percentage of each Subsidiary's outstanding capital stock or other equity interests owned directly or indirectly by the Company. All of the outstanding capital stock or other ownership interests of each Subsidiary is owned by the Company, directly or indirectly, free and clear of any Lien or any other limitation or restriction. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted except where any failure of any Subsidiary to be so organized, existing and in good standing could be cured by a ministerial filing or payment of a fee or tax. The Company has made available to Parent and Acquisition accurate and complete copies of the Certificate of Incorporation and bylaws or comparable other governing documents, each as in full force and effect on the date hereof, of the Company and each of its Significant Subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X of the SEC). Other than as specified in Section 2.1(a) of the Company Disclosure Schedule, the Company has no operating Subsidiaries other than those incorporated in a state of the United States.

     (b) Each of the Company and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     (c) Section 2.1(c) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each equity investment (including obligations that are convertible into equity securities) made by the Company or any Subsidiary in any person (including the percentage ownership as of the most recent practicable date for which the Company or such Subsidiary has capitalization information for such entity and any management rights granted to the Company or any such Subsidiary) other than the Subsidiaries ("OTHER INTERESTS"). The Other Interests are owned directly or indirectly by the Company free and clear of all Liens.

     SECTION 2.2.  Capitalization of the Company and its Subsidiaries.

     (a) The authorized capital stock of the Company consists of (i) Three Hundred Million (300,000,000) Shares, of which, as of May 28, 2003, One Hundred Twenty-Two Million Four Hundred Twenty-Six Thousand Six Hundred Sixty-Four (122,426,664) Shares were issued and outstanding; and (ii) Five Million (5,000,000) shares of preferred stock, par value $0.001 per share ("COMPANY PREFERRED STOCK"), none of which are outstanding as of the date hereof. All of the outstanding Shares have been validly issued and are fully paid, nonassessable and free of preemptive rights. As of May 28, 2003, an aggregate of Thirty-One Million Nine Hundred Sixty-Six Thousand Two Hundred Sixty-Nine (31,966,269) Shares were reserved for issuance of which Twenty-Two Million Forty-Five Thousand Three Hundred and One (22,045,301) Shares were issuable upon or otherwise deliverable in connection with the exercise of outstanding Company Stock Options issued pursuant to the Company Plans. Between May 28, 2003 and the date hereof, no shares of the Company's capital stock have been issued other than pursuant to the exercise of Company Stock Options already in existence on such first date, and between May 28, 2003 and the date hereof, no stock options have been granted. Except as set forth above and for the stockholder rights Company Rights issued pursuant to that certain Preferred Stock Rights Agreement, dated as of October 22, 2001, as amended, between the Company and Computershare Trust Company, Inc., as Rights Agent (the "COMPANY RIGHTS AGREEMENT"), as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or any Subsidiary convertible into or exchangeable or exercisable for, shares of capital stock or other voting securities of the Company or any Subsidiary, (iii) no options, warrants or other rights to acquire from the Company or any Subsidiary, and no obligations of the Company or any Subsidiary to issue any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or other voting securities of the Company or any Subsidiary, and (iv) no equity equivalent interests in the ownership or earnings of the Company or any Subsidiary or other similar rights. All of the outstanding Shares and Company Stock Options (collectively "COMPANY SECURITIES") were issued in compliance with the Securities Act of 1933, as amended in the Securities Act, and applicable state securities laws. As of the date hereof, except with respect to the Restricted Company Shares, there are no outstanding rights or obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding shares of its capital stock or other ownership interests. Other than the Company Voting Agreements, there are no stockholder agreements, voting trusts or other arrangements or understandings to which the

Company, the Company Board or any Subsidiary is a party, and to the Company's knowledge, there are no other agreements, voting trusts or other arrangements or understandings, relating to the voting or registration of any shares of capital stock or other voting securities of the Company or any Subsidiary. Other than treasury stock as described in the Financial Statements, no Shares, Company Preferred Stock or Company Stock Options are owned by the Company or any Subsidiary. The Company has provided to Parent a true and complete list of all holders of outstanding Restricted Company Shares or Company Stock Options, the exercise or vesting schedule, the exercise price per share, and the term of each Restricted Company Share or Company Stock Option, as applicable and in the case of Company Stock Options, whether such option is a nonqualified stock option or incentive stock option, and any restrictions on the Company's right to repurchase of the Shares underlying the options, and whether or not, to the Company's knowledge, an election under Section 83(b) of the Code is in effect with respect to such Shares that are Restricted Company Shares, in each case as of the date hereof. None of the terms of the Company Stock Options or Restricted Company Shares provides for accelerated vesting as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Other than as disclosed in the Company's SEC Reports filed on or before the date hereof, since the Company's initial public offering, the Company has not granted Company Stock Options to employees or consultants under any Company Plan at an exercise price of less than the fair market value per Share at the time of grant as determined in good faith by the Company Board.

     (b) The Company Rights and the Shares constitute the only classes of equity securities of the Company or its Subsidiaries registered or required to be registered under the Exchange Act.

     SECTION 2.3.  Authority Relative to this Agreement; Recommendation.

     (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, and, subject to obtaining the approval of holders of a majority of the Shares of the Company's common stock prior to consummation of the Merger in accordance with Section 251 of the DGCL, if so required, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of the Company (the "COMPANY BOARD"), and, except for obtaining the approval of its stockholders as contemplated by Section
1.11 hereof, if required by the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition, constitutes the valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

     (b) Without limiting the generality of the foregoing, the Company Board has unanimously (i) determined that the Merger is advisable and that the terms of the Offer and the Merger and fair to, and in the best interests of the Company and the Company's stockholders and (ii) approved this Agreement, the Offer and the Merger and the other transactions contemplated hereby, (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to Acquisition and approve and adopt this Agreement, the Merger and the other transactions contemplated hereby, and (iv) has not withdrawn or modified such approval or resolution to recommend (except as otherwise permitted in this Agreement).

     SECTION 2.4. SEC Reports; Financial Statements; Sarbanes-Oxley Act Compliance.

     (a) The Company has filed all required forms, reports and documents ("COMPANY SEC REPORTS") with the SEC since October 31, 1999, each of which complied at the time of filing in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each Applicable Law as in effect on the dates such forms, reports and documents were filed. None of such Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded or amended by a Company SEC Report filed subsequently and prior to the date hereof. The consolidated financial statements of the Company included in the Company SEC Reports (the "FINANCIAL STATEMENTS") fairly presented in all material respects, in conformity with United States generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto and except that unaudited statements do not contain footnotes in substance or form required to the extent permitted by Form 10-Q of the Exchange Act), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended, except that the unaudited interim financial statements of the Company contained in the Company's Quarterly Report on Form 10-Q for the quarter ended January 31, 2003 were subject to normal adjustments that are not expected to be material in amount.

     (b) The Company has heretofore made, and hereafter will make, available to Acquisition or Parent a complete and correct copy of any amendments or modifications that are required to be filed with or submitted to the SEC but have not yet been filed with or submitted to the SEC to agreements, documents or other instruments that previously had been filed with or submitted to the SEC by the Company pursuant to the Exchange Act.

     (c) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by the Company's chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 (the "SARBANES-OXLEY ACT"), and at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

     (d) Since October 31, 1999, neither the Company nor any Subsidiary nor, to the Company's knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any Subsidiary has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing the Company or any Subsidiary, whether or not employed by the Company or any Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

     (e) To the knowledge of the Company, no employee of the Company or any Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Law. Neither the Company nor any Subsidiary nor any officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

     SECTION 2.5. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) Offer Documents; (ii) the S-4 will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) the Information Statement relating to the written consent of the Company's stockholders approving the Merger, if required, will, at the date mailed to stockholders of the Company and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. The Schedule 14D-9 and the Information Statement will comply, as of its mailing date, as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by Parent or Acquisition which is contained in or omitted from any of the foregoing documents or which is incorporated by reference therein.

     SECTION 2.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under applicable requirements of the Securities Act, the Exchange Act, state securities or blue sky laws, the rules and regulations of the Nasdaq National Market, and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), any filings under similar competition or merger notification laws or regulations of foreign Governmental Entities, and the filing and recordation of the Certificate of Merger as required by the DGCL, no material filing with or notice to and no material permit, authorization, consent or approval of any United States (federal, state or local) or foreign court or tribunal, or administrative, governmental or regulatory body, agency or authority (each a "GOVERNMENTAL ENTITY") is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in a breach of any provision of the respective Certificate of Incorporation or bylaws (or similar governing documents) of the Company or any Subsidiary, (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any Material Contract or (iii) violate any material order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any Subsidiary or any of their respective properties or assets.

     SECTION 2.7. No Default. Neither the Company nor any Subsidiary is in (i) breach, default or violation (and no event has occurred that with notice or the lapse of time, or both, would constitute a breach, default or violation) of any term, condition or provision of its Certificate of Incorporation or bylaws (or similar governing documents), (ii) breach, default or violation (and no event has occurred that with notice or the lapse of time, or both, would constitute a breach, default or violation) of any material term, condition or provision of
(A) any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any Subsidiary is now a party or by which it or any of its properties or assets may be bound or (B) any material order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any Subsidiary or any of its properties or assets.

     SECTION 2.8. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent disclosed in the Company SEC Reports filed on or before the date hereof or as reflected on the consolidated balance sheet of the Company for the quarter ended April 30, 2003), a true and correct copy of which has been provided to Parent, other than liabilities or obligations to suppliers, vendors, employees and landlords incurred in the ordinary and usual course of such business consistent with past practices, neither the Company nor any Subsidiary has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by United States generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company (including the notes thereto). Except for the negotiation and execution of this Agreement, between April 30, 2003 and the date hereof, the Company and each Subsidiary have conducted their respective businesses in all material respects only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses consistent with past practices, and there has not been any:

          (a) Material Adverse Effect on the Company;

          (b) damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Company or any Subsidiary and having a value at the time of the incident of Two Million Dollars ($2,000,000) or more, whether or not covered by insurance;

          (c) declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any Subsidiary, repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary except for repurchases from individuals following their termination of service required by the terms of their pre-existing stock option or purchase agreements;

          (d) other than amendment of the Company Rights Plan pursuant to Sections 2.25 and 4.16 hereof, amendment of any term of any outstanding security of the Company or any Subsidiary;

          (e) incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business and in amounts not in excess of One Million Dollars ($1,000,000);

          (f) creation or assumption by the Company or any Subsidiary of any Lien on any asset or property with a value of One Million Dollars ($1,000,000) or more;

          (g) loan, advance or capital contribution made by the Company or any Subsidiary to, or investment in, any person other than (i) loans or advances to employees in connection with business-related travel, in each case made in the ordinary course of business consistent with past practices, (ii) loans, advances or capital contributions or investments by the Company to or in any wholly-owned Subsidiary, by any wholly-owned Subsidiary in the Company or, by any wholly-owned Subsidiary in any other wholly-owned Subsidiary, and (iii) the Other Interests;

          (h) transaction or binding commitment made, or any Contract entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets or property) or any relinquishment by the Company or any Subsidiary of any Contract or other right, in either case, having a stated contract amount or otherwise potentially involving Company or Subsidiary obligations or entitlements with a value of One Million Dollars ($1,000,000) or more (other than Contracts with customers and suppliers entered into in the ordinary course of business, consistent with past practices);

          (i) labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary, or any lockouts, strikes, work stoppages or, to the knowledge of the Company, any threats thereof or any slowdowns or threats thereof by or with respect to such employees;

          (j) exclusive license, distribution, marketing or sales agreement entered into or any agreement to enter into any exclusive license, distribution, marketing or sales agreement;

          (k) commitment to any person to (i) develop software without charge or
     (ii) incorporate any software into any of the Company's products;

          (l) change by the Company in any of its accounting principles, practices or methods; or

          (m) increase in the compensation payable or that could become payable by the Company or any Subsidiary to (i) officers of the Company or any Subsidiary or (ii) any employee of the Company or any Subsidiary whose annual cash compensation is One Hundred Thousand Dollars ($100,000) or more.

     SECTION 2.9. Litigation. Except as disclosed in the Company SEC Reports filed on or before the date hereof, there are no suits, actions, proceedings, investigations or material claims pending or, to the knowledge of the Company, any credible threat thereof against the Company, its Subsidiaries or any of their respective properties or assets before any Governmental Entity. Except as disclosed in the Company SEC Reports filed on or before the date hereof, neither the Company nor any Subsidiary is subject to any outstanding order, writ, injunction or decree of any Governmental Entity that reasonably could be expected to result in any loss, expense, charge, assessment, levy, fine or other liability being imposed upon or incurred by the Company or such Subsidiary exceeding One Million Dollars ($1,000,000) or that reasonably could be expected to prevent the consummation of the transactions contemplated hereby.

     SECTION 2.10. Compliance with Applicable Law. Except as disclosed in the Company SEC Reports, each of the Company and Subsidiaries holds all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (collectively, the "COMPANY PERMITS"). Except as disclosed in the Company SEC Reports filed on or before the date hereof, each of the Company and Subsidiaries has materially complied, and is in material compliance with, the terms of the Company Permits. Except as disclosed in the Company SEC Reports filed on or before the date hereof, the businesses of the Company and each Subsidiary have been and are being conducted in material compliance with all material Applicable Laws. Except as disclosed in the Company SEC Reports filed on or before the date hereof, no investigation or review by any Governmental Entity with respect to the Company or any Subsidiary is pending or, to the knowledge of the Company, threatened.

     SECTION 2.11.  Employee Benefits.

     (a) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

          (i) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended;

          (ii) "ERISA AFFILIATE" means any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or
     (o) of the Code and the regulations thereunder;

          (iii) "COMPANY EMPLOYEE PLAN" refers to any material plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, stock option, stock purchase, stock bonus, performance awards, membership interest or membership interest-related awards, retirement, health, life, disability insurance, dependent care, retirement, medical, fringe benefits or other employee benefits or remuneration of any kind, funded or unfunded, written or unwritten, including without limitation each "employee benefit plan," within the meaning of Section 3(3) of ERISA that is or has within the last three (3) years been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee and pursuant to which the Company or any ERISA Affiliate has or may have any material liability whether contingent or otherwise;

          (iv) "EMPLOYEE" means any current or former employee, director, or officer of the Company or any Subsidiary;

          (v) "EMPLOYEE AGREEMENT" refers to each management, employment (other than offer letters that do not alter "at will" employment relationships and do not create any other binding obligation on the Company other than setting initial compensation and rights to participate in standard benefits), severance, or consulting agreement or contract as to which obligations of the Company either currently or in the future are greater or could reasonably be expected to be greater than Fifty Thousand Dollars ($50,000) and each relocation, repatriation, expatriation, visa, work permit or similar agreement or contract between the Company or any Subsidiary and any Employee or consultant, as to which obligations of the Company either currently or in the future are greater or could reasonably be expected to be greater than Ten Thousand Dollars ($10,000);

          (vi) "IRS" means the Internal Revenue Service;

          (vii) "MULTIEMPLOYER PLAN" means any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

          (viii) "MULTIPLE EMPLOYER PLAN" means any "Pension Plan" (as defined below) which is a "multiple employer plan," as defined in Section 4063 or 4064 of ERISA;

          (ix) "PENSION PLAN" refers to each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA; and

          (x) "WELFARE PLAN" refers to each Company Employee Plan which is a welfare plan as defined in ERISA Section 3(1).

     (b) Company Employee Plans and Employee Agreements. Section 2.11(b) of the Company Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement other than Employee Agreements with Employees located in foreign countries that (A) are customary or required by local law and (B) contain only customary and/or legally required terms. The Company has never orally or in writing represented, promised or contracted to any Employee to maintain or sponsor any Company Employee Plan other than those listed in Section 2.11(b) of the Company Disclosure Schedule. The Company has also made available to Parent complete and correct copies of (i) the most recent plan documents, related trust documents, adoption agreements, summary plan descriptions, and all amendments thereto for each Company Employee Plan; (ii) the most recent annual reports on Form 5500 filed with the IRS with respect to each Company Employee Plan where such report is required; (iii) each group annuity contract, insurance policy, service agreement, and other material agreement or policy related to any Company Employee Plan; (iv) the most recent annual nondiscrimination test reports for each Company Employee Plan; (v) the most recent actuarial and audit reports for each Pension Plan; (vi) all IRS determination letters and rulings received by the Company and, for the last three years, copies of all correspondence to or from the IRS, Pension Benefit Guaranty Corporation or the Department of Labor ("DOL") with respect to any proceeding involving any Company Employee Plan; (vii) all material communications to any Employee relating to any Company Employee Plan, or in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any Liability to the Company; and (viii) the most recent registration statement and prospectus prepared in connection with each Company Employee Plan.

     (c) Employee Plan Compliance. (i) Each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and all Applicable Laws, including without limitation ERISA and the Code; (ii) no "prohibited transaction," within the meaning of Section 4975 of the Code or
Section 406 of ERISA, has occurred with respect to any Company Employee Plan that could subject the Company, any Subsidiary or any Employee to any material liability; (iii) no Employee of the Company has committed a material breach of any responsibility or obligation imposed upon fiduciaries by Title I of ERISA with respect to any Company Employee Plan; (iv) there are no Proceedings pending, or, to the Company's knowledge, threatened or reasonably anticipated (other than routine claims for benefits) with respect to any Company Employee Plan or with respect to the assets of any Company Employee Plan which could reasonably be expected to result in a material liability to the Company or any Company Employee Plan; (v) other than the Company Plans (including outstanding Company Stock Options thereunder) or the Company's Management Change in Control Plan, each Company Employee Plan can be amended, terminated or otherwise discontinued in accordance with its terms, without material Liability to the Company, Parent or any of their respective ERISA Affiliates (other than as required by Applicable Law, amounts for accrued benefits and administration or contract expenses incurred in a termination event); (vi) there are no inquiries, investigations, audits or Proceedings pending or, to the Company's knowledge, threatened by the IRS or DOL with respect to any Company Employee Plan or any related trust; (vii) neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Sections 4975 through 4980B of the Code; (viii) each Pension Plan that is intended to be qualified under Section 401(a) of the Code is and has received a favorable determination, notification, advisory and/or opinion letter with respect to such status from the IRS or has time remaining to apply under applicable Treasury Regulation or IRS pronouncement for a determination, notification, advisory and/or opinion letter and to make any necessary amendments, and to the Company's knowledge, no event has occurred and no condition or circumstance has existed or exists which may reasonably be expected to result in the disqualification of such Pension Plan; (ix) there is no violation of any reporting or disclosure requirements imposed by ERISA or the Code with respect to any Company

Employee Plan that could result in a material Liability to the Company; (x) all contributions required to be made to any Company Employee Plan pursuant to
Section 412 of the Code (without regard to any waivers of such requirements) or the terms of the Employee Plan, have been made on or before their due dates (including any contractual or statutory grace periods); (xi) neither Company nor any ERISA Affiliate is, nor could any of them reasonably expect to be, subject to (A) a security interest pursuant to Section 412(f) of the Code or (B) a lien pursuant to Section 412(n) of the Code or Section 4068 or 302(f) of ERISA; (xii) no event has occurred and there exists no condition or set of circumstances which could reasonably be anticipated to result in any material Liability to the Parent, the Company or its ERISA Affiliates with respect to any Company Employee Plan except to provide benefits in accordance with the terms of each such Company Employee Plan; and (xiii) with respect to each Company Employee Plan, all payments due from the Company or an ERISA Affiliate to date have been made and all amounts properly accrued to date as liabilities of the Company which have not been paid have been properly recorded on the books of the Company and are reflected in the Financial Statements.

     (d) Pension Plans. At no time has the Company or its ERISA Affiliates maintained a Pension Plan subject to Code Section 412 or ERISA Section 302.

     (e) Multiemployer and Multiple Employer Plans. At no time has the Company or its ERISA Affiliates (which for this purpose includes any entity that has been an ERISA Affiliate of the Company) within the last seven (7) years contributed to or been required to contribute to any Multiemployer Plan or Multiple Employer Plan.

     (f) Post-Employment Obligations. No Company Employee Plan provides, or has any Liability to provide, life insurance, medical or other employee welfare benefits to any Employee upon his or her retirement or termination of employment for any reason, except (i) as may be required by statute, (ii) for benefits the full cost of which are borne by Employees of the Company (or such Employees' beneficiaries or dependents), (iii) for death or disability benefits under any Pension Plan, or (iv) for life insurance benefits for any Employee who dies while in service with the Company.

     (g) Welfare Plans. With respect to any Welfare Plans maintained by the Company or its ERISA Affiliates, the Company and its ERISA Affiliates have complied in all material respects with the provisions of Sections 4980B, 9801 and 9802 of the Code.

     (h) Plan Expenses and Amendment. Since the beginning of the current plan year of any Company Employee Plan, no event has occurred and no condition or circumstance has existed that could result in a material increase in the benefits under such Company Employee Plan maintained by Company or any Subsidiary from the level of benefits for the most recently completed plan year of such Company Employee Plan. No insurance policy nor any other contract or agreement affecting any Company Employee Plan requires or permits a retroactive increase in premiums or payments due thereunder (other than any claims for benefits under any self-funded Company Employee Plan). All amendments and actions required to bring each of the Company Employee Plans into conformity with all of the applicable provisions of ERISA and other Applicable Law have been made or taken except to the extent that such amendments or actions are not required by Applicable Law to be made or taken until a date after the Closing Date and are disclosed on Section 2.11(h) of the Company Disclosure Schedule or will be provided to Parent within fourteen (14) days of the date hereof.

     (i) Effect of Transaction.

          (i) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any officer or employee of the Company.

          (ii) No payment or benefit which will or may be made by the Company or Parent or any of their respective affiliates with respect to any Employee will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

     (j) Foreign Plans. Any Company Employee Plan which is subject to any laws, regulations, or jurisdiction outside the United States is in material compliance with the requirements of such laws.

     (k) Leased Employees and Independent Contractors. No "leased employee," as that term is defined in Section 414(n) of the Code, or any other person who is not classified as a common law employee of the Company is eligible to participate in, nor does such person participate in, any Company Employee Plan, and, to the Company's knowledge, no retroactive participation in any Company Employee Plan would result due to reclassification of such an individual as a common law employee of the Company or an ERISA Affiliate. The exclusion of any such individual from any Company Employee Plan would not reasonably be expected to cause any Company Employee Plan which is intended to be qualified under Code
Section 401(a) to lose such qualification, nor, to the Company's knowledge, does the exclusion of any such individual violate the terms of any Company Employee Plan.

     (l) Change of Control Plan. The Company has executed the amendment to the J.D. Edwards & Company Management Change In Control Plan (the "CHANGE IN CONTROL PLAN") attached as Section 2.11(l) of the Company Disclosure Schedule and such amendment was duly and validly authorized and immediately prior to the Effective Time will be in full force and effect.

     SECTION 2.12.  Labor and Employment Matters.

     (a) No collective bargaining agreement exists that is binding on the Company or any Subsidiary. Neither the Company nor any Subsidiary has received notice that any petition has been filed or proceeding instituted by an employee or group of employees of the Company or any Subsidiary with the National Labor Relations Board seeking recognition of a bargaining representative, and no such petition or proceeding is pending or, to the Company's knowledge, threatened.

     (b) (i) There is no (A) labor strike, dispute or stoppage pending or, to the Company's knowledge, threatened or (B) to the Company's knowledge, slowdown pending or threatened against the Company or any Subsidiary; and

          (ii) Neither the Company nor any Subsidiary has received in the last forty-eight (48) months any written demand letters, civil rights charges, suits or drafts of suits, administrative or other claims made by any of its employees which are or could be material.

     (c) All individuals who are performing consulting or other services for the Company or any Subsidiary are or were correctly classified by the Company as either "independent contractors" or "employees" as the case may be, and, at the Closing Date, will qualify for such classification, except as would not result in material harm to the Company.

     (d) Section 2.12(d) of the Company Disclosure Schedule contains a list of the name of each officer, employee and independent contractor of the Company and each Subsidiary, together with such person's position or function, annual base salary or wages and any incentives or bonus arrangement with respect to such person. The Company has provided to Parent or its counsel all Form 1099s filed with the IRS for the past three (3) years. As of the date hereof, the Company has not received any information that would lead it to believe that any such person will or may cease to be engaged by the Company or applicable Subsidiary for any reason, including because of the consummation of the transactions contemplated by this Agreement.

     (e) The Company and each Subsidiary (and, to the Company's knowledge, each of the Company's and each Subsidiary's material subcontractors) is in compliance with all Applicable Laws governing or relating to employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees.

     (f) The Company and each Subsidiary have in all material respects withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees.

     (g) There are no pending or, to the knowledge of the Company, threatened claims or actions against the Company or any Subsidiary under any worker's compensation policy or long-term disability policy.

     (h) The Company is not liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practices).

     (i) To the Company's knowledge, the Company has not been threatened with any claim for discrimination or harassment, including sexual harassment.

     (j) Section 2.12(j) of the Company Disclosure Schedule sets forth a complete and correct list of all employees holding visas issued by the United States, listing each such employee by name and type of visa. All other employees of the Company and each Subsidiary working in the United States and subject to United States immigration laws are citizens of the United States. To the Company's knowledge, each employee of the Company and each Subsidiary (whether employed within or outside of the United States) possesses all applicable passports, visas or other applicable work authorizations with respect to the location at which they are employed or with respect to which they travel on behalf of the Company or any Subsidiary, and has complied with all applicable immigration and similar laws.

     (k) Neither the Company nor any Subsidiary is bound by any agreement, nor has either taken or omitted to take any action, that restricts its ability to terminate the employment of any of its employees at any time without payment or other liability.

     (l) The Company has furnished or made available to Parent a list and description of all policies and guidelines of the Company and each Subsidiary concerning employment practices, working conditions, hours and other employment matters. The Company and each Subsidiary (and to the knowledge of the Company, each of the Company's and its Subsidiaries' material subcontractors) is in material compliance with all such policies and guidelines.

     SECTION 2.13.  Environmental Laws and Regulations.

     (a) The term "ENVIRONMENTAL LAWS" means any applicable federal, state, local or foreign law, statute, treaty, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, decree or injunction relating to:
(i) Releases (as defined in 42 U.S.C. sec. 9601(22)) or threatened Releases of Hazardous Material into the environment, (ii) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material, (iii) the health or safety of employees in the workplace,
(iv) protecting or restoring natural resources or (v) the environment. The term "HAZARDOUS MATERIAL" means (i) "hazardous substances" (as defined in 42 U.S.C. sec. 9601(14)), including "hazardous waste" as defined in 42 U.S.C. sec. 6903,
(ii) petroleum, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas and any mixtures thereof, (iv) asbestos and/or asbestos containing materials, (v) PCBs or materials containing PCBs, (vi) any material regulated as a medical waste, (vii) lead containing paint, and (viii) radioactive materials, but Hazardous Material does not include office and janitorial supplies properly maintained.

     (b) (i) During the period of ownership or operation by the Company and its Subsidiaries of any of their current or previously owned or leased properties, there have been no Releases of Hazardous Material by the Company or any Subsidiary in, on, under or affecting such properties or any surrounding site which could reasonably be expected to subject the Company to material liability;
(ii) the Company does not have any knowledge of the presence of any Hazardous Material in, on, under, or affecting such properties or any surrounding site which could reasonably be expected to subject the Company to material liability;
(iii) none of the Company or any Subsidiary has disposed of any Hazardous Material in a manner that has led, or reasonably could be expected to lead, to a Release which could reasonably be expected to subject the Company to material liability; (iv) since January 1, 1995, none of the Company or any Subsidiary has received any written notice of, or entered into any order, settlement or decree, or become legally responsible for through agreement, succession, assignment or other means, relating to: (A) any violation of any Environmental Laws by the Company or any Subsidiary or the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any alleged violation of Environmental Laws by the Company or any Subsidiary or (B) the response to or remediation of Hazardous Material at or arising from any of the Company's or any Subsidiary's properties; (v) other than non-compliance or violations that individually or in the aggregate could not reasonably be expected to result in a fine, penalty or other liability in excess of $50,000, the Company and all Subsidiaries are in material compliance with all Environmental Laws and there have been no material violations of any Environmental Laws by the Company or any Subsidiary; (vi) the Company does not have any knowledge of any fact that is reasonably likely to result in material liability to the Company under any Environmental Law or which could reasonably be expected to prevent the Company or any Subsidiary from complying with Environmental Laws; and (vii) other than non-compliance or violations that individually or in the aggregate could not reasonably be expected to result in a fine, penalty or other liability in excess of $50,000, each of the Company and each Subsidiary has obtained and is in material compliance with all approvals, authorizations, certificates, consents, licenses, orders and permits or other similar authorizations of all Governmental Entities, or from any other person, that are required under any Environmental Law applicable to the owned or leased properties of the Company or any Subsidiary.

     SECTION 2.14.  Taxes.

     (a) Definitions.  For purposes of this Agreement:

          (i) the term "TAX" (including "TAXES") means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties and other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; and

          (ii) the term "TAX RETURN" means any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes, including any claims for refunds of Taxes and any amendments or supplements of any of the foregoing.

     (b) (i) The Company and its Subsidiaries have duly and timely filed all Tax Returns required to be filed; and (ii) all Tax Returns that have been filed by the Company and its Subsidiaries are complete and accurate, except to the extent any Taxes pertaining to the inaccuracy of clauses (i) and (ii), in the aggregate, would not be material. None of the Tax Returns filed by the Company or any of its Subsidiaries was required to contain (in order to avoid the imposition of a penalty and determined without regard to disclosure that may be made after the filing of the original Tax Return) a disclosure statement under
Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law). The Company and its Subsidiaries have complied in all material respects with all Applicable Laws relating to intercompany transactions and transfer pricing.

     (c) Except with respect to Taxes that, in the aggregate, would not be material, (i) the Company and its Subsidiaries have timely withheld and paid all Taxes that were required to have been withheld or have become due or payable, respectively, and have adequately provided in accordance with GAAP in the financial statements included in the Company SEC Reports filed on or before the date hereof for all Taxes (whether or not shown on any Tax Return) accrued through the date of such Company SEC Reports; and

(ii) all Taxes of the Company and its Subsidiaries accrued following the end of the most recent period covered by the Company SEC Reports have been incurred in the ordinary course of business of the Company consistent with past practices and have been paid when due in the ordinary course of business consistent with past practices.

     (d) No claim for assessment or collection of Taxes is presently being asserted against the Company or its Subsidiaries, other than claims that, in the aggregate, are not material, and neither the Company nor any of its Subsidiaries is a party to any pending action, proceeding, audit or investigation by any governmental taxing authority, nor does the Company have knowledge of any such threatened action, proceeding, audit or investigation. The Company has no knowledge of any contingent liabilities for Taxes that, in the aggregate, materially exceed the aggregate reserves therefor reflected in the balance sheet included in the Company SEC Reports.

     (e) Neither the Company nor any Subsidiary (nor any predecessor thereof)
(A) is a party to or bound by any closing agreement, offer in compromise or any other agreement with any Tax authority, (B) is a party to a plan or agreement that could give rise to remuneration the deduction for which could be disallowed under Section 162(m) of the Code, or (C) has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. To the knowledge of the Company, each Company Stock Option identified as an incentive stock option in the list provided to Parent pursuant to Section 2.2(a) hereof, and each stock purchase right issued under an employee stock purchase plan (or similar plan) has at all times since the issuance of such Company Stock Option or stock purchase right qualified for taxation under
Section 421 through 423 of the Code. There are no (1) adjustments under Section 481 of the Code or any similar adjustments with respect to the Company or any Subsidiary (or their predecessors) that will be effective for any period ending after the Closing, (2) outstanding waivers or outstanding extensions of the statute of limitations in effect with respect to Taxes for which the Company or any Subsidiary could be held liable, or (3) grants of power of attorney to any person in effect with respect to Taxes for which the Company or any Subsidiary would be liable.

     (f) Except as provided in this Agreement, neither the Company nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of
Section 368(a) of the Code.

     (g) Neither the Company nor any Subsidiary is a party to or bound by any obligation under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement.

     (h) Neither the Company nor any Subsidiary is a "consenting corporation" within the meaning of Section 341(f) of the Code.

     (i) Neither the Company nor any Subsidiary has been a "distributing corporation" or a "controlled corporation" in connection with a distribution intended or purported to be governed by Section 355 of the Code.

     (j) No Subsidiary of the Company that is not a United States person, as defined in the Code, is or at any time has been a passive foreign investment company within the meaning of Section 1297 of the Code, and neither the Company nor any Subsidiary is a stockholder, directly or indirectly, in a passive foreign investment company. No Subsidiary of the Company that is not a United States person as defined in the Code (x) is, or at any time has been, engaged in the conduct of a trade or business within the United States or treated as or considered to be so engaged or (y) has, or at any time has had, an investment in "United States property" within the meaning of Section 956(c) of the Code. Neither the Company nor any Subsidiary is, or at any time has been, impacted by
(A) the dual consolidated loss provisions of the Section 1503(d) of the Code,
(B) the overall foreign loss provisions of Section 904(f) of the Code, or (C) the recharacterization provisions of Section 952(c)(2) of the Code.

     (k) No more than 5% of the outstanding capital stock of the Company constitutes Restricted Company Shares.

     SECTION 2.15.  Intellectual Property.

     (a) Section 2.15(a) of the Company Disclosure Schedule accurately identifies all Company Registered IP and all unregistered trademarks currently used by the Company or any Subsidiary, which unregistered trademarks are used on or in relation to a product or service of Company which accounts individually for more than $500,000 of revenue annually, indicating for each item thereof the beneficial owner thereof and, if different, the record owner thereof, the applicable registration, issuance or other identifying number, the date of registration, issuance or filing, as applicable. In the case of any Company Registered IP in which a person other than the Company or any Subsidiary holds an ownership interest, Section 2.15(a) of the Company Disclosure Schedule identifies such person and accurately describes the extent of such interest. No person has an ownership interest in any copyright of the Company that would entitle them to exploit the copyright without the Company's consent.

     (b) "SHRINKWRAP SOFTWARE" means "off-the-shelf" computer software applications, other than Company Owned IP, that are generally available to all interested purchasers and licensees on standard terms and conditions. Section 2.15(b) of the Company Disclosure Schedule accurately (i) identifies all Company Licensed IP (A) that is incorporated in Company's products provided to customers or provided to customers in connection with products or services of the Company;
(B) is "resold" or sublicensed to customers by the Company; (C) that is used by the Company as a development tool, excluding Shrinkwrap Software, or (D) is material to the Company's business and is not covered under (A), (B) or (C), and is not Shrinkwrap Software; (ii) identifies the license or other agreement or understanding pursuant to which such Company Licensed IP is being licensed to or used by the Company or any Subsidiary (each, a "LICENSE-IN AGREEMENT"); and
(iii) sets forth a complete and accurate list of the amount of any remaining unused prepaid royalty and identifies those License-In Agreements under which royalty or license fee (excluding fees for maintenance and support), may become payable by the Company or such Subsidiary, as applicable, thereunder by reason of the passage of time, use or exploitation of the Intellectual Property licensed thereunder. The rights licensed under each License-In Agreement shall be exercisable by the Surviving Corporation on and after the Closing to the same extent and at the same cost as the Company or such Subsidiary, as applicable, prior to the Closing and no party granting such rights has given formal written notice to the Company or, to the Company's knowledge, threatened that it intends to terminate such License-In Agreement prior to the expiration thereof in accordance with its terms.

     (c) The Company or one of its Subsidiaries has good and valid title to all of the Company Owned IP, including without limitation all Company Registered IP identified in Section 2.15(a) of the Company Disclosure Schedule, free and clear of any Liens, and, to the Company's knowledge, (i) the Company Registered IP is valid and (ii) the Company has the right to enforce the Company Owned IP against third parties. Neither the Company nor any Subsidiary is obligated to make any payment to any person in connection with the manufacture, use, sale, importation, distribution, display, modification or other exploitation of any Company Owned IP or any of the Company's products. The Company or any Subsidiary, as applicable, is free to make, use, modify, copy, distribute, sell, license, import, export and otherwise exploit all Company Owned IP on an exclusive basis subject to any nonexclusive (w) end-user licenses granted to customers; (x) distribution rights granted to resellers or distributors in the ordinary course of business; (y) nondisclosure or confidentiality agreements pursuant to which any person has been granted access to Company Owned IP but not the right to exploit such Company Owned IP; or (z) partner agreements based on the Company's standard form of partner agreement. No current or former employee, officer, director, stockholder, consultant or independent contractor has any valid right, claim or interest in or with respect to any Company IP which would impair or which could give rise to the impairment of the Company's use, distribution, license or other exploitation of the Company IP.

     (d) The Company and each Subsidiary have taken reasonable measures and precautions necessary to protect, preserve and maintain the confidentiality and secrecy of all trade secrets and other confidential information material to the Company's business and otherwise to maintain and protect the value of all Company Owned IP. Neither the Company nor any Subsidiary has disclosed or delivered or permitted to be disclosed or delivered to any person, and no person (other than employees or consultants of the

Company and its Subsidiaries which need such information in the course of their employment) has access to or has any rights with respect to, trade secrets and other confidential information material to the Company's business, the source code or any portion or aspect of the source code material to the Company's business, or any proprietary information or algorithm contained in any source code of any software material to the Company's business that comprises Company Owned IP, other than (i) instances where such trade secrets, confidential information and source code has been disclosed subject to an agreement with any person pursuant to which such person is required to maintain the confidentiality thereof, or (ii) other circumstances in which disclosure was made and the Company promptly acted to mitigate and prevent any further disclosure. Without limiting the generality of the foregoing, the Company has, and since 1993 has had, a policy of requiring each employee of the Company or any Subsidiary, and each independent contractor, who is involved in, or who contributes to, the creation or development of any of the Company's products or Company Owned IP to execute and deliver an agreement, substantially similar to the forms of agreement delivered by the Company to Parent, assigning to the Company full right, title and interest in and to what they create or develop in the scope of their employment or assignment, as applicable. The Company substantially complies, and during the time period referenced above has substantially complied, with such policy. No event has occurred, and no circumstance or condition exists, that with or without notice or lapse of time will, or could reasonably be expected to, result in the disclosure or delivery to any person of source code, or any portion or aspect of source code, currently maintained in escrow.

     (e) (i) None of the Company Owned IP or any of the Company's products or services or the Intellectual Property used by the Company in its operations which is not Company Licensed IP or Shrinkwrap Software, infringe, misappropriate, violate, dilute or constitute the unauthorized use of any Intellectual Property of any third party and neither the Company nor any Subsidiary has received (A) any notice or claim either oral or written in the past three (3) years asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, or (B) any written notice or claim since the time of the Company's initial public offering asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred that would be material to the business and operations of the Company. No Proceeding is pending or, to the Company's knowledge, threatened, nor is there any pending claim or demand which challenges the ownership, legality, validity, enforceability, use, exploitation or modification by the Company or any Subsidiary of such Company Owned IP. No Company Owned IP is subject to any outstanding order, judgment, decree, or stipulation restricting the use thereof by the Company or any Subsidiary or, in the case of any Intellectual Property licensed to others, restricting the sale, transfer, assignment or licensing thereof by the Company or such Subsidiary to any person.

          (ii) To the Company's knowledge, the Company Licensed IP does not infringe, misappropriate, violate, dilute or constitute the unauthorized use of any Intellectual Property of any third party.

          (iii) The Company has the right to grant the licenses it grants in the course of its business.

          (iv) To the knowledge of the Company, the Company has the right to conduct its business as it is currently conducted.

     (f) All Company Registered IP is (i) to the Company's knowledge, valid, enforceable to the full extent permitted by the jurisdiction in which it is registered and in full force and effect, and (ii) all maintenance, annuity and other fees due in respect of such Company Registered IP have been fully paid and all filings applicable thereto have been properly made except with respect to Company Registered IP that the Company has made a reasonable business judgment not to pursue protection or not to maintain. No trademark included in the Company Registered IP is now involved in any opposition or cancellation proceeding and no trademark that is currently used by the Company has been involved in any opposition or cancellation proceeding. No patent or patent application included in the Company Registered IP is now involved in any interference, reissue or reexamination proceeding.

     (g) To the knowledge of the Company, no person is infringing or misappropriating any Company Owned IP in any material respect or making any unlawful use of any products of the Company in any material respect. Neither the Company nor any Subsidiary has initiated and is maintaining before a court or in an arbitration proceeding claims or causes of action against other persons for infringement by such persons of Company Owned IP (including claims for past infringement of Intellectual Property). Neither the Company nor any Subsidiary has, during the twelve (12) month period prior to the date hereof, threatened in a writing sent by the Company's legal department or outside counsel to initiate such proceeding.

     (h) No Company Owned IP and, to the Company's knowledge, no Company Licensed IP, incorporated into or used in conjunction with any product, system, program or software module that is or was used in or material to (or that relates to) the assets of the Company or any Subsidiary contains any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

     (i) None of the software products of the Company or any Subsidiary is, in whole or in part, subject to the provisions of any open source or other source code license agreement that (i) requires the distribution of source code in connection with the distribution of the licensed software in object code form;
(ii) prohibits or limits the Company or any Subsidiary from charging a fee or receiving consideration in connection with sublicensing or distributing such licensed software (whether in source code or object code form); or (iii) allows a customer or requires that a customer have the right to decompile, disassemble or otherwise reverse engineer the software by its terms and not by operation of law.

     SECTION 2.16. Insurance. Each of the insurance policies maintained by the Company and each Subsidiary (the "INSURANCE POLICIES") is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full, or if not yet due and payable, reserved by the Company on its unaudited balance sheet as of April 30, 2003 in accordance with United States generally accepted accounting principles. True and complete copies of all Insurance Policies have been delivered or made available to Parent. None of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the execution and delivery of, or consummation of any of the transactions contemplated by, this Agreement. Each of the Company and each Subsidiary has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or, to the Company's knowledge, indicated any intent to do so or not to renew any such policy. All material claims of the Company or any Subsidiary under the Insurance Policies have been filed in a timely fashion.

     SECTION 2.17.  Title to Properties; Absence of Liens and Encumbrances.

     (a) Neither the Company nor any Subsidiary has an ownership interest in any real property, nor has it ever had an ownership interest in any real property.
Section 2.17 of the Company Disclosure Schedule sets forth a complete and accurate list of all real property currently leased or subleased by the Company or any Subsidiary, with the name of the lessor and the date of the lease, sublease, assignment of the lease, any guaranty given or leasing commissions payable by the Company or any Subsidiary in connection therewith and each amendment to any of the foregoing (collectively, the "LEASE DOCUMENTS"). True, correct and complete copies of all Lease Documents have been delivered or made available to Parent or Parent's counsel. All such current leases and subleases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Subsidiary or, to the Company's knowledge, by the other party to such lease or sublease, or person in the chain of title to such leased premises.

     (b) Each of the Company and Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except for such imperfections of title, if any, that do not materially interfere with the present value of the subject property. For purposes of this Section
2.17 only, the terms "property" and "assets" do not include Intellectual
Property.

     SECTION 2.18. Certain Business Practices. None of the Company, any Subsidiary or, to the Company's knowledge, any directors or officers, agents or employees of the Company or any Subsidiary, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any payment in the nature of criminal bribery.

     SECTION 2.19. Product Warranties. Section 2.19 of the Company Disclosure Schedule sets forth complete and accurate copies of the forms of written warranties and guaranties by the Company or any Subsidiary utilized with respect to its products or services. There have not been any material deviations from such warranties and guaranties that would obligate the Company or any Subsidiary to provide products or services in any form or manner not consistent with the relevant specifications for such products or services, and none of the Company, any Subsidiary or any of their respective salespeople, employees, distributors and agents is authorized to undertake obligations to any customer or to other third parties in excess of such warranties or guaranties.

     SECTION 2.20.  Material Contracts.

     (a) Section 2.20(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all written or oral contracts, agreements, notes, bonds, indentures, mortgages, guarantees, options, leases, licenses, sales and purchase orders, warranties, commitments and other instruments of any kind (each a "CONTRACT"), to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary, is otherwise bound, as follows (each a "MATERIAL CONTRACT" and, collectively, the "MATERIAL CONTRACTS"):

          (i) each "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

          (ii) each Contract of the Company or any Subsidiary other than with a customer pursuant to which the Company or any Subsidiary received (or was entitled to receive) or paid (or was purportedly obligated to pay) Two Million Dollars ($2,000,000) or more in the twelve (12) month period ended April 30, 2003 (provided such Contract remains in effect as of the date hereof);

          (iii) each customer contract in effect on the date of this Agreement under which the Company or any Subsidiary (A) received in the twelve (12) month period ended April 30, 2003 or is entitled to receive thereafter (1) One Million Dollars ($1,000,000) or more for products and (2) a fixed amount to be paid in exchange for the provision of services or (B) commits to any person after the date hereof to (1) develop software without charge or (2) incorporate any software into any of the Company's products;

          (iv) each Contract that requires payment by or to the Company after April 30, 2003 of One Million Dollars ($1,000,000) or more (provided such Contract is not by its terms cancelable by the Company or any Subsidiary on 60 days or less notice);

          (v) each Contract containing noncompetition restrictions, including any covenant limiting the right of the Company or its Subsidiaries to engage in any line of business or compete with any person in any line of business, including any geographic limitations;

          (vi) each Contract that either individually or in the aggregate is material to any line of business of the Company or any Subsidiary that requires any consent or other action by any person for, or will be subject to default, termination, material repricing or other renegotiation, or cancellation because of, the transactions contemplated hereby;

          (vii) other than Shrinkwrap Software, each Contract that either individually or in the aggregate, if terminated or expired, would materially impair or prevent Company's ability to (A) develop, use, sell, distribute or manufacture any products or services provided to customers in the twelve (12) months ending April 30, 2003; (B) enter a line of business currently contemplated by Company or any Subsidiary; or (C) conduct internal operations in substantially the same manner and with the substantially same cost structure as conducted by Company in the (12) months ending April 30, 2003;

          (viii) each Contract for distribution of the products of the Company or any Subsidiary through distributors or other channels for resale or license to, or use by, end users;

          (ix) each Contract of the Company or any Subsidiary relating to, and evidences of, indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset) in excess of One Million Dollars ($1,000,000) (excluding any equipment leases involving aggregate annual payments of less than $1,000,000 per lease);

          (x) each Contract relating to any legal entity in the nature of a partnership, limited liability company, or joint venture, in which the Company owns more than 25% of the voting rights, or a material strategic alliance;

          (xi) each Contract that requires the Company or any Subsidiary to grant "most favored customer" pricing to any other person;

          (xii) each Contract which could prohibit the consummation of the transactions contemplated by this Agreement; and

          (xiii) each material Contract with any present director or executive officer of the Company or any of its Subsidiaries or any stockholder who owns or controls ten percent (10%) or more of the Shares (other than Employee Agreements), provided that any agreement that requires the payment of $60,000 per annum shall be deemed to be material.

     (b) (i) Each Material Contract is a legal, valid and binding obligation of the Company or a Subsidiary and, to the Company's knowledge, each other person who is a party thereto, enforceable against the Company or such Subsidiary and to the Company's knowledge, each such other person in accordance with its terms;
(ii) neither the Company or any Subsidiary nor, to the Company's knowledge, any other party thereto is in material default any Material Contract; and (iii) neither the Company nor any Subsidiary is a party to any Material Contract that, to the Company's knowledge, the Company or such Subsidiary does not have the present ability to fully perform.

     (c) Neither the Company nor any Subsidiary is a party to or otherwise bound by:

          (i) any fidelity or surety bond or completion bond except as required pursuant to Section 412 of ERISA;

          (ii) other than the money back guarantees contained in license agreements to the Company's end user customers ("END USER AGREEMENTS"), any Contract pursuant to which the Company or any Subsidiary has agreed to provide liquidated damages in excess of $500,000 individually or $5,000,000 in the aggregate for failure to meet performance or quality milestones;

          (iii) other than End User Agreements or agreements with sales agents or distributors of the Company's products, any Contract pursuant to which the Company or any Subsidiary has agreed to provide (A) indemnification other than routine indemnification to a third party in the ordinary course consistent with past practices (other than this Agreement) or (B) guaranty to a third party (other than this Agreement);

          (iv) any Contract relating to the acquisition of assets, property or any interest in any business enterprise having a value in excess of One Million Dollars ($1,000,000) or disposition of assets, property or any interest in any business enterprise outside the ordinary course of the Company's or any Subsidiary's business and where the consideration is not Shares;

          (v) any material joint marketing or development Contract; or

          (vi) any agreement pursuant to which the Company has granted or may grant in the future, to any party any source code which is Company Owned IP or Company Licensed IP, a license or option or other right to use or acquire source code other than source code licenses contained in each End User Agreement, or agreement with sales agents or distributors of the Company's products, all forms of which have been provided to Parent.

     SECTION 2.21. Suppliers and Customers. The documents and information supplied by the Company to Parent or any of its representatives with respect to relationships and volumes of business done with the Company's or any Subsidiary's significant suppliers and customers are accurate in all material respects. During the last twelve (12) months, neither the Company nor any Subsidiary has received any written notices of termination or written threats of termination from any of the ten (10) largest suppliers or the twenty-five (25) largest customers of the Company and its Subsidiaries, taken as a whole.

     SECTION 2.22. Affiliates. Except for the directors and executive officers of the Company, each of whom is listed in Section 2.22 of the Company Disclosure Schedule, there are no persons who, to the knowledge of the Company, may be deemed to be affiliates of the Company under Rule 145 of the Securities Act ("COMPANY AFFILIATES").

     Section 2.23. Opinion of Financial Advisor. Morgan Stanley & Co. Incorporated (the "COMPANY FINANCIAL ADVISOR") has delivered to the Company Board its opinion to the effect that as of the date such opinion was delivered, the consideration to be received in the Offer and the Merger is fair, from a financial point of view, to the holders of Shares (the "COMPANY FAIRNESS OPINION"). The Company has been authorized by the Company Financial Advisor to permit, subject to the prior review and consent by the Company Financial Advisor (such consent not to be unreasonably withheld), the inclusion of the Company Fairness Opinion (or a reference thereto) in the Offer Documents, the S-4 and the Joint Proxy Statement/Prospectus. As of the date hereof, such opinion has not been withdrawn, revoked or modified. A true and complete copy of the Company Fairness Opinion will be delivered to Parent promptly after receipt of written confirmation thereof.

     SECTION 2.24. Brokers. No broker, finder or investment banker (other than the Company Financial Advisor, a true and correct copy of whose engagement agreement has been provided to Parent) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     SECTION 2.25. Company Rights Agreement. The Company has amended the Company Rights Agreement (a copy of which such amendment has been provided to Parent prior to the date hereof) so that the entering into of this Agreement and the Company Voting Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not on the date hereof or as the result of the passage of time (i) result in any person being deemed to be an "ACQUIRING PERSON" (as defined in the Company Rights Agreement); (ii) result in the ability of any person to exercise any Company Rights under the Company Rights Agreement; (iii) enable or require the Company Rights to separate from the Shares to which they are attached or to be triggered or become exercisable; or (iv) enable the Company to exchange any Company Rights for Shares, pursuant to Section 24 of the Company Rights Agreement or otherwise. No "DISTRIBUTION DATE" or "TRIGGERING EVENT" (as such terms are defined in the Company Rights Agreement) has occurred or will occur as a result of the entering into of this Agreement and the Company Voting Agreements. Copies of the Company Rights Agreement, and all amendments thereto, have previously been made available to Parent.

     SECTION 2.26. Takeover Statutes. The Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in such Section 203), and any other similar Applicable Law, will not apply to Parent or Acquisition with respect to the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

     SECTION 2.27. Interested Party Transactions. No director, officer or other affiliate of the Company has or has had, directly or indirectly, (i) an economic interest in any person that has furnished or sold, or furnishes or sells, services or products that the Company or any Subsidiary furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Subsidiary, any goods or services; (iii) a beneficial interest in any Contract included in
Section 2.15 or 2.20 of the Company Disclosure Schedule; or (iv) any contractual or other arrangement with the Company or any Subsidiary; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "economic interest in any person" for purposes of this Section 2.27.

     SECTION 2.28. Representations Complete. The representations and warranties made by the Company in this Agreement, the statements made in any Schedules or certificates furnished by the Company pursuant to this Agreement, and the statements made by the Company in any documents mailed, delivered or furnished to the stockholders of Parent or the Company in connection with soliciting their proxy or consent to this Agreement and the Merger, do not contain and will not contain, as of their respective dates and as of the Effective Time, any untrue statement of a material fact, nor do they omit or will they omit, as of their respective dates or as of the Effective Time, to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE 3

                       REPRESENTATIONS AND WARRANTIES OF
                             PARENT AND ACQUISITION

     The representations and warranties set forth below have not been changed or updated from the Original Agreement except for changes in Sections 3.3, 3.6, 3.7, 3.9, 3.10, 3.13 and 3.18 to reflect changes in the consideration and form of the transactions contemplated hereby and to reflect certain actions arising from a hostile tender offer for the Parent commenced by Oracle Corporation. Parent and Acquisition hereby represent and warrant to the Company, subject to the exceptions set forth in the Disclosure Schedule (the "PARENT DISCLOSURE SCHEDULE") delivered by Parent simultaneously with the execution hereof (which Parent Disclosure Schedule shall specifically identify the specific Section or subsection, as applicable, to which each such exception relates) that:

     SECTION 3.1.  Organization.

     (a) Each of Parent and Acquisition is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Parent has made available to the Company complete and accurate copies of the Certificates of Incorporation and bylaws as in full force and effect on the date hereof, of Parent and Acquisition.

     (b) Each of Parent and Acquisition is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

     SECTION 3.2.  Capitalization of Parent and its Subsidiaries.

     (a) The authorized capital stock of the Parent consists of (i) Seven Hundred Million (700,000,000) shares of Parent Common Stock, of which, as of May 27, 2003, Three Hundred Sixteen Million Six Hundred Five Thousand Nine Hundred Forty-One (316,605,941) shares of Parent Common Stock were issued and outstanding; and (ii) Two Million (2,000,000) shares of preferred stock, par value $0.01 per share, none of which are outstanding. All of the outstanding shares of Parent Common Stock have been validly issued and are fully paid, nonassessable and free of preemptive rights. As of May 27, 2003, an

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aggregate of Ninety-Nine Million Six Hundred Six Thousand Seven Hundred
Thirty-Eight (99,606,738) shares of Parent Common Stock were reserved for issuance of which Eighty-Two Million Five Hundred Forty Thousand Thirty-Nine (82,540,039) shares of Parent Common Stock were issuable upon or otherwise deliverable in connection with the exercise of outstanding options to purchase Parent Common Stock issued pursuant to the following plans ("PARENT PLANS"):
Amended and Restated 1989 Stock Plan, 1992 Employee Stock Purchase Plan, Amended and Restated 2001 Stock Plan, 2000 Nonstatutory Stock Option Plan, PeopleSoft Inc. 2003 Directors Stock Plan, Teamscape Corporation 1998 Stock Plan, SkillsVillage, Inc. 1999 Stock Plan, Advance Planning Solutions, Inc. 1998 Stock Plan, Intrepid Systems, Inc. 1992 Stock Option Plan, Red Pepper Software Company 1993 Stock Option Plan, Trimark Technologies, Inc. 1993 Stock Option Plan, Trimark Technologies, Inc. Employee and Consultants Stock Option Plan 1995, Trimark Technologies Directors and Executive Officers Non-Statutory Stock Option Plan 1998, Trimark Technologies Directors and Executive Officers Stock Option Plan 1995, The Vantive Corporation Amended and Restated 1991 Stock Option Plan, The Vantive Corporation 1997 Nonstatutory Stock Option Plan. Between May 27, 2003 and the date hereof, no shares of the Parent's capital stock have been issued other than pursuant to options already in existence on such first date issued under Parent Plans, and between May 27, 2003 and the date hereof, no stock options have been granted. Except as set forth above and for the rights (the "PARENT RIGHTS") issued pursuant to Parent's First Amended and Restated Preferred Share Rights Agreement, effective as of December 16, 1997, between Parent and BankBoston, N.A. (the "PARENT RIGHTS AGREEMENT"), as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of Parent, (ii) no securities of Parent or any of its subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of Parent, (iii) no options, warrants or other rights to acquire from Parent or any of its subsidiaries, and, except as described in the Parent SEC Reports, no obligations of Parent or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or other voting securities of Parent, and (iv) no equity equivalent interests in the ownership or earnings of the Parent or other similar rights (collectively "PARENT SECURITIES"). As of the date hereof, there are no outstanding rights or obligations of the Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities. Other than the Parent Voting Agreements, there are no stockholder agreements, voting trusts or other arrangements or understandings to which Parent is a party or by which it is bound relating to the voting or registration of any shares of capital stock or other voting securities of Parent.

     (b) The Parent Rights and Parent Common Stock constitute the only classes of equity securities of Parent or its subsidiaries registered or required to be registered under the Exchange Act.

     SECTION 3.3.  Authority Relative to this Agreement.

     (a) Each of Parent and Acquisition has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent and Acquisition and by Parent as the sole stockholder of Acquisition, and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition and assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid, legal and binding agreement of each of Parent and Acquisition enforceable against each of Parent and Acquisition in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

     (b) Without limiting the generality of the foregoing, the Parent Board has unanimously (i) approved this Agreement, the Offer, the Merger and the other transactions contemplated hereby, and (ii) has not withdrawn or modified such approval.

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     SECTION 3.4.  Parent Common Stock.  The shares of Parent Common Stock to be issued upon exercise of Company Stock Options assumed by Parent hereunder will, when issued and delivered in accordance with this Agreement, be duly authorized, validly issued, fully paid and non-assessable and issued in compliance with federal and state securities laws. Parent has reserved the shares of Parent Common Stock to be issued upon exercise of Company Stock Options assumed by Parent pursuant hereto.

     SECTION 3.5.  SEC Reports; Financial Statements.

     (a) Parent has filed all required forms, reports and documents ("PARENT SEC REPORTS") with the SEC since December 31, 1999, each of which complied at the time of filing in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each law as in effect on the dates such forms, reports and documents were filed. None of such Parent SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded or amended by a Parent SEC Report filed subsequently and prior to the date hereof. The consolidated financial statements of Parent included in the Parent SEC Reports fairly present in conformity with United States generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto) the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.

     (b) Parent has heretofore made, and hereafter will make, available to the Company a complete and correct copy of any amendments or modifications that are required to be filed with or submitted to the SEC but have not yet been filed with or submitted to the SEC to agreements, documents or other instruments that previously had been filed with or submitted to the SEC by Parent pursuant to the Exchange Act.

     (c) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by Parent's chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act, and at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

     (d) Since December 31, 1999, neither Parent nor any of its subsidiaries nor, to Parent's knowledge, any director, officer, employee, auditor, accountant or representative of Parent or any of its subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent or any of its subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing Parent or any of its subsidiaries, whether or not employed by Parent or any of its subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or officer of Parent.

     (e) To the knowledge of Parent, no employee of Parent or any of its subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Law. Neither Parent nor any of its subsidiaries nor any officer, employee, contractor, subcontractor or agent of Parent or any such subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Parent or any of its subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

     SECTION 3.6. Information Supplied. None of the information supplied or to be supplied by Parent or Acquisition for inclusion or incorporation by reference in (i) the Offer Documents; (ii) the S-4 will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) the Information Statement will, at the date mailed to stockholders of the Company and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. Each of the Offer Documents, the S-4 and the Information Statement will comply, as of its mailing date, as to form in all material respects the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by the Company which is contained in or omitted from any of the foregoing documents or which is incorporated by reference therein.

     SECTION 3.7. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under and other applicable requirements of the Securities Act, the Exchange Act, state securities or blue sky laws, the rules and regulations of the Nasdaq National Market, the HSR Act, and any filings under similar competition or merger notification laws or regulations of foreign Governmental Entities and the filing and recordation of the Certificate of Merger as required by the DGCL, no material filing with or notice to, and no material permit, authorization, consent or approval of any Governmental Entity is necessary for the execution and delivery by Parent or Acquisition of this Agreement or the consummation by Parent or Acquisition of the transactions contemplated hereby. Neither the execution, delivery and performance of this Agreement by Parent or Acquisition nor the consummation by Parent or Acquisition of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificates of Incorporation or bylaws (or similar governing documents) of Parent or Acquisition, (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition or any of Parent's other subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (iii) violate any material order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Acquisition or any of Parent's other subsidiaries or any of their respective properties or assets.

     SECTION 3.8.  No Default.  Neither Parent nor any of its subsidiaries is in
(i) breach, default or violation (and no event has occurred that with notice or the lapse of time, or both, would constitute a breach, default or violation) of any term, condition or provision of its Certificate of Incorporation or bylaws (or similar governing documents), or (ii) material breach, default or violation (and no event has occurred that with notice or the lapse of time, or both, would constitute a breach, default or violation) of any term, condition or provision of (a) any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent nor any of its subsidiaries is now a party or by which it or any of its properties or assets may be bound, or (b) any material order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent nor any of its subsidiaries or any of its properties or assets.

     SECTION 3.9. Litigation. Except as disclosed in the Parent SEC Reports filed on or before the date hereof, and except for litigation arising from the tender offer by Oracle Corporation, there is no suit, action, proceeding, investigation or material claim pending or, to the knowledge of Parent, any credible threat thereof, against Parent or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity. Except as disclosed in the Parent SEC Reports filed on or before the date hereof, neither Parent nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree of any Governmental Entity that reasonably could be expected to result in any loss, expense, charge, assessment, levy, fine or other liability being imposed upon or incurred by the Parent or such subsidiary exceeding One Million Dollars ($1,000,000) or that reasonably could be expected to prevent the consummation of the transactions contemplated hereby.

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

     SECTION 3.10. Opinion of Financial Advisor. Citigroup Global Markets (the "PARENT FINANCIAL ADVISOR") has delivered to the Parent Board its opinion to the effect that, as of the date such opinion was delivered, the consideration to be paid in the Offer and the Merger is fair, from a financial point of view, to Parent (the "PARENT FAIRNESS OPINION"). Parent has been authorized by the Parent Financial Advisor to permit the inclusion of the Parent Fairness Opinion (or, subject to the prior review and approval of the Parent Financial Advisor (such approval not to be unreasonably withheld), a reference thereto) in the Offer, the S-4 and the Joint Proxy Statement/Prospectus. Such opinion has not been withdrawn, revoked or modified as of the date hereof. A true and complete copy of the Parent Fairness Opinion will be delivered to the Company promptly after receipt of written confirmation thereof.

     SECTION 3.11. Brokers. No broker, finder or investment banker (other than the Parent Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition.

     SECTION 3.12. No Prior Activities. Except for obligations incurred in connection with its incorporation or organization or the negotiation, execution and consummation of this Agreement and the transactions contemplated hereby, Acquisition has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind or entered into any agreement or arrangement with any person.

     SECTION 3.13. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent disclosed by Parent in the Parent SEC Reports filed on or before the date hereof other than (i) liabilities in connection with litigation arising from the tender offer by Oracle Corporation and (ii) liabilities or obligations to suppliers, vendors, employees and landlords incurred in the ordinary and usual course of such business consistent with past practices, neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by United States generally accepted accounting principles to be reflected on a consolidated balance sheet of Parent (including the notes thereto). Except for the negotiation and execution of the Original Agreement and this Agreement and actions taken in response to the tender offer by Oracle Corporation, between March 31, 2003 and the date hereof, the Parent and each of its subsidiaries have conducted their respective businesses in all material respects only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such business consistent with past practices, and there has not been any Material Adverse Effect on Parent.

     SECTION 3.14. Compliance with Applicable Law. Except as disclosed in the Parent SEC Reports filed on or before the date hereof, each of Parent and its subsidiaries holds all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (collectively, the "PARENT PERMITS"). Except as disclosed in the Parent SEC Reports filed on or before the date hereof, Parent and its subsidiaries have materially complied, and are in material compliance with, the terms of Parent Permits. Except as disclosed in the Parent SEC Reports, the businesses of Parent and its subsidiaries have been and are being conducted in material compliance with all material Applicable Laws. Except as disclosed in the Parent SEC Reports filed on or before the date hereof, no investigation or review by any Governmental Entity with respect to Parent or any of its subsidiaries is pending or, to the knowledge of Parent, threatened.

     SECTION 3.15. Suppliers and Customers. The documents and information supplied by Parent to the Company or any of its representatives with respect to relationships and volumes of business done with Parent's or any of its subsidiaries' significant suppliers and customers are accurate in all material respects. During the last twelve (12) months, neither Parent nor any or its subsidiaries has received any written notices of termination or written threats of termination from any of the ten (10) largest suppliers or the twenty-five
(25) largest customers of Parent and its subsidiaries, taken as a whole.

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

     SECTION 3.16.  Parent Employee Benefit Matters.

     (a) Section 3.16(a) of the Parent Disclosure Schedule lists, with respect to employees in the United States of Parent and, to the knowledge of Parent and its subsidiaries, all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, long term incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, change in control, and severance agreements, to which Parent or any of its subsidiaries is a party, with respect to which Parent or any of its subsidiaries has any obligation or which are maintained, contributed to or sponsored by Parent or any of its subsidiaries for the benefit of any current or former employee, officer or director of Parent or any of its subsidiaries (collectively, the "PARENT BENEFIT PLANS"), other than plans, programs, arrangements or agreements that are not material. Copies or summaries of each material Parent Benefit Plan have been made available to the Company. Neither Parent nor any of its subsidiaries has any written commitment to create, adopt or amend any material employee benefit plan, program, arrangement or agreement, other than any immaterial modification or any modification or change required by Applicable Law.

     (b) Each Parent Benefit Plan is now in all respects in compliance with its terms and with the requirements of all applicable laws and regulations, including, without limitation, ERISA and the Code, except where any non-compliance would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect on Parent. To the knowledge of Parent, no action, claim or proceeding is pending or threatened with respect to any Parent Benefit Plan, other than claims for benefits in the ordinary course and other than such actions, claims or proceedings that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 3.17. Parent Intellectual Property. Parent (or one of its subsidiaries) owns all of the Intellectual Property, or has obtained the right to use all of the Intellectual Property that is not owned by it, that is used in any material respect in Parent's businesses as currently conducted. The products marketed, sold or licensed to customers by Parent and its subsidiaries, exclusive of the Intellectual Property licensed from third parties, and all Intellectual Property owned by Parent (or one of its subsidiaries) and used in any material respect in Parent's businesses as currently conducted, do not infringe upon, violate or constitute the unauthorized use of any valid and enforceable rights owned or controlled by any third party, including any Intellectual Property of any third party. To Parent's knowledge, the Intellectual Property it has licensed from third parties, and used in any material respect in Parent's businesses as currently conducted, does not infringe upon, violate or constitute the unauthorized use of any valid and enforceable rights owned or controlled by any other third party. To Parent's knowledge, no Significant Parent Product contains any material defects, the costs of which to repair or replace (or otherwise cure pursuant to a contractual obligation to a customer) would result in a Material Adverse Effect on Parent. Parent has received no formal written notice terminating or threatening the termination of any Parent Technology License due to Parent's breach thereof. For the purposes of this Section 3.17, "SIGNIFICANT PARENT PRODUCT" means any product sold by Parent to third party end users that accounts for a substantial portion of Parent's revenue and "PARENT TECHNOLOGY LICENSE" means any technology license between Parent and any third party which allows Parent to embed technology in a Significant Parent Product.

     SECTION 3.18. Financing. Parent and Acquisition collectively have and will have at the Acceptance Date and at the Effective Time, and Parent will make available to Acquisition, sufficient funds to enable Acquisition to pay that portion of the Offer Price and Merger Consideration to be paid in cash for all outstanding Shares purchased pursuant to the Offer or the Merger and to perform Parent's and Acquisition's obligations under this Agreement.

     SECTION 3.19. Representations Complete. The representations and warranties made by Parent and Acquisition in this Agreement, the statements made in any certificates furnished by Parent and Acquisition pursuant to this Agreement, and the statements made by Parent and Acquisition in any documents mailed, delivered or furnished to the stockholders of Parent and the Company in connection with soliciting their proxy or consent to this Agreement and the Merger, do not contain and will not contain, as of their respective dates and as of the Effective Time, any untrue statement of a material fact, nor do they omit or will they omit, as of their respective dates or as of the Effective Time, to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE 4

                                   COVENANTS

     SECTION 4.1.  Conduct of Business.

     (a) Conduct of Business of the Company. Subject to the Company's compliance with Section 1.3, and except (i) as expressly contemplated by this Agreement, (ii) as described in Section 4.1 of the Company Disclosure Schedule, or (iii) to the extent that Parent shall otherwise consent in writing (such consent or declination to consent not to be unreasonably delayed), during the period from the date hereof to the earlier of the Acceptance Date and the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each Subsidiary to, conduct its operations in the ordinary course of business consistent with past practices and, to the extent consistent therewith, and with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers, distributors, lessors, creditors, employees, contractors and others having business dealings with it with the intention that its goodwill and ongoing businesses shall be unimpaired at the Acceptance Date. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement and except as described in
Section 4.1 of the Company Disclosure Schedule, prior to the Acceptance Date, neither the Company nor any Subsidiary shall, without the prior written consent (such consent or declination to consent not to be unreasonably delayed) of
Parent:

          (i) amend its Certificate of Incorporation or bylaws (or other similar governing instrument);

          (ii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), or alter or amend the terms of, any stock of any class or any other debt or equity securities or equity equivalents (including any stock options or stock appreciation rights) except for (A) the issuance and sale of Shares pursuant to options granted under the Company Plans prior to the date hereof, (B) options granted under Company Plans to purchase Shares to new hires of the Company or any Subsidiary up to an aggregate maximum amount of Three Hundred Twenty Thousand (320,000) Shares subject to options, provided that no such options may be issued that will provide for acceleration as a result of the consummation of the transactions contemplated by this Agreement whether or not in connection with any other event, including termination of employment, (C) options granted under Company Plans to purchase Shares to current employees in connection with any adjustments or promotions on a basis consistent with past practices of the Company up to a maximum of Ten Thousand (10,000) Shares subject to options individually and an aggregate maximum of One Hundred Sixty Thousand (160,000) Shares subject to options, provided that no such options may be issued that will provide for acceleration as a result of the consummation of the transactions contemplated by this Agreement whether or not in connection with any other event, including termination of employment;

          (iii) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any Subsidiary (other than the repurchase of Restricted Company Shares and cancellation of Company Stock Options at repurchase price that is less than the last quoted sales price of the Shares on the Nasdaq National Market following termination of employment with, or provision of services to, the Company or any Subsidiary);

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

          (iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

          (v) alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of any Subsidiary (other than any wholly owned Subsidiary or foreign Subsidiary that would be wholly owned but for a nominal number of director or similar shares being owned by a foreign national as required by the law of the jurisdiction of such foreign Subsidiary's organization);

          (vi) (A) incur or assume any long-term or short-term debt or issue any debt securities in excess of One Million Dollars ($1,000,000) or trade payables arising in the ordinary course of business consistent with past practices; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except for obligations of any Subsidiary incurred in the ordinary course of business consistent with past practices;
     (C) make any loans, advances or capital contributions to or investments in any other person (other than to a Subsidiary or customary loans or advances to employees in each case in the ordinary course of business consistent with past practices); (D) pledge or otherwise subject to any Lien shares of capital stock of the Company or any Subsidiary or any of the Other Interests; or (E) mortgage or pledge any of its material properties or assets, tangible or intangible, or create or suffer to exist any new material Lien (or any increase or expansion of the scope of any existing
     Lien) thereupon other than as a result of modifications to synthetic lease agreements outstanding on the date hereof;

          (vii) except as may be permitted by clause (viii) below or as may be required by Applicable Law, (A) enter into, adopt, make, amend in any manner or terminate any employment agreement or any bonus payments other than bonus payments to any person who is not a participant under the Change in Control Plan and that are not in excess of Twenty Thousand Dollars ($20,000) individually or Five Hundred Thousand Dollars ($500,000) in the aggregate, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement other than (x) offer letters to new hires provided that no such offer letter shall provide (1) for the grant of options under Company Plans that will provide for acceleration, or (2) provide any severance rights, in either case as a result of the transactions contemplated by this Agreement whether or not in connection with any other event, including termination of employment, or alter any "at will" employment relationship and (y) options under Company Plans to purchase Shares permitted by clause (ii), or (B) enter into, adopt amend in any manner or terminate any pension, retirement, deferred compensation, employment, health, life, or disability insurance, dependent care, severance or other employee benefit plan agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer, employee or consultant in any manner or (C) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including the granting of stock options, restricted stock, stock appreciation rights or performance units);

          (viii) (A) pay or agree to pay any severance or termination pay to any director, officer, employee or consultant, except payments (1) made pursuant to written agreements outstanding on the date hereof or the Company's written policy in existence on the date hereof, the terms of which are in all material respects completely and correctly disclosed on
     Section 4.1(a)(viii) of the Company Disclosure Schedule and copies of which have been provided to Parent, (2) that are set forth in Section 4.1(a)(viii) of the Company Disclosure Schedule with respect to the termination of employees or consultants or (3) as required by Applicable Law or (B) amend or agree to amend the Change in Control Plan, add any individual to the coverage of the Change in Control Plan or increase any person's benefits under the Change in Control Plan;

          (ix) exercise its discretion with respect to or otherwise voluntarily accelerate the vesting of any Company Stock Option as a result of the Merger, any other change of control of the Company (as defined in the Company Plans) or otherwise;

          (x) (A) except as permitted by clause (xiii)(E) below, purchase, acquire, lease or license-in any material assets in any single transaction or series of related transactions having a fair market value in excess of Two Million Dollars ($2,000,000) in the aggregate, or sell, transfer or otherwise dispose of any material assets other than sales of its products and other non-exclusive licenses of software in the ordinary course of business consistent with past practices; (B) enter into any exclusive license, distribution, marketing or sales agreements; (C) enter into any commitment to any person to (1) develop software without charge or (2) incorporate any software into any of the Company's products; (D) sell, transfer or otherwise dispose of any Intellectual Property other than sales of its products and other non-exclusive licenses that are in the ordinary course of business and consistent with past practices; or (E) grant "most favored nation" pricing to any Person;

          (xi) except as may be required as a result of a change in Applicable Law or in United States generally accepted accounting principles, change any of the accounting principles, practices or methods used by it;

          (xii) revalue any of its assets or properties, including writing down the value of assets or writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practices or due to changes in GAAP requiring such revaluation that are adopted after the date hereof;

          (xiii) (A) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other person or division or business unit thereof or any equity interest therein; (B) enter into any contract or agreement that would be material to the Company and its Subsidiaries, taken as a whole other than customer contracts in the ordinary course of business consistent with past practices; (C) amend, modify or waive any right under any Material Contract of the Company or any Subsidiary; (D) modify its standard warranty terms for its products or services or amend or modify any product or service warranties in effect as of the date hereof in any material manner that is adverse to the Company or any Subsidiary; or (E) authorize any additional or new capital expenditure or expenditures that individually or in the aggregate are in excess of One Million One Hundred Thousand Dollars ($1,100,000) per month, provided that the amount by which capital expenditures in any month shall be less than One Million One Hundred Thousand Dollars ($1,100,000) shall be carried over to future months to increase the maximum that may be spent on capital expenditures in such future months;

          (xiv) make or rescind any material election relating to Taxes or settle or compromise any material Tax liability or enter into any closing or other agreement with any Tax authority with respect to any material tax liability; or file or cause to be filed any material amended Tax Return, file or cause to be filed any claim for refund of Taxes previously paid, or agree to an extension of a statute of limitations with respect to the assessment or determination of Taxes;

          (xv) fail to file any material Tax Returns when due, fail to cause such Tax Returns when filed to be materially true, correct and complete, prepare or fail to file any Tax Return in a manner inconsistent with past practices in preparing or filing similar Tax Returns in prior periods or, on any such Tax Return of the Company, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, in each case, except to the extent required by Applicable Law, or fail to pay any material Taxes when due;

          (xvi) settle or compromise any pending or threatened suit, action or claim that (A) relates to the transactions contemplated hereby or (B) the settlement or compromise of which would involves more than One Million Dollars ($1,000,000) or that would otherwise be material to the Company with respect to non-monetary matters and its Subsidiaries or relates to any Intellectual Property matters;

          (xvii) enter into any licensing, distribution, sponsorship, advertising, merchant program or other similar contracts, agreements, or obligations which provide for payments by the Company or any

     Subsidiary in an amount in excess of One Million Dollars ($1,000,000) over the noncancelable term of the agreement;

          (xviii) terminate any material software development project that is currently ongoing, except pursuant to the terms of existing contracts with customers;

          (xix) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

          (xx) subject to Section 4.3 hereof, engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement;

          (xxi) knowingly take any action that would result in a failure to maintain trading of the Shares on the Nasdaq National Market; or

          (xxii) take or agree in writing or otherwise to take any of the actions described in Sections 4.1(i) through 4.1(xxi) (and it shall use all reasonable efforts not to take any action that would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect).

     (b) Conduct of Business of Parent. Except (i) as expressly contemplated by this Agreement, (ii) as described in Section 4.2 of the Parent Disclosure Schedule, or (iii) to the extent that Company shall otherwise consent in writing (such consent or declination to consent not to be unreasonably delayed), during the period from the date hereof to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, prior to the Effective Time, Parent and its subsidiaries shall collectively conduct their operations in the ordinary course of business consistent with past practices, and without limiting the generality of the foregoing neither Parent nor Acquisition will:

          (i) amend its Certificate of Incorporation or bylaws (or other similar governing instrument) in a manner that would reasonably be likely to adversely affect the Parent Common Stock;

          (ii) pay or set a record date prior to the Effective Date relating to any extraordinary dividend or extraordinary distribution;

          (iii) knowingly take any action that would result in a failure to maintain trading of Parent Common Stock on the Nasdaq National Market;

          (iv) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

          (v) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other person or division or business unit thereof or any equity interest therein if such acquisition
     (A) would be deemed to be a significant acquisition as defined in Rule 11-01(b)(1) of Regulation S-X, or (B) would create a substantial risk of delay in the termination or expiration of any waiting period applicable to the Merger under the HSR Act, provided that the limitations contained in this clause (B) shall not apply to any transaction closing after the termination or expiration of any waiting period applicable to the Merger under the HSR Act;

          (vi) engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement; or

          (vii) take or agree in writing or otherwise to take any of the actions described in Sections 4.1(b)(i) through 4.1(b)(vi) (and it shall use all reasonable efforts not to take any action that would make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect).

     SECTION 4.2.  Intentionally Deleted.

     SECTION 4.3.  No Solicitation or Negotiation.

     (a) The Company, its Subsidiaries and other affiliates and their respective officers, directors, representatives (including the Company Financial Advisor or any other investment banker and any attorneys and accountants) shall, and the Company shall use all reasonable efforts to cause its and its Subsidiaries' and other affiliates' respective non-officer employees with managerial responsibilities and agents to, immediately cease any discussions or negotiations with any parties with respect to any Third Party Acquisition Proposal. The Company also agrees promptly to request each person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring (whether by merger, acquisition of stock or assets or otherwise) the Company or any Subsidiary, if any, to return (or if permitted by the applicable confidentiality agreement, destroy) all confidential information heretofore furnished to such person by or on behalf of the Company or any Subsidiary and, if requested by Parent, to enforce such person's obligation to do so. Neither the Company nor any Subsidiary or other affiliates shall, nor shall the Company authorize or permit any of its or their respective officers, directors or representatives to, and the Company shall use all reasonable efforts to cause its and its Subsidiaries' and other affiliates' respective non-officer employees with managerial responsibilities and agents not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any information to or enter into any agreement with any person or group (other than Parent and Acquisition or any designees of Parent and Acquisition) concerning any Third Party Acquisition Proposal; provided, however, that if the Company Board determines in good faith, after consultation with legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under the DGCL, the Company may, in response to an unsolicited written Third Party Acquisition Proposal that the Company Board determines in good faith, based on consultation with the Company Financial Advisor, is from a Third Party that is capable of consummating a Superior Proposal and only for so long as the Board of Directors so determines in good faith that its actions are reasonably likely to lead to a Superior Proposal, (i) furnish only to any Third Party pursuant to a confidentiality agreement in a form substantially similar to the Nondisclosure Agreement (A) the information with respect to the Company of the same type and scope that the Company provided to Parent prior to the date hereof and (B) any such additional information that such Third Party requests, but only if the Company is permitted, and does in fact, simultaneously furnish such additional information to Parent, and (ii) participate in discussions and negotiations regarding such Third Party Acquisition Proposal; provided, further, that nothing herein shall prevent the Company Board from taking and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender or exchange offer. The Company shall promptly (and in any event within one (1) day after the Company attains knowledge thereof) (x) notify Parent in the event the Company or any Subsidiary or other affiliates or any of their respective officers, directors, employees and agents receives any Third Party Acquisition Proposal, including the terms and conditions thereof and the identity of the party submitting such proposal, and any request for confidential information made in connection with a Third Party Acquisition Proposal, (y) provide a copy of any written agreements, proposals or other materials the Company receives from any such person or group (or its representatives), and (z) promptly, and in any event within one (1) day, advise Parent of any material modifications thereto.

     (b) Except as set forth in this Section 4.3(b), the Company Board shall not make a change in its recommendation that the stockholders of the Company accept the offer, tender their Shares thereunder to Acquisition and adopt this Agreement and the Merger (a "CHANGE IN THE COMPANY RECOMMENDATION") or approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any Third Party Acquisition Proposal. Notwithstanding the foregoing, if the Company Board by a majority vote determines in its good faith judgment prior to the Acceptance Date, after consultation with outside legal counsel, that it is required to make a Change in the Company Recommendation in order to comply with its fiduciary duties, the Company Board may recommend a Superior Proposal, but only (i) after providing written notice to Parent (a "NOTICE OF SUPERIOR PROPOSAL") advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and (ii) if Parent does not, within five (5) days of Parent's receipt of the Notice of Superior Proposal, make an offer that the Company Board by a majority vote determines in its good faith judgment (after consultation with the Company Financial Advisor or another financial advisor of nationally recognized reputation) to be at least as favorable to the Company's stockholders as such Superior Proposal. Any disclosure that the Company Board may be compelled to make with respect to the receipt of a Third Party Acquisition Proposal or otherwise in order to comply with its fiduciary duties or Rule 14d-9 or 14e-2 will not constitute a violation of this Agreement, provided that such disclosure states that no action will be taken by the Company Board in violation of this Section 4.3(b).

     (c) For the purposes of this Agreement, "THIRD PARTY ACQUISITION PROPOSAL" means, other than in connection with the Offer and the Merger or as otherwise specifically contemplated by this Agreement, any proposal relating to (i) any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction or series of related transactions involving the Company or any Subsidiary other than the Offer and the Merger in which the stockholders of the Company immediately preceding such transaction hold, directly or indirectly, less than ninety percent (90%) of the equity interests in the surviving or resulting entity of such transaction or in any parent entity immediately following such transaction; (ii) any sale, lease, exchange, transfer or other disposition (including by way of merger, consolidation or exchange), in a single transaction or a series of related transactions, of the assets of the Company or any Subsidiary constituting ten percent (10%) or more of the consolidated assets of the Company or accounting for ten percent (10%) or more of the consolidated revenues of the Company; (iii) any tender offer, exchange offer or similar transactions or series of related transactions made by any person involving the Company's common stock constituting ten percent (10%) or more of the Company's common stock; (iv) the acquisition by any person (other than Parent or any of its affiliates) of beneficial ownership (as determined pursuant to Rule 13d-3 of the Exchange Act) or the formation of any group (as defined in Section 13(d) of the Exchange Act) to acquire beneficial ownership (as determined pursuant to Rule 13d-3 of the Exchange Act) of more than ten percent (10%) of the Company's common stock or the common stock of any Subsidiary of the Company; or (v) any other substantially similar transaction or series of related transactions that reasonably could be expected to result in the acquisition of a controlling interest in the Company. For purposes of this Agreement, a "THIRD PARTY" means a person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent, Acquisition or any affiliate thereof. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any bona fide Third Party Acquisition Proposal (1) to acquire, directly or indirectly, for consideration consisting solely of cash and/or publicly-traded securities (including securities that will be publicly-traded immediately upon the consummation of such Superior Proposal), eighty-five percent (85%) of the Shares then outstanding, or all or substantially all of the assets of the Company, (2) that contains terms and conditions that the Company Board by a majority vote determines in good faith (after consultation with the Company Financial Advisor or another financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Offer and the Merger, (3) that the Company Board by a majority vote determines in its good faith judgment (after consultation with the Company Financial Advisor or another financial advisor of nationally recognized reputation and its legal counsel) to be reasonably capable of being completed (taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal), (4) that does not contain a "right of first refusal" or "right of first offer" with respect to any counter-proposal that Parent might make, and (5) that does not contain any "due diligence" condition and for which any financing upon which it is conditioned is committed.

     SECTION 4.4.  Comfort Letters.

     (a) The Company shall use commercially reasonable efforts to cause PricewaterhouseCoopers LLP to deliver a letter dated not more than five days prior to the date on which the S-4 shall become effective and addressed to itself and Parent and their respective Boards of Directors in form and substance reasonably satisfactory to Parent and customary in scope and substance for agreed-upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the S-4 and the Information Statement.

     (b) Parent shall use commercially reasonable efforts to cause KPMG LLP to deliver a letter dated not more than five days prior to the date on which the S-4 shall become effective and addressed to itself and the Company and their respective Boards of Directors in form and substance reasonably satisfactory to the Company and customary in scope and substance for agreed-upon procedures letters delivered by independent accountants in connection with registration statements and proxy statements similar to the S-4 and the Information Statement.

     SECTION 4.5. Nasdaq National Market. Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in the Offer and the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of Company Stock Options to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, prior to the Acceptance Date.

     SECTION 4.6.  Access to Information.

     (a) Between the date hereof and the earlier of the Acceptance Date or the termination of this Agreement in accordance with its terms, the Company will, and will cause each Subsidiary to use commercially reasonable efforts to, give Parent and its authorized representatives (including Parent's external auditors) reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records and personnel files of current employees of the Company and any Subsidiary as Parent may reasonably require, and will cause its officers and each Subsidiary to furnish Parent with such financial and operating data and other information with respect to the business and properties of the Company and any Subsidiary as Parent may from time to time reasonably request. Between the date hereof and the Effective Time, Parent shall make available to the Company, as reasonably requested by the Company, a designated officer of Parent to answer questions and make available such information and documents regarding Parent as is reasonably requested by the Company taking into account the nature of the transactions contemplated by this Agreement. Such access shall be subject to the granting party's reasonable security measures and insurance requirements and shall not include the right to perform "invasive" testing, but shall include the right of Parent to do a financial statement (including balance sheet) review prior to the Effective Time.

     (b) Between the date hereof and the earlier of the termination of this Agreement in accordance with its terms and the Acceptance Date, the parties shall furnish to each other within two (2) business days following preparation thereof (and in any event within thirty (30) business days after the end of each fiscal quarter) an unaudited balance sheet as of the end of such quarter and the related statements of earnings, stockholders' equity (deficit) and cash flows for the quarter then ended, all of such financial statements to be prepared in accordance with United States generally accepted accounting principles in conformity with the practices consistently applied by the Company or Parent, as the case may be, with respect to such financial statements.

     (c) Each of the parties hereto will hold, and will cause its consultants and advisers to hold, in confidence all documents and information furnished to it by or on behalf of another party to this Agreement in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Mutual Nondisclosure Agreement entered into between the Company and Parent dated as of May 16, 2003 (the "NONDISCLOSURE AGREEMENT").

     SECTION 4.7.  Certain Filings; Reasonable Efforts.

     (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use commercially reasonable efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement, including using commercially reasonable efforts to do the following: (i) cooperate in the preparation and filing of the Offer Documents, the S-4 and the Information Statement and any amendments thereto, any filings that may be required under the HSR Act and similar competition or merger notification laws or regulations of foreign Governmental Entities; (ii) obtain consents of all third parties and Governmental Entities (other than as provided in clause (i) above) necessary, proper, advisable or reasonably requested by Parent or the Company, for the consummation of the transactions contemplated by this Agreement (but subject to the last sentence of Section 4.8(b) below); (iii) contest any legal proceeding relating to the Offer or the Merger; (iv) take such actions as set forth on
Section 4.7(a) of the Company Disclosure Schedule; and (v) execute any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, Parent and Acquisition agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the Acceptance Date. The Company agrees to use, and to cause each Subsidiary to use, all reasonable efforts to encourage their respective employees to accept any offers of employment extended by Parent. If, at any time after the Acceptance Date or the Effective Time, any further action is necessary to carry out the purposes of this Agreement the proper officers and directors of each party hereto shall take all such necessary action.

     (b) Parent and the Company will use commercially reasonable efforts to consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, letters, white papers, memoranda, briefs, arguments, opinions or proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other foreign, federal, or state antitrust, competition, or fair trade law. In this regard, but without limitation, each party hereto shall use commercially reasonable efforts to promptly inform the other of any material communication between such party and the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, or any other federal, foreign or state antitrust or competition Governmental Entity regarding the transactions contemplated herein. Nothing in the Agreement, however, shall require or be construed to require any party hereto, in order to obtain the consent or successful termination of any review of any such Governmental Entity regarding the transactions contemplated hereby, to (i) sell or hold separate, or agree to sell or hold separate, before or after the Acceptance Date or the Effective Time, any assets, businesses or any interests in any assets of businesses, of Parent, the Company or any of their respective affiliates (or to consent to any sale, or agreement to sell, by Parent or the Company, of any assets or businesses, or any interests in any assets or businesses), or any change in or restriction on the operation by Parent or the Company of any assets or businesses, or (ii) enter into any agreement or be bound by any obligation that, in Parent's good faith judgment, may have an adverse effect on the benefits to Parent of the transactions contemplated by this Agreement.

     SECTION 4.8. Public Announcements. Parent, Acquisition and the Company shall consult with each other and shall mutually agree upon any press release or public announcement relating to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public announcement prior to such consultation and agreement, except (a) as may be required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or the Nasdaq National Market, in which case the party proposing to issue such press release or make such public announcement shall use all reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement, or (b) following a Change in the Company's Recommendation, after which no such consultation or agreement shall be required.

     SECTION 4.9.  Indemnification and Directors' and Officers' Insurance.

     (a) After the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless (and shall also advance expenses as incurred to the fullest extent permitted under Applicable Law to), each person who is now or has been prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any Subsidiary (the "INDEMNIFIED PERSONS") against (i) all losses, claims, damages, costs, expenses (including counsel fees and expenses), settlement, payments or liabilities arising out of or in connection with any claim, demand, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of the Company or any Subsidiary, whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time ("INDEMNIFIED LIABILITIES"); and (ii) all Indemnified Liabilities based in whole or in part on or arising in whole or in part out of or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent required or permitted under Applicable Law. Nothing contained herein shall make Parent, Acquisition, the Company or the Surviving Corporation, an insurer, a co-insurer or an excess insurer in respect of any insurance policies which may provide coverage for Indemnified Liabilities, nor shall this Section 4.9 relieve the obligations of any insurer in respect thereto. The parties hereto intend, to the extent not prohibited by Applicable Law, that the indemnification provided for in this
Section 4.9 shall apply without limitation to negligent acts or omissions by an Indemnified Person. Each Indemnified Person is intended to be a third party beneficiary of this Section 4.9 and may specifically enforce its terms. This
Section 4.9 shall not limit or otherwise adversely affect any rights any Indemnified Person may have under any agreement with the Company or under the Company's Certificate of Incorporation or bylaws as presently in effect.

     (b) From and after the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers as of or prior to the date hereof (or indemnification agreements in the Company's customary form for directors joining the Company Board prior to the Effective Time) and any indemnification provisions under the Company's certificate of incorporation or bylaws as in effect immediately prior to the Effective Time.

     (c) For a period of six years after the Effective Time, Parent will maintain or cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who, as of immediately prior to the Effective Time, are covered by the Company's directors' and officers' liability insurance policy (the "INSURED PARTIES") on terms no less favorable to the Insured Parties than those of the Company's present directors' and officers' liability insurance policy; provided, however, that in no event will Parent or the Surviving Corporation be required to expend on an annual basis in excess of 200% of the annual premium currently paid by the Company for such coverage; provided further, that notwithstanding the foregoing, in the event such coverage is no longer available (or is only available for an amount in excess of 200% of the annual premium currently paid by the Company for such coverage), Parent shall nevertheless use its commercially reasonable efforts to provide such coverage as may be obtained for such 200% amount; provided further, that, in lieu of maintaining such existing insurance as provided above, Parent, at its election, may cause coverage to be provided under any policy maintained for the benefit of Parent or any of its subsidiaries, so long as the terms are no less favorable to the intended beneficiaries thereof than such existing insurance.

     (d) Parent will not, nor will Parent permit the Surviving Corporation to merge or consolidate with any other Person or sell all or substantially all of Parent's or such subsidiary's assets unless Parent or the Surviving Corporation will ensure that the surviving or resulting entity assumes the obligations imposed by this Section 4.9.

     SECTION 4.10. Notification of Certain Matters; Additions to and Modification of Disclosure Schedules. The Company shall give prompt notice to Parent and Acquisition, and Parent and Acquisition shall give prompt notice to the Company (such notice by delivery of supplements to the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable), of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which has caused or would be likely to cause any representation or warranty contained in this Agreement by such first party to be untrue or inaccurate in any material respect at or prior to the Effective Time, and (ii) any material failure by the Company, Parent or Acquisition, as the case may be, to comply with or satisfy in any material respect any covenant condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.10 shall not cure such breach or non-compliance, be deemed to constitute an exception to the representations and warranties under Article 2 or Article 3, or limit or otherwise affect the remedies available hereunder to the party receiving such notice, provided, further, that any addition to Section 2.1(a) of the Company Disclosure Schedule disclosing a Subsidiary acquired or organized after the date hereof, Section 2.1(c) of the Company Disclosure Schedule disclosing any investment made after the date hereof, Section 2.11(b) disclosing any Company Employee Plan adopted after the date hereof or any Employee Agreement entered into after the date hereof, Section 2.11(h) of the Company Disclosure Schedule disclosing amendments or actions within fourteen days of the date hereof as provided therein, Section 2.12(d) of the Company Disclosure Schedule disclosing any newly hired employee or change in current employee's circumstances occurring after the date hereof, Section 2.12(j) of the Company Disclosure Schedule disclosing any employing obtaining any visa or losing any visa after the date hereof, Section 2.15(a) of the Company Disclosure Schedule disclosing any Company Registered IP or unregistered trademarks acquired or registered after the date hereof, Section 2.15(b) of the Company Disclosure Schedule disclosing any Company Licensed IP acquired or licensed after the date hereof, Section 2.17 of the Company Disclosure Schedule disclosing any real property acquired or leased after the date hereof, Section
2.19 of the Company Disclosure Schedule disclosing any new product warranties made by the Company after the date hereof, Section 2.20(a) of the Company Disclosure Schedule disclosing any Material Contract entered into after the date hereof, Section 2.22 of the Company Disclosure Schedule disclosing any person who becomes a Company Affiliate after the date hereof, or Section 3.16 of the Parent Disclosure Schedule disclosing any Parent benefit plan adopted after the date hereof or deleting any Parent benefit plan cancelled after the date hereof shall not be deemed to constitute a breach of the related representation or warranty, provided further that such disclosure referred to in the immediately preceding proviso shall not limit or otherwise affect the remedies available hereunder to either party to the extent that the action, event, occurrence or agreement disclosed was in violation or breach of this Agreement, including
Section 4.1.

     SECTION 4.11. Affiliates. The Company shall use commercially reasonable efforts to obtain from all Company Affiliates, and from any person who may be deemed to have become a Company Affiliate after the date of this Agreement and on or prior to the Acceptance Date, a letter agreement substantially in the form of Exhibit B hereto as soon as practicable. Parent shall not be required to maintain the effectiveness of the S-4 for the purpose of resale of shares of Parent Common Stock by stockholders of the Company who may be affiliates of the Company or Parent pursuant to Rule 145 under the Securities Act.

     SECTION 4.12. Access to Company Employees. The Company agrees to provide, and to cause each Subsidiary to provide, Parent with reasonable access to its employees under procedures to be agreed upon by Parent and the Company during normal working hours following the date of this Agreement, to among other things, deliver offers of continued employment and to provide information to such employees about Parent. All communications by Parent with Company employees shall be conducted in a manner that does not disrupt or interfere with the Company's efficient and orderly operation of its business.

     SECTION 4.13. Company Compensation and Benefit Plans. The Company agrees to take all actions necessary to amend, merge, freeze or terminate any or all Company Employee Plans intended to constitute a Code Section 401(k) arrangement, the 1997 Employee Stock Purchase Plan, the 1997 Employee Stock Purchase Plan for Non-United States Employees and any other employee stock purchase plan effective at or immediately prior to the Closing Date, each as requested in writing by Parent no later than five (5) business days prior to the Closing Date (thirty
(30) days prior to the Closing Date with respect to the 1997 Employee Stock Purchase Plan, the 1997 Employee Stock Purchase Plan for Non-United States Employees and any other employee stock purchase plan).

     SECTION 4.14.  Employee Benefits.

     (a) Following the Closing Date, Parent shall arrange for each participant in the Company Employee Plans (the "COMPANY PARTICIPANTS") (including without limitation all dependents) who becomes a Parent employee (or an employee of any Parent subsidiary or affiliate) after the Closing Date to be eligible for the same benefits in the aggregate as those received by Parent employees with similar positions and responsibilities and qualifications; provided, however, that through December 31, 2003 Parent may instead, at its option, continue a Company Employee Plan in lieu of providing benefits under a corresponding Parent Benefit Plan. Each Company Participant shall, to the extent permitted by law, the plan governing the benefits (as reasonably amended to accomplish the following to the extent permissible under Applicable Law) and applicable tax qualification requirements, and subject to any applicable break in service or similar rule, receive credit for all purposes including, without limitation, for eligibility to participate, amount of matching contributions, and vesting under Parent Benefit Plans for years of service with the Company (and its Subsidiaries and predecessors) prior to the Closing Date. If applicable and to the extent possible under Parent's existing plans (as reasonably amended to the extent necessary in accordance with applicable Applicable Law), Parent shall cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any Parent Benefit Plans to be waived with respect to such Company Participants and their eligible dependents and shall provide them with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year including the Closing Date for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Parent Benefit Plans in which they are eligible to participate after the Closing Date.

     (b) Parent agrees that, from and after the Closing Date, the Company employees who become employees of Parent or any of its subsidiaries may participate in the employee stock purchase plan sponsored by Parent (the "PARENT ESPP"), subject to the terms and conditions of the Parent ESPP, and that service with the Company shall be treated as service with Parent or its subsidiaries for determining eligibility of the Company's employees under the Parent ESPP. Unless Parent elects to continue the 1997 Employee Stock Purchase Plan or the 1997 Employee Stock Purchase Plan for Non-United States Employees, Parent agrees to create a special offering period under the Parent ESPP so that the Company employees who become employees of Parent or any of its subsidiaries can participate in the Parent ESPP within thirty (30) days from the Closing Date.

     SECTION 4.15. Takeover Statutes. If any Takeover Statute or any similar statute, law, rule or regulation in any State of the United States (including under the DGCL or any other law of the State of Delaware) is or may become applicable to the Offer or the Merger or any of the other transactions contemplated by this Agreement, the Company and the Company Board shall promptly grant such approvals and take such lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, the Offer or by the Merger and otherwise take such lawful actions to eliminate or minimize the effects of such statute, law, rule or regulation, on such transactions.

     SECTION 4.16. Company Rights Agreement. The Company Board shall take all further action (in addition to that referenced in Section 2.25) to the extent necessary (including amending the Company Rights Agreement) in order to ensure that following or as a result of the Offer, or the execution of this Agreement or the Company Voting Agreements, or the consummation of the transactions contemplated hereby and thereby, (i) no person shall be deemed to be an Acquiring Person; (ii) no person shall have the ability to exercise any Company Rights under the Company Rights Agreement; (iii) no Company Rights shall have separated from the Shares to which they are attached or become exercisable; and
(iv) the Company shall not have the right to exchange any Company Rights for Shares, pursuant to Section 24 of the Company Rights Agreement or otherwise. Except in connection with the foregoing sentence, the Company Board shall not, without the prior written consent of Parent, (i) amend the Company Rights Agreement, or (ii) take any action with respect to, or make any determination under, the Company Rights Agreement, including a redemption of the Company Rights, in each case in order to facilitate any Third Party Acquisition Proposal with respect to the Company; provided, however, that notwithstanding anything to the contrary in this Agreement, the Company Board may (i) amend the Company Rights Agreement solely for the purpose of extending the Distribution Date thereunder to that time immediately prior to the consummation of an unsolicited exchange or tender offer by a third party and (ii) take any action in connection with the Company Rights Agreement that is required by order of a court of competent jurisdiction.

     SECTION 4.17. Parent Board of Directors. Parent shall take all requisite action to appoint Mr. Michael J. Maples to the Parent Board as a member of Class I and as a member of the Corporate Governance/Nominating Committee as of the Effective Time, provided that if Mr. Maples is unable or unwilling to serve on the Parent Board at the Effective Time, Parent shall instead take all requisite action to appoint such other person as the Company may designate and who is reasonably acceptable to Parent.

     SECTION 4.18. Section 16 Matters. If the Company delivers the Section 16 Information to Parent at least 10 business days prior to the Effective Time, then, prior to the Effective Time, the Parent Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretative guidance of the SEC so that (i) the assumption of the Company Stock Options held by Company Insiders in the Merger, and (ii) the receipt by Company Insiders of Parent Common Stock in exchange for Shares pursuant to the Merger, shall in each case be an exempt transaction for purposes of Section 16 of the Exchange Act. For purposes of this
Section 4.18, (1) "COMPANY INSIDER" shall mean any officer or director of the Company who may become a covered person of Parent for purposes of Section 16 of the Exchange Act and (2) "SECTION 16 INFORMATION" shall mean the following information for each Company Insider: (A) the number of Shares held by such individual and expected to be exchanged for shares of Parent Common Stock in the Merger; and (B) the number of Company Stock Options held by such individual and expected to be converted into options to purchase shares of Parent Common Stock in connection with the Merger.

     SECTION 4.19. Second Merger. As soon as practicable after the Effective Time, Parent shall adopt and shall cause the Surviving Corporation to adopt an agreement and plan of merger and reorganization pursuant to which the Surviving Corporation shall be merged with and into Parent or, at Parent's election, a direct wholly owned subsidiary of Parent, with Parent or such subsidiary being the surviving corporation of such merger. Notwithstanding the foregoing, Parent and the Surviving Corporation shall not cause the Second Merger to be effected unless Parent and the Company have received, on or prior to the Acceptance Date, an opinion of Gibson Dunn & Crutcher LLP, counsel to Parent, and an opinion of Wilson Sonsini Goodrich and Rosati, Professional Corporation, counsel to the Company, reasonably satisfactory to Parent and the Company, respectively (the "CLOSING TAX OPINIONS"), that the Offer, the Merger and the Second Merger together will constitute a reorganization under the provisions of Section 368(a) of the Code. The Closing Tax Opinions may rely on customary representations as reasonably requested by such counsel and on typical assumptions. Parent, Acquisition, and the Company agree to provide to such counsel such representations as such counsel reasonably requests in connection with rendering such opinions; provided however, that the opinions set forth in the Closing Tax Opinions shall not be conditioned on any representations or assumptions related to the value of Parent Common Stock after the Acceptance Date. It is intended that, absent a change in facts or law subsequent to the date hereof that prevents Parent or the Company from obtaining such opinions, the Second Merger shall occur and that the acquisition of the Shares pursuant to the Offer, followed by the Merger and the Second Merger, together qualify as a reorganization under the provisions of Section 368(a) of the Code, and that this Agreement constitute a "plan of reorganization" within the meaning of section 1.368-2(g) of the regulations promulgated under the Code. In the event that counsel for the Company is unable to render a Closing Tax Opinion, the opinion condition of this section 4.19 shall be deemed satisfied if counsel for Parent renders a Closing Tax Opinion to the Company.

     SECTION 4.20. Alternative Double Merger. The parties agree that each will make a good faith attempt to obtain the tax opinions referred to in Section
4.19. If for any reason the tax opinion conditions in Section 4.19 are not satisfied on or prior to the Acceptance Date, the parties shall, subject to the receipt of tax opinions as described below, implement the Alternative Double Merger Structure on the terms and conditions contained in this Agreement (preserving the economic and financial terms of this Agreement) with such modifications to such terms and conditions as are required to implement such structure. The "ALTERNATIVE DOUBLE MERGER STRUCTURE" means a structure whereby the following shall occur: (i) Parent will cause Acquisition (or another entity formed by Parent solely to effect the Alternative Double Merger Structure) ("HOLDING COMPANY") to form two wholly-owned subsidiaries under the DGCL ("PARENT MERGER SUBSIDIARY" and "COMPANY MERGER SUBSIDIARY," respectively); (ii) Parent and the Company will cause Parent Merger Subsidiary and Company Merger Subsidiary and, if applicable, Holding Company, to become parties to this Agreement and to execute and deliver all documents required by the DGCL to authorize and adopt this Agreement; (iii) in lieu of shares of Parent Common Stock, an equal number of shares of shares of common stock of Holding Company, together with associated rights similar in all material respects to the Parent Rights ("HOLDING COMPANY COMMON STOCK") shall be issued as the stock portion of the Offer Price and the Merger Consideration, and appropriate conforming changes shall be made to this Agreement; (iv) at the Acceptance Date, Parent Merger Subsidiary shall be merged with and into Parent in accordance with the DGCL, whereupon the separate existence of Parent Merger Subsidiary shall cease, stockholders of Parent shall receive one share of Holding Company Common Stock in exchange for each share of Parent Common Stock and Parent shall be the surviving corporation and a wholly owned subsidiary of Holding Company; and (v) at the Effective Time, Company Merger Subsidiary shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Company Merger Subsidiary shall cease, and the Company shall be the surviving corporation and a wholly owned subsidiary of Holding Company. It is intended that (i) the receipt of Holding Company Common Stock by the holders of Parent Common Stock in exchange for their shares of Parent Common Stock will be treated as having occurred pursuant to either a reorganization as defined in
Section 368(a) of the Code and/or a transaction governed by Section 351(a) of the Code, and Parent will use its commercially reasonable efforts to obtain the opinion of its counsel to that effect, and (ii) the receipt of Holding Company Common Stock and cash by the holders of the Company's common stock in exchange for their shares of Company common stock will be treated as having occurred pursuant to a transaction governed by Section 351(a) and, if applicable, Section 351(b) of the Code, and Company will use its commercially reasonable efforts to obtain the opinion of its counsel to that effect. In the event counsel for the Company is unable to render the opinion referred to above, the opinion condition of this Section 4.20 shall be deemed satisfied if counsel for Parent renders an opinion to the Company.

                                   ARTICLE 5

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     SECTION 5.1. Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) this Agreement shall have been duly approved by the requisite vote of the holders of Company common stock, if required by Applicable Law and the Company Certificate of Incorporation, in order to consummate the Merger;

          (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States federal or state court or United States federal or state Governmental Entity that prohibits, restrains, enjoins or restricts the consummation of the Merger;

          (c) any waiting period applicable to the Merger under the HSR Act or any other material foreign, federal or state antitrust, competition or fair trade law shall have terminated or expired;

          (d) any governmental or regulatory notices, approvals or other requirements necessary to consummate the transactions contemplated hereby and to operate the Surviving Corporation after the Effective Time in all material respects as it was operated prior thereto (other than under the HSR Act or any other material foreign, federal or state antitrust, competition or fair trade law) shall have been given, obtained or complied with, as applicable except where the failure to be given, obtained or complied with shall not have a Material Adverse Effect on the Company or a Material Adverse Effect on the Parent; and

          (e) Parent, Acquisition or their affiliates shall have purchased Shares pursuant to the Offer.

                                   ARTICLE 6

                         TERMINATION; AMENDMENT; WAIVER

     SECTION 6.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after approval and adoption thereof by the Company's stockholders:

          (a) by mutual written consent duly authorized by the Boards of Directors of Parent, Acquisition and the Company;

          (b) by Parent and Acquisition or the Company if:

             (i) any court of competent jurisdiction in the United States or other United States federal or state Governmental Entity shall have issued a final order, decree or ruling, or taken any other final action, restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action is or shall have become nonappealable; or

             (ii) the Offer shall have expired, terminated or been withdrawn pursuant to its terms without any Shares having been purchased; provided, that the right to terminate this Agreement under this Section 6.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal reason for the failure of Parent or Acquisition to purchase Shares in the Offer; or

             (iii) the Acceptance Date has not occurred by November 30, 2003 which date shall be extended to February 28, 2004 if the Acceptance Date shall not have occurred as a result of a failure to satisfy the conditions set forth in clause (ii) of Annex C (as appropriate, the "FINAL DATE"); provided that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been a principal reason that the Acceptance Date shall not have occurred on or before said date.

          (c) by the Company if:

             (i) if Parent, Acquisition or any of their Affiliates shall have failed to commence the Offer on or prior to the tenth (10th) business day following the date of the initial public announcement of the Offer; provided, that the Company may not terminate this Agreement pursuant to this Section 6.1(c)(i) if the Company is in breach of Section 1.2 of this Agreement in a manner that affects Parent's or Acquisition's ability to commence the Offer;

             (ii) (A) there shall have been a breach of any representation or warranty on the part of Parent or Acquisition set forth in this Agreement or if any representation or warranty of Parent or Acquisition shall have become untrue such that the conditions set forth in clause II.(c) of Annex C would be incapable of being satisfied by the Final Date; or

             (iii) there shall have been a breach by Parent or Acquisition of any of their respective covenants or agreements hereunder having a Material Adverse Effect on Parent or materially adversely affecting (or materially delaying) the consummation of the Offer or the Merger, and Parent or Acquisition, as the case may be, has not cured such breach within twenty (20) business days after written notice by the Company thereof;

          (d) by Parent and Acquisition if:

             (i) there shall have been a breach of any representation or warranty on the part of the Company set forth in this Agreement or if any representation or warranty of the Company shall have become untrue, such that the conditions set forth in clause I.(e) of Annex C would be incapable of being satisfied by the Final Date; or

             (ii) there shall have been a breach by the Company of one or more of its covenants or agreements hereunder having, in the aggregate, a Material Adverse Effect on the Company or materially adversely affecting (or materially delaying) the consummation of the Offer or the Merger, and the Company has not cured such breach within twenty (20) business days after written notice by Parent or Acquisition thereof.

          (e) by Parent and Acquisition, if the Company shall have, prior to the Acceptance Date, but subject to the Company's compliance with Section 1.3:

             (i) effected a Change in the Company Recommendation, whether or not permitted by the terms hereof; or

             (ii) willfully and materially breached its obligations under
        Section 4.3;

provided, that if the Company sends a notice of its intention to terminate this Agreement pursuant to Section 6.1(c), the sending of such notice in and of itself shall not be deemed to be a breach or default by the Company that would permit Parent to terminate this Agreement pursuant to this Section 6.1(e).

          (f) by the Company, on a scheduled Expiration Date at which time there shall have been made a Change in the Company Recommendation as a result of a Superior Proposal and the Minimum Condition shall not have been satisfied; provided, that, the failure of Company to fulfill any of its obligations under this Agreement shall not have been a principal reason that the Minimum Condition shall not have been satisfied; provided, further, that, the Company shall have first permitted Parent to effect a single extension of the Offer for one period of no more than twenty (20) business days (the "FIRST EXTENSION") after the Change in the Company Recommendation; and provided, further, that if the Minimum Condition is not satisfied upon the expiration of the First Extension, the Company shall have permitted Parent to effect an additional extension or extension(s) of the Offer for no more than ten (10) business days per period if Parent shall have made, and there is continuing at the scheduled Expiration Date for such respective period, a proposal by Parent to the Company or its stockholders which is no less favorable than the Superior Proposal. Notwithstanding the foregoing, the Company may not terminate this Agreement pursuant to this Section 6.1(f) if the Company is in breach of Section 4.3 with respect to such Superior Proposal, such Change in the Company Recommendation or a Third Party Acquisition Proposal made by the person making the Superior Proposal or its affiliates.

     SECTION 6.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto, or any of its affiliates, directors, officers or stockholders other than the provisions of this Section 6.2 and Sections 4.6(c) and 6.3 and all of Article 7 with the exception of Sections 7.8 and Section 7.10 hereof. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement prior to such termination.

     SECTION 6.3.  Fees and Expenses.

     (a) If this Agreement is terminated pursuant to Section 6.1(e) or 6.1(f), Parent and Acquisition would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate Parent and Acquisition for such damages, the Company shall pay to Parent the amount of Fifty-Seven Million Dollars ($57,000,000) as liquidated damages within one (1) business day of the termination of this Agreement pursuant to Section 6.1(e) or 6.1(f). It is specifically agreed that the amount to be paid pursuant to this
Section 6.3(a) represents liquidated damages and not a penalty.

     (b) Upon the termination of this Agreement pursuant to Section 6.1(d), in addition to any other remedies that Parent, Acquisition or their affiliates may have as a result of such termination (including pursuant to Section 6.3(a)), the Company shall pay to Parent the amount of Five Million Dollars ($5,000,000) as reimbursement for the costs, fees and expenses incurred by any of them or on their behalf in connection with this Agreement, the Offer, the Merger and the consummation of all transactions contemplated by this Agreement (including fees payable to investment bankers, counsel to any of the foregoing and accountants); provided that no breach by Parent or Acquisition shall have occurred that (either then or upon the passage of time as provided in Section 6.1(c)(iii)) would permit the Company to terminate this Agreement pursuant to Section 6.1(c).

     (c) Upon the termination of this Agreement pursuant to Section 6.1(c), in addition to any other remedies that the Company or its affiliates may have as a result of such termination, Parent shall pay to the Company the amount of Five Million Dollars ($5,000,000) as reimbursement for the costs, fees and expenses incurred by any of them or on their behalf in connection with this Agreement, the Merger and the consummation of all transactions contemplated by this Agreement (including fees payable to investment bankers, counsel to any of the foregoing and accountants); provided no breach by the Company shall have occurred that (either then or upon the passage of time as provided in Section 6(d)(ii)) would permit Parent to terminate this Agreement pursuant to Section 6.1(d).

     (d) Except as specifically provided in this Section 6.3, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

     SECTION 6.4. Amendment. This Agreement may be amended by action taken by the Company, Parent and Acquisition at any time before or after approval of the Merger by the stockholders of the Company but after any such approval no amendment shall be made that requires the approval of such stockholders under Applicable Law without such approval. This Agreement (including, subject to Section 4.10, the Company Disclosure Schedule and the Parent Disclosure Schedule) may be amended only by an instrument in writing signed on behalf of the parties hereto.

     SECTION 6.5. Extension; Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE 7

                                 MISCELLANEOUS

     SECTION 7.1. Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties hereto that by its terms requires performance after the Effective Time.

     SECTION 7.2. Entire Agreement; Assignment. This Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule) and the Nondisclosure Agreement (a) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior and contemporaneous agreements and understandings both written and oral between the parties with respect to the subject matter hereof, including, without limitation, the Original Agreement, and (b) shall not be assigned by operation of law or otherwise; provided, however, that Acquisition may assign any or all of its rights and obligations under this Agreement to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Acquisition of its obligations hereunder if such assignee does not perform such obligations.

     SECTION 7.3. Validity. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.

     SECTION 7.4. Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, sent by facsimile, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses set forth below or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (A) in the case of personal delivery, on the date of such delivery, (B) in the case of facsimile, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (C) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next business day delivery, on the next business day after the date when sent, and (D) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted:

        if to Parent or Acquisition:     PeopleSoft, Inc.
                                         4460 Hacienda Drive
                                         Pleasanton, California 94588
                                         Facsimile: (925) 694-5550
                                         Attention: Anne S. Jordan

                                         and

                                         PeopleSoft, Inc.
                                         4460 Hacienda Drive
                                         Pleasanton, California 94588
                                         Facsimile: (925) 694-5152
                                         Attention: Kevin T. Parker

        with a copy to:                 Gibson, Dunn & Crutcher LLP
                                        One Montgomery Street
                                        Telesis Tower
                                        San Francisco, California 94104
                                        Facsimile: (415) 986-5309
                                        Attention: Douglas D. Smith
                                        Peter T. Heilmann

        if to the Company to:          J.D. Edwards & Company
                                       One Technology Way
                                       Denver, CO 80237
                                       Facsimile: (303) 334-4693
                                       Attention: Richard G. Snow, Jr.

                                       and

                                       J.D. Edwards & Company
                                       One Technology Way
                                       Denver, CO 80237
                                       Facsimile: (303) 334-1077
                                       Attention: Richard E. Allen

        with a copy to:                 Wilson Sonsini Goodrich & Rosati,
                                        Professional Corporation
                                        650 Page Mill Road
                                        Palo Alto, CA 94304
                                        Facsimile: (650) 493-6811
                                        Attention: Herbert P. Fockler

                                        and

                                        Wilson Sonsini Goodrich & Rosati,
                                        Professional Corporation
                                        One Market
                                        Spear Tower, Suite 3300
                                        San Francisco, CA 94105
                                        Facsimile: (415) 947-2099
                                        Attention: Steve L. Camahort

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     SECTION 7.5.  Governing Law and Venue; Waiver of Jury Trial.

     (a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the state of Delaware without regard to the conflict of Applicable Law principles thereof. The parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the courts of the Court of Chancery of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.4 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof.

     (b) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

     (c) Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefor each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this Agreement by, among other things, the waivers and certifications in this Section 7.5.

     SECTION 7.6. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     SECTION 7.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as expressly provided herein, nothing in this Agreement is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement nor shall any such person be entitled to assert any claim hereunder. In no event shall this Agreement constitute a third party beneficiary contract.

     SECTION 7.8. Certain Definitions. For the purposes of this Agreement the term:

          (a) "ACCEPTANCE DATE" means the first date on which Parent or Acquisition accepts for payment all shares of Company common stock validly tendered and not withdrawn pursuant to the Offer.

          (b) "AFFILIATE" means (except as otherwise provided in Sections 2.22 and 4.11) a person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned person;

          (c) "APPLICABLE LAW" means, with respect to any person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, decree or other requirement of any Governmental Entity existing as of the date hereof or as of the Effective Time applicable to such person or any of its respective properties, assets, officers, directors, employees, consultants or agents;

          (d) "BUSINESS DAY" means any day other than a day on which the Nasdaq National Market is closed;

          (e) "CAPITAL STOCK" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

          (f) "COMPANY ACQUISITION PROPOSAL" means (i) any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction or series of related transactions involving the Company or any Subsidiary in which the stockholders of the Company immediately preceding such transaction hold, directly or indirectly, less than sixty percent (60%) of the equity interests in the surviving or resulting entity of such transaction or in any parent entity immediately following such transaction; (ii) any sale, lease, exchange, transfer or other disposition (including by way of merger, consolidation or exchange), in a single transaction or a series of related transactions, of the assets of the Company (whether directly or indirectly, including through the acquisition of one or more Subsidiaries or such Subsidiaries' assets) constituting forty percent (40%) or more of the consolidated assets of the Company or accounting for forty percent (40%) or more of the consolidated revenues of the Company; (iii) any tender offer, exchange offer or similar transactions or series of related transactions made by any person involving the Company's common stock constituting forty percent (40%) or more of the Company's common stock; (iv) the acquisition by any person of beneficial ownership (as determined pursuant to Rule 13d-3 of the Exchange Act) of more than forty percent (40%) of the Company's common stock; or (v) any other substantially similar transaction or series of related transactions that if consummated would result in the acquisition of a forty percent (40%) or greater interest in the Company;

          (g) "COMPANY IP" means any Company Licensed IP or Company Owned IP;

          (h) "COMPANY LICENSED IP" means any Intellectual Property that is owned by any other person and that is licensed to, used or distributed by the Company or any Subsidiary;

          (i) "COMPANY OWNED IP" means any Intellectual Property owned (in whole or in part) by the Company or any Subsidiary;

          (j) "COMPANY REGISTERED IP" means any Registered Intellectual Property owned (in whole or in part) by the Company or any Subsidiary;

          (k) "INTELLECTUAL PROPERTY" means any patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, domain name, copyright (whether registered or unregistered), copyright application, mask work, mask work application, trade secret, know-how, customer list, franchise, system, computer software, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset;

          (l) "KNOWLEDGE" or "KNOWN" means, with respect to any matter in question, the actual knowledge of such matter of (i) any member of the Board of Directors; or (ii) any employee or officer listed on Section 7.8 of the Company Disclosure Schedule or Section 7.8 of the Parent Disclosure Schedule, as applicable; of the Company or any Subsidiary, or Parent or any of its subsidiaries, as the case may be, and each of such persons shall be deemed to have actual knowledge of all books and records to which he or she has reasonable access;

          (m) "INCLUDE" or "INCLUDING" means "INCLUDE, WITHOUT LIMITATION" or "INCLUDING, WITHOUT LIMITATION," as the case may be, and the language following "include" or "including" shall not be deemed to set forth an exhaustive list;

          (n) "LIEN" means any mortgage, lien, pledge, hypothecation, charge, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset; provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate proceedings and disclosed in Section 2.14(d) of the Company Disclosure Schedule, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age pension or other social security programs mandated under Applicable Law, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and other like liens, and
     (v) restrictions on transfer of securities imposed by applicable state and federal securities laws;

          (o) "MATERIAL ADVERSE EFFECT ON THE COMPANY" means any circumstance, change in, or effect on the Company and its Subsidiaries, taken as a whole, that is, or is reasonably likely in the future to be, materially adverse to the financial condition, earnings, results of operations, or the business or operations (financial or otherwise), of the Company and its Subsidiaries, taken as a whole, or on the ability of the Company to perform its obligations hereunder, excluding any such circumstance, change or effect to the extent resulting from or arising in connection with (i) changes or conditions generally affecting the industries or segments in which the Company operates, (ii) changes in general economic, market or political conditions which, in the case of (i) or (ii), does not have a materially disproportionate effect (relative to other industry participants) on the Company, (iii) any litigation brought or threatened by stockholders of the Company (whether on behalf of the Company or otherwise) in respect of the announcement of this Agreement or the consummation of the Offer or Merger, (iv) any disruption of customer, business partner, supplier or employee relationships that resulted from the announcement of this Agreement or the consummation of the Offer or Merger, to the extent so attributable; provided, that any reduction in the market price or trading volume of the Company's publicly traded common stock shall not be deemed to constitute a Material Adverse Effect on the Company (it being understood that the foregoing shall not prevent Parent from asserting that any underlying cause of such reduction independently constitutes such a Material Adverse Effect on the Company), or (v) the tender offer or other acquisition proposal by Oracle Corporation for Parent;

          (p) "MATERIAL ADVERSE EFFECT ON PARENT" means any circumstance, change in, or effect on Parent and its subsidiaries, taken as a whole, that is, or is reasonably likely in the future to be, materially adverse to the financial condition, earnings, results of operations, or the business or operations (financial or otherwise), of Parent and its subsidiaries, taken as a whole, or on the ability of the Parent to perform its obligations hereunder, excluding any such circumstance, change or effect to the extent resulting from or arising in connection with (i) changes or conditions generally affecting the industries or segments in which the Parent operates, (ii) changes in general economic, market or political conditions which, in the case of (i) or (ii), does not have a materially disproportionate effect (relative to other industry participants) on the Parent, (iii) any litigation brought or threatened by stockholders of the Parent (whether on behalf of the Parent or otherwise) in respect of the announcement of this Agreement or the consummation of the Offer or Merger,
     (iv) any disruption of customer, business partner, supplier or employee relationships that resulted from the announcement of this Agreement or the consummation of the Offer or Merger, to the extent so attributable; provided, that any reduction in the market price or trading volume of Parent's publicly traded common stock shall not be deemed to constitute a Material Adverse Effect on Parent (it being understood that the foregoing shall not prevent the Company from asserting that any underlying cause of such reduction independently constitutes such a Material Adverse Effect on Parent), or (v) the tender offer or other acquisition proposal by Oracle Corporation for Parent;

          (q) "PERSON" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity including any Governmental Entity;

          (r) "PROCEEDING" means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or any arbitrator or arbitration panel;

          (s) "QUALIFYING AMENDMENT" means an amendment or supplement to the Joint Proxy Statement/Prospectus or S-4 (including by incorporation by reference) to the extent it contains (a) a Change in the Company Recommendation, (b) a statement of the reasons of Company Board for making such Change in the Company Recommendation, and (c) additional information reasonably related to the foregoing; and

          (t) "REGISTERED INTELLECTUAL PROPERTY" means all United States, international and foreign: (i) patents, including applications therefor;
     (ii) registered trademarks, applications to register trademarks, including intent-to-use applications, or other registrations or applications related to trademarks; (iii) copyrights registrations and applications to register copyrights; (iv) registered mask works and applications to register mask works; and (v) any other intellectual property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

     SECTION 7.9. Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Company or Parent or Acquisition or any officer, director, employee, agent, representative or investor of any party hereto.

     SECTION 7.10. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that if a party hereto receives all payments and reimbursements of expenses to which it is entitled pursuant to Section 6.3(a), (b) or (c) it shall not be entitled to specific performance to compel the consummation of the Merger.

     SECTION 7.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

                  (Remainder of page intentionally left blank)

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.


                                          PeopleSoft, Inc.


                                          By:      /s/ CRAIG A. CONWAY
                                            ------------------------------------
                                              Name: Craig A. Conway
                                              Title: President and Chief
                                              Executive Officer
                                              Date: June 16, 2003

                                          J.D. Edwards & Company

                                          By:    /s/ ROBERT M. DUTKOWSKY
                                            ------------------------------------
                                              Name: Robert M. Dutkowsky
                                              Title: President and Chief
                                              Executive Officer
                                              Date: June 16, 2003

                                          Jersey Acquisition Corporation

                                          By:      /s/ KEVIN T. PARKER
                                            ------------------------------------
                                              Name: Kevin T. Parker
                                              Title: President
                                              Date: June 16, 2003

      ISIGNATURE PAGE TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
  AND REORGANIZATION BY AND AMONG PEOPLESOFT, INC., J.D. EDWARDS & COMPANY AND
                        JERSEY ACQUISITION CORPORATIONJ

                                    ANNEX A

            STOCKHOLDERS OF COMPANY THAT EXECUTED VOTING AGREEMENTS

     Richard E. Allen

     Kathleen J. Cunningham

     Harry Debes

     Robert M. Dutkowsky

     Gerald Harrison

     Delwin D. Hock

     Michael Madden

     Michael J. Maples

     Richard Mathews

     Trygve E. Myhren

     Robert C. Newman

     Pamela Saxton

     David Siebert

     Richard Snow, Jr.

     Leslie Wyatt

                                    ANNEX B

             STOCKHOLDERS OF PARENT THAT EXECUTED VOTING AGREEMENTS

     A. George "Skip" Battle

     Aneel Bhusri

     Nanci Caldwell

     Craig A. Conway

     Guy E. Dubois

     David A. Duffield

     Frank J. Fanzilli, Jr.

     Steven D. Goldby

     Michael Gregoire

     Ram Gupta

     Anne S. Jordan

     Kevin T. Parker

     W. Philip Wilmington

     Cyril J. Yansouni

                                    ANNEX C

                            CONDITIONS TO THE OFFER

I.  CONDITIONS TO CONSUMMATION OF THE OFFER OF PARENT AND ACQUISITION

     Notwithstanding any other provision of the Offer (subject to the provisions of the Agreement), as a first step in effectuating a merger between Parent or Acquisition and Company qualifying as a tax-free reorganization under Section 368(a) of the Code and/or a transaction described in Section 351 of the Code, as applicable, Parent and Acquisition shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to the Parent's or Acquisition's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, if (i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares which would constitute at least a majority of the Shares outstanding on a fully-diluted basis on the date of purchase (on a "FULLY-DILUTED BASIS" meaning the number of Shares outstanding, together with the Shares which the Company may be required to issue pursuant to Company Stock Options with an exercise or conversion price on the Amendment Execution Date of less than $25.00 outstanding at that date and which do not terminate upon consummation of the Offer under Company Plans or otherwise, to the extent such Company Stock Options would be vested or exercisable as of the date which is ninety (90) days after the scheduled Expiration Date), when aggregated with any Shares owned by Parent, Acquisition or an affiliate of Parent or Acquisition (the "MINIMUM CONDITION"), (ii) any applicable waiting period under the HSR Act or under any other material foreign, federal or state antitrust, competition or fair trade law, shall have expired or terminated prior to the expiration of the Offer, or (iii) at any time on or after the Amendment Execution Date, and before the time of acceptance of Shares for payment pursuant to the Offer, any of the following events are continuing at a scheduled Expiration Date:

          (a) a statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States federal or state court or United States federal or state Governmental Entity that prohibits, restrains, enjoins or restricts the consummation of the Offer or the Merger;

          (b) in connection with the compliance by Parent or Acquisition with any Applicable Law (including the HSR Act or any other material foreign, federal or state antitrust, competition or fair trade law), Parent shall be
     (i) required, or be construed to be required, to sell or divest any assets or business or to restrict any business operations, or (ii) prohibited from owning, and a limitation shall be imposed on Parent's ownership of, any portion of the Company's business or assets;

          (c) any governmental or regulatory notices, approvals or other requirements necessary to consummate the transactions contemplated hereby and to operate the Surviving Corporation after the Acceptance Date in all material respects as it was operated prior thereto (other than under the HSR Act or any other material foreign, federal or state antitrust, competition or fair trade law) shall not have been given, obtained or complied with, as applicable except where the failure to be given, obtained or complied with shall not have a Material Adverse Effect on the Company or a Material Adverse Effect on Parent;

          (d) the S-4 shall not have become effective under the Securities Act or shall be the subject of any stop order or proceedings seeking a stop order;

          (e) the failure of (i) each of the representations and warranties qualified by "Material Adverse Effect on the Company" to be true and correct as of the date of the Agreement and as of the scheduled Expiration Date as though made on and as of the scheduled Expiration Date, and (ii) each of the representations and warranties of the Company set forth in the Agreement and not qualified by "Material Adverse Effect on the Company", disregarding all qualifications and exceptions contained therein relating to materiality, to be true and correct as of the date of the Agreement and as of the scheduled Expiration Date as though made on and as of the scheduled Expiration Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on the Company;

          (f) Parent shall not have received a Closing Tax Opinion from its counsel, or, if applicable, the opinion of its counsel referred to in
     Section 4.20 of the Agreement;

          (g) failure of the covenants and obligations of the Company to have been performed pursuant to the terms of the Agreement in all material respects at or before the Acceptance Date;

          (h) the shares of Parent Common Stock to be issued in the Offer shall not have been approved for listing on the Nasdaq National Market, subject to official notice of issuance; or

          (i) subject to each of the disclosures in the Company Disclosure Schedule, there shall have been a Material Adverse Effect on the Company.

     The foregoing conditions are for the sole benefit of Parent and Acquisition and may be asserted by either of them regardless or the circumstances giving rise to such conditions or may be waived by Parent or Acquisition, in whole or in part at any time and from time to time in the sole discretion of Parent or Acquisition. The failure by Parent or Acquisition at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

II.  CONDITIONS TO CONSUMMATION OF THE OFFER OF THE COMPANY

     To the extent permitted by Applicable Law, Parent and Acquisition shall not consummate the Offer if, before the time of acceptance of Shares for payment pursuant to the Offer, the Company shall have provided to Parent and Acquisition notice of, and not waived or withdrawn such notice of, any of the following events which are continuing at a scheduled Expiration Date:

          (a) a statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States federal or state court or United States federal or state Governmental Entity that prohibits, restrains, enjoins or restricts the consummation of the Offer or the Merger;

          (b) in connection with the compliance by Parent or Acquisition with any Applicable Law (including the HSR Act or any other material foreign, federal or state antitrust, competition or fair trade law), Parent shall be
     (i) required, or be construed to be required, to sell or divest any assets or business or to restrict any business operations, or (ii) prohibited from owning, and a limitation shall be imposed on Parent's ownership of, any portion of the Company's business or assets;

          (c) any governmental or regulatory notices, approvals or other requirements necessary to consummate the transactions contemplated hereby and to operate the Surviving Corporation after the Acceptance Date in all material respects as it was operated prior thereto (other than under the HSR Act or any other material foreign, federal or state antitrust, competition or fair trade law) shall not have been given, obtained or complied with, as applicable except where the failure to be given, obtained or complied with shall not have a Material Adverse Effect on the Company or a Material Adverse Effect on Parent;

          (d) the S-4 shall not have become effective under the Securities Act and shall be the subject of any stop order or proceedings seeking a stop order;

          (e) the failure of (i) each of the representations and warranties qualified by "Material Adverse Effect on Parent" to be true and correct as of the date of the Agreement and as of the scheduled Expiration Date as though made on and as of the scheduled Expiration Date, and (y) each of the representations and warranties of Parent and Acquisition set forth in the Agreement and not qualified by "Material Adverse Effect on Parent", disregarding all qualifications and exceptions contained therein relating to materiality, to be true and correct as of the date of the Agreement and as of the scheduled Expiration Date as though made on and as of the scheduled Expiration Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on Parent;

          (f) The Company shall not have received a Closing Tax Opinion from its counsel (or counsel for Parent in the event counsel for the Company in unable to render a Closing Tax Opinion), or, if applicable, Company shall not have received an opinion of its counsel referred to in Section 4.20 of the Agreement (or counsel for Parent in the event counsel for the Company is unable to render its opinion);

          (g) the failure of the covenants and obligations of Parent and Acquisition pursuant to the terms of the Agreement to have been duly performed in all material respects at or before the Acceptance Date;

          (h) the shares of Parent Common Stock to be issued in the Offer shall not have been approved for listing on the Nasdaq National Market, subject to official notice of issuance; or

          (i) subject to each of the disclosures in the Parent Disclosure Schedule, there shall have been a Material Adverse Effect on Parent.

     Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned to the tendering stockholders.

                                  EXHIBITS TO
                              AMENDED AND RESTATED
                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
                           DATED AS OF JUNE 16, 2003
                                  BY AND AMONG
                               PEOPLESOFT, INC.,
                             J.D. EDWARDS & COMPANY
                                      AND
                         JERSEY ACQUISITION CORPORATION

                                                                       EXHIBIT A

                             CERTIFICATE OF MERGER

                                       OF
                         JERSEY ACQUISITION CORPORATION
                            (A DELAWARE CORPORATION)

                                 WITH AND INTO

                             J.D. EDWARDS & COMPANY
                            (A DELAWARE CORPORATION)
                        UNDER SECTION 251 OF THE GENERAL
                    CORPORATION LAW OF THE STATE OF DELAWARE

     The undersigned corporation, J.D. Edwards & Company, hereby certifies that:

          FIRST: The name and state of incorporation of each of the constituent corporations is: Jersey Acquisition Corporation, a Delaware corporation (the "Disappearing Corporation") and J.D. Edwards & Company, a Delaware corporation (the "Surviving Corporation").

          SECOND: An agreement of merger has been approved, adopted, certified, executed and acknowledged by the Disappearing Corporation and by the Surviving Corporation in accordance with the provisions of Section 251 of the General Corporation Law of the State of Delaware.

          THIRD:  The name of the surviving corporation is J.D. Edwards &
     Company.

          FOURTH: Upon the effectiveness of the merger, the Certificate of Incorporation of the Surviving Corporation shall be as attached hereto as Exhibit A.

          FIFTH: The executed agreement of merger is on file at the principal place of business of the Surviving Corporation at One Technology Way, Denver, Colorado 80237.

          SIXTH: A copy of the agreement and plan of merger will be furnished by the Surviving Corporation on request and without cost, to any stockholder of the Disappearing Corporation or the Surviving Corporation.

     IN WITNESS WHEREOF, the undersigned has executed and subscribed to this Certificate of Merger on behalf of J.D. Edwards & Company as its authorized officer and hereby affirms, under penalties of perjury, that this Certificate of Merger is the act and deed of such corporation and that the facts stated herein are true.

                                          J.D. EDWARDS & COMPANY,
                                          a Delaware corporation

                                          By:
                                            ------------------------------------
                                              Name: Robert M. Dutkowsky
                                              Title:  President and Chief
                                              Executive Officer

Dated:           , 2003

                                   EXHIBIT A

               (EXHIBIT TO EXHIBIT A TO THE AMENDED AND RESTATED
                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION)

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                             J.D. EDWARDS & COMPANY

                                   ARTICLE I

                              NAME OF CORPORATION

                        The name of this corporation is:

                             J.D. EDWARDS & COMPANY

                                   ARTICLE II

                               REGISTERED OFFICE

     The address of the registered office of the corporation in the State of Delaware is 9 East Loockerman Street, Suite 1B, in the City of Dover 19901, County of Kent, and the name of its registered agent at that address is National Registered Agents, Inc.

                                  ARTICLE III

                                    PURPOSE

     The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

                            AUTHORIZED CAPITAL STOCK

     The corporation shall be authorized to issue one class of stock to be designated Common Stock; the total number of shares which the corporation shall have authority to issue is one thousand (1,000), and each such share shall have a par value of one hundredth of one cent ($0.001).

                                   ARTICLE V

                          BOARD POWER REGARDING BYLAWS

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the corporation.

                                   ARTICLE VI

                             ELECTION OF DIRECTORS

     Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

                                  ARTICLE VII

                        LIMITATION OF DIRECTOR LIABILITY

     To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended (the "Delaware Law"), a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The corporation shall indemnify, in the manner and to the fullest extent permitted by the Delaware Law, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The corporation may indemnify, in the manner and to the fullest extent permitted by the Delaware Law, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was an employee or agent of the corporation, or is or was serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Expenses incurred by any such director, officer, employee or agent in defending any such action, suit or proceeding may be advanced by the corporation prior to the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified as authorized by the Delaware Law and this Article VII. The corporation may, to the fullest extent permitted by the Delaware Law, purchase and maintain insurance on behalf of any such director, officer, employee or agent against any liability which may be asserted against such person. To the fullest extent permitted by the Delaware Law, the indemnification provided herein shall include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement and, in the manner provided by the Delaware Law, any such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding. The indemnification provided herein shall not be deemed to limit the right of the corporation to indemnify any other person for any such expenses to the fullest extent permitted by the Delaware Law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the corporation may be entitled under any agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     No repeal or modification of the foregoing paragraph shall adversely affect any right or protection of a director of the corporation existing by virtue of the foregoing paragraph at the time of such repeal or modification.

                                  ARTICLE VIII

                                CORPORATE POWER

     The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

                                   ARTICLE IX

                       CREDITOR COMPROMISE OR ARRANGEMENT

     Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

                                                                       EXHIBIT B

                          FORM OF AFFILIATE AGREEMENT

                                                                    JUNE 1, 2003

PEOPLESOFT, INC.
4460 HACIENDA DRIVE
PLEASANTON, CA 94588
ATTENTION: SECRETARY

Ladies and Gentlemen:

     I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of J.D. Edwards & Company, a Delaware corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger, dated as of June 1, 2003 (the "Merger Agreement"), among PeopleSoft, Inc., a Delaware corporation ("Parent"), Jersey Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent ("Acquisition"), and the Company, Acquisition will be merged with and into the Company (the "Merger"). Capitalized terms used in this letter without definition shall have the meanings assigned to them in the Merger Agreement.

     As a result of the Merger, I may receive Parent Common Stock in exchange for shares of common stock, $0.001 par value per share, of the Company that I own or that I may purchase upon exercise of stock options.

     I hereby represent, warrant and covenant to Parent that in the event I receive any Parent Common Stock as a result of the Merger:

          a. I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Parent Common Stock to the extent I believed necessary with my counsel or counsel for the Company.

          b. I have been advised that the issuance of Parent Common Stock to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger will be submitted for a vote of the stockholders of the Company, I may be deemed to have been an affiliate of the Company and the distribution by me of the Parent Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of Parent Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Parent, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

          c. I understand that Parent is under no obligation to register the sale, transfer or other disposition of Parent Common Stock by me or on my behalf under the Act.

          d. I also understand that stop transfer instructions will be given to Parent's transfer agent with respect to shares of Parent Common Stock issued to me and that there will be placed on the certificates for such shares of Parent Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

           "This certificate and the shares represented hereby have been issued pursuant to a transaction governed by Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and may not be sold or otherwise disposed of unless registered under the Securities Act pursuant to a Registration Statement in effect at the time or unless the proposed sale or other disposition can be made in compliance with Rule 145 or without registration in reliance on another exemption therefrom."

     It is understood and agreed that certificates with the legend set forth above will be substituted by delivery of certificates without such legend if (i) one year shall have elapsed from the date the undersigned acquired the Parent Common Stock received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the Parent Common Stock received in the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or
(iii) Parent has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a "no action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned. The term "Parent Common Stock" as used in this letter shall mean and include not only the common stock. $0.01 par value, of Parent as presently constituted, but also any other stock that may be issued in exchange for, in lieu of, or in addition to, all or any part of such Parent Common Stock.

     I hereby acknowledge that the receipt of this letter by Parent is an inducement and a condition to Parent's obligation to consummate the Merger under the Merger Agreement, and I understand the requirements of this letter and the limitations imposed upon the transfer, sale, pledge or other disposition of shares of Parent Common Stock that I may receive in the Merger.

                                          Very truly yours,

                                          --------------------------------------
                                          Name (print):

Agreed and accepted this   day
of June 2003, by

PeopleSoft, Inc.

By:
----------------------------------------------------
    Name:
    Title:

                                                                       EXHIBIT C

                                FORM OF COMPANY
                               IRREVOCABLE PROXY
                                      AND
                                VOTING AGREEMENT

     THIS IRREVOCABLE PROXY AND VOTING AGREEMENT (this "AGREEMENT"), dated as of June 1, 2003, is entered into by and between PeopleSoft, Inc., a Delaware corporation ("PARENT"), and Jersey Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent ("ACQUISITION"), on the one
hand, and                ("STOCKHOLDER") on the other hand, and, with respect to
Section 7(j) only, J.D. Edwards & Company, a Delaware corporation (the
"COMPANY").

                                    RECITALS

     WHEREAS, concurrently herewith, Parent, Acquisition, and the Company have entered into an Agreement and Plan of Merger, of even date herewith (as such agreement may hereafter be amended from time to time in conformity with the provisions thereof, the "MERGER AGREEMENT"), pursuant to which Acquisition will merge with and into the Company and the Company shall be the surviving corporation and become a wholly-owned subsidiary of Parent (the "MERGER");

     WHEREAS, Stockholder is the beneficial owner (as defined below) of
               (               ) shares of common stock, $0.001 par value per
share, of the Company (such shares, together with all other shares of capital stock or other voting securities of the Company with respect to which the Stockholder has beneficial ownership as of the date of this Agreement, and any shares of capital stock or other voting securities of the Company, beneficial ownership of which is directly or indirectly acquired after the date hereof, including, without limitation, shares received pursuant to any stock splits, stock dividends or distributions, shares acquired by purchase or upon the exercise, conversion or exchange of any option, warrant or convertible security or otherwise, and shares or any voting securities of the Company received pursuant to any change in the capital stock of the Company by reason of any recapitalization, merger, reorganization, consolidation, combination, exchange of shares or the like, are referred to herein as the "STOCKHOLDER SHARES"); and

     WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent and Acquisition have requested that Stockholder agree, and Stockholder has agreed, to enter into this Agreement.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

          1. Definitions. For the purposes of this Agreement, terms not defined herein but used herein and defined in the Merger Agreement shall have the meanings set forth in the Merger Agreement, unless the context clearly indicates otherwise.

          2. Voting Agreement. Stockholder hereby agrees with Parent and Acquisition that, at any meeting of the Company's stockholders, however called, Stockholder shall appear at each such meeting, in person or by proxy, or otherwise cause all Stockholder Shares then outstanding to be counted as present thereat for purposes of establishing a quorum, and Stockholder shall vote, or cause to be voted (or in connection with any written consent of the Company's stockholders, act, or cause to be acted, by written consent) with respect to all Stockholder Shares that Stockholder is entitled to vote or as to which Stockholder has the right to direct the voting, as of the relevant record date, (i) in favor of approval of the Merger Agreement and the transactions contemplated thereby;

     (ii) against any proposal that is intended to, or is reasonably likely to result in any of the conditions of the Parent's or Acquisition's obligations under the Merger Agreement not being fulfilled; and (iii) against (A) any Third Party Acquisition Proposal (as defined in the Merger Agreement), or (B) the election of a group of individuals to replace a majority or more of the individuals presently on the Board of Directors of the Company; provided that if one or more individuals presently on the Board of Directors withdraws his or her nomination for reelection at any meeting of stockholders for the election of directors, Stockholder may vote for a replacement director nominated by the Company's Board of Directors for such individual(s).

     3.  Irrevocable Proxy.

     (a) Stockholder hereby constitutes and appoints Acquisition, which shall act by and through Kevin Parker and Anne Jordan (each, a "Proxy Holder"), or either of them, with full power of substitution, its true and lawful proxy and attorney-in-fact to vote at any meeting (and any adjournment or postponement thereof) of the Company's stockholders called for purposes of considering whether to approve the Merger Agreement and transactions contemplated thereby, any Third Party Acquisition Proposal or any other transaction described in
Section 2 hereof, or to execute a written consent of stockholders in lieu of any such meeting (if so permitted), all Stockholder Shares held by Stockholder of record as of the relevant record date in favor of the approval of the Merger Agreement and transactions contemplated thereby and against any Third Party Acquisition Proposal or any other action described in Section 2(iii)(B) hereof.

     (b) The proxy and power of attorney granted herein shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke all prior proxies granted by Stockholder which conflicts with the proxy granted herein. Stockholder shall not grant any proxy to any person which conflicts with the proxy granted herein, and any attempt to do so shall be void. The power of attorney granted herein is a durable power of attorney and shall survive the death or incapacity of Stockholder.

     (c) If Stockholder fails for any reason to vote his, her or its Stockholder Shares as required by Section 2 hereof, then the Proxy Holder shall have the right to vote the Stockholder Shares at any meeting of the Company's stockholders and in any action by written consent of the Company's stockholders in accordance with this Section 3. The vote of a Proxy Holder shall control in any conflict between a vote of such Stockholder Shares by a Proxy Holder and a vote of such Stockholder Shares by Stockholder with respect to the matters set forth in Section 3(a) hereof.

     4. Director and Officer Matters Excluded. Parent and Acquisition acknowledge and agree that no provision of this Agreement shall limit or otherwise restrict Stockholder with respect to any act or omission that Stockholder may undertake or authorize in Stockholder's capacity as a director or officer of the Company, including, without limitation, any vote that Stockholder may make as a director or officer of the Company with respect to any matter presented to the Company Board.

     5. Other Covenants, Representations and Warranties. Stockholder hereby represents and warrants to, and covenants with, Parent and Acquisition as follows:

          (a) Title to Stockholder Shares. Stockholder is the beneficial owner (as defined in Rule 13(d)(3) promulgated under the Exchange Act, "BENEFICIAL OWNER") of all the Stockholder Shares. Except as set forth in Annex 1, attached hereto, Stockholder has sole voting power and the sole power of disposition with respect to all of the Stockholder Shares outstanding on the date hereof, and will have sole voting power and sole power of disposition with respect to all of the Stockholder Shares acquired by such Stockholder after the date hereof upon the exercise, conversion or exchange of any option, warrant or convertible security owned or held by Stockholder as of the date hereof, with no limitations, qualifications or restrictions on such rights. Stockholder is the sole record holder (as reflected in the records maintained by the Company's transfer agent) of the Stockholder Shares outstanding on the date hereof.

          (b) Power; Binding Agreement. Stockholder has the legal capacity, power and authority to enter into and perform all of Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by Stockholder will not violate any agreement or court order to which Stockholder is a party or is subject, including, without limitation, any voting agreement or voting trust. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms.

          (c) Restriction on Transfer, Proxies and Non-Interference; Stop Transfer. Except as expressly contemplated by this Agreement, during the term of this Agreement, Stockholder shall not, directly or indirectly: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Stockholder Shares or any interest therein; (ii) grant any proxies or powers of attorney with respect to any Stockholder Shares which conflicts with Section 3(a) hereof and the proxy granted herein or deposit any Stockholder Shares into a voting trust or enter into a voting agreement with respect to any Stockholder Shares; or
     (iii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing any of Stockholder's obligations under this Agreement. Stockholder further agrees with and covenants to Parent that Stockholder shall not request that the Company register the transfer of any certificate or uncertificated interest representing any of the Stockholder Shares, unless such transfer is made in compliance with this Agreement. Stockholder agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate "stop transfer" instructions to its transfer agent.

          (d) No Consents. To his, her or its knowledge, the execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his, her or its obligations hereunder will not, require Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity.

          (e) Notification of Parent. Stockholder hereby agrees, while this Agreement is in effect, to notify Parent and Acquisition promptly of the number of any additional shares of capital stock and the number and type of any other voting securities of the Company acquired by such Stockholder, if any, after the date hereof.

          (f) Reliance by Parent and Acquisition. Stockholder understands and acknowledges that Parent and Acquisition are entering into the Merger Agreement in reliance upon Stockholder's execution and delivery of this Agreement.

          (g) Sophistication. Stockholder acknowledges being an informed and sophisticated investor and, together with Stockholder's advisors, has undertaken such investigation as they have deemed necessary, including the review of the Merger Agreement and this Agreement, to enable the Stockholder to make an informed and intelligent decision with respect to the Merger Agreement and this Agreement and the transactions contemplated thereby and hereby.

          (h) Permitted Transfers. Notwithstanding Section 5(c), Stockholder shall have the right to (A) transfer Stockholder Shares to (1) any Family Member; (2) the trustee or trustees of a trust for the benefit of Stockholder and/or one or more Family Members; (3) one or more charitable foundations or charitable organizations or any trustee or trustees of a trust for the benefit thereof; (4) a partnership of which Stockholder and/or Family Members owns a majority of the partnership interests; (5) a limited liability company of which Stockholder and/or any Family Members owns a majority of the membership interests; (6) the executor, administrator or personal representative of the estate of Stockholder; (7) any guardian, trustee or conservator appointed with respect to the assets of Stockholder; or (8) any third party who agrees to be bound by this Agreement; provided that in the case of any such transfer, the transferee shall, as a condition to such transfer, execute an agreement to be bound by the terms and conditions of this Agreement, except that a transferee who receives Stockholder Shares pursuant to subsection (h)(3) hereof may sell such shares through a broker or dealer on the Nasdaq Stock Market without regard to the foregoing proviso insofar as it would require such transferee to obtain an agreement from its transferee; and (B) sell up to 5% of the Stockholder Shares owned as of the date hereof on the Nasdaq Stock Market. "FAMILY MEMBER" means the Stockholder's spouse, father, mother, issue (if living with Stockholder), brother or sister.

     6. Termination. The voting agreement and irrevocable proxy granted pursuant to Sections 2 and 3 hereof shall terminate immediately upon the earlier to occur of (a) the termination of the Merger Agreement in accordance with its terms, and (b) the Effective Time.

     7.  Miscellaneous.

     (a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     (b) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party, and any attempted assignment in violation hereof shall be void; provided, however, that Parent may, in its sole discretion, assign its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent.

     (c) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

     (d) Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, sent by facsimile, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses set forth below or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (A) in the case of personal delivery, on the date of such delivery, (B) in the case of facsimile, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (C) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next business day delivery, on the next business day after the date when sent, and (D) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted:

if to Parent or Acquisition:  PeopleSoft, Inc.
                              4460 Hacienda Drive
                              Pleasanton, CA 94588
                              Facsimile: (925) 694-5550
                              Attention: General Counsel

                              and

                              PeopleSoft, Inc.
                              4460 Hacienda Drive
                              Pleasanton, CA 94588
                              Facsimile: (925) 694-5152
                              Attention: Chief Financial Officer

with a copy to:               Gibson, Dunn & Crutcher LLP
                              One Montgomery Street
                              San Francisco, CA 94104
                              Facsimile: (415) 986-5309
                              Attention: Douglas D. Smith
                              Peter T. Heilmann

if to Stockholder, to:        such address for Stockholder as set forth on the signature page hereto

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     (e) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     (f) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     (g)  Governing Law; Venue; Specific Performance; Waiver of Jury
Trial. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 7(D) HEREOF OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY APPLICABLE LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

     THE PARTIES AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR AND THAT THE PARTIES WOULD NOT HAVE ANY ADEQUATE REMEDY AT LAW IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO SEEK AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS AGREEMENT IN ANY COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY.

     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS

AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(G).

     (h) Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     (i) Further Assurances. At the request of any party to another party or parties to this Agreement, such other party or parties shall execute and deliver such instruments or documents to evidence or further effectuate (but not to enlarge) the respective rights and obligations of the parties and to evidence and effectuate any termination of this Agreement.

     (j) Company Stop Transfer Agreement. The Company hereby acknowledges the restrictions on transfer of the Stockholder Shares contained in Section 5(c) hereof. The Company agrees not to register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Stockholder Shares, unless such transfer is made pursuant to and in compliance with this Agreement. The Company further agrees to instruct its transfer agent (the "TRANSFER AGENT") not to transfer any certificate or uncertificated interest representing any Stockholder Shares, until (i) the Transfer Agent has received Parent's consent to such a transfer, or (ii) this Agreement has been terminated pursuant to Section 6 hereof.

                  (Remainder of page intentionally left blank)

     IN WITNESS WHEREOF, Parent, Acquisition and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                          PeopleSoft, Inc.

                                          By:
                                            ------------------------------------
                                              Name:
                                              Title:

                                          Jersey Acquisition Corporation

                                          By:
                                            ------------------------------------
                                              Name:
                                              Title:

                                          Stockholder:

                                          --------------------------------------

                                          Name:
                                              ----------------------------------

                                          Title:
                                             -----------------------------------

                                          Address:
                                               ---------------------------------

ACKNOWLEDGED AND AGREED TO
(with respect to Section 7(j)):

J.D. Edwards & Company

By:
    --------------------------------------------------------
    Name:
    Title:

                                                                       EXHIBIT D

                                 FORM OF PARENT
                               IRREVOCABLE PROXY
                                      AND
                                VOTING AGREEMENT

     THIS IRREVOCABLE PROXY AND VOTING AGREEMENT (this "AGREEMENT"), dated as of June 1, 2003, is entered into by and between J.D. Edwards & Company, a Delaware
corporation (the "COMPANY"), on the one hand, and                ("STOCKHOLDER")
on the other hand, and, with respect to Section 7(j) only, PeopleSoft, Inc., a Delaware corporation ("PARENT").

                                    RECITALS

     WHEREAS, concurrently herewith, Parent, Jersey Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent ("ACQUISITION"), and the Company have entered into an Agreement and Plan of Merger, of even date herewith (as such agreement may hereafter be amended from time to time in conformity with the provisions thereof, the "MERGER AGREEMENT"), pursuant to which Acquisition will merge with and into the Company and the Company shall be the surviving corporation and become a wholly-owned subsidiary of Parent (the "MERGER");

     WHEREAS, Stockholder is the beneficial owner (as defined below) of
               (               ) shares of common stock, $0.01 par value per
share, of Parent (such shares, together with all other shares of capital stock or other voting securities of Parent with respect to which the Stockholder has beneficial ownership as of the date of this Agreement, and any shares of capital stock or other voting securities of Parent, beneficial ownership of which is directly or indirectly acquired after the date hereof, including, without limitation, shares received pursuant to any stock splits, stock dividends or distributions, shares acquired by purchase or upon the exercise, conversion or exchange of any option, warrant or convertible security or otherwise, and shares or any voting securities of Parent received pursuant to any change in the capital stock of Parent by reason of any recapitalization, merger, reorganization, consolidation, combination, exchange of shares or the like, are referred to herein as the "STOCKHOLDER SHARES"); and

     WHEREAS, as an inducement and a condition to entering into the Merger Agreement, the Company has requested that Stockholder agree, and Stockholder has agreed, to enter into this Agreement.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

          1. Definitions. For the purposes of this Agreement, terms not defined herein but used herein and defined in the Merger Agreement shall have the meanings set forth in the Merger Agreement, unless the context clearly indicates otherwise.

          2. Voting Agreement. Stockholder hereby agrees with the Company that, at any meeting of Parent's stockholders, however called, Stockholder shall appear at each such meeting, in person or by proxy, or otherwise cause all Stockholder Shares then outstanding to be counted as present thereat for purposes of establishing a quorum, and Stockholder shall vote, or cause to be voted (or in connection with any written consent of Parent's stockholders, act, or cause to be acted, by written consent) with respect to all Stockholder Shares that Stockholder is entitled to vote or as to which Stockholder has the right to direct the voting, as of the relevant record date, (i) in favor of approval of the Merger Agreement and the transactions contemplated thereby; (ii) against any proposal that is intended, or is reasonably likely to result in the conditions of the Company's obligations under the Merger

     Agreement not being fulfilled; and (iii) against the election of a group of individuals to replace a majority or more of the individuals presently on the Board of Directors of Parent; provided that if one or more individuals presently on the Board of Directors withdraws his or her nomination for reelection at any meeting of stockholders for the election of directors, Stockholder may vote for a replacement director nominated by Parent's Board of Directors for such individual(s).

     3.  Irrevocable Proxy.

     (a) Stockholder hereby constitutes and appoints the Company, which shall act by and through Robert Dutkowsky and Richard Allen (each, a "Proxy Holder"), or either of them, with full power of substitution, its true and lawful proxy and attorney-in-fact to vote at any meeting (and any adjournment or postponement thereof) of Parent's stockholders called for purposes of considering whether to approve the Merger Agreement and transactions contemplated thereby or any other transaction described in Section 2 hereof, or to execute a written consent of stockholders in lieu of any such meeting (if so permitted), all Stockholder Shares held by Stockholder of record as of the relevant record date in favor of the approval of the Merger Agreement and transactions contemplated thereby and against any other action described in Section 2(iii) hereof.

     (b) The proxy and power of attorney granted herein shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke all prior proxies granted by Stockholder which conflicts with the proxy granted herein. Stockholder shall not grant any proxy to any person which conflicts with the proxy granted herein, and any attempt to do so shall be void. The power of attorney granted herein is a durable power of attorney and shall survive the death or incapacity of Stockholder.

     (c) If Stockholder fails for any reason to vote his, her or its Stockholder Shares as required by Section 2 hereof, then the Proxy Holder shall have the right to vote the Stockholder Shares at any meeting of Parent's stockholders and in any action by written consent of Parent's stockholders in accordance with this Section 3. The vote of a Proxy Holder shall control in any conflict between a vote of such Stockholder Shares by a Proxy Holder and a vote of such Stockholder Shares by Stockholder with respect to the matters set forth in
Section 3(a) hereof.

     4. Director and Officer Matters Excluded. The Company acknowledges and agrees that no provision of this Agreement shall limit or otherwise restrict Stockholder with respect to any act or omission that Stockholder may undertake or authorize in Stockholder's capacity as a director or officer of Parent, including, without limitation, any vote that Stockholder may make as a director or officer of Parent with respect to any matter presented to the Parent Board.

     5. Other Covenants, Representations and Warranties. Stockholder hereby represents and warrants to, and covenants with, the Company as follows:

          (a) Title to Stockholder Shares. Stockholder is the beneficial owner (as defined in Rule 13(d)(3) promulgated under the Exchange Act, "BENEFICIAL OWNER") of all the Stockholder Shares. Except as set forth in Annex 1, attached hereto, Stockholder has sole voting power and the sole power of disposition with respect to all of the Stockholder Shares outstanding on the date hereof, and will have sole voting power and sole power of disposition with respect to all of the Stockholder Shares acquired by such Stockholder after the date hereof upon the exercise, conversion or exchange of any option, warrant or convertible security owned or held by Stockholder as of the date hereof, with no limitations, qualifications or restrictions on such rights. Stockholder is the sole record holder (as reflected in the records maintained by Parent's transfer agent) of the Stockholder Shares outstanding on the date hereof.

          (b) Power; Binding Agreement. Stockholder has the legal capacity, power and authority to enter into and perform all of Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by Stockholder will not violate any agreement or court order to which Stockholder is a party or is subject, including, without limitation, any voting agreement or voting trust. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms.

          (c) Restriction on Transfer, Proxies and Non-Interference; Stop Transfer. Except as expressly contemplated by this Agreement, during the term of this Agreement, Stockholder shall not, directly or indirectly: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Stockholder Shares or any interest therein; (ii) grant any proxies or powers of attorney with respect to any Stockholder Shares which conflicts with Section 3(a) hereof and the proxy granted herein or deposit any Stockholder Shares into a voting trust or enter into a voting agreement with respect to any Stockholder Shares; or
     (iii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing any of Stockholder's obligations under this Agreement. Stockholder further agrees with and covenants to the Company that Stockholder shall not request that Parent register the transfer of any certificate or uncertificated interest representing any of the Stockholder Shares, unless such transfer is made in compliance with this Agreement. Stockholder agrees that, in order to ensure compliance with the restrictions referred to herein, Parent may issue appropriate "stop transfer" instructions to its transfer agent.

          (d) No Consents. To his, her or its knowledge, the execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his, her or its obligations hereunder will not, require Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity.

          (e) Notification of the Company. Stockholder hereby agrees, while this Agreement is in effect, to notify the Company promptly of the number of any additional shares of capital stock and the number and type of any other voting securities of Parent acquired by such Stockholder, if any, after the date hereof.

          (f) Reliance by the Company. Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon Stockholder's execution and delivery of this Agreement.

          (g) Sophistication. Stockholder acknowledges being an informed and sophisticated investor and, together with Stockholder's advisors, has undertaken such investigation as they have deemed necessary, including the review of the Merger Agreement and this Agreement, to enable the Stockholder to make an informed and intelligent decision with respect to the Merger Agreement and this Agreement and the transactions contemplated thereby and hereby.

          (h) Permitted Transfers. Notwithstanding Section 5(c), Stockholder shall have the right to (A) transfer Stockholder Shares to (1) any Family Member; (2) the trustee or trustees of a trust for the benefit of Stockholder and/or one or more Family Members; (3) one or more charitable foundations or charitable organizations or any trustee or trustees of a trust for the benefit thereof; (4) a partnership of which Stockholder and/or Family Members owns a majority of the partnership interests; (5) a limited liability company of which Stockholder and/or any Family Members owns a majority of the membership interests; (6) the executor, administrator or personal representative of the estate of Stockholder; (7) any guardian, trustee or conservator appointed with respect to the assets of Stockholder; or (8) any third party who agrees to be bound by this Agreement; provided that in the case of any such transfer, the transferee shall, as a condition to such transfer, execute an agreement to be bound by the terms and conditions of this Agreement, except that a transferee who receives Stockholder Shares pursuant to subsection (h)(3) hereof may sell such shares through a broker or dealer on the Nasdaq Stock Market without regard to the foregoing proviso insofar as it would require such transferee to obtain an agreement from its transferee; and (B) sell up to 5% of the Stockholder Shares owned as of the date hereof on the Nasdaq Stock Market. "FAMILY MEMBER" means the Stockholder's spouse, father, mother, issue (if living with Stockholder), brother or sister.

     6. Termination. The voting agreement and irrevocable proxy granted pursuant to Sections 2 and 3 hereof shall terminate immediately upon the earlier to occur of (a) the termination of the Merger Agreement in accordance with its terms, and (b) the Effective Time.

     7.  Miscellaneous.

     (a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     (b) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party, and any attempted assignment in violation hereof shall be void.

     (c) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

     (d) Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, sent by facsimile, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses set forth below or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (A) in the case of personal delivery, on the date of such delivery, (B) in the case of facsimile, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (C) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next business day delivery, on the next business day after the date when sent, and (D) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted:

if to the Company:      J.D. Edwards & Company
                        One Technology Way
                        Denver, CO 80237
                        Facsimile: (303) 334-4693
                        Attention: Richard G. Snow, Jr.

with a copy to:         Wilson, Sonsini, Goodrich & Rosati
                        Professional Corporation
                        650 Page Mill Road
                        Palo Alto, CA 94304
                        Facsimile: (650) 493-6811
                        Attention: Herbert P. Fockler

                        and

                        Wilson Sonsini Goodrich & Rosati
                        Professional Corporation
                        One Market
                        Spear Tower, Suite 3300
                        San Francisco, CA 94105
                        Facsimile: (415) 947-2099
                        Attention: Steve L. Camahort

if to Stockholder, to:  such address for Stockholder as set forth on the signature page hereto

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     (e) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     (f) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     (g) Governing Law; Venue; Specific Performance; Waiver of Jury Trial. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 7(D) HEREOF OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY APPLICABLE LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

     THE PARTIES AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR AND THAT THE PARTIES WOULD NOT HAVE ANY ADEQUATE REMEDY AT LAW IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO SEEK AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS AGREEMENT IN ANY COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY.

     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(G).

     (h) Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     (i) Further Assurances. At the request of any party to another party or parties to this Agreement, such other party or parties shall execute and deliver such instruments or documents to evidence or further effectuate (but not to enlarge) the respective rights and obligations of the parties and to evidence and effectuate any termination of this Agreement.

     (j) Company Stop Transfer Agreement. Parent hereby acknowledges the restrictions on transfer of the Stockholder Shares contained in Section 5(c) hereof. Parent agrees not to register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Stockholder Shares, unless such transfer is made pursuant to and in compliance with this Agreement. Parent further agrees to instruct its transfer agent (the "TRANSFER AGENT") not to transfer any certificate or uncertificated interest representing any Stockholder Shares, until (i) the Transfer Agent has received the Company's consent to such a transfer, or (ii) this Agreement has been terminated pursuant to Section 6 hereof.

                  (Remainder of page intentionally left blank)

     IN WITNESS WHEREOF, the Company and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                          J.D. EDWARDS & COMPANY

                                          By:
                                            ------------------------------------
                                             Name:
                                             Title:

                                          Stockholder

                                          --------------------------------------
                                          Name:
                                              ----------------------------------
                                          Title:
                                             -----------------------------------
                                          Address:
                                               ---------------------------------

                                          --------------------------------------

ACKNOWLEDGED AND AGREED TO
(with respect to Section 7(j)):

PEOPLESOFT, INC.

By:
    --------------------------------------------------------
    Name:
    Title:

                                                                      APPENDIX B

Section 262 of the Delaware General Corporation Law states:

     sec. 262 Appraisal Rights

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title will be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights will be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section will be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the national Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights will be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section will be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights will be available for the shares of the subsidiary Delaware corporation.

          (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section will be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

          (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and will include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation will notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholder of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof will be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal will cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery will be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX C

Citigroup Logo

June 15, 2003

The Board of Directors
PeopleSoft, Inc.
4460 Hacienda Drive
Pleasanton, California 94588

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to PeopleSoft, Inc. ("PeopleSoft") of the consideration to be paid by PeopleSoft pursuant to the terms and subject to the conditions set forth in an Amended and Restated Agreement and Plan of Merger and Reorganization (the "Restated Merger Agreement") to be entered into among PeopleSoft, J.D. Edwards & Company ("JD Edwards") and Jersey Acquisition Corporation ("Merger Sub"). The Restated Merger Agreement replaces in its entirety the Agreement and Plan of Merger, dated as of June 1, 2003 (the "Original Merger Agreement"), among PeopleSoft, JD Edwards and Merger Sub. As more fully described in the Restated Merger Agreement, (i) PeopleSoft will cause Merger Sub to commence an offer to exchange (the "Exchange Offer") all outstanding shares of the common stock, par value $0.001 per share, of JD Edwards ("JD Edwards' Common Stock") for the Effective Per Share Consideration (as defined below) and (ii) subsequent to the Exchange Offer, Merger Sub shall be merged with and into the Company (the "Merger," and together with the Exchange Offer, the "Transaction") and in the Merger each outstanding share of JD Edwards' Common Stock not purchased in the Exchange Offer will be converted into the right to receive the Effective Per Share Consideration. The "Effective Per Share Consideration," taking into account all election procedures contemplated by the Restated Merger Agreement in the aggregate, shall be (A) 0.43 of a share of the common stock, par value $0.01 per share, of PeopleSoft ("PeopleSoft Common Stock") and (B) $7.05 in cash.

     In arriving at our opinion, we reviewed the Original Merger Agreement and a draft dated June 15, 2003 of the Restated Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of PeopleSoft and certain senior officers and other representatives and advisors of JD Edwards concerning the business, operations and prospects of PeopleSoft and JD Edwards. We examined certain publicly available business and financial information relating to PeopleSoft and JD Edwards as well as certain financial forecasts and other information and data relating to PeopleSoft and JD Edwards which were provided to or otherwise reviewed by or discussed with us by the respective managements of PeopleSoft and JD Edwards, including information relating to the potential strategic implications and operational benefits anticipated by the managements of PeopleSoft and JD Edwards to result from the Transaction and information relating to the potential effects of the Oracle Tender Offer (as defined below) on PeopleSoft. We reviewed the financial terms of the Transaction as set forth in the Restated Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of PeopleSoft Common Stock and JD Edwards' Common Stock; the historical and projected earnings and other operating data of PeopleSoft and JD Edwards; and the capitalization and financial condition of PeopleSoft and JD Edwards. We considered, to the extent publicly available, the financial terms of certain other transactions effected which we considered relevant in evaluating the Transaction and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of PeopleSoft and JD Edwards. We also evaluated certain pro forma financial effects of the Transaction on PeopleSoft. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

     In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data relating to PeopleSoft and JD Edwards provided to or otherwise reviewed by or discussed with

 CITIGROUP GLOBAL MARKETS, INC. 1001 Page Mill Road Building 4, Suite 100 Palo
                        Alto, CA 94304 Tel 650 496 3200
us, we have been advised by the respective managements of PeopleSoft and JD Edwards that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of PeopleSoft and JD Edwards as to the future financial performance of PeopleSoft and JD Edwards. We have been further advised by the respective managements of PeopleSoft and JD Edwards that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgements of the managements of PeopleSoft and JD Edwards as to the future financial performance of PeopleSoft and JD Edwards and the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated to result from the Transaction and the other matters covered thereby. We have assumed, with your consent, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals and consents for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on PeopleSoft and JD Edwards or the contemplated benefits of the Transaction. Representatives of PeopleSoft have advised us, and we further have assumed, that the final terms of the Restated Merger Agreement will not vary materially from those set forth in the draft reviewed by us. We are not expressing any opinion as to what the value of the PeopleSoft Common Stock actually will be when issued pursuant to the Transaction or the price at which PeopleSoft Common Stock will trade at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of PeopleSoft and JD Edwards nor have we made any physical inspection of the properties or assets of PeopleSoft and JD Edwards. We express no view as to, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business strategies that might exist for PeopleSoft or the effect of any other transaction in which PeopleSoft might engage (including the transactions contemplated by the Original Merger Agreement and the Oracle Tender Offer). Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

     Citigroup Global Markets Inc. has acted as financial advisor to PeopleSoft in connection with the Transaction and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Transaction. In addition, Citigroup Global Markets has been retained to act as financial advisor to PeopleSoft in connection with the pending tender offer for PeopleSoft Common Stock by Oracle Corporation (the "Oracle Tender Offer") and certain potential transactions related to such tender offer, and Citigroup will receive fees for such services. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of PeopleSoft and JD Edwards for our own account or for the account of our customers and, accordingly, may at any time hold for long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with PeopleSoft, JD Edwards and their respective affiliates.

     Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of PeopleSoft in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any person regarding the Transaction.

     Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the consideration to be paid by PeopleSoft in the Transaction is fair, from a financial point of view, to PeopleSoft.

                                          Very truly yours,

                                          [Citigroup Global Markets Inc.
                                          Signature]
                                          CITIGROUP GLOBAL MARKETS INC.

 CITIGROUP GLOBAL MARKETS, INC. 1001 Page Mill Road Building 4, Suite 100 Palo
                        Alto, CA 94304 Tel 650 496 3200

                                                                      APPENDIX D

                                                             2725 Sand Hill Road
                                                             Suite 200
                                                             Menlo Park CA 94025
                                                             tel 650 234 5500
                                                             800 900 8930

(MORGAN STANLEY LOGO)
                                                                   June 15, 2003

Board of Directors
J.D. Edwards & Company
One Technology Way
Denver, CO 80237

Members of the Board:

     We understand that J.D. Edwards & Company ("J.D. Edwards" or the "Company"), PeopleSoft, Inc. ("PeopleSoft") and Jersey Acquisition Corporation, a wholly owned subsidiary of PeopleSoft ("Merger Sub"), propose to enter into an Amended and Restated Agreement and Plan of Merger, substantially in the form of the draft dated June 15, 2003 (the "Merger Agreement") to amend and restate that Merger Agreement dated June 1, 2003, among J.D. Edwards, PeopleSoft and Merger Sub (the "Original Merger Agreement"). The Merger Agreement which provides, among other things, for the commencement by Merger Sub of an exchange offer (the "Exchange Offer") for all outstanding shares of common stock, par value $0.001 per share, of J.D. Edwards (the "J.D. Edwards Common Stock") for value equal to $7.05 in cash plus 0.43 shares of common stock, par value $0.001 per share, of PeopleSoft (the "PeopleSoft Common Stock") for each share of J.D. Edwards Common Stock, which value will consist of, at the holder's election, either cash or PeopleSoft Common Stock, pursuant to the formula set forth in the Merger Agreement and is subject to, among other things, pro ration between cash and PeopleSoft Common Stock (collectively, the "Merger Consideration") and, the subsequent merger (the "Merger") of Merger Sub with and into the Company followed by a merger of the Company with and into PeopleSoft. Pursuant to the Merger, the Company will become a wholly owned subsidiary of PeopleSoft and each issued and outstanding share of J.D. Edwards Common Stock, other than shares held in treasury or held by PeopleSoft or Merger Sub, or as to which dissenters' rights have been perfected, will be converted into the right to receive $7.05 in cash and 0.43 shares of PeopleSoft Common Stock. The terms and conditions of the Exchange Offer and Merger (collectively, the "Transaction") are more fully set forth in the Merger Agreement, including, among other things, the adoption of an alternative Merger structure in the event that the required tax opinions are not obtained in connection with the foregoing structure.

     You have asked for our opinion as to whether the Merger Consideration to be received by holders of shares of J.D. Edwards Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

     For purposes of the opinion set forth herein, we have:

          (i) reviewed certain publicly available financial statements and other business and financial information of J.D. Edwards and PeopleSoft, respectively;

          (ii) reviewed certain internal financial statements and other financial and operating data concerning J.D. Edwards and PeopleSoft, prepared by the managements of J.D. Edwards and PeopleSoft, respectively;

(MORGAN STANLEY LOGO)

          (iii) discussed certain strategic, financial and operational benefits anticipated from the Transaction with the managements of J.D. Edwards and PeopleSoft and reviewed estimates of the strategic, operational and financial benefits, including, among other things, cost savings anticipated from the Transaction prepared by the managements of J.D. Edwards and PeopleSoft;

          (iv) reviewed the pro forma impact of the Transaction on the combined company's financial performance, including cash earnings per share, defined as earnings excluding non-cash charges and purchase accounting adjustments;

          (v) discussed the past and current operations and financial condition and the prospects of J.D. Edwards and PeopleSoft with senior executives of J.D. Edwards and PeopleSoft;

          (vi) reviewed the reported prices and trading activity for J.D. Edwards Common Stock and PeopleSoft Common Stock;

          (vii) compared the financial performance of J.D. Edwards and PeopleSoft and the prices and trading activity of the J.D. Edwards Common Stock and PeopleSoft Common Stock with that of certain other comparable publicly-traded companies and their securities;

          (viii) reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

          (ix) discussed with the management of J.D. Edwards their strategic rationale for the Transaction and certain alternatives to the Transaction;

          (x) participated in discussions and negotiations among representatives of J.D. Edwards, PeopleSoft and their financial and legal advisors;

          (xi) reviewed the Offer to Purchase on Schedule TO, dated June 9, 2003, as amended (the "Oracle Offer") filed by Oracle Corporation ("Oracle") and discussed the Oracle Offer with representatives of PeopleSoft, J.D. Edwards and their financial and legal advisors;

          (xii) reviewed the Merger Agreement, the Original Merger Agreement and certain related documents;

          (xiii) performed such other analyses and considered such other factors as we have deemed appropriate.

     We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the internal financial statements, including certain estimates relating to the financial and operational benefits anticipated from the Transaction, we have assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of J.D. Edwards and PeopleSoft, respectively. In addition, we have assumed that the Transaction will be consummated in accordance with the terms set forth in the Merger Agreement, including among other things, that the Transaction will be treated as a tax free reorganization pursuant to the Internal Revenue Code of 1986, as amended (the "Code") or a tax free transaction governed by Section 351 of the Code. We note that on June 6, 2003, Oracle announced its intention to launch a tender offer for all outstanding PeopleSoft Common Stock and filed the Oracle Offer on June 9, 2003. In addition, we note that on June 13, 2003, the Board of Directors of PeopleSoft rejected the Oracle Offer.

     We have relied upon, without independent verification, the assessment by the managements of J.D. Edwards and PeopleSoft of: (i) the strategic, financial and other benefits expected to result from the Transaction; (ii) the timing and risks associated with the integration of J.D. Edwards and PeopleSoft; and (iii) the validity of, and risks associated with, J.D. Edwards's and PeopleSoft's existing and future

(MORGAN STANLEY LOGO)

technologies, intellectual property, products, services and business models. We have not made any independent valuation or appraisal of the assets, liabilities or technology of J.D. Edwards and PeopleSoft, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets.

     We have acted as financial advisor to the Board of Directors of J.D. Edwards in connection with this transaction and will receive a fee for our services. In the ordinary course of our business we may actively trade the securities of J.D. Edwards, PeopleSoft and Oracle for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In the past, Morgan Stanley & Co. Incorporated ("Morgan Stanley") and its affiliates have provided financial advisory and financing services for the Company and for Oracle and have received fees for the rendering of these services. Additionally, in the past, Morgan Stanley has provided financial advisory services for PeopleSoft but did not receive a fee for these services.

     It is understood that this letter is for the information of the Board of Directors of J.D. Edwards and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by J.D. Edwards in respect of this transaction with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which the PeopleSoft Common Stock will trade following the consummation of the Transaction, and Morgan Stanley expresses no opinion or recommendation as to how the stockholders of J.D. Edwards should tender or elect in connection with the Transaction nor how the stockholders of J.D. Edwards should vote at the stockholders' meeting, if any, to be held in connection with the Transaction.

     Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by holders of J.D. Edwards Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By:   /s/ NICHOLAS DEJ. OSBORNE
                                            ------------------------------------
                                                   Nicholas deJ. Osborne
                                                     Managing Director

                                                                      APPENDIX E

                        DIRECTORS AND EXECUTIVE OFFICERS
                       OF PEOPLESOFT, INC. ("PEOPLESOFT")

     Set forth in the table below are the names and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of, each of the directors and executive officers of PeopleSoft. Unless otherwise indicated, each director's or executive officer's business address is 4460 Hacienda Drive, Pleasanton, CA 94588, which address is PeopleSoft, Inc.'s business address. All directors and executive officers are United States citizens except as indicated below.

                                   DIRECTORS
                (INCLUDING EXECUTIVE OFFICERS WHO ARE DIRECTORS)

                                                      PRINCIPAL OCCUPATION OR EMPLOYMENT
NAME AND CURRENT BUSINESS ADDRESS           AGE        AND FIVE YEAR EMPLOYMENT HISTORY
---------------------------------           ---       ----------------------------------
A. George "Skip" Battle...................  59    Director since December 1995. Chief
Ask Jeeves, Inc.                                  Executive Officer and Director, Ask
5858 Horton Street, Suite 350                     Jeeves, Inc., an Internet search engine
Emeryville, CA 94608                              company. Senior Fellow at the Aspen
                                                  Institute, an international research firm.
                                                  From 1968 until his retirement in June
                                                  1995, A. George "Skip" Battle served in
                                                  various roles of increasing responsibility
                                                  with Andersen Consulting. At the time of
                                                  his retirement, Mr. Battle was Managing
                                                  Partner of Market Development and was
                                                  serving as a member of Andersen
                                                  Consulting's Executive Committee, Global
                                                  Management Council and Partner Income
                                                  Committee. Mr. Battle holds a B.A. degree
                                                  in economics with highest distinction from
                                                  Dartmouth College and an M.B.A. degree
                                                  from the Stanford Business School where he
                                                  held McCarthy and University Fellowships.
                                                  Mr. Battle is the Chairman of the Board of
                                                  Directors of Fair Isaac Company and is a
                                                  director of Barra, Inc. He is also a
                                                  director of three mutual funds: Masters
                                                  Select Equity, Masters Select Value and
                                                  Masters Select International.
Aneel Bhusri..............................  37    Director since March 1999. General
Greylock Management                               Partner, Greylock Management Corporation,
Corporation                                       an early stage venture capital firm. Aneel
755 Page Mill Road, Suite A100                    Bhusri joined PeopleSoft in 1993, serving
Palo Alto, CA 94304                               in a variety of management positions, most
                                                  recently Senior Vice President, Product
                                                  Strategy, Marketing and Business
                                                  Development from June 1998 to January
                                                  1999. Prior to joining PeopleSoft, Mr.
                                                  Bhusri served as an associate at Norwest
                                                  Venture Partners and spent several years
                                                  in Morgan Stanley's corporate finance
                                                  organization working with the firm's
                                                  high-tech clients. He holds a B.S. degree
                                                  in electrical engineering and economics
                                                  from Brown University and an M.B.A. degree
                                                  from Stanford University. In

                                                      PRINCIPAL OCCUPATION OR EMPLOYMENT
NAME AND CURRENT BUSINESS ADDRESS           AGE        AND FIVE YEAR EMPLOYMENT HISTORY
---------------------------------           ---       ----------------------------------
                                                  addition to PeopleSoft, Mr. Bhusri is a
                                                  director of Marimba, Inc., Brience, Inc.,
                                                  PolyServe, Inc., Cape Clear, Data Domain,
                                                  Pertigo and Corio, Inc.
Craig A. Conway...........................  48    President, Chief Executive Officer and
                                                  Director. Craig A. Conway joined
                                                  PeopleSoft in May 1999 as President, Chief
                                                  Operating Officer and director, and was
                                                  promoted to Chief Executive Officer in
                                                  September 1999. From 1996 to 1999, Mr.
                                                  Conway was President and Chief Executive
                                                  Officer of OneTouch Systems, a leader in
                                                  the field of interactive broadcast
                                                  networks. From 1993 to 1996, Mr. Conway
                                                  served as President and Chief Executive
                                                  Officer for TGV Software, Inc., an early
                                                  developer of IP network protocols and
                                                  applications for corporate intranets and
                                                  the Internet. Prior to that time, Mr.
                                                  Conway spent eight years at Oracle
                                                  Corporation in a variety of senior
                                                  management roles, most recently as an
                                                  Executive Vice President. Mr. Conway
                                                  graduated from State University of New
                                                  York with a B.S. degree in computer
                                                  science and mathematics.
David A. Duffield.........................  62    Chairman of the Board of Directors. David
                                                  A. Duffield is a founder of PeopleSoft and
                                                  has served as Chairman of the Board since
                                                  PeopleSoft's incorporation in 1987. He
                                                  also served as Chief Executive Officer
                                                  from August 1987 through September 1999
                                                  and President from August 1987 through May
                                                  1999. Prior to founding PeopleSoft, he was
                                                  a founder and Chairman of the Board of
                                                  Integral, a vendor of human resource and
                                                  financial applications software, from 1972
                                                  through 1987. During a portion of that
                                                  time, Mr. Duffield also served as
                                                  Integral's Chief Executive Officer. Mr.
                                                  Duffield was the co-founder of Information
                                                  Associates (now a subsidiary of Systems
                                                  and Computer Technology), where he was
                                                  employed between 1968 and 1972. Prior to
                                                  that Mr. Duffield worked at International
                                                  Business Machines Corporation ("IBM"), a
                                                  computer systems manufacturer, as a
                                                  marketing representative and systems
                                                  engineer. He holds a B.S. degree in
                                                  electrical engineering and an M.B.A.
                                                  degree from Cornell University.
Frank J. Fanzilli, Jr. ...................  46    Director since May 2001. Frank J.
Retired.                                          Fanzilli, Jr. was Managing Director and
                                                  the Chief Information Officer of Credit
                                                  Suisse First Boston, an investment banking
                                                  firm, until his retirement in March of
                                                  2002. Mr. Fanzilli joined the First Boston
                                                  Corporation in 1985 as an Analyst in the
                                                  Information Services Department and held a
                                                  variety of positions within Information
                                                  Technology, including Head of

                                                      PRINCIPAL OCCUPATION OR EMPLOYMENT
NAME AND CURRENT BUSINESS ADDRESS           AGE        AND FIVE YEAR EMPLOYMENT HISTORY
---------------------------------           ---       ----------------------------------
                                                  European Information Services and Head of
                                                  Global Application Development. Prior to
                                                  joining Credit Suisse First Boston, Mr.
                                                  Fanzilli spent seven years at IBM where he
                                                  managed systems engineering and software
                                                  development for Fortune 50 accounts. Mr.
                                                  Fanzilli received a B.S. degree in
                                                  management, cum laude, from Fairfield
                                                  University and an M.B.A. degree in
                                                  finance, with distinction, from New York
                                                  University, where he was the Marcos Nadler
                                                  Scholar. Mr. Fanzilli is a director of
                                                  CommVault, Inc. and Interwoven, Inc.
Steven D. Goldby..........................  63    Director since February 2000. Chairman and
Symyx Technologies, Inc.                          Chief Executive Officer, Symyx
3100 Central Expressway                           Technologies, Inc., a leading company
Santa Clara, CA 95051                             applying combinatorial methods to
                                                  materials science, since July 1998. Prior
                                                  to joining Symyx, Steven D. Goldby served
                                                  for more than ten years as Chairman of the
                                                  Board and Chief Executive Officer of MDL
                                                  Information Systems, Inc., a biotechnology
                                                  software company. Before joining MDL, Mr.
                                                  Goldby held various management positions,
                                                  including Senior Vice President, at ALZA
                                                  Corporation, from 1968 to 1973, and was
                                                  President of Dynapol, a specialty chemical
                                                  company, from 1973 to 1981. Mr. Goldby
                                                  holds a B.S. degree in chemistry from the
                                                  University of North Carolina and a J.D.
                                                  degree from Georgetown University Law
                                                  Center.
Cyril J. Yansouni.........................  61    Director since 1991. Cyril Yansouni was
Retired.                                          Chairman of the Board of Read-Rite
citizen of Belgium                                Corporation, a supplier of magnetic
                                                  recording heads for data storage drives,
                                                  until June 17, 2003. From March 1991 to
                                                  June 2000, he served as both Chairman of
                                                  the Board of Directors and Chief Executive
                                                  Officer of Read-Rite Corporation. Mr.
                                                  Yansouni was with Unisys Corporation, a
                                                  manufacturer of computer systems, from
                                                  1988 to 1991, where he served in various
                                                  senior management capacities, most
                                                  recently as an Executive Vice President.
                                                  From 1986 to 1988, Mr. Yansouni was
                                                  President of Convergent Technologies, a
                                                  manufacturer of computer systems that was
                                                  acquired by Unisys Corporation in December
                                                  1988. From 1967 to 1986, Mr. Yansouni was
                                                  employed by Hewlett-Packard Company, where
                                                  he served in a variety of technical and
                                                  management positions, most recently as
                                                  Vice President and General Manager of the
                                                  Personal Computer Group. Mr. Yansouni
                                                  received his B.S. degree in electrical and
                                                  mechanical engineering from the University
                                                  of Louvain, Belgium and his M.S. degree in
                                                  electrical engineering from Stanford
                                                  University.

                                                      PRINCIPAL OCCUPATION OR EMPLOYMENT
NAME AND CURRENT BUSINESS ADDRESS           AGE        AND FIVE YEAR EMPLOYMENT HISTORY
---------------------------------           ---       ----------------------------------
                                                  Mr. Yansouni serves as Chairman of the
                                                  Board of Directors of Scion Photonics,
                                                  Inc.

                               EXECUTIVE OFFICERS

                                                      PRINCIPAL OCCUPATION OR EMPLOYMENT
NAME AND CURRENT BUSINESS ADDRESS           AGE        AND FIVE YEAR EMPLOYMENT HISTORY
---------------------------------           ---       ----------------------------------
Nanci Caldwell............................  45    Executive Vice President, Chief Marketing
citizen of Canada                                 Officer. Nanci Caldwell joined PeopleSoft
                                                  in 2001 as Senior Vice President and Chief
                                                  Marketing Officer. In January 2002, Ms.
                                                  Caldwell was promoted to Executive Vice
                                                  President and Chief Marketing Officer.
                                                  Prior to joining PeopleSoft, Ms. Caldwell
                                                  worked for Hewlett-Packard Company from
                                                  1982 to 2001, where she held a number of
                                                  senior management roles, including: Vice
                                                  President of Marketing -- HP Services,
                                                  Vice President of North American Sales and
                                                  Vice President of Worldwide Enterprise
                                                  Marketing and Global Alliances. Ms.
                                                  Caldwell earned a degree in Psychology
                                                  from Canada's Queen's University and
                                                  completed the University of Western
                                                  Ontario's Executive Marketing Management
                                                  program.
Guy Dubois................................  48    Executive Vice President, International.
citizen of France                                 Guy Dubois joined PeopleSoft in 1999.
                                                  Prior to being promoted to Executive Vice
                                                  President, International, in January 2000,
                                                  Mr. Dubois served as Executive Vice
                                                  President and General Manager,
                                                  International of The Vantive Corporation.
                                                  From 1995 to 1999, Mr. Dubois was Vice
                                                  President and General Manager of the
                                                  Europe, Middle East, Africa operations of
                                                  Sybase Inc. From 1994 to 1995, Mr. Dubois
                                                  was Vice President of Southern Europe at
                                                  Sybase. Prior to that, he was Deputy
                                                  Managing Director of Digital Equipment
                                                  Corporation France. Mr. Dubois attended
                                                  Lille University in France where he
                                                  received a master of sciences and
                                                  technology degree and an engineer degree.
Michael Gregoire..........................  37    Executive Vice President, PeopleSoft
citizen of Canada                                 Global Services. Mr. Michael Gregoire
                                                  joined PeopleSoft in 2000 as Senior Vice
                                                  President, PeopleSoft Consulting, North
                                                  America. In January 2003, he was promoted
                                                  to Executive Vice President, PeopleSoft
                                                  Global Services, and is in charge of all
                                                  of PeopleSoft's professional services and
                                                  training. Prior to his employment at
                                                  PeopleSoft, Mr. Gregoire spent 13 years at
                                                  Electronic Data Systems Corporation, where
                                                  he held a variety of management positions,
                                                  most recently Managing Director of
                                                  Services for the Global Financial Markets
                                                  Group. Mr. Gregoire has a Bachelor of
                                                  Science degree in physics and

                                                      PRINCIPAL OCCUPATION OR EMPLOYMENT
NAME AND CURRENT BUSINESS ADDRESS           AGE        AND FIVE YEAR EMPLOYMENT HISTORY
---------------------------------           ---       ----------------------------------
                                                  computing from Wilfred Laurier University
                                                  in Ontario, Canada, and an MBA from
                                                  California Coast University. He is a
                                                  graduate of the Thunderbird American
                                                  School for International Business,
                                                  International Executive Program. Mr.
                                                  Gregoire serves on the Board of Directors
                                                  of the Association of Management
                                                  Consulting Firms ("AMCF") in New York
                                                  City.
Ram Gupta.................................  40    Executive Vice President, Products and
                                                  Technology. Ram Gupta joined PeopleSoft in
                                                  2000 as Executive Vice President of
                                                  Products and Technology. Prior to joining
                                                  PeopleSoft, he was Senior Vice President
                                                  and General Manager for Healtheon*WebMD
                                                  Corporation, from 1997 to 2000. Before
                                                  working at Healtheon*WebMD Corporation,
                                                  Mr. Gupta was the director of the
                                                  Multimedia Networking Group at Silicon
                                                  Graphics, from 1994 to 1997. Before that
                                                  he worked in various management roles at
                                                  IBM and Philips. Mr. Gupta received a
                                                  master's degree in computer science from
                                                  the University of Massachusetts
Anne S. Jordan............................  51    Senior Vice President, General Counsel and
                                                  Secretary. Anne S. Jordan joined
                                                  PeopleSoft in 1999 as Senior Vice
                                                  President, General Counsel and Secretary.
                                                  Prior to joining PeopleSoft, Ms. Jordan
                                                  was Vice President, Administration and
                                                  General Counsel for Sega of America, Inc.,
                                                  from 1994 to 1999. Prior to 1994, she was
                                                  a partner in Carr & Ferrell and held
                                                  positions as Vice President and General
                                                  Counsel for Worlds of Wonder, Inc.,
                                                  Assistant General Counsel for Dole Foods,
                                                  Inc., and corporate counsel for Beatrice
                                                  Companies, Inc. and Gould Inc. Ms. Jordan
                                                  received a bachelor's degree from
                                                  Northwestern University and a J.D. from
                                                  DePaul University.
Kevin T. Parker...........................  43    Executive Vice President, Finance and
                                                  Administration, Chief Financial Officer.
                                                  Kevin T. Parker joined PeopleSoft in 2000
                                                  as Senior Vice President and Chief
                                                  Financial Officer. In January 2002, Mr.
                                                  Parker was promoted to Executive Vice
                                                  President of Finance and Administration,
                                                  Chief Financial Officer. Prior to joining
                                                  PeopleSoft, Mr. Parker served as Senior
                                                  Vice President and Chief Financial Officer
                                                  from 1999 to 2000 for Aspect
                                                  Communications Corporation, a customer
                                                  relationship management software company.
                                                  From 1996 to 1999, Mr. Parker was Senior
                                                  Vice President of Finance and
                                                  Administration at Fujitsu Computer
                                                  Products of America. Previous posts
                                                  include Chief Financial Officer,
                                                  Controller and other financial management
                                                  positions at Standard Microsystems, O'Neil
                                                  Data Systems, Toshiba

                                                      PRINCIPAL OCCUPATION OR EMPLOYMENT
NAME AND CURRENT BUSINESS ADDRESS           AGE        AND FIVE YEAR EMPLOYMENT HISTORY
---------------------------------           ---       ----------------------------------
                                                  America Information Systems, CalComp and
                                                  Price Waterhouse. Mr. Parker attended
                                                  Clarkson University where he received a
                                                  bachelor's degree in Accounting.
W. Philip Wilmington......................  44    Executive Vice President, Americas. Phil
                                                  Wilmington joined PeopleSoft in 1992.
                                                  Before being promoted to his current
                                                  position as Executive Vice President,
                                                  Americas, Mr. Wilmington held various
                                                  positions including President of the
                                                  Services Division, Vice President of
                                                  Emerging Markets, General Manager of the
                                                  Financial Services business unit, and
                                                  General Manager of the Midwest Region.
                                                  Prior to joining PeopleSoft, Mr.
                                                  Wilmington served as Executive Vice
                                                  President of Field Operations at Trinet,
                                                  Inc. and as Vice President of Sales and
                                                  Operations at Tesseract Corporation. Mr.
                                                  Wilmington received a bachelor's degree in
                                                  Marketing and Business Administration from
                                                  Bradley University.

                        DIRECTORS AND EXECUTIVE OFFICERS
               OF JERSEY ACQUISITION CORPORATION ("ACQUISITION")

     Set forth in the table below are the names and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of, each of the directors and executive officers of Acquisition. Unless otherwise indicated, each director's or executive officer's business address is 4460 Hacienda Drive, Pleasanton, CA 94588, which address is PeopleSoft, Inc.'s business address. All directors and executive officers are United States citizens except as indicated below.

                                                      PRINCIPAL OCCUPATION OR EMPLOYMENT
NAME AND CURRENT BUSINESS ADDRESS           AGE        AND FIVE YEAR EMPLOYMENT HISTORY
---------------------------------           ---       ----------------------------------
Anne S. Jordan............................  51    Vice President, Secretary and Director.
                                                  Senior Vice President, General Counsel and
                                                  Secretary, PeopleSoft. Anne S. Jordan
                                                  joined PeopleSoft in 1999 as Senior Vice
                                                  President, General Counsel and Secretary.
                                                  Prior to joining PeopleSoft, Ms. Jordan
                                                  was Vice President, Administration and
                                                  General Counsel for Sega of America, Inc.,
                                                  from 1994 to 1999. Prior to 1994, she was
                                                  a partner in Carr & Ferrell and held
                                                  positions as Vice President and General
                                                  Counsel for Worlds of Wonder, Inc.,
                                                  Assistant General Counsel for Dole Foods,
                                                  Inc., and corporate counsel for Beatrice
                                                  Companies, Inc. and Gould Inc. Ms. Jordan
                                                  received a bachelor's degree from
                                                  Northwestern University and a J.D. from
                                                  DePaul University.
Kevin T. Parker...........................  43    President, Chief Financial Officer and
                                                  Director. Executive Vice President,
                                                  Finance and Administration, Chief
                                                  Financial Officer, PeopleSoft. Kevin T.
                                                  Parker joined PeopleSoft in 2000 as Senior
                                                  Vice President and Chief

                                                      PRINCIPAL OCCUPATION OR EMPLOYMENT
NAME AND CURRENT BUSINESS ADDRESS           AGE        AND FIVE YEAR EMPLOYMENT HISTORY
---------------------------------           ---       ----------------------------------
                                                  Financial Officer. In January 2002, Mr.
                                                  Parker was promoted to Executive Vice
                                                  President of Finance and Administration,
                                                  Chief Financial Officer. Prior to joining
                                                  PeopleSoft, Mr. Parker served as Senior
                                                  Vice President and Chief Financial Officer
                                                  from 1999 to 2000 for Aspect
                                                  Communications Corporation, a customer
                                                  relationship management software company.
                                                  From 1996 to 1999, Mr. Parker was Senior
                                                  Vice President of Finance and
                                                  Administration at Fujitsu Computer
                                                  Products of America. Previous posts
                                                  include Chief Financial Officer,
                                                  Controller and other financial management
                                                  positions at Standard Microsystems, O'Neil
                                                  Data Systems, Toshiba America Information
                                                  Systems, CalComp and Price Waterhouse. Mr.
                                                  Parker attended Clarkson University where
                                                  he received a bachelor's degree in
                                                  Accounting.
Robin L. Washington.......................  40    Senior Vice President of Finance and
                                                  Corporate Controller. Senior Vice
                                                  President of Finance and Corporate
                                                  Controller, PeopleSoft. Robin L.
                                                  Washington joined PeopleSoft in August
                                                  1996 and has held a variety of senior
                                                  finance positions. Prior to joining
                                                  PeopleSoft, Ms. Washington held a variety
                                                  of financial management positions for
                                                  Tandem Computers, Inc., from 1987 to 1996.
                                                  Previous posts include positions at the
                                                  Federal Reserve Bank and Deloitte &
                                                  Touche. She is also a Certified Public
                                                  Accountant. Ms. Washington received a
                                                  bachelor's degree in Business
                                                  Administration from the University of
                                                  Michigan and an MBA from Pepperdine
                                                  University.


     None of the executive officers and directors of PeopleSoft or Acquisition currently is a director of, or holds any position with, J.D. Edwards & Company ("J.D. Edwards") or any of its subsidiaries. We believe that none of our directors, executive officers, affiliates or associates beneficially owns any equity securities, or rights to acquire any equity securities, of J.D. Edwards. We believe no such person has been involved in any transaction with J.D. Edwards or any of J.D. Edwards directors, executive officers, affiliates or associates which is required to be disclosed pursuant to the rules and regulations of the SEC.

                               [PEOPLESOFT LOGO]

                               OFFER TO EXCHANGE
                         CASH OR SHARES OF COMMON STOCK
                                       OF

                                   PEOPLESOFT
                             WITH A VALUE EQUAL TO
             $7.05 PLUS 0.43 OF A SHARE OF PEOPLESOFT COMMON STOCK,
                   AT YOUR ELECTION AND SUBJECT TO PRORATION

                                      FOR

                     EACH OUTSTANDING SHARE OF COMMON STOCK
                                       OF

                             J.D. EDWARDS & COMPANY

                        THE DEPOSITARY FOR THE OFFER IS:

                              THE BANK OF NEW YORK

    BY REGULAR MAIL:                 BY HAND:                 BY OVERNIGHT COURIER:
  The Bank of New York         The Bank of New York            The Bank of New York
  (PeopleSoft Tender)     Tender & Exchange Department-11  Tender & Exchange Department
    P.O. Box 859208           West 101 Barclay Street          (PeopleSoft Tender)
Braintree, MA 02185-9208     Receive & Deliver Window           161 Bay State Road
                                   -Street Level               Braintree, MA 02184
                                New York, NY 10286

          BY FACSIMILE TRANSMISSION (for Eligible Institutions Only):
                                 (781) 380-3388
                    To Confirm Facsimile Transmission Call:
                            (781) 843-1833, Ext 205

                    THE INFORMATION AGENT FOR THE OFFER IS:

                          (GEORGESON SHAREHOLDER LOGO)
                          17 STATE STREET, 10TH FLOOR
                               NEW YORK, NY 10004
                     BANKS AND BROKERS CALL: (212) 440-9800
            OUTSIDE OF NORTH AMERICA CALL TOLL-FREE: (866) 324-5899
                   ALL OTHERS CALL TOLL FREE: (800) 248-2681

                      THE DEALER MANAGER FOR THE OFFER IS:

                                   CITIGROUP

                         CITIGROUP GLOBAL MARKETS INC.
                              388 GREENWICH STREET
                               NEW YORK, NY 10013
                         CALL TOLL-FREE: (877) 820-8015

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant indemnity to, directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933 (the "Securities Act"). As permitted by the Delaware General Corporation Law, the Registrant has included in its Certificate of Incorporation a provision to indemnify its directors to the fullest extent permitted under the Delaware General Corporation Law (as the same exists or as may be amended), including to eliminate the personal liability of it's directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Registrant's Bylaws require the Registrant to (i) indemnify the officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and (ii) advance expenses to the officers and directors as incurred in connection with proceedings against them for which they may be indemnified. The Registrant has entered into indemnification agreements with its officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require the Registrant, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance expenses incurred as a result of any proceeding against them as to which they may be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. The Registrant believes that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

     The Registrant maintains directors' and officers' insurance. Commencing with the effectiveness of the merger with J.D. Edwards and subject to certain limitations, the Registrant will either cause J.D. Edwards & Company to, or will itself directly, indemnify the officers and directors of J.D. Edwards prior to the merger, in accordance with the J.D. Edwards Certificate of Incorporation, Bylaws and indemnification agreements in effect immediately before the merger, for losses relating to any action or inaction by such persons in performing their duties to J.D. Edwards prior to, or in connection with, the merger. In addition, the Registrant will cause certain directors' and officers' insurance covering the J.D. Edwards' directors and officers to be maintained for a period following the merger.

     The Registrant understands that the staff of the Securities and Exchange Commission is of the opinion that statutory, charter and contractual provisions as are described above have no effect on claims arising under the federal securities laws.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The following exhibits are filed herewith unless otherwise indicated:


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
     2.1  Amended and Restated Agreement and Plan of Merger and
          Reorganization dated as of June 16, 2003 by and among
          PeopleSoft, Inc., J.D. Edwards & Company and Jersey
          Acquisition Corporation (included as Appendix A to the
          prospectus included in this registration statement).
     3.1  Restated Certificate of Incorporation of PeopleSoft, Inc.
          filed with the Secretary of State of the State of Delaware on May 24, 1995 (incorporated by reference to Exhibit 4.1
          filed with PeopleSoft, Inc.'s Registration Statement on Form
          S-8 (No. 333-08575) filed with the Securities and Exchange
          Commission on July 22, 1996).
     3.2  Certificate of Amendment to Certificate of Incorporation of
          PeopleSoft, Inc., as filed with the Secretary of State of
          the State of Delaware on June 17, 1996 (incorporated by
          reference to Exhibit 4.2 filed with PeopleSoft, Inc.'s Form
          S-8 (No. 333-08575) filed with the Securities and Exchange
          Commission on July 22, 1996).
     3.3  Certificate of Amendment to Certificate of Incorporation of
          PeopleSoft, Inc., as filed with the Secretary of State of
          the State of Delaware on July 3, 1997 (incorporated by
          reference to Exhibit 3.3 filed with PeopleSoft, Inc.'s
          Annual Report on Form 10-K for the year ended December 31,
          1997).
     3.4  Certificate of Amendment to Certificate of Incorporation of
          PeopleSoft, Inc., as filed with the Secretary of State of
          the State of Delaware on June 29, 1998. (incorporated by
          reference to Exhibit 3.4 filed with PeopleSoft, Inc.'s
          Registration Statement on Form S-4 (No. 333-91111) filed
          with the Securities and Exchange Commission on November 17,
          1999).
     3.5  Certificate of Designation as filed with the Secretary of
          State of the State of Delaware on March 24, 1998
          (incorporated by reference to Exhibit 3.4 filed with
          PeopleSoft, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997).
     3.6  Amended and Restated Bylaws of PeopleSoft, Inc. dated
          February 26, 2002 (incorporated by reference to Exhibit 3.6 filed with PeopleSoft Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001).
     3.7  Specimen Certificate of PeopleSoft, Inc.'s Common Stock
          (incorporated by reference to Exhibit 1 filed with Amendment
          No. 1 to PeopleSoft, Inc.'s Registration Statement on Form
          8-A filed with the Securities and Exchange Commission on
          November 6, 1992).
     4.1  First Amended and Restated Preferred Shares Rights Agreement
          dated December 16, 1997 (incorporated by reference to
          Exhibit 1 filed with PeopleSoft, Inc.'s amendment to its
          Registration Statement on Form 8-A/A filed with the
          Securities and Exchange Commission on March 25, 1998).
     5.1  Opinion of Gibson, Dunn & Crutcher LLP as to legality of the securities being registered.
     8.1  Opinion of Gibson, Dunn & Crutcher LLP as to tax matters.
     8.2  Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation, as to tax matters.
    23.1  Consent of KPMG LLP.
    23.2  Notice regarding Consent of Arthur Andersen LLP, Independent
          Public Accountants.
    23.3  Consent of PricewaterhouseCoopers LLP.
    23.4  Consent of Gibson, Dunn & Crutcher LLP (included in Exhibits
          5.1 and 8.1).
    23.5  Consent of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation (included in Exhibit 8.2).
    24.1* Power of Attorney (included on the signature pages to this registration statement).
    99.1  Form of Irrevocable Proxy and Voting Agreement by and
          between PeopleSoft, Inc. and Jersey Acquisition Corporation, on the one hand, and J.D. Edwards & Company (with respect to certain provisions only), and certain stockholders of J.D.
          Edwards & Company, on the other hand (included as Exhibit C to the merger agreement attached as Appendix A to the
          prospectus included in this registration statement).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
    99.2  Form of Irrevocable Proxy and Voting Agreement by and
          between J.D. Edwards & Company, on the one hand, and
          PeopleSoft, Inc. (with respect to certain provisions only), and certain stockholders of PeopleSoft, Inc., on the other hand (included as Exhibit D to the merger agreement attached as Appendix A to the prospectus included in this
          registration statement).
    99.3  Opinion of Citigroup Global Markets (included as Appendix C to the prospectus included in this registration statement).
    99.4  Opinion of Morgan Stanley & Co. Incorporated (included as
          Appendix D to the prospectus included in this registration statement).
    99.5* Consent of Citigroup Global Markets.
    99.6  Consent of Morgan Stanley & Co. Incorporated (included in
          Exhibit 99.4).
    99.7* Letter of Transmittal
    99.8* Notice of Guaranteed Delivery
    99.9* Letter from the Information Agent to Brokers, Dealers,
          Commercial Banks, Trust Companies and Other Nominees
    99.10* Letter to Clients for Use by Brokers, Dealers, Commercial
          Banks, Trust Companies and Other Nominees
    99.11* Guidelines for Certification of Taxpayer Identification
          Number on Substitute Form W-9


---------------


* Previously filed on June 19, 2003 in connection with this Registration Statement.


ITEM 22.  UNDERTAKINGS


     (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     (b) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of this form.

        (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.


     (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Pleasanton, State of California, on July 1, 2003.


                                          PEOPLESOFT, INC.


                                          By:      /s/ ANNE S. JORDAN

                                            ------------------------------------

                                                       Anne S. Jordan


                                                   Senior Vice President,


                                               General Counsel and Secretary



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on July 1, 2003.



                  SIGNATURE                                         TITLE
                  ---------                                         -----



                      *                              Chairman of the Board of Directors
---------------------------------------------
              David A. Duffield




                      *                            President, Chief Executive Officer and
---------------------------------------------      Director (Principal Executive Officer)
               Craig A. Conway




                      *                             Executive Vice President, Finance and
---------------------------------------------      Administration, Chief Financial Officer
               Kevin T. Parker                   (Principal Financial Officer and Principal
                                                             Accounting Officer)




                      *                                           Director
---------------------------------------------
              A. George Battle




                      *                                           Director
---------------------------------------------
                Aneel Bhusri




                      *                                           Director
---------------------------------------------
           Frank J. Fanzilli, Jr.




                      *                                           Director
---------------------------------------------
              Steven D. Goldby




                      *                                           Director
---------------------------------------------
              Cyril J. Yansouni




           *By: /s/ ANNE S. JORDAN
---------------------------------------------
             As Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
     2.1  Amended and Restated Agreement and Plan of Merger and
          Reorganization dated as of June 16, 2003 by and among
          PeopleSoft, Inc., J.D. Edwards & Company and Jersey
          Acquisition Corporation (included as Appendix A to the
          prospectus included in this registration statement).
     3.1  Restated Certificate of Incorporation of PeopleSoft, Inc.
          filed with the Secretary of State of the State of Delaware on May 24, 1995 (incorporated by reference to Exhibit 4.1
          filed with PeopleSoft, Inc.'s Registration Statement on Form
          S-8 (No. 333-08575) filed with the Securities and Exchange
          Commission on July 22, 1996).
     3.2  Certificate of Amendment to Certificate of Incorporation of
          PeopleSoft, Inc., as filed with the Secretary of State of
          the State of Delaware on June 17, 1996 (incorporated by
          reference to Exhibit 4.2 filed with PeopleSoft, Inc.'s Form
          S-8 (No. 333-08575) filed with the Securities and Exchange
          Commission on July 22, 1996).
     3.3  Certificate of Amendment to Certificate of Incorporation of
          PeopleSoft, Inc., as filed with the Secretary of State of
          the State of Delaware on July 3, 1997 (incorporated by
          reference to Exhibit 3.3 filed with PeopleSoft, Inc.'s
          Annual Report on Form 10-K for the year ended December 31,
          1997).
     3.4  Certificate of Amendment to Certificate of Incorporation of
          PeopleSoft, Inc., as filed with the Secretary of State of
          the State of Delaware on June 29, 1998. (incorporated by
          reference to Exhibit 3.4 filed with PeopleSoft, Inc.'s
          Registration Statement on Form S-4 (No. 333-91111) filed
          with the Securities and Exchange Commission on November 17,
          1999).
     3.5  Certificate of Designation as filed with the Secretary of
          State of the State of Delaware on March 24, 1998
          (incorporated by reference to Exhibit 3.4 filed with
          PeopleSoft, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997).
     3.6  Amended and Restated Bylaws of PeopleSoft, Inc. dated
          February 26, 2002 (incorporated by reference to Exhibit 3.6 filed with PeopleSoft Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001).
     3.7  Specimen Certificate of PeopleSoft, Inc.'s Common Stock
          (incorporated by reference to Exhibit 1 filed with Amendment
          No. 1 to PeopleSoft, Inc.'s Registration Statement on Form
          8-A filed with the Securities and Exchange Commission on
          November 6, 1992).
     4.1  First Amended and Restated Preferred Shares Rights Agreement
          dated December 16, 1997 (incorporated by reference to
          Exhibit 1 filed with PeopleSoft, Inc.'s amendment to its
          Registration Statement on Form 8-A/A filed with the
          Securities and Exchange Commission on March 25, 1998).
     5.1  Opinion of Gibson, Dunn & Crutcher LLP as to legality of the securities being registered.
     8.1  Opinion of Gibson, Dunn & Crutcher LLP as to tax matters.
     8.2  Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation, as to tax matters.
    23.1  Consent of KPMG LLP.
    23.2  Notice regarding Consent of Arthur Andersen LLP, Independent
          Public Accountants.
    23.3  Consent of PricewaterhouseCoopers LLP.
    23.4  Consent of Gibson, Dunn & Crutcher LLP (included in Exhibits
          5.1 and 8.1).
    23.5  Consent of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation (included in Exhibit 8.2).
    24.1* Power of Attorney (included on the signature pages to this registration statement).
    99.1  Form of Irrevocable Proxy and Voting Agreement by and
          between PeopleSoft, Inc. and Jersey Acquisition Corporation, on the one hand, and J.D. Edwards & Company (with respect to certain provisions only), and certain stockholders of J.D.
          Edwards & Company, on the other hand (included as Exhibit C to the merger agreement attached as Appendix A to the
          prospectus included in this registration statement).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
    99.2  Form of Irrevocable Proxy and Voting Agreement by and
          between J.D. Edwards & Company, on the one hand, and
          PeopleSoft, Inc. (with respect to certain provisions only), and certain stockholders of PeopleSoft, Inc., on the other hand (included as Exhibit D to the merger agreement attached as Appendix A to the prospectus included in this
          registration statement).
    99.3  Opinion of Citigroup Global Markets (included as Appendix C to the prospectus included in this registration statement).
    99.4  Opinion of Morgan Stanley & Co. Incorporated (included as
          Appendix D to the prospectus included in this registration statement).
    99.5* Consent of Citigroup Global Markets.
    99.6  Consent of Morgan Stanley & Co. Incorporated (included in
          Exhibit 99.4).
    99.7* Letter of Transmittal
    99.8* Notice of Guaranteed Delivery
    99.9* Letter from the Information Agent to Brokers, Dealers,
          Commercial Banks, Trust Companies and Other Nominees
    99.10* Letter to Clients for Use by Brokers, Dealers, Commercial
          Banks, Trust Companies and Other Nominees
    99.11* Guidelines for Certification of Taxpayer Identification
          Number on Substitute Form W-9


---------------


* Previously filed on June 19, 2003 in connection with this Registration Statement.